UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

APOLLO EDUCATION GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Class A common stock, without par value Class B common stock, without par value
	(2)	Aggregate number of securities to which transaction applies:

As of March 2, 2016, (A) 108,167,602 shares of Class A common stock; (B) 475,149 shares of Class B common stock; (C) 0 shares of Class A common stock issuable upon the exercise of stock options with an exercise price less than the per share merger consideration of $9.50; (D) 5,216,922 shares of Class A common stock underlying restricted stock units (including shares of Class A common stock underlying restricted stock units subject to deferral); and (E) 152,656 shares of Class A common stock underlying performance stock units.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (A) 108,167,602 shares of Class A common stock, multiplied by $9.50; (B) 475,149 shares of Class B common stock, multiplied by $9.50; (C) 0 shares of Class A common stock issuable upon the exercise of stock options with an exercise price less than $9.50, multiplied by $9.50; (D) 5,216,922 shares of Class A common stock underlying restricted stock units (including shares of Class A common stock underlying restricted stock units subject to deferral), multiplied by $9.50; and (E) 152,656 shares of Class A common stock underlying performance stock units, multiplied by $9.50.

	(4)	Proposed maximum aggregate value of transaction:
$1,083,117,125.50
	(5)	Total fee paid:

$109,069.89, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.00010070 by the proposed maximum aggregate value of the transaction of $1,083,117,125.50.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Apollo Education Group, Inc.

4025 S. Riverpoint Parkway

Phoenix, Arizona 85040

[●], 2016

Dear Shareholder,

We cordially invite you to attend a special meeting of the holders of our Class A common stock, without par value, which we refer to as Class A common stock, and the holders of our Class B common stock, without par value, which we refer to as Class B common stock, of Apollo Education Group, Inc., an Arizona corporation, which we refer to as the Company, we, us or our, to be held on [●], 2016 at [●], local Phoenix time, at [●].

On February 7, 2016, the Company entered into a merger agreement providing for the acquisition of the Company by AP VIII Queso Holdings, L.P., a Delaware limited partnership, which we refer to as Parent, an entity formed by affiliates of Apollo Management VIII, L.P., and Socrates Merger Sub, Inc., an Arizona corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. Apollo Management VIII, L.P. is not, and has not been, affiliated with Apollo Education Group, Inc. At the special meeting you will be asked, among other things, to consider and vote upon a proposal to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $9.50 in cash, without interest, less any applicable withholding taxes, for each share of our Class A common stock and each share of our Class B common stock owned by you, which represents a premium of approximately 37% to the closing price of our Class A common stock as of February 5, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 44% to the closing price of our Class A common stock on January 8, 2016, immediately prior to the announcement that the Company’s board of directors, which we refer to as the board of directors, was pursuing strategic alternatives.

The board of directors has determined that the merger agreement, the transactions contemplated by the merger agreement (including the merger) and the voting and support agreements described below are fair to, and in the best interests of, the Company and its shareholders, has approved and declared advisable the merger agreement, the transactions contemplated by the merger agreement (including the merger) and the voting and support agreements, and has submitted the merger agreement to the shareholders for their consideration and recommended that the shareholders approve the merger agreement and the other proposal being submitted for shareholder approval as described below and in the accompanying proxy statement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and the affirmative vote of holders of a majority of the outstanding shares of Class B common stock entitled to vote thereon. Although our Class A common stock is non-voting stock generally, the holders of Class A common stock are entitled to a special vote as a class on the merger agreement under applicable Arizona corporate law. Each holder of Class B common stock and certain holders of Class A common stock described under “The Voting and Support Agreements” beginning on page [●] have entered into voting and support agreements with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by both the affirmative vote of holders of a majority of the outstanding shares of the Company’s Class A common stock and the affirmative vote of holders of a majority of the outstanding shares of the Company’s Class B common stock. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to return your proxy or vote at the special meeting in person will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our Class A common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our Class A common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our Class A common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Class A common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the voting and support agreements and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement, and copies of the voting and support agreements are attached as Annex B to the proxy statement, and are incorporated by reference therein. We encourage you to read the entire proxy statement and its annexes, including the merger agreement and the voting and support agreements, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our Class A common stock or Class B common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Banks and brokers should call at (212) 750-5833.

The board of directors has approved and declared advisable the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement.

Thank you in advance for your cooperation and continued support.

Sincerely,

Gregory W. Cappelli
Chief Executive Officer

The proxy statement is dated [●], 2016, and is first being mailed to our shareholders on or about [●], 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Apollo Education Group, Inc.

4025 S. Riverpoint Parkway

Phoenix, Arizona 85040

NOTICE OF SPECIAL MEETING OF CLASS A AND CLASS B SHAREHOLDERS

To Be Held on [●], 2016

To the Shareholders of Apollo Education Group, Inc.:

Notice is hereby given that a special meeting of the holders of our Class A common stock, without par value, which we refer to as Class A common stock, and the holders of our Class B common stock, without par value, which we refer to as Class B common stock, of Apollo Education Group, Inc., an Arizona corporation, which we refer to as the Company, will be held at [●], local Phoenix time, on [●], 2016, at [●], for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 7, 2016 as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, AP VIII Queso Holdings, L.P., a Delaware limited partnership, which we refer to as Parent, and Socrates Merger Sub, Inc., an Arizona corporation and wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

3.	In the case of holders of our Class B common stock only, to consider and vote on any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The merger agreement and the voting and support agreements executed concurrently with the merger agreement, and the merger, along with the other transactions that would be effected in connection with the merger, are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

Adoption of the merger agreement requires both the affirmative vote of holders of a majority of the outstanding shares of Class A common stock in favor of the adoption of the merger agreement and the affirmative vote of holders of a majority of the outstanding shares of Class B common stock in favor of adoption of the merger agreement. The approval of the holders of both our Class A common stock and Class B common stock, which we refer to collectively as common stock, is required for the adoption of the merger agreement. Although our Class A common stock is non-voting stock generally, the holders of Class A common stock are entitled to a special vote as a class on the merger agreement under applicable Arizona corporate law. Each holder of Class B common stock and certain holders of Class A common stock described under “The Voting and Support Agreements” beginning on page [●] have entered into voting and support agreements with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

The Company’s board of directors, which we refer to as the board of directors, has determined that the merger agreement and the voting and support agreements, and the transactions contemplated by the merger agreement and the voting and support agreements, including the merger, are fair to, and in the best interests of, the Company and its shareholders and approved and declared advisable the merger agreement, the voting and support agreements, and the transactions contemplated by the merger agreement and the voting and support agreements, including the merger. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed unless the merger agreement is adopted by both the affirmative vote of holders of a majority of the outstanding shares of the Company’s Class A common stock and the affirmative vote of holders of a majority of the outstanding shares of the Company’s Class B common stock. The approval of the holders of both our Class A common stock and Class B common stock is required for the adoption of the merger agreement. Although our Class A common stock is non-voting stock generally, the holders of Class A common stock are entitled to a special vote as a class on the merger agreement under applicable Arizona corporate law. Each holder of Class B common stock and certain holders of Class A common stock described under “The Voting and Support Agreements” beginning on page [●] have entered into voting and support agreements with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Class A common stock and Class B common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of our Class A common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

The board of directors has fixed the close of business on [●], 2016 as the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one (1) vote for each share of our Class A common stock and one (1) vote for each share of our Class B common stock that you owned on the record date. A complete list of our shareholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices beginning two (2) days after notice is given until the date of the special meeting and continuing through the special meeting for any purpose germane to the special meeting. The list will also be available at the special meeting for inspection by any shareholder present at the special meeting.

Only shareholders of record, their duly authorized proxy holders, beneficial shareholders with proof of ownership and our guests may attend the special meeting. If you are a shareholder of record, please bring valid photo identification to the special meeting. If your shares of our Class A common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting valid photo identification and proof of your beneficial ownership of our Class A common stock. Acceptable proof could include an account statement showing that you owned shares of our Class A common stock on the record date, [●], 2016. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. SIMILARLY, IF YOU HOLD YOUR SHARES OF OUR CLASS A COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU SHOULD FOLLOW THE PROCEDURES PROVIDED BY YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE IN ORDER TO VOTE.

By Order of the Board of Directors,

Sean B.W. Martin
Senior Vice President, General Counsel and Secretary

Phoenix, Arizona

Dated: [●], 2016

-i-

Annex A	Agreement and Plan of Merger

Annex B

Voting and Support Agreements

B-1: Voting and Support Agreement, dated as of February 7, 2016, by and among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the John Sperling Revocable Trust.

B-2: Voting and Support Agreement, dated as of February 7, 2016, by and among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Peter V. Sperling.

B-3: Voting and Support Agreement, dated as of February 7, 2016, by and among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Gregory W. Cappelli.

B-4: Voting and Support Agreement, dated as of February 7, 2016, by and among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the John Sperling 1994 Irrevocable Trust.

B-5: Voting and Support Agreement, dated as of February 7, 2016, by and among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Aurora Foundation.

B-6: Voting and Support Agreement, dated as of February 7, 2016, by and among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and San Roque School Charitable Trust.

-ii-

B-7: Voting and Support Agreement, dated as of February 7, 2016, by and among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the Peter Sperling Voting Stock Trust.

B-8: Voting and Support Agreement, dated as of February 7, 2016, by and among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Apollo Class B Voting Stock Trust No. 1.

Annex C	Amendment to Shareholder Agreement

Annex D	Opinion of Barclays Capital Inc.

Annex E	Opinion of Evercore Group L.L.C.

-iii-

This proxy statement and a proxy card are first being mailed on or about [●], 2016 to shareholders who owned shares of the Company’s common stock as of the close of business on [●], 2016.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties to the Merger (Page [●])

Apollo Education Group, Inc., or “the Company”, “we”, “us” or “our”, is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, the Company offers undergraduate, graduate, professional development and other non-degree educational programs and services, online and on-campus, principally to working learners. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world. For more information about the Company and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission. See also “Where You Can Find More Information” beginning on page [●]. The Company’s Class A common stock is listed on the NASDAQ under the symbol “APOL”.

AP VIII Queso Holdings, L.P. is a Delaware limited partnership that is a subsidiary of funds affiliated with Apollo Management VIII, L.P. and Apollo Global Management, LLC. In addition to certain funds affiliated with Apollo Management VIII, L.P., which we refer to collectively as the AGM investors, Vistria Fund, LP, an affiliate of The Vistria Group, LP, has committed to purchase, or to cause one or more of its affiliates to purchase, a percentage of the equity interests of Parent prior to the effective time of the merger. AP VIII Queso Holdings, L.P. may assign all or part of its rights and obligations under the merger agreement to one or more affiliates, subject to the terms and conditions therein. We refer to AP VIII Queso Holdings, L.P. or its permitted assignee as “Parent” in this proxy statement. Prior to the closing of the merger, Najafi Companies, LLC and certain other financial investors with relationships with Apollo Management VIII, L.P. or The Vistria Group, LP may also commit to purchasing a certain percentage of the equity interests of Parent.

Socrates Merger Sub, Inc., or “Merger Sub”, is an Arizona corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The Vistria Group is a Chicago, Illinois-based private investment firm focused on investing in middle market companies in the healthcare, education, and financial services sectors. Vistria’s team is comprised of experienced operating partners and private equity executives, committed to building innovative market leading companies.

Najafi Companies is an international private investment firm based in Phoenix, Arizona, targeting education, media, consumer products, internet services, and direct marketing sectors. The firm makes highly selective investments in companies with strong management teams across a variety of industries, often in areas undergoing rapid transformation.

The Special Meeting (Page [●])

Date, Time and Place of the Special Meeting (Page [●])

The special meeting will be held on [●], 2016, at [●], local Phoenix time, at [●].

At the special meeting, holders of our Class A common stock, without par value, which we refer to as Class A common stock, and holders of our Class B common stock, without par value, which we refer to as Class B common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger. If there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, the special meeting may be adjourned for the purpose of soliciting additional proxies if the votes cast by the holders of the shares of our Class B common stock in person or by proxy at the special meeting in favor of a proposal to adjourn exceed the votes cast by such holders opposing such proposal. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page [●])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our Class A common stock or Class B common stock, which we refer to collectively as our common stock or our shares, at the close of business on [●], 2016, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will be entitled to one (1) vote for each share of our Class A common stock and one (1) vote for each share of our Class B common stock that you owned on the record date. As of the close of business on the record date, there were [●] shares of our Class A common stock outstanding and entitled to vote at the special meeting, held by [●] holders of record, as well as 475,149 shares of our Class B common stock outstanding and entitled to vote at the special meeting, held by three holders of record.

For purposes of the proposal to adopt the merger agreement, a majority of the votes entitled to be cast by the holders of our Class A common stock outstanding at the close of business on the record date, present in person or represented by proxy, at the special meeting constitutes a quorum of the Class A shareholders, and a majority of the shares of our Class B common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum of the Class B shareholders. For purposes of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, a majority of the votes entitled to be cast by the holders of our Class A common stock and Class B common stock, collectively, outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum. For purposes of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, a majority of the votes entitled to be cast by the holders of our Class B common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page [●])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our Class A common stock and the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our Class B common stock entitled to vote thereon. Although our Class A common stock is non-voting stock generally, the holders of Class A common stock are entitled to a special vote as a class on the merger agreement under applicable Arizona corporate law. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, as described in the section titled “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page [●], will be approved if the votes cast by the holders of our Class A common stock and Class B common stock, collectively, in person or by proxy, at the special meeting in favor of such proposal exceed the votes cast by such holders opposing such proposal. Although our Class A common stock is non-voting stock generally, the Company is providing shareholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. Abstentions and broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of the proposal to approve the merger-related compensation.

Any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will be approved if the votes cast by the holders of our Class B common stock in person or by proxy at the special meeting in favor of such proposal exceed the votes cast by such holders opposing such proposal. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

As of [●], 2016, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate: (i) [●] shares of our Class A common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, stock appreciation rights, restricted shares or phantom awards), representing approximately [●] percent of the outstanding shares of our Class A common stock and (ii) [●] shares of our Class B common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, stock appreciation rights, restricted shares or phantom awards), representing approximately [●] percent of the outstanding shares of our Class B common stock. Certain directors and officers, as described under “The Voting and Support Agreements” beginning on page [●], have entered into voting and support agreements with the Company, Parent and Merger Sub, requiring such director or officer to vote all of his shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

As of March 2, 2016 the Apollo Class B Voting Stock Trust No. 1, Peter V. Sperling, the Peter Sperling Voting Stock Trust, the Aurora Foundation, the San Roque School Charitable Trust, the John Sperling Revocable Trust, the John Sperling 1994 Irrevocable Trust and Gregory W. Cappelli collectively beneficially owned and were entitled to vote 8,338,144 shares of our Class A common stock, representing approximately 7.7% of the outstanding shares of our Class A common stock, and 475,149 shares of our Class B common stock, representing 100% of the outstanding shares of our Class B common stock. Consistent with the terms of the voting and support agreements executed by such shareholders with Parent, Merger Sub and the Company, such shareholders intend to vote all of the shares of common stock held by them “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and, with respect to such shareholders who hold shares of our Class B common stock, “FOR” approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page [●])

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our Class A common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our Class A common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our Class A common stock will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related compensation.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: 4025 South Riverpoint Parkway, Phoenix, Arizona 85040, MS CF-KX01, Attention: Corporate Secretary.

The Merger (Page [●])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to do business following the consummation of the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned direct or indirect subsidiary of Parent. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [●])

In the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties, which we refer to as an excluded share and collectively, as excluded shares), will automatically be converted into the right to receive an amount in cash equal to $9.50, without interest and less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Company’s Board of Directors (Page [●])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [●], the Company’s board of directors, which we refer to as the board of directors, determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to, and in the best interests of, the Company and its shareholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger), and resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders, and recommended that the shareholders of the Company vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [●].

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Opinion of Barclays Capital Inc. (Page [●])

On February 6, 2016, in connection with the merger, Barclays Capital Inc., which we refer to as Barclays, rendered its oral opinion (which was subsequently confirmed in writing) to the board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, is fair to such holders.

The full text of Barclays’ written opinion, dated as of February 7, 2016, is attached as Annex D to this Proxy Statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. Barclays’ opinion addresses only the fairness, from a financial point of view, as of the date of such opinion, to the holders of common stock (other than excluded shares) of the consideration to be offered to such holders in the merger, taken in the aggregate. Barclays did not express any view on, and Barclays’ opinion does not address, the allocation of the aggregate consideration payable pursuant to the merger agreement among the holders of Class A common stock and the holders of Class B common stock. You are encouraged to read the opinion carefully in its entirety. The summary of Barclays’ written opinion set forth in this proxy statement under “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Barclays Capital Inc.” beginning on page [●] is qualified in its entirety by reference to the full text of Barclays’ opinion. Barclays’ opinion was provided to the board of directors in connection with its evaluation of the consideration provided for in the merger from a financial point of view. Barclays’ opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the merger or any other matter.

Opinion of Evercore Group L.L.C. (Page [●])

In connection with the merger, the Company retained Evercore Group L.L.C., which we refer to as Evercore, to act as a financial advisor to the board of directors. On February 6, 2016, at a meeting of the board of directors, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, as of February 6, 2016, the aggregate per share merger consideration to be received by each holder of the Company’s common stock was fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated February 7, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex E to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the board of directors and addresses only the fairness, from a financial point of view, of the aggregate per share merger consideration to be received by holders of common stock (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties) in the merger. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the board of directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of the Company’s common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the proposed merger.

Financing of the Merger (Page [●])

The obligations of Parent and Merger Sub to complete the merger are not contingent upon the receipt by them of any debt financing. The funds needed by Parent and Merger Sub in connection with the merger and the other transactions contemplated by the merger agreement will be obtained through committed equity financing to be provided to Parent by Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P., affiliates of Apollo Management VIII, L.P., which we refer to collectively as the AGM investors, and Vistria Fund, LP, an affiliate of The Vistria Group, LP. Additional equity financing may be provided to Parent or Merger Sub by affiliates of Najafi Companies, LLC and other financing investors with relationships with Apollo Management VIII, L.P. or The Vistria Group, LP, but such additional equity financing would not relieve the AGM investors or Vistria Fund, LP of its obligations under the equity commitment letters delivered by such parties to Parent.

For further information with respect to the financing of the merger and the committed equity financing to be provided by the AGM investors and Vistria Fund, LP, see the section titled “The Merger—Financing of the Merger” beginning on page [●].

Interests of Certain Persons in the Merger (Page [●])

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. These interests include, but are not limited to, the following:

•	accelerated vesting and cash-out of Company equity awards (including Company stock options, Company restricted stock units, Company performance stock units and Company deferred stock units) based upon the per share merger consideration;

•	receipt of severance payments and benefits under the employment agreement for the chief executive officer of the Company or, for other executive officers, the Company’s Senior Executive Severance Pay Plan, in each case, upon qualifying terminations of employment after the effective time of the merger;

•	accelerated vesting and payment of cash-based, long-term incentive awards held by certain of our executive officers at the effective time of the merger;

•	accelerated vesting of and lapse of repayment obligation conditions on cash-based retention awards held by certain of our executive officers upon a qualifying termination of employment;

•	payment of amounts previously deferred by certain executive officers under the Company’s Executive Deferred Compensation Program upon the effective time of the merger;

•	the entitlement to indemnification benefits in favor of directors and officers of the Company;

•	the entitlement to indemnification benefits in favor of certain shareholders of the Company, pursuant to the voting and support agreements, including Mr. Sperling, Ms. Shupp and Ms. Bishop;

•	the entitlement to payment of certain legal expenses in favor of the Apollo Class B Voting Stock Trust No. 1 and its trustees;

•	the requirement that the Company keep in place a directors and officers insurance policy for at least six (6) years after the effective time of the merger; and

•	the requirement, pursuant to the voting and support agreement with the Apollo Class B Voting Stock Trust No. 1, that the Company keep in place certain management liability insurance for at least six (6) years after the effective time of the merger for the benefit of the Apollo Class B Voting Stock Trust No. 1 and its trustees.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the section titled “The Merger—Interests of Certain Persons in the Merger” beginning on page [●] and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page [●].

Material U.S. Federal Income Tax Consequences of the Merger (Page [●])

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page [●]) for U.S. Federal income tax purposes. Shareholders who are U.S. holders and who exchange their shares of our common stock in the merger for cash will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and their adjusted tax basis in their shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more detailed discussion of the U.S. Federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page [●])

The Company, Parent and Merger Sub have made certain filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate government and educational authorities in connection with the merger. Regulatory approvals from a number of accrediting agencies and state educational agencies that currently approve or accredit the schools owned by the Company and their educational programs are required to complete the merger, including approval from the Higher Learning Commission, which is the institutional accreditor for the University of Phoenix, Western International University, and the College for Financial Planning. The U.S. Department of Education must also issue an acceptable pre-acquisition review response without burdensome conditions, as defined in the merger agreement. Additionally, completion of the merger requires certain pre-closing educational consents from the applicable agencies in the United Kingdom, Australia and Germany. The Company has begun the process of notifying agencies and obtaining approvals and is continuing to take actions to obtain the required regulatory approvals prior to closing or, as appropriate, to confirm that approvals will not be required prior to closing.

Litigation Relating to the Merger (Page [●])

In connection with the proposed merger, three class action lawsuits have been filed in the Superior Court of Maricopa County, Arizona against the Company, its directors, Parent and Merger Sub. The first such complaint was filed on February 25, 2016 (Casey v. Apollo Education Group, Inc., et al., Case No. CV2016-051605), the second such complaint was filed on February 26, 2016 (Miglio v. Apollo Education Group, Inc., et al., Case No. CV2016-003718) and the third such complaint was filed on February 29, 2016 (Blanchfield v. Apollo Education Group, Inc., et al., Case No. CV2016-001738). The complaints generally allege that the Company’s directors have violated their fiduciary duties by, among other things, failing to properly value the Company and failing to maximize the value of the Company to its public shareholders as well as by including purportedly preclusive deal protections in the merger agreement, and that the Company, Parent and Merger Sub aided and abetted such alleged breaches of fiduciary duties. The plaintiffs seek various remedies, including a declaration that the action is properly maintainable as a class action, an injunction against the consummation of the merger, an accounting of the damages sustained by the plaintiffs and the class, costs and fees of the action, including attorneys’ fees and expenses, and any other equitable relief the court may deem just and proper. The action titled Blanchfield v. Apollo Education Group, Inc., et al. was voluntarily dismissed without prejudice on March 4, 2016.

In addition, a demand letter was received from a shareholder on March 1, 2016, which generally includes the same allegations and which demands that the Company’s directors remedy the alleged breaches of their fiduciary duties and, if not, states that the shareholder intends to file an action seeking relief.

All defendants deny any wrongdoing in connection with the proposed merger and plan to vigorously defend against all pending and any forthcoming claims.

The Merger Agreement (Page [●])

Treatment of Common Stock and Common-Equity Awards (Page [●])

•	Common Stock. At the effective time of the merger, each share of our Class A common stock and Class B common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive an amount in cash equal to $9.50, which we refer to as the per share merger consideration, without interest and less any applicable withholding taxes. At the effective time of the merger, these shares will be canceled and will cease to exist, each excluded share will also be canceled and will cease to exist, and no consideration will be payable for such excluded shares.

•	Stock Options. At the effective time of the merger, each outstanding option to purchase shares of our common stock (which we refer to as the Company stock options) under the Company 2000 Stock Incentive Plan as Amended and Restated (which we refer to as the Company stock plan), will, automatically and without any action on the part of the holder thereof, be canceled and will only entitle the holder of such Company stock option to receive (without interest), an amount in cash equal to the product of the total number of shares subject to such Company stock option, multiplied by the excess, if any, of the per share merger consideration over the exercise price of such Company stock option, less any tax withholdings. For the avoidance of doubt, any Company stock option which has an exercise price per share that is greater than or equal to the per share merger consideration will be canceled at the effective time of the merger for no consideration or payment.

•	Restricted Stock Units. At the effective time of the merger, any vesting conditions applicable to each outstanding Company restricted stock unit under the Company stock plan (which we refer to as the Company restricted stock units), will, automatically and without any required action on the part of the holder thereof, accelerate in full, and each Company restricted stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company restricted stock unit to receive (without interest), an amount in cash equal to the number of shares subject to such Company restricted stock unit multiplied by the per share merger consideration, less any tax withholdings.

•

Performance Stock Units. At the effective time of the merger, any vesting conditions applicable to each outstanding Company performance stock unit under the Company stock plan (which we refer to as the Company performance stock units), will, automatically and without any required action on the part of the holder thereof, accelerate only with respect to the number of shares determined in accordance with the terms and conditions set forth in the award agreement evidencing each such Company performance stock unit, and each Company performance stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company performance stock unit to receive (without interest), an amount in cash equal to the number of vested shares subject to such Company performance stock unit immediately following the accelerated vesting described above multiplied by the per share merger consideration, less any tax withholdings.

•	Deferred Stock Units. At the effective time of the merger, any vesting conditions applicable to each outstanding Company restricted stock unit subject to a deferral election (which we refer to as the Company deferred stock units) under the Company stock plan or the Company’s Deferral Election Program for Non-Employee Board Members will, automatically and without any required action on the part of the holder thereof, accelerate in full, and each Company deferred stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company deferred stock unit to receive (without interest), an amount in cash equal to the number of shares subject to such Company deferred stock unit multiplied by the per share merger consideration, less any tax withholdings.

Solicitation of Acquisition Proposals; Board Recommendation Changes (Page [●])

The merger agreement provides that from the date of the merger agreement until the effective time of the merger or the termination of the merger agreement in accordance with its terms, we are not permitted to, directly or indirectly, or announce any public intention to, initiate, solicit or knowingly encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal from any person, or engage in discussions or negotiations regarding any acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the merger agreement is adopted by our shareholders, respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. At any time before the merger agreement is adopted by our shareholders, we may terminate the merger agreement if the board of directors determines in good faith and after consultation with the Company’s financial advisors and outside legal counsel that an acquisition proposal is a superior proposal and that such action would be inconsistent with the directors’ fiduciary duties under applicable law, in order to enter into an acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including negotiating revisions to the terms of the merger agreement with Parent (to the extent Parent desires to negotiate) for a period of five (5) business days (or a shorter period under certain circumstances) prior to such action and paying a termination fee to Parent. See “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [●] and “The Merger Agreement—Termination Fees” beginning on page [●].

Conditions to the Merger (Page [●])

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our shareholders, receipt of certain antitrust regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement and the absence of a material adverse effect on the Company and its subsidiaries. The obligations of Parent and Merger Sub to consummate the merger are also subject to certain regulatory conditions, including with respect to the receipt of certain governmental and educational authority consents, and certain conditions regarding the finances and operations of the Company or the University of Phoenix prior to closing. See “The Merger Agreement—Conditions to the Merger” beginning on page [●].

Termination (Page [●])

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, notwithstanding any adoption of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by 5:00 pm Eastern time on February 1, 2017, which we refer to as the termination date, whether such date is before or after the date of adoption of the merger agreement by our shareholders; provided that this termination right will not be available to either the Company or Parent if it has breached in any material respect its obligations under the merger agreement and such breach is the principal reason for the failure of a condition to the consummation of the merger;

•	we receive a written response from the U.S. Department of Education to the pre-acquisition review applications that requires us to post or maintain a letter of credit in excess of 10% of the Title IV Program funds received by the University of Phoenix in its prior fiscal year or includes any material limitation that would reasonably be expected to impair the ability of the surviving corporation to operate the University of Phoenix in substantially the manner in which it is currently operated; provided that Parent will not be entitled to exercise this termination right if the U.S. Department of Education has identified (1) any deficiencies with respect to the audited financial statements of Parent to be provided with the pre-acquisition review applications filed with the U.S. Department of Education or (2) any deficiency attributable to Parent or any of its affiliates as the sole basis for such letter of credit requirement or material limitation;

•	our shareholders meeting has been held and completed and our shareholders have not approved the merger agreement at such meeting or postponement of such meeting, which we refer to as a shareholder vote termination event; or

•	an order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable (whether before or after the approval of the merger agreement by our shareholders);

•	by Parent, if:

•	the board of directors (i) withholds, withdraws, changes, qualifies, amends or modifies (or publicly proposes to do any of the foregoing) in a manner that is adverse to Parent or Merger Sub, or otherwise makes a public statement or proposal that is inconsistent with its recommendation that the Company’s shareholders approve the merger agreement; (ii) fails to include such recommendation in this proxy statement; (iii) approves, recommends or otherwise declares advisable (or proposes to do any of the foregoing, publicly or otherwise) an acquisition proposal other than the merger; (iv) fails to issue a press release reaffirming its recommendation that the Company’s shareholders approve the merger agreement within five (5) business days following a written request by Parent after the date on which an acquisition proposal or any material modification to an acquisition proposal is first published or sent, given or communicated to the shareholders of the Company; or (v) fails to recommend against any acquisition proposal that is a tender offer within ten (10) business days after the commencement of such tender offer, which we refer to as a change of recommendation termination event;

•	there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any such representation or warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to us; and (ii) the termination date, which we refer to as a Company breach termination event; or

•	subsequent to the date of the merger agreement, any U.S. Federal educational agency or governmental entity has notified us or the University of Phoenix in writing that it will take action with respect to certain ongoing investigations, if the finding of a violation would be reasonably likely to result in liability on us or the University of Phoenix of more than $500,000,000, which we refer to as a regulatory liability termination event.

•	by the Company, if:

•	at any time prior to the adoption of the merger agreement by our shareholders, (i) the board of directors or any committee thereof authorizes the Company, subject to the Company’s compliance with certain notice and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [●], to enter into an alternative acquisition agreement with respect to a superior proposal and (ii) the Company pays to Parent the termination fee discussed under “The Merger Agreement—Termination Fees” beginning on page [●], which we refer to as a superior proposal termination event; or

•	there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, or any such representation or warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by us to Parent; and (ii) the termination date.

Termination Fees and Expenses Payable by the Company (Page [●])

If the merger agreement is terminated under certain circumstances, we will be required to pay Parent a termination fee of 2.75% of the aggregate per share merger consideration that would have been payable to the Company’s shareholders upon closing of the merger, which we refer to as the termination fee. The termination fee would be payable if:

•	a bona fide acquisition proposal has been made to the Company or any of the Company’s shareholders or any third party has publicly announced an intention (whether or not conditional) to make an acquisition proposal with respect to the Company or any of its subsidiaries, and thereafter the merger agreement is terminated by either Parent or the Company due to a shareholder vote termination event or by Parent due to a Company breach termination event and the Company enters into an alternative acquisition agreement or consummates an alternative proposal within twelve (12) months after such termination;

•	the merger agreement is terminated by Parent due to a change of recommendation termination event; or

•	the merger agreement is terminated by the Company due to a superior proposal termination event.

In the event that Parent or the Company terminates the merger agreement due to a shareholder vote termination event, we must pay up to $12,500,000 of the documented third-party fees and expenses incurred, paid or payable by Parent or any of its affiliates in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of the merger agreement, the merger or the other transactions contemplated by the merger agreement, which we refer to as Parent expenses. The Company’s payment of Parent expenses is creditable against the termination fee that may subsequently become payable to Parent following a termination due to a shareholder vote termination event.

Reverse Termination Fee Payable by Parent (Page [●])

In the event that Parent terminates the merger agreement due to a regulatory liability termination event, Parent must pay the Company a reverse termination fee of $25,000,000, which we refer to as the reverse termination fee.

Remedies (Page [●])

Except with respect to liability or damage resulting from a willful and material breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements in the merger agreement, if the merger agreement is terminated due to a regulatory liability termination event and the reverse termination fee is paid to us, the reverse termination fee will be our sole and exclusive remedy against Parent or Merger Sub for any liability or damage relating to or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement.

Parent’s receipt of the termination fee and/or our reimbursement of the Parent expenses, as the case may be, in each case will constitute liquidated damages.

The parties are entitled to injunctions to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. We are a third-party beneficiary to the equity commitment letters, entitling us to seek specific performance of Parent’s right to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the equity commitment letters in order to fund the merger consideration or pay damages to us under certain circumstances.

Market Price of Class A Common Stock (Page [●])

The closing price of our Class A common stock on the NASDAQ Stock Market, or the NASDAQ, on February 5, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $6.95 per share of Class A common stock. On [●], 2016, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for our Class A common stock on the NASDAQ was $[●] per share of Class A common stock. You are encouraged to obtain current market quotations for our Class A common stock in connection with voting your shares of common stock.

Voting and Support Agreements (Page [●])

Concurrently with the execution of the merger agreement, each of the Apollo Class B Voting Stock Trust No. 1, Peter V. Sperling, the Peter Sperling Voting Stock Trust, the Aurora Foundation, the San Roque School Charitable Trust, the John Sperling Revocable Trust, the John Sperling 1994 Irrevocable Trust and Gregory W. Cappelli, in their respective capacities as shareholders of the Company, entered into a voting and support agreement with Parent, Merger Sub and the Company, pursuant to which such shareholders agreed, on the terms and subject to the conditions set forth in each such voting and support agreement, to vote all Class A common stock and Class B common stock owned by them (representing approximately 7.7% of the issued and outstanding Class A common stock and 100% of the issued and outstanding Class B common stock as of March 2, 2016) in favor of the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger, and not to vote in favor of any alternative transactions or any other agreement, action or proposal, the purpose of which is or which would reasonably be expected to prevent or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the transactions contemplated by the merger agreement. Each such voting and support agreement will automatically terminate if the merger agreement is terminated in accordance with the termination provisions thereof.

Amendment to the Shareholder Agreement (Page [●])

In order to facilitate the consummation of the merger and the other transactions contemplated by the merger agreement, concurrently with the execution and delivery of the merger agreement, the Company entered into an amendment to the Shareholder Agreement, dated as of September 7, 1994, as amended, which we refer to as the Shareholder Agreement, and the amendment to which we refer to as the Shareholder Agreement Amendment, among the holders of Class B common stock and the Company. Prior to the Shareholder Agreement Amendment, the Shareholder Agreement included provisions that would restrict the ability of the holders of Class B common stock to dispose of Class B common stock as required for the consummation of the merger and the other transactions contemplated by the merger agreement. Pursuant to the Shareholder Agreement Amendment, the parties to the Shareholder Agreement amended the Shareholder Agreement such that (i) neither the execution of the merger agreement, the merger nor any of the other transactions contemplated by the merger agreement, will constitute a sale, transfer or disposition of Class B common stock restricted by the Shareholder Agreement; and (ii) the Shareholder Agreement will not have any effect on the execution of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement. The Shareholder Agreement Amendment also provides that the Shareholder Agreement will terminate as of the effective time of the merger. The Shareholder Agreement Amendment will be void, and the Shareholder Agreement will remain in full force and effect, if the merger agreement is terminated in accordance with the termination provisions thereof, or if the merger fails to close for any reason.

No Dissenters’ Rights (Page [●])

Pursuant to § 10-1302(D) of the Arizona Business Corporation Act, which we refer to as the ABCA, holders of the Company’s Class A common stock will not be entitled to assert dissenters’ rights in connection with the merger because the Company’s Class A common stock was listed on the NASDAQ, a national securities exchange, on the record date. Pursuant to § 10-1321 of the ABCA, the holders of the Company’s Class B common stock will not be entitled to assert dissenters’ rights if they vote in favor of the approval and adoption of the merger agreement. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Delisting and Deregistration of Class A Common Stock (Page [●])

If the merger is completed, our Class A common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission on account of our Class A common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary” beginning on page [●] and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company, by Parent, pursuant to the terms and subject to the conditions of the merger agreement. If the proposal to adopt the merger agreement is approved by holders of our Class A common stock, without par value, which we refer to as Class A common stock, and holders of our Class B common stock, without par value, which we refer to as Class B common stock, who we refer to collectively as our shareholders, and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a wholly owned direct or indirect subsidiary of Parent and will no longer be a publicly held corporation, and you, as a holder of our Class A common stock or Class B common stock, which we refer to collectively as our common stock or our shares, will no longer have any interest in our future earnings or growth. In addition, following the merger, our Class A common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of our Class A common stock.

Q.	What will I receive if the merger is completed?

A.	In the merger, each outstanding share of our common stock (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties, which we refer to as an excluded share, and collectively, as excluded shares) will automatically be converted into the right to receive an amount in cash equal to $9.50, without interest and less any applicable withholding taxes.

Q.	How does the per share merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.	The merger consideration of $9.50 per share represents a premium of approximately 37% to the closing price of our Class A common stock as of February 5, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 44% to the closing price of our Class A common stock on January 8, 2016, immediately prior to the announcement that the Company’s board of directors, which we refer to as the board of directors, was pursuing strategic alternatives.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and the satisfaction or waiver of other closing conditions, including approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of calendar year 2016.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not approved by the shareholders of the Company or if the merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our Class A common stock will continue to be listed and traded on the NASDAQ.

Additionally, if the merger is not completed, the merger agreement will be terminated. Depending on the circumstances surrounding the termination, it is possible that the Company will be required to pay Parent a termination fee of 2.75% of the aggregate per share merger consideration. It is also possible, if Parent terminates the agreement under certain circumstances, that Parent would be required to pay the Company a fee of $25,000,000. Moreover, in the event that either the Company or Parent terminates the merger agreement due to a shareholder vote termination event, the Company is required to reimburse Parent for up to $12,500,000 in documented third-party fees and expenses.

Q.	What conditions must be satisfied to complete the merger?

A.	There are several conditions which must be satisfied to complete the merger, including obtaining shareholder approval, obtaining regulatory approvals, satisfaction of certain performance conditions and the accuracy of certain representations and warranties contained in the merger agreement. You should read “The Merger Agreement—Conditions to the Merger” beginning on page [●] for a more detailed discussion of the conditions that must be satisfied to complete the merger.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page [●]) for U.S. Federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more detailed discussion of the U.S. Federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of the Class A and Class B shareholders of the Company will be held on [●], 2016 at [●], local Phoenix time, at [●].

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation. Although our Class A common stock is non-voting stock generally, the Company is providing shareholders with the opportunity to approve on a non-binding advisory basis, such merger-related compensation in accordance with Rule 14a-21(c) of the Exchange Act.

Q.	What will happen if the Company’s shareholders do not approve the merger-related compensation proposal?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company or the surviving corporation in the merger. Because the merger-related compensation to be paid to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for the Company’s shareholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of both a majority of the votes entitled to be cast by the holders of the outstanding shares of our Class A common stock and the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our Class B common stock. The approval of the holders of both our Class A common stock and Class B common stock is required for the adoption of the merger agreement. Although our Class A common stock is non-voting stock generally, the holders of Class A common stock are entitled to a special vote as a class on the merger agreement under applicable Arizona corporate law. Each holder of Class B common stock and certain holders of Class A common stock described under “The Voting and Support Agreements” beginning on page [●] have entered into voting and support agreements with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our Class A common stock and Class B common stock present in person or represented by proxy, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our shareholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Approving the merger-related compensation requires that the votes cast by the holders of the shares of our Class A common stock and Class B common stock, collectively, on such proposal in person or by proxy, at the special meeting, in favor of such proposal exceed the votes cast by such holders opposing such proposal.

Accordingly, abstentions and broker non-votes and shares not in attendance at the special meeting will not be counted in respect of, and will not have an effect on, the outcome of the proposal to approve the merger-related compensation.

Q.	What vote of our shareholders is required to approve any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement will be approved if the votes cast by the holders of our Class B common stock in person or by proxy, at the special meeting in favor of such proposal exceed the votes cast by such holders opposing such proposal. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.	In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have certain interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [●] and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page [●].

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, grant your voting rights directly to the Company or to a third party or to vote in person at the special meeting.

If your shares of our Class A common stock are held by a bank, broker, trustee or nominee, you are considered the beneficial owner of shares held in “street name”, and your bank, broker, trustee or nominee, or their intermediary, is considered the shareholder of record with respect to those shares. Your bank, broker, trustee or nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares of our Class A common stock. You should follow the instructions provided by them to vote your shares of our Class A common stock. You are invited to attend the special meeting; however, you may not vote these shares of our Class A common stock in person at the special meeting unless you obtain a “legal proxy” from your bank, broker, trustee or nominee that holds your shares of our Class A common stock, giving you the right to vote the shares of our Class A common stock at the special meeting.

Q.	If my shares of Class A common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our Class A common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our Class A common stock. Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our Class A common stock, your shares of our Class A common stock will not be voted, which we refer to as broker non-votes, and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our Class A common stock will not be voted and will not have an effect on the proposal to approve the merger-related compensation.

Q.	Who can vote at the special meeting?

A.	All of the holders of record of our common stock as of the close of business on [●], 2016, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote for each share of our Class A common stock and one vote for each share of our Class B common stock on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q.	How many votes do I have?

A.	You are entitled to one (1) vote for each share of the Company Class A common stock and one (1) vote for each share of the Company Class B common stock held of record by you as of the record date, [●], 2016. As of the close of business on the record date, there were [●] outstanding shares of Company Class A common stock and 475,149 outstanding shares of Company Class B common stock.

Q.	What is a quorum?

A.	For purposes of the proposal to adopt the merger agreement, a majority of the votes entitled to be cast by the holders of our Class A common stock outstanding at the close of business on the record date, present in person or represented by proxy, at the special meeting constitutes a quorum of the Class A shareholders, and a majority of the shares of our Class B common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum of the Class B shareholders. For purposes of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, a majority of the votes entitled to be cast by the holders of our Class A common stock and Class B common stock, collectively, outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum. For purposes of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, a majority of the votes entitled to be cast by the holders of our Class B common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Shareholder of Record. If you are a shareholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there.

•	Via Our Internet Voting Site. If you received printed proxy materials, follow the instructions for Internet voting printed on your proxy card.

•	By Telephone. Call the toll-free number specified on your proxy card. You can vote by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card.

•	In Writing. You can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. To attend the special meeting in person (regardless of whether you intend to vote your shares in person at the special meeting), you must bring with you to the special meeting a valid photo identification and proof of your beneficial ownership. For more information, see the instructions under “The Special Meeting—Attendance” beginning on page [●] of this proxy statement.

IT IS IMPORTANT THAT YOU PROMPTLY VOTE YOUR SHARES OF OUR COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Q.	How can I change or revoke my vote?

A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	sending a written statement to that effect to our Corporate Secretary, which must be received by us before the special meeting;

•	submitting a properly signed proxy card or voting instruction form dated a later date;

•	submitting a later-dated proxy or providing new voting instructions via the Internet or by telephone; or

•	attending the special meeting in person and voting your shares.

If you hold shares in street name, you should contact the intermediary for instructions on how to change your vote.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of our common stock is called a “proxy card”.

Q.	If a shareholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to approve the merger-related compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will not be counted in respect of, and will not have an effect on, the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the special meeting.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of common stock through completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of $50,000 and telephone charges. The Company has agreed to reimburse Innisfree M&A Incorporated for certain fees and expenses and will also indemnify Innisfree M&A Incorporated, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the shareholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal promptly, and in any event within three (3) business days, after the completion of the merger, describing how you may exchange your shares of our common stock for the per share merger consideration. If your shares of our Class A common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our Class A common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the Arizona Business Corporation Act instead of receiving the per share merger consideration for my shares of common stock?

A.	Pursuant to § 10-1302(D) of the Arizona Business Corporation Act, which we refer to as the ABCA, the holders of the Company’s Class A common stock will not be entitled to assert dissenters’ rights in connection with the merger because the Company’s Class A common stock was listed on the NASDAQ, a national securities exchange, on the record date. Pursuant to § 10-1321 of the ABCA, the holders of the Company’s Class B common stock will not be entitled to assert dissenters’ rights if they vote in favor of the approval and adoption of the merger agreement. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Banks and brokers should call at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995.

Statements about the Company and its business in this proxy, which are not statements of historical fact, including statements regarding the Company’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including, without limitation: (i) the timing of the completion of the merger; (ii) the failure of Parent to obtain the necessary equity financing set forth in the equity commitment letters received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby; (iii) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals; (iv) the risk that regulatory agencies impose restrictions, limitations, costs, divestitures or other conditions in connection with providing regulatory approval of the merger; (v) the outcome of pending or potential litigation or governmental investigations; (vi) disruptions resulting from the proposed merger making it more difficult for the Company to maintain relationships with its students, customers, employees, suppliers and strategic partners; (vii) competitive responses to the proposed merger; (viii) unexpected costs, liabilities, charges or expenses resulting from the merger; (ix) the inability to obtain, renew or modify permits in a timely manner, or comply with government regulations; (x) the inability to retain key personnel of the Company or its subsidiaries; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require the Company to pay a termination fee; (xii) unexpected expenses or other challenges in integrating acquired businesses, student, consumer or regulatory impact arising from consummation of such acquisitions, and unexpected changes or developments in the acquired businesses; (xiii) diversion of management’s attention from ongoing business concerns; (xiv) limitations placed on the Company’s ability to operate its business by the merger agreement; (xv) the impact of increased competition from traditional public universities and proprietary educational institutions; (xvi) the impact of the initiatives to transform the University of Phoenix into a more-focused, higher-retaining and less-complex institution, including the near-term impact on enrollment; (xvii) the impact of the Company’s ongoing restructuring and cost-reduction initiatives; (xviii) impacts from actions taken by our regulators that could affect the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. Federal and state student financial aid programs, including the recent requirement that all substantial changes be approved by the U.S. Department of Education in advance; (xix) further delay in the University of Phoenix’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs, or any limitations or qualifications imposed in connection with any recertification; (xx) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (xxi) changes in regulation of the U.S. education industry and eligibility of proprietary schools to participate in U.S. Federal student financial aid programs; (xxii) changes in the University of Phoenix’s enrollment or student mix; (xxiii) the impact on student enrollments of the announcement of the proposed merger and general economic conditions; (xxiv) the impact of third party claims that the Company’s products and services infringe their intellectual property rights; and (xxv) fluctuations in non-U.S. currencies that could impact reported operating results of foreign subsidiaries.

For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in the Company’s Form 10-K for fiscal year 2015, filed with the Securities and Exchange Commission, which we refer to as the SEC, on October 22, 2015, Form 10-Q for the quarterly period ended November 30, 2015, filed with the SEC on January 11, 2016, and other filings with the SEC which are available at www.apollo.edu. The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company’s behalf. The Company undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, the Company cannot guarantee future results, events, levels of activity, performance, or achievements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER

Apollo Education Group, Inc.

Apollo Education Group, Inc., which we refer to as the Company, we, us or our, is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, the Company offers undergraduate, graduate, professional development and other non-degree educational programs and services, online and on-campus, principally to working learners. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world.

For more information about the Company and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission, which we refer to as the SEC. See also “Where You Can Find More Information” beginning on page [●].

The Company’s Class A common stock is listed on the NASDAQ under the symbol “APOL”.

AP VIII Queso Holdings, L.P.

AP VIII Queso Holdings, L.P. is a Delaware limited partnership that is a subsidiary of funds affiliated with Apollo Management VIII, L.P. and Apollo Global Management, LLC. In addition to certain funds affiliated with Apollo Management VIII, L.P., which we refer to collectively as the AGM investors, Vistria Fund, LP, an affiliate of The Vistria Group, LP, has committed to purchase, or to cause one or more of its affiliates to purchase, a percentage of the equity interests of Parent prior to the effective time of the merger. AP VIII Queso Holdings, L.P. may assign all or part of its rights and obligations under the merger agreement to one or more affiliates, subject to the terms and conditions therein. We refer to AP VIII Queso Holdings, L.P. or its permitted assignee as “Parent” in this proxy statement. Prior to the closing of the merger, Najafi Companies, LLC and certain other financial investors with relationships with Apollo Management VIII, L.P. or The Vistria Group, LP may also commit to purchasing a certain percentage of the equity interests of Parent.

Socrates Merger Sub, Inc.

Socrates Merger Sub, Inc., which we refer to as Merger Sub, is an Arizona corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The Vistria Group

The Vistria Group is a Chicago, Illinois-based private investment firm focused on investing in middle market companies in the healthcare, education, and financial services sectors. Vistria’s team is comprised of experienced operating partners and private equity executives, committed to building innovative market leading companies.

Najafi Companies

Najafi Companies is an international private investment firm based in Phoenix, Arizona, targeting education, media, consumer products, internet services, and direct marketing sectors. The firm makes highly selective investments in companies with strong management teams across a variety of industries, often in areas undergoing rapid transformation.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our holders of our Class A common stock, without par value, which we refer to as Class A common stock, and holders of our Class B common stock, without par value, which we refer to as Class B common stock, who we refer to collectively as our shareholders, as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the board of directors, for use at the special meeting of our shareholders to be held on [●], 2016 at [●], local Phoenix time, at [●], or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, holders of our Class A common stock and Class B common stock, which we refer to collectively as our common stock or our shares, will be asked to:

•	consider and vote on a proposal to adopt the merger agreement (Proposal 1 on your proxy card);

•	consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (Proposal 2 on your proxy card); and

•	in the case of holders of our Class B common stock only, consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The board of directors recommends that you vote “FOR” each of the above proposals.

Both our Class A and Class B shareholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If either our Class A shareholders or our Class B shareholders fails to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and incorporated herein by reference, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on [●], 2016 as the record date for the special meeting, and only holders of record of the Company’s common stock on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting. As of the close of business on the record date, there were [●] shares of our Class A common stock outstanding and entitled to vote, held by [●] holders of record and 475,149 shares of our Class B common stock outstanding and entitled to vote, held by three holders of record. You will have one vote on all matters properly coming before the special meeting for each share of our Class A common stock and Class B common stock that you owned on the record date.

For purposes of the proposal to adopt the merger agreement, a majority of the votes entitled to be cast by the holders of our Class A common stock outstanding at the close of business on the record date, present in person or represented by proxy, at the special meeting constitutes a quorum of the Class A shareholders, and a majority of the shares of our Class B common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum of the Class B shareholders. For purposes of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, a majority of the votes entitled to be cast by the holders of our Class A common stock and Class B common stock, collectively, outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum. For purposes of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, a majority of the votes entitled to be cast by the holders of our Class B common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies. Any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will be approved if the votes cast by the holders of our Class B common stock in person or by proxy at the special meeting in favor of such proposal exceed the votes cast by such holders opposing such proposal. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Attendance

Only shareholders of record, their duly authorized proxy holders, beneficial shareholders with proof of ownership and our guests may attend the special meeting. If you are a shareholder of record, please bring a valid photo identification to the special meeting. If your shares of our Class A common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting valid photo identification and proof of your beneficial ownership of our Class A common stock. Acceptable proof could include an account statement showing that you owned shares of the Company’s Class A common stock on the record date, [●], 2016. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our Class A common stock and the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our Class B common stock entitled to vote thereon. Although our Class A common stock is non-voting stock generally, the holders of Class A common stock are entitled to a special vote as a class on the merger agreement under applicable Arizona corporate law. Each holder of Class B common stock, and certain holders of Class A common stock described under “The Voting and Support Agreements” beginning on page [●], has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, the “shareholder of record”. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of our Class A common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our Class A common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our Class A common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms or other nominees who hold shares in street name for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our Class A common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our Class A common stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger will be approved if the votes cast by the holders of our Class A common stock and Class B common stock, collectively, such proposal in person or by proxy, at the special meeting in favor of such proposal exceed the votes cast by such holders opposing such proposal. Although our Class A common stock is non-voting stock generally, the Company is providing shareholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. For the proposal to approve the merger-related compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you abstain or if you fail to submit a proxy or attend in person the special meeting, or if there are broker non-votes with respect to your shares of our common stock on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related compensation.

Any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will be approved if the votes cast by the holders of our Class B common stock in person or by proxy at the special meeting in favor of such proposal exceed the votes cast by such holders opposing such proposal. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you are a shareholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy—shareholders of record have a choice of voting by proxy:

•	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Banks and brokers should call at (212) 750-5833.

IT IS IMPORTANT THAT YOU PROMPTLY VOTE YOUR SHARES OF OUR COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [●], 2016, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, (i) [●] shares of our Class A common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, stock appreciation rights, restricted shares or phantom awards), representing approximately [●] percent of the outstanding shares of our Class A common stock; and (ii) [●] shares of our Class B common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, stock appreciation rights, restricted shares or phantom awards), representing approximately [●] percent of the outstanding shares of our Class B common stock.

As of March 2, 2016, the Apollo Class B Voting Stock Trust No. 1, Peter V. Sperling, the Peter Sperling Voting Stock Trust, the Aurora Foundation, the San Roque School Charitable Trust, the John Sperling Revocable Trust, the John Sperling 1994 Irrevocable Trust and Gregory W. Cappelli collectively beneficially owned and were entitled to vote 8,338,144 shares of our Class A common stock, representing approximately 7.7% of the outstanding shares of our Class A common stock, and 475,149 shares of our Class B common stock, representing 100% of the outstanding shares of our Class B common stock. Consistent with the terms of the voting and support agreements executed by such shareholders with Parent, Merger Sub and the Company, such shareholders intend to vote all of the shares of common stock held by them “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our Class A common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our Class A common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our Class A common stock will not be counted in respect of, and will not have an effect on the proposal to approve, the merger-related compensation,

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: 4025 South Riverpoint Parkway, Phoenix, Arizona 85040, MS CF-KX01, Attention: Corporate Secretary.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will be approved if the votes cast by the holders of our Class B common stock in person or by proxy at the special meeting in favor of such proposal exceed the votes cast by such holders opposing such proposal. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction or waiver of other closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of calendar year 2016. If our shareholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page [●].

Rights of Shareholders Who Seek Appraisal

Pursuant to § 10-1302(D) of the Arizona Business Corporation Act, which we refer to as the ABCA, the holders of the Company’s Class A common stock will not be entitled to assert dissenters’ rights in connection with the merger because the Company’s Class A common stock was listed on the NASDAQ, a national securities exchange, on the record date. Pursuant to § 10-1321 of the ABCA, the holders of the Company’s Class B common stock will not be entitled to assert dissenters’ rights if they vote in favor of the approval and adoption of the merger agreement. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of $50,000 and telephone charges. The Company has agreed to reimburse Innisfree M&A Incorporated for certain fees and expenses and will also indemnify Innisfree M&A Incorporated, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Banks and brokers should call at (212) 750-5833.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated herein by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to do business following the consummation of the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned direct or indirect subsidiary of Parent. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of our Class A common stock, without par value, which we refer to as Class A common stock, and each outstanding share of our Class B common stock, without par value, which we refer to as Class B common stock, and together with Class A common stock, collectively, as our common stock or our shares, will automatically be converted into the right to receive an amount in cash equal to $9.50, which we refer to as the per share merger consideration, without interest and less any applicable withholding taxes other than shares of our common stock owned by (i) Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent; and (ii) the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties, which shares will be canceled without payment of any consideration therefor and will cease to exist.

Background of the Merger

The board of directors of the Company, which we refer to as the board of directors, and management of the Company, which we refer to as management, regularly review and assess strategic alternatives available to the Company to enhance shareholder value. As part of that review, the board of directors from time to time has considered exploring potential strategic alternatives, such as acquisitions, business combinations, dispositions, restructurings, spin-offs and recapitalizations and has evaluated the Company’s prospects in light of, among other factors, industry conditions, the regulatory environment for private education providers, the Company’s financial trends, performance and capital requirements and conditions in the capital markets. From time to time in preceding years, senior management of the Company, which we refer to as senior management, has had discussions with parties, including Apollo Management VIII, L.P., on behalf of its affiliated funds, which we refer to as AGM, about the possibility of investing in the Company or entering into a strategic transaction for the acquisition of all or part of the Company. During the two years preceding the commencement of the strategic review process, these approaches did not proceed to the point of entering into a confidentiality agreement or sharing non-public information with any such party. Based in part on these conversations, the board of directors was aware that, due to the challenging regulatory environment surrounding the proprietary education sector, discussed below, which has resulted in the loss of capital by investors in the sector, many financial investors have refused to consider investing in proprietary education and there is an extremely limited number of strategic investors with both the market capitalization to undertake an acquisition of the Company and the ability or willingness to withstand the additional regulatory challenges arising from such a transaction.

The proprietary education sector has been faced with a challenging regulatory environment since 2010. There has been substantial and continuing increased focus in recent years by members of the U.S. Congress, Federal agencies, regulatory bodies and accreditors, including the U.S. Department of Education, the Consumer Financial Protection Bureau and the Federal Trade Commission, on the role that proprietary educational institutions play in higher education. Congressional hearings and roundtable discussions have been held regarding various aspects of the education industry, and reports have been issued that are highly critical of proprietary educational institutions and include a number of recommendations to be considered by Congress in connection with the upcoming reauthorization of the Federal Higher Education Act. Beginning in the summer of 2010, the Senate Health, Education, Labor and Pensions Committee, which we refer to as the HELP Committee, held its initial hearings regarding various aspects of the proprietary education sector, including recruitment practices and the degree to which proprietary educational institutions’ revenue is composed of Title IV funding. The HELP Committee subsequently published its report, “The Return on the Federal Investment in For-Profit Education: Debt Without a Diploma”, in September of that year. In July 2012, the HELP Committee released another report, “For Profit Higher Education: The Failure to Safeguard the Federal Investment and Ensure Student Success”, summarizing its two-year investigation of the proprietary higher education sector and identifying “significant weaknesses with the effectiveness of the current regulatory scheme in ensuring protections for students and taxpayers”. Since late 2013, various state attorneys general and Federal agencies have been investigating and filing lawsuits against several of the Company’s peers in the proprietary education sector, challenging their marketing practices and student loan programs. In addition, in October 2014, the U.S. Department of Education formed an inter-agency task force involving multiple Federal agencies and departments, including the Federal Trade Commission, the U.S. Departments of Justice, Treasury and Veterans Affairs, the Consumer Financial Protection Bureau, the Securities and Exchange Commission and numerous state attorneys general, to coordinate activities and share information to protect students from unfair, deceptive and abusive policies and practices.

The proprietary education sector has also been dealing with changes in the regulation of the U.S. proprietary education industry and the eligibility of proprietary educational institutions to participate in U.S. Federal student financial aid programs. In July 2012, the U.S. Department of Education published draft regulations requiring educational programs to prepare students for “gainful employment in a recognized occupation” in order to maintain eligibility to participate in Title IV programs. The U.S. Department of Education published final gainful employment regulations, effective July 1, 2015, in October 2014. Under the final regulations, which apply on a program-by-program basis, students enrolled in a program will be eligible for Title IV student financial aid only if that program satisfies at least one of two tests relating to student debt service-to-earnings ratios. The gainful employment rules were designed to ensure that programs of study (and related student debt) are affordable. However, an institution’s ability to improve program affordability by simply reducing program tuition is constrained because such tuition reductions generally increase the percentage of tuition derived from Title IV program funds. Given that the “90/10” rule requires a proprietary educational institution to derive no more than 90% of its cash basis revenue, as defined in the rule, from Title IV program funds in order to maintain its eligibility to participate in Title IV student financial aid programs, proprietary educational institutions face competing pressure in complying with the gainful employment and 90/10 requirements. We expect that the challenging regulatory environment will continue for the proprietary education sector for the foreseeable future.

Since 2010, approximately $25 billion of the proprietary education sector’s market capitalization has eroded, and trading multiples of companies in the sector have deteriorated substantially. Publicly traded companies in the proprietary education sector have on average experienced declines in enrollments of over 45% and in revenue of over 50% since 2010, and they continue to experience declines in enrollments and revenue, including the filing of bankruptcy and non-bankruptcy recapitalizations by certain companies in the sector that have left public shareholders with losses that will not be recovered. The proprietary education sector faces intense and increasing competition as new entrants with new business models emerge (e.g., Massive Open Online Course Providers) and more importantly, a significant and increasing number of traditional non-profit institutions offer an increasing array of distance learning and other online education programs, including programs that are geared towards the needs of working learners, which is the Company’s primary domestic market. Traditional non-profit institutions benefit from the availability of direct and indirect government subsidies, government and foundation grants, large endowments, tax-deductible contributions and other financial resources not available to proprietary educational institutions, exemptions from tax liabilities and the lack of certain restrictions on operations that are only applicable to proprietary education providers, such as compliance with the 90/10 rule and gainful employment regulations. This trend has been accelerated by private companies that provide and/or manage online learning platforms for traditional four-year colleges and community colleges, and has contributed to the substantial decline in University of Phoenix enrollment over the past five years. According to a February 2016 report published by Babson Survey Research Group and Quahog Research Group, LLC entitled “Online Report Card – Tracking Online Education in the United States”, as of the fall of 2014, 70% of students enrolled in online courses exclusively were enrolled in online programs of traditional non-profit institutions. The same report stated that between the fall of 2012 and the fall of 2014, the non-profit sector experienced a 26% growth in distance learning (a gain of 196,054 students), while the proprietary sector experienced a decline of 10% for the same period (a loss of 101,045 students).

In 2012, the Company’s share price for its Class A common stock started to decline, resulting in a decline in the Company’s market capitalization that has only worsened over the period without any meaningful recovery. Since then, the Company has seen an increased presence of short-sellers trading in its Class A common stock and seeking to profit from the negative impacts of the challenging regulatory environment, press coverage and political activism surrounding the Company and the proprietary education sector.

Due to the increasingly challenging environment faced by companies in the proprietary education sector, including the Company, and amidst growing concerns of the board of directors regarding the current environment as well as the challenges of maintaining the brand and reputation of the University of Phoenix in the current environment, in December of 2014, the independent directors of the board of directors, which we refer to as the independent directors, instructed members of senior management to commence analyzing potential strategic alternatives for the Company. In response to similar concerns, in 2015, the management of the University of Phoenix developed and started to implement its most significant initiatives to date to stabilize enrollment with a plan to transform the University of Phoenix into a more focused, higher retaining and lower complexity institution, including implementing changes to certain programs, adjusting pricing and increasing scholarships to enhance affordability, reducing the number of cohort start dates and enhancing admissions criteria to increase the proportion of newly enrolled students who are better prepared for the rigors of college level coursework, and tailoring initial course sequences to match the academic capabilities of students when they first enroll. The management of the University of Phoenix and the Company believed that while these initiatives could negatively impact new enrollments in the short term, such initiatives could favorably impact student retention, graduation rates and costs to complete programs of study in the longer term.

In December 2014, the independent directors requested that members of senior management begin researching strategic alternatives that could potentially be undertaken by the Company in order to enhance value for the shareholders of the Company. In January 2015, members of senior management reviewed with the independent directors a high level summary of such strategic alternatives. In March 2015, the independent directors further discussed with members of senior management potential strategic alternatives available to the Company.

On March 25, 2015, a member of senior management met with representatives of Credit Suisse Securities (USA), LLC, which we refer to as Credit Suisse, to discuss a number of topics and had a brief discussion regarding the preliminary work done by members of senior management in its exploration of strategic alternatives for the Company. Representatives of Credit Suisse met with members of senior management on April 21, 2015 to further discuss potential strategic alternatives for the Company, and the Company asked representatives of Credit Suisse to start putting together a preliminary list of potential investors.

In May 2015, members of senior management began discussing with representatives of Credit Suisse preliminary steps for the Company to consider in its preparation to explore strategic alternatives, including a list of potential investors based on representatives of Credit Suisse’s professional judgment and knowledge of the marketplace. Members of senior management asked representatives of Credit Suisse to facilitate meetings with select potential investors.

On June 9, 2015, the board of directors held a meeting that members of senior management also attended. The board of directors authorized management to continue the strategic review and to retain outside advisors to prepare for and undertake discussions with potential investors interested in acquiring the whole Company, but instructed management to continue to evaluate other alternatives to a whole company sale as well. Thereafter, management retained Barclays Capital Inc., which we refer to as Barclays, and Credit Suisse as the Company’s financial advisors in connection with the evaluation of the Company’s business plans and the assessment of its financial and strategic alternatives. The board of directors selected Credit Suisse and Barclays because of their familiarity with the Company and their qualifications, reputation and experience in the valuation of businesses and securities, and their knowledge of the industry in which the Company conducts its businesses. As part of their investment banking activities, each of Credit Suisse and Barclays is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Robert S. Murley, currently the chair of the audit committee and finance committee of the board of directors, is a former senior executive of Credit Suisse and is currently serving as a senior advisor to Credit Suisse. Prior to engaging Credit Suisse, the board of directors determined that Mr. Murley’s position as a senior advisor to Credit Suisse does not create a conflict with respect to the engagement of Credit Suisse, as Mr. Murley is not entitled to receive any direct or indirect compensation from any fees paid to Credit Suisse by the Company.

Over the course of several months, at the direction of management, representatives of Barclays and Credit Suisse contacted 16 investment firms that Barclays and Credit Suisse believed could be interested in acquiring the Company, based on their professional judgment and knowledge of the marketplace. Barclays and Credit Suisse did not initially contact any potential strategic acquirors because management, in consultation with Barclays and Credit Suisse, determined that strategic acquirors were unlikely to have an interest in a transaction with the Company at that time because they would not have the financial capacity to acquire the Company or were beset by regulatory and liquidity issues that would be prohibitive of a transaction in the near term. 15 of the 16 potentially interested parties requested to enter into confidentiality agreements and received copies of a confidential information memorandum. Of these 15 parties, 11 parties expressed initial interest and received access to select financial and business diligence information, including an overview of the Company’s long range plan that was provided to the parties on July 15, 2015, and participated in meetings with members of senior management.

On July 7, 2015, the board of directors held a meeting that was also attended by certain members of management as well as representatives of Barclays and Sullivan & Cromwell LLP, the Company’s outside legal counsel, which we refer to as Sullivan & Cromwell. Representatives of Barclays reviewed the challenges facing the proprietary education sector generally, and certain particular challenges facing the Company, including declining enrollments and increasing regulatory challenges. The representatives of Barclays also reviewed certain benefits and challenges associated with various potential strategic alternatives. Representatives of Barclays noted that a potential counterparty would need to be able to finance an acquisition of the whole Company through equity, rather than debt, given the inability to place high levels of leverage on the Company due to regulatory and liquidity concerns, and reviewed examples of potential counterparties who had the capacity and willingness to consider an acquisition of the Company on such terms. After discussion, the board of directors determined based on the information presented regarding the various strategic alternatives that it was in the best interest of the Company to explore further the possibility of a sale of the whole Company and instructed management, Barclays and Credit Suisse to move forward in a possible sale process with the potentially interested parties that had indicated interest in acquiring the Company. The board of directors also authorized the finance committee of the board of directors, which we refer to as the finance committee, to act as a transaction committee, and directed the finance committee to include in its meetings, for purposes of the review of strategic alternatives, directors Roy Herberger and Darby Shupp, a trustee of the Apollo Class B Voting Stock Trust No. 1.

On or around July 11, 2015, Allen Weiss, a member of the board of directors, the audit committee, the nominating and governance committee and the finance committee, became aware of the potential involvement of AGM in the sale process and alerted members of senior management of his current role in providing services to an affiliate of AGM. After discussions with members of management and Sullivan & Cromwell during the course of the subsequent few days, the remaining directors determined that due to his affiliation with AGM, Mr. Weiss would be recused from those portions of board or finance committee meetings that involved discussions or deliberations regarding a potential sale of the Company and certain other matters related to the Company’s review of potential strategic alternatives so long as AGM remained in the process. From and after September 21, 2015, once the Company had received preliminary indications of interests from potential counterparties, including AGM, Mr. Weiss was recused from discussions of the finance committee and the board of directors to the extent such discussions pertained to a potential sale of the Company and did not receive any valuation materials directly related to the sale process or information concerning any potential counterparties.

On July 28, 2015, the Company received a broad civil investigative demand from the U.S. Federal Trade Commission relating to the Company’s advertising, marketing and sales practices.

On August 6, 2015, the Company received an investigative subpoena from the Office of the Attorney General of the State of California requiring the Company to produce documents and information regarding the business and practices of the University of Phoenix with respect to current and former military personnel.

On August 7, 2015, the finance committee held a meeting, at which members of senior management and representatives of Barclays and Sullivan & Cromwell were also in attendance, in order to receive an update from representatives of Barclays on the potential sale process and the anticipated timeline for a sale. The finance committee discussed the desirability of reaching a conclusion in the sale process prior to December 1, 2015, the deadline by which the Company believed the parties would be required to submit a change of control application for consideration at the June 2016 board meeting of the Higher Learning Commission, which we refer to as the HLC, so that in the event the board of directors elected to approve a transaction, the transaction would be able to close promptly.

On August 28, 2015, the finance committee held a meeting, at which members of senior management and representatives of Sullivan & Cromwell were also in attendance, in order to receive an update from management on the potential sale process, the anticipated timeline for a sale and the potentially interested parties. The finance committee, management and the representatives of Sullivan & Cromwell discussed, among other things, the key considerations behind selecting a prospective buyer from the group of interested parties, including their ability to finance the transaction.

On August 31, 2015, the Company granted the 11 parties that expressed initial interest access to an electronic data room containing preliminary business diligence materials.

In September 2015, Peter Sperling, Terri Bishop and Darby Shupp, members of the board of directors and the trustees of the Apollo Class B Voting Stock Trust No. 1, whom we refer to as the trustees, engaged Farella Braun + Martell LLP, which we refer to as Farella, as their outside legal counsel in respect of their roles as the trustees of the Apollo Class B Voting Stock Trust No. 1 in connection with the potential transaction. The Apollo Class B Voting Stock Trust No. 1 holds 51% of our voting stock and the approval of any change of control transaction by a majority of the trustees is required. In recognition that any potential buyer would likely expect to secure a voting and support agreement from the Apollo Class B Voting Stock Trust No. 1 with respect to which the trustees would require independent legal advice, the Company recommended that the trustees retain independent legal counsel and agreed to reimburse certain of the trustees’ legal expenses in connection with a potential sale process.

On September 2, 2015, after discussions with members of senior management, representatives of Barclays and Credit Suisse delivered instructions to each party that had executed a confidentiality agreement and expressed continued interest in acquiring the Company. Those instructions set forth procedures and guidelines for submitting one or more non-binding preliminary indications of interest to acquire the Company. Preliminary indications of interest were initially due by September 17, 2015, but this deadline was subsequently extended to

September 21, 2015 in order to provide all parties with additional time to prepare more complete submissions following the provision to the bidders on September 16, 2015 of certain updated management projections for the Company for fiscal year 2016 that reflected downward revisions to the fiscal year 2016 numbers in the long range plan previously provided to bidders in July 2015. The preliminary management projections provided to bidders in September 2015 for fiscal year 2016 were the same as the management projections provided to the board of directors as part of their regular annual planning process conducted after the conclusion of the Company’s fiscal year 2015 on August 31. Two other parties, in addition to the 16 original potentially interested parties, executed confidentiality agreements after September 2, 2016, but withdrew from the process shortly after executing confidentiality agreements. During the month of September, several parties requested and received permission from the Company to bid jointly on the basis that they did not have sufficient financial capacity to acquire the whole Company by themselves.

On September 4, 2015, the finance committee held a meeting, at which members of senior management and representatives of Sullivan & Cromwell were also in attendance, in order to receive an update from management on the potential sale process. Members of senior management shared with the finance committee the anticipated transaction timeline, contemplating a signing on December 1, 2015 due to certain regulatory requirements that would require the Company to submit certain materials to applicable regulators in order to undergo a change of control transaction, and discussed with the finance committee the achievability of the anticipated timeline with the potential investors.

On September 11, 2015, the finance committee held a meeting, at which members of senior management and representatives of Barclays and Sullivan & Cromwell were also in attendance, in order to receive an update from management on the potential sale process. Representatives of Barclays also provided the finance committee with an update on discussions with potential counterparties.

In early September 2015, a representative from an investment firm that had not previously entered into a confidentiality agreement, which we refer to as Bidder 1, approached the Company and indicated that it would be interested in possibly engaging with the Company in a transaction. Bidder 1 entered into a confidentiality agreement with the Company on September 22, 2015, and thereafter met with members of senior management and was provided with access to financial and business diligence information and the electronic data room.

By September 21, 2015, Barclays and Credit Suisse had received five preliminary indications of interest for an acquisition of the whole company. Some of the parties that had executed confidentiality agreements with the Company expressed potential interest in an acquisition of the Company’s educational programs based outside the U.S., which we refer to as the Global business, but declined to submit an indication of interest for the acquisition of the entire company. All of the indications of interest were for an all-cash acquisition of the Company, on a cash free, debt free basis at a range of between $12.00 to $16.00 per share, and several indications of interest assumed the use of debt financing in addition to equity financing to fund the purchase price. These preliminary valuations of the Company were based on the financial projections provided to the bidders in July and updated in mid-September. One of the five indications of interest indicated that the bidder could only commit to finance $100 million of the aggregate purchase price and would need to team up with another bidder or bidding group. The Vistria Group, LP, which we refer to as Vistria, had teamed up with a bidder that we refer to as Bidder A and also informally indicated to Barclays that it did not have the financial capacity to acquire the Company independently, but expressed interest in potentially teaming up with other bidders or bidding groups in the event that Bidder A was not selected to proceed in the process, provided that Vistria’s evaluation of any potential partnership with another bidder or bidding group would be independent of Vistria’s prior work with Bidder A.

On September 23, 2015, the finance committee held a meeting that was also attended by certain members of senior management and representatives of Sullivan & Cromwell and Barclays. Representatives of Barclays reviewed the five preliminary indications of interest that had been received and discussed the various bidders with the finance committee. After discussion, the finance committee determined, primarily based on the prices provided by the bidders in their indications of interest, that it would continue discussions with three bidding groups: AGM, a bidder that we refer to as Bidder B and a bidding group of three interested parties including Najafi.

After the September 23, 2015 meeting of the board of directors, at the finance committee’s direction, representatives of Barclays and Credit Suisse also had discussions with certain of the interested parties, including those that had not been selected to move forward in the sale process, to see if they were interested in partnering with other bidders, with a view to pairing parties that would have the financial capability and parties with knowledge of the proprietary education sector to be able to undertake the transaction and with a view to potentially increasing bid prices by, for example, pairing parties that were interested in acquiring different component parts of the Company. This resulted in Bidder B being teamed up with the bidding group that included Najafi, which we refer to collectively as Consortium C, and in AGM being teamed up with Vistria, which we refer to collectively as the consortium.

Also following the September 23, 2015 meeting of the board of directors, the Company made available to the remaining bidding groups certain non-public information of the Company in the electronic data room. Management and representatives of Barclays and Credit Suisse also responded to additional diligence requests from the remaining bidder groups.

On September 30, 2015, the board of directors held a meeting that was also attended by members of management and representatives of Barclays and Sullivan & Cromwell. Representatives of Barclays reviewed the status of discussions with the bidders and certain preliminary financial analyses of the Company. The board of directors also considered whether the Company had approached all parties likely to be interested in and capable of effecting an acquisition of the Company. Following this discussion, the board of directors requested that a director of the Company contact a director of Bidder D, a potential strategic counterparty, to inquire whether Bidder D may have any interest in a business combination transaction with the Company. In early October, following the director’s discussions with the director of Bidder D, the finance committee directed management to invite Bidder D to execute a mutual confidentiality agreement with the Company and exchange confidential information with a view to assessing whether the parties shared a mutual interest in a transaction. On October 20, 2015, Bidder D entered into a confidentiality agreement with the Company, and the parties subsequently shared select financial and business diligence information.

On October 1, 2015, the board of directors held a meeting at which the audit committee reviewed its report with the board of directors, including the issue, as had previously been discussed between members of management and the audit committee during a meeting of the audit committee on September 30, 2015, of the evaluation of a potential goodwill impairment due to the decline in the price of the Company’s Class A common stock. Prior to the filing of the Company’s annual report on Form 10-K on October 22, 2015, the Company determined it was not required to record a goodwill impairment at that time.

From October 6 to October 8, 2015, members of management held presentations for all bidders that were then actively engaged in the process on the operations, financial performance and strategic plans of the Company.

On October 7, 2015, the Company filed a report on Form 8-K announcing that the U.S. Department of Defense, which we refer to as the DOD, had placed the University of Phoenix on probationary status with respect to its participation in the Tuition Assistance Program for active duty military personnel, and that the DOD was considering whether to terminate the DOD Voluntary Education Partnership Memorandum of Understanding with the University which is the basis on which the University of Phoenix’s active duty military students participate in the Tuition Assistance Program. While on probationary status, currently eligible enrolled students were to remain eligible to participate in the Tuition Assistance Program, but newly enrolled or transfer students of the University of Phoenix would not be eligible. In addition, while on probationary status, the University of Phoenix would not be permitted to engage in various activities at military installations, including job training, career events, fairs and other sponsored events.

On October 13, 2015, Bidder 1 withdrew from the process and declined to submit an indication of interest.

On October 16, 2015, the Company made an initial draft of a merger agreement available in the electronic data room.

On October 20, 2015, after discussion with directors and members of senior management, representatives of Barclays and Credit Suisse delivered letters to the consortium and Consortium C instructing them to submit definitive acquisition proposals, including a mark-up of the merger agreement, by November 2, 2015, but did not deliver a letter to Bidder D, as Bidder D had demonstrated limited interest in engaging in discussions or in submitting an acquisition proposal, notwithstanding Barclays’ and Credit Suisse’s attempts to engage with Bidder D’s financial advisor.

Also on October 20, 2015, the Global business entered into a definitive purchase agreement with Career Partner GmbH, which we refer to as CPG, one of the largest proprietary postsecondary education providers in Germany that provides on-campus and online bachelor and master programs in business and tourism, and corporate training programs, and its shareholders, pursuant to which a newly formed subsidiary of the Global business agreed to purchase all of the outstanding shares of CPG.

On October 22, 2015, the Company announced its earnings for the fourth quarter and fiscal year ended August 31, 2015, which fell short of its beginning of fiscal year 2015 guidance by over $230 million in revenue and by approximately $100 million in operating income. On October 28, 2015, the Company subsequently provided the remaining bidding groups, Consortium C and the consortium, with an updated long range plan for fiscal years 2016 through 2020, reflecting downward adjustments to the management projections previously provided to bidders in July and September.

On October 23, 2015, the finance committee held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell. A representative of Barclays updated the finance committee with respect to the status of discussions with the two remaining bidder groups, Consortium C and the consortium. Members of management also reviewed with the board of directors the request by certain bidders to initiate discussions with representatives of the U.S. Department of Education, given recent regulatory actions being taken with respect to the Company. The board of directors stated its belief that the Company had not yet established a sufficient relationship with any one potential bidder that it could use as a basis to approach regulators at this time and expressed concern that premature discussions with the regulators could adversely affect the Company’s relationship with its regulators in the event that the Company were to continue as a stand-alone company. Members of management also reviewed with the board of directors discussions among management of the Company and of the University of Phoenix regarding the engagement of a strategic consultant to assist the Company in its review of expenses at the corporate level and evaluation of cost-cutting initiatives in connection with the transformation plan of the University of Phoenix in the event the Company were to remain a standalone public company, with which the board of directors agreed. The Company retained the strategic consultant on December 11, 2015.

On October 30, 2015, the finance committee held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell. A representative of Barclays updated the finance committee with respect to the status of discussions with the two remaining bidder groups, noting that based on such discussions, both the consortium and Consortium C were expected to submit bids, but had indicated to Barclays that due to timing and issues with internal processes, neither group expected to be able to provide a complete mark-up of the merger agreement by November 2.

On November 2, 2015, the Company received non-binding offers for the acquisition of the Company from the consortium and Consortium C. Consortium C’s offer contemplated an all-cash transaction for a purchase price of $10.00 to $11.00 per share, and was accompanied by a partially revised draft merger agreement. The consortium’s offer contemplated an all-cash transaction for a purchase price of $9.75 per share and was accompanied by a list of key issues with respect to the draft merger agreement.

Later in the evening of November 2, 2015 and continuing on November 3, 2015, the finance committee held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell. Representatives of Barclays reviewed certain preliminary financial analyses of the Company and the non-binding offers received by the Company, noting that the decrease in value of the bids since the bidder groups’ initial indications of interest likely reflected the downward revisions to the long range plan on October 28, 2015 compared to the previously provided long range plan, and bidders’ perception of increased downside risk due to the heightened regulatory pressure faced by the Company, including the announcement that the U.S. Department of Defense was placing the University of Phoenix on probationary status. Representatives of Barclays and the members of the finance committee also discussed that given the limited visibility of the Company into the likelihood of occurrence and potential magnitude of the material risks to the Company’s performance in the unpredictable operating environment surrounding the Company and the associated challenges faced by management in accurately forecasting the Company’s performance and predicting the effectiveness of initiatives designed to improve the performance of the business and stabilize enrollment and revenue, Barclays would not rely on a discounted cash flow analysis of the Company or the financial projections of the Company for any period beyond the 2016 fiscal year for purposes of its analysis and fairness opinion. Representatives of Sullivan & Cromwell reviewed with the finance committee the terms of the revised draft merger agreement submitted by Consortium C and the key issues list submitted by the consortium. The finance committee determined that it was unable to determine which offer would provide greater certainty to closing, including with respect to the ability of each bidder group effectively to engage with regulators in connection with obtaining the necessary regulatory approvals for a sale of the Company. The finance committee determined to recommend to the board of directors to direct representatives of Barclays and Sullivan & Cromwell to obtain clarifications from each of the bidder groups on the financial and contractual terms of their bids in order to assess the certainty of closing of each bidder group’s bid. In addition, the finance committee requested that representatives of Barclays work with management to prepare additional financial analyses of the Company’s businesses, including the University of Phoenix and the Global business, with a view to further informing the board of directors’ evaluation of the purchase prices offered by the consortium and Consortium C in their non-binding offers.

On November 4, 2015, the board of directors held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell, at which the board of directors agreed to proceed in accordance with the recommendation of the finance committee to seek more information concerning the financial and contractual terms of the offers as well as the stand-alone valuation of the Company. At this meeting, representatives of Barclays and members of the board of directors discussed that given the limited visibility of the Company into the likelihood of occurrence and potential magnitude of the material risks to the Company’s performance in the unpredictable operating environment surrounding the Company and the associated challenges faced by management in accurately forecasting the Company’s performance and predicting the effectiveness of initiatives designed to improve the performance of the business and stabilize enrollment and revenue, Barclays would not rely on a discounted cash flow analysis of the Company or the financial projections of the Company for any period beyond the 2016 fiscal year for purposes of its analysis and fairness opinion.

On November 5, 2015, representatives of Barclays and Sullivan & Cromwell contacted each of the consortium and Consortium C to discuss and further clarify the terms proposed in their offers, including the terms related to certainty of closing with respect to financing and regulatory matters. On a call with representatives of Barclays and Sullivan & Cromwell on the morning of November 5, 2015, representatives of Consortium C confirmed that there would not be any condition to closing relating to the obtaining of financing, as the purchase price would consist of all equity. On a call with representatives of the consortium later that afternoon, representatives of the consortium represented that while the purchase price would consist of all equity financing, the closing of the transaction would be conditioned on the ability of the consortium to obtain a revolving credit facility for the Company at closing in an amount sufficient to support the liquidity of the Company going forward (including working capital requirements and any letter of credit required by the U.S.

Department of Education), as the Company’s existing credit facility expires in April 2017 and the Company would need to obtain consent from the lenders thereunder prior to closing. Each bidder group expressed its inability to discuss certainty of closing with respect to regulatory approvals in greater detail before having had the opportunity to discuss the transaction with the applicable regulators.

On November 6, 2015, the finance committee held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell. The finance committee discussed the benefits and risks associated with both offers, including certainty of closing and the perceived ability of each bidder group to engage in effective discussions with regulators regarding approval of a sale. The finance committee expressed concern about the consortium’s proposal because of increased closing risk posed by the financing condition in connection with obtaining a new revolving credit facility. The finance committee also expressed concerns around risks to the Company’s liquidity in the event the Company remained a standalone company and needed to obtain a new revolving credit facility or renew the Company’s existing credit facility. The finance committee also discussed whether the purchase price being offered by either bidder group was in the best interests of shareholders. After further discussion with management and representatives of Barclays and Sullivan & Cromwell, the finance committee determined that, based on the higher proposed price by Consortium C, the greater certainty of closing due to the absence of any financing condition, whether to fund the purchase price or to obtain a revolving credit facility to establish liquidity for the Company post-closing, and the perceived ability of Consortium C to engage more effectively with regulators, Consortium C’s proposal was reasonably likely to become the most attractive proposal to acquire the Company and that the finance committee therefore would be willing to permit the Company to enter into a short-term exclusivity arrangement with Consortium C. The finance committee authorized representatives of Barclays and Sullivan & Cromwell to engage in discussions with the advisors to Consortium C on the terms of the exclusivity agreement and instructed such representatives to communicate that improvement to the proposed purchase price would be required in order for the finance committee to recommend the offer to the board of directors. Later that evening, representatives of Barclays informed the financial advisor to Consortium C of the finance committee’s decision. The finance committee also determined to retain a second independent financial advisor to perform additional financial analysis with respect to the valuation of the Company and, if requested, to render a fairness opinion with respect to a potential transaction to provide the board of directors with an additional independent view on the Company’s valuation.

In early November, after consulting with the finance committee, management contacted applicable regulators, including the HLC, to inquire whether such regulators would be willing to permit the Company additional time to submit certain materials necessary in order for the Company to undergo a change of control.

On November 8, 2015, the Company and the board of directors retained Evercore Group L.L.C., which we refer to as Evercore, as an additional financial advisor.

Later that evening, outside counsel to Consortium C provided an initial draft of an exclusivity agreement to Sullivan & Cromwell. Over the course of the following forty-eight hours, Sullivan & Cromwell and the outside counsel to Consortium C negotiated terms of the exclusivity agreement, including an expense reimbursement provision requested by Consortium C.

On November 9, 2015, based on a revised draft exclusivity agreement prepared by outside counsel to Consortium C, representatives of Sullivan & Cromwell became aware that Najafi no longer appeared to be a member of Consortium C. The following evening, advisors to Consortium C confirmed that Najafi was no longer a member of Consortium C due to discord among the members of Consortium C.

Between November 11 and November 13, 2015, representatives of Sullivan & Cromwell and Barclays contacted advisors to Consortium C in order to further engage on the draft exclusivity agreement, but were unable to engage substantively with the advisors.

On November 13, 2015, the financial advisor to Consortium C informed representatives of Barclays that Consortium C was not willing to move forward with negotiating an exclusivity agreement or the transaction more generally unless the board of directors confirmed that Consortium C’s offer price of $10.00-$11.00 per share was acceptable, and the board of directors and the trustees confirmed their willingness to sell the Company to Consortium C for $10.00-$11.00 per share. Consortium C also noted that $11.00 would represent a best case with no risks identified in diligence.

Later that afternoon, the finance committee held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell, at which the finance committee was informed of Consortium C’s requirements to proceed in negotiations with the Company. The finance committee expressed concern regarding Consortium C’s internal discord and demonstrated inability to proceed expeditiously since the confirmation of its offer on November 5. After further discussion with members of management and representatives of Barclays and Sullivan & Cromwell, the finance committee directed Barclays to contact AGM to gauge its level of interest in continuing negotiations with the Company in light of the anticipated timing for the submission of certain regulatory filings in connection with a potential sale of the Company.

Following the finance committee meeting, representatives of Barclays contacted representatives of AGM, during which representatives of AGM indicated that AGM would be willing to move forward with the sale process without an exclusivity agreement or clarification of the board of directors’ willingness to sell the Company, and at what price, and that it would work with management and Barclays to perform additional due diligence on the Company and explore whether it could increase its proposed purchase price.

On November 17, 2015, Bidder A sent to Gregory Cappelli, the chief executive officer of the Company, a written expression of its interest to re-enter the sale process and its desire to be re-partnered with Vistria. Representatives of Barclays contacted Bidder A to inform them that they would be granted access to the electronic data room but that Bidder A would not be permitted to engage in discussions with Vistria at this time in order to ensure that Bidder A would make an independent determination on a proposed purchase price. On November 23, 2015, Barclays sent a formal process letter to Bidder A, including a date by which Bidder A would be required to submit a non-binding offer and revised draft merger agreement to the Company.

On November 20, 2015, the finance committee held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell. Representatives of Barclays reviewed with the finance committee their discussions with AGM and Bidder A.

On November 25, 2015, Bidder A withdrew from the process, citing significant declines in the Company’s forecasts and increasing uncertainty in the outlook for the University of Phoenix.

On December 4, 2015, the finance committee held a meeting that was also attended by certain members of management and representatives of Barclays, Evercore and Sullivan & Cromwell. Representatives of Barclays reviewed certain preliminary financial analyses of the Company, including preliminary financial analyses of different components of the Company’s businesses, including the University of Phoenix and the Global business. Following the completion of Barclays’ presentation to the finance committee, representatives of Evercore discussed the valuation methodologies used in their financial analysis of the Company, which included a selected peer group analysis, premiums paid analysis, research analyst price targets analysis, trading prices analysis, sum-of-the-parts analysis and sponsor ability-to-pay analysis. Representatives of Evercore also informed the finance committee that it would assign little or no weight to its discounted cash flow analysis of the Company, given the difficulty in the Company’s ability to forecast in the current environment.

On December 5, 2015, the board of directors held a meeting that was also attended by certain members of management and representatives of Barclays, Evercore and Sullivan & Cromwell. Management reviewed with the board of directors management’s liquidity projections for fiscal year 2016, assuming the Company was to remain a standalone public company. Management reiterated from prior discussions that the Company’s ability to utilize its liquidity was constrained by the U.S. Department of Education financial responsibility composite score requirements, also noting that the credit markets have been tightening for private education providers and that one of the Company’s largest lenders had informed management of its intent to cease providing credit to companies in the proprietary education sector. Management further stated that the tightening credit markets for the proprietary education sector, combined with the Company’s declining cash flows, will result in less capital being available to the Company and higher costs for the available capital, thus resulting in an expectation that the Company’s borrowing capacity will be lower than its current level upon the expiration of the Company’s revolving credit facility in 2017. Management also noted that, due to financial responsibility composite score requirements, the Company had only limited excess cash available to pursue any significant acquisitions, which foreclosed the possibility of meaningful additional inorganic growth for the Global business. Management also indicated that the Company may be required to record a goodwill impairment charge for the University of Phoenix as a result of the significant decline in the Company’s market capitalization, which will further reduce the Company’s financial responsibility composite score calculation. Representatives of Barclays then reviewed preliminary financial analyses of the Company, including preliminary financial analyses of different components of the Company’s businesses, including the University of Phoenix and the Global business. Representatives of Evercore discussed the valuation methodologies used in their financial analysis of the Company, which included a selected peer group analysis, premiums paid analysis, research analyst price targets analysis, trading prices analysis, sum-of-the-parts analysis and sponsor ability-to-pay analysis. Representatives of Evercore also informed the board of directors that it would assign little or no weight to its discounted cash flow analysis of the Company, given the difficulty in the Company’s ability to forecast in the current environment. The finance committee recommended to the board of directors to proceed with AGM in the process at a price in the range of $12.00 to $13.00 per share without any financing condition, whether to fund the purchase price or to obtain a revolving credit facility to establish liquidity for the Company post-closing, and the board of directors agreed to authorize proceeding in this manner. At the direction of the board of directors, representatives of Barclays informed AGM of the decision of the board of directors.

On December 7, 2015, Mr. Sperling received an unsolicited written letter from an investment firm, which we refer to as Firm F, expressing interest in acquiring BPP Holdings Limited, which we refer to as BPP. Firm F’s indication of interest was based on publicly available information, without any due diligence, and materially inaccurate assumptions with respect to the projected profitability of BPP. The board of directors instructed representatives of Barclays and Credit Suisse to engage with Firm F to clarify the terms of its proposal, which representatives of Barclays and Credit Suisse did shortly thereafter.

On December 8, 2015, representatives of AGM informed representatives of Barclays that AGM would be willing to negotiate an acquisition of the Company at a price of $10.00 per share and a targeted signing date of January 11, 2016, prior to the Company’s scheduled earnings release for the first quarter of fiscal year 2016 and the anticipated deadline of January 15 for the submission of certain regulatory filings in connection with a potential sale of the Company. AGM noted that the proposed purchase price reflected a significant risk adjustment for potential continued underperformance of the University of Phoenix relative to management’s projections due to the lack of actual leading indicators suggesting that the Company operational performance was consistent with management’s projections. AGM indicated that in the alternative, it would also be willing to revisit the possibility of acquiring the Company at a higher price in the future, subject to seeing financial results of the Company that reflect a positive trend in response to the implementation of the University of Phoenix’s turnaround strategy.

On December 9, 2015, the audit committee held a meeting at which the audit committee and certain members of management discussed, among other things, the Company’s forecasted financial responsibility composite score for fiscal year 2016. Management noted at this meeting that the Company may be required to record a goodwill impairment charge that would result in a reduction in the Company’s financial responsibility composite score (which is calculated annually as of fiscal year end). Management further noted that an impairment charge for the University of Phoenix goodwill, combined with potential additional charges or deterioration in the Company’s financial results during its fiscal year 2016, could result in the Company’s financial responsibility composite score falling below 1.5, which could result in the Company being required to post a letter of credit in favor of the U.S. Department of Education or the U.S. Department of Education potentially imposing heightened cash monitoring or other requirements pertaining to the disbursement of Title IV funds. In addition, a financial responsibility composite score below 1.5 would constitute an event of default under the Company’s revolving credit facility, thus rendering the revolving credit facility unavailable for the posting of any required letter of credit, and the Company would have no assurance that other financing sources would be available on terms acceptable to the Company or at all.

Also on December 9, 2015, the board of directors held a meeting that was attended by certain members of management and representatives of Barclays, Sullivan & Cromwell and Quarles & Brady LLP, outside counsel to the Company. Representatives of Barclays reviewed with the board of directors their discussions with AGM. The board of directors expressed concern that revisiting a possible sale in the future would not guarantee that AGM would increase the proposed purchase price and would expose the Company to significant continued execution risks and make it difficult if not impossible to meet a deadline required by regulators. The board of directors, however, reached a consensus that it would not move forward at this time with a sale of the entire Company to AGM at a price of $10.00 per share. The board of directors then discussed strategic alternatives to a possible sale of the entire Company, including the Company’s execution of its long-range plan and the University of Phoenix’s transformation plan and the possibility of reclassifying the Company’s dual-class share structure in connection with a private investment in public equity transaction to provide the Company with additional liquidity. The members of the board of directors expressed concern over the regulatory and political headwinds facing the Company and the continued decline of the Company’s share price.

The board of directors then turned to a discussion of the unsolicited indication of interest from Firm F regarding an acquisition of BPP. The board of directors discussed the impact of a sale of BPP on the Company, were it to remain a standalone public company, as BPP constitutes the majority of the Global business, including the likelihood that such a sale could strand the Company with significant costs relating to infrastructure or other shared services currently used for BPP, the limitations on the Company’s ability to build and grow the Global business, the possibility that the Company would exit from the Global business altogether and the ensuing impact on the long range plan and stability of the Company, given that the long range plan was supported in later years by the expected transition to profitability of the Global business and substantial longer term margin expansions captured through the shared infrastructure and expected synergies in the Global business. The directors also considered the effects of a sale of BPP on the strategic alternatives process, including the likelihood that the remainder of the Global business and/or the Company would become less marketable to potential investors. After discussion with members of management and representatives of Barclays and Sullivan & Cromwell, the board of directors concluded that a sale of BPP alone would significantly undermine the strategic rationale and value of the Global business, making it significantly more challenging for the Company to execute its strategies as a standalone company or to undertake strategic alternatives.

After an overnight recess, the board of directors continued its meeting on December 10, 2015. Citing their concern with the continuing regulatory and political pressures faced by the Company, the ability of the Company to execute its transformation plan, the adverse impact that the Company’s required public company disclosures have on the Company market price and enrollments, the liquidity issues that could be exacerbated by the exit of one or more lenders from the proprietary education sector and the unlikelihood of a substantial recovery of the share price over the next two to three years, the board of directors reached a consensus to move forward with AGM with respect to a transaction for a sale of the entire Company at a proposed purchase price of $11.00 per share with no financing condition, whether to fund the purchase price or to obtain a revolving credit facility to establish liquidity for the Company post-closing, subject to announcing a transaction prior to the Company’s earnings announcement scheduled for January 11, 2016, and to authorize the Company to enter into a short-term exclusivity arrangement with AGM on this basis. The board of directors also formed an ad hoc committee, which we refer to as the transition committee, consisting of Manuel Rivelo, Dana Born and Ms. Bishop, and authorized the transition committee to further explore alternatives to the sale process on a parallel track.

Later that evening, representatives of Barclays informed AGM of the board of directors’ decision and engaged in numerous discussions with AGM over the next three days. Barclays also contacted Vistria, who had previously indicated a willingness to be teamed up with another potential bidder, provided that Vistria’s evaluation of any potential partnership with another bidder would be independent of Vistria’s prior work. Vistria indicated a willingness to partner again with AGM.

Also on December 10, 2015, Mr. Sperling and Mr. Langenbach received an unsolicited written letter from an investment firm, which we refer to as Firm G. Similar to the indication of interest from Firm F, Firm G’s indication of interest was also based on publicly available information, without any due diligence. After discussion, members of the board of directors concluded that their previous determination regarding the sale of BPP remained unchanged.

On December 13, 2015, representatives of the consortium informed representatives of Barclays that they would not accept the board of directors’ counter-offer and would not be willing to move forward at a price of $11.00 per share. However, representatives of the consortium indicated that the consortium would be willing to pursue an acquisition of the Company at a price of $10.50 per share. In that conversation, representatives of the consortium and Barclays did not discuss whether the Company would be required to obtain a credit facility for its post-closing liquidity needs prior to signing.

Also on December 13, 2015, the board of directors held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell, at which the board of directors reached a consensus to proceed with negotiating a potential sale of the Company with the consortium at a price of $10.50 per share. Later that evening, at the direction of the board of directors, representatives of Barclays informed the consortium of the directors’ decision and agreed to move forward in negotiating a sale of the Company, including the entry into an exclusivity agreement.

Beginning the week of December 13, 2015, certain members of the board of directors, including the trustees, and members of senior management engaged in meetings with senior members of AGM and Vistria to discuss certain aspects of a potential sale of the Company. Members of management and representatives of Barclays also engaged in discussions with the consortium and its advisors regarding business, legal, financial and regulatory due diligence of the Company.

On December 18, 2015, the Company entered into an exclusivity agreement with the consortium that provided for exclusivity until 5:00 p.m. on January 11, 2016, subject to automatic one-week extensions that could be terminated by either party with one day’s advance notice to the other party.

On December 21, 2015, the finance committee held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell. Representatives of Barclays reviewed with the finance committee the status of discussions with the consortium. Management discussed the upcoming earnings release for the first quarter of fiscal year 2016, including the fact that the Company was in the process of re-forecasting its projections for the next nine months and expected to make further downward revisions to management’s projections. Representatives of Barclays noted that while the updated projections had not yet been finalized or provided to the consortium, the consortium was generally aware based on its due diligence of the Company’s performance that there would be downward revisions reflected in the upcoming earnings release and that recent changes to the Company’s strategy as part of the University of Phoenix’s transformation plan, including changes in start dates and a reduction in affiliate marketing spend, had introduced greater uncertainty in relation to new enrollments. The Company provided the consortium with fully updated forecasts on December 31, 2015, which we refer to as the December Forecast, which reflected downward revisions to the previously provided long range plan.

Throughout the remainder of December and early January, representatives of Barclays and members of management continued to engage in discussions with the consortium and its advisors regarding business, legal, financial and regulatory due diligence of the Company.

In the evening of December 23, 2015, Paul, Weiss, Rifkind, Wharton & Garrison LLP, outside counsel to the consortium, which we refer to as Paul Weiss, sent to Sullivan & Cromwell a partially revised draft merger agreement that did not include comments from the consortium’s outside regulatory counsel. The revised draft merger agreement also indicated that among other things, the consortium wished to discuss the availability at closing of a revolving credit facility to support the Company’s post-closing liquidity requirements (including working capital requirements and any letter of credit required by the U.S. Department of Education). Further, the revised draft merger agreement also requested that the trustees and certain members of management agree to vote in favor of the transaction. In subsequent conversations with Barclays, the consortium reiterated that it intended to proceed with an all-equity transaction to acquire the Company, but that a new revolving credit facility for the Company would need to be obtained by signing because, should the U.S. Department of Education impose a letter of credit requirement in connection with the change of control of the Company, in the absence of a revolving credit facility the consortium would be required to contribute additional equity to the Company to cash collateralize a letter of credit.

Beginning on December 24, 2015, with a view to eliminating the need for a closing condition related to securing a new revolving credit facility for the Company, representatives of Credit Suisse and members of management contacted eleven banks, including the three lead banks in the Company’s existing revolving credit facility, to obtain commitments for a new revolving credit facility prior to the targeted signing date of January 11, 2016. Management also analyzed options to cash collateralize a letter of credit for the Company using existing assets of the Company. Members of management and representatives of Barclays also discussed with the consortium the possibility of bringing Najafi into the process as a potential co-investor.

In the course of discussions near the end of December, the consortium informed representatives of Barclays and members of management of their increasing concern over the continued decline and underperformance of the business and the challenges faced by management in accurately forecasting the Company’s performance and predicting the effectiveness of initiatives designed to improve the performance of the business and stabilize enrollment and revenue.

On December 30, 2015, Sullivan & Cromwell sent to Paul Weiss a revised draft of the merger agreement.

On December 31, 2015, management gave presentations concerning the Company’s financial performance and certain other due diligence matters to potential lenders of the new post-closing revolving credit facility and requested feedback on the potential lenders’ willingness to participate in the new revolving credit facility. As the Company approached the targeted January 11, 2016 signing date, the Company learned that there was insufficient interest from the potential lenders in participating in the new revolving credit facility, with many of the banks indicating the challenges of lending into the proprietary education sector.

On January 4, 2016, the audit committee held a meeting that was attended by certain members of management, where management indicated that the Company would be recording a goodwill impairment charge for the first quarter of fiscal year 2016. On that same day, the finance committee also held a meeting that was attended by certain members of the board of directors, certain members of management and representatives of Barclays and Sullivan & Cromwell. Representatives of Barclays reviewed with the finance committee the status of discussions with the consortium, including updates on the status of management’s efforts to obtain commitments for a new revolving credit facility prior to January 11, 2016 and the possible inclusion of Najafi as a potential co-investor. The finance committee also reviewed the earnings to be released on January 11, which, among other things, indicated that the University of Phoenix expected to fall short of its projected revenue in fiscal year 2016 by more than $130 million. The finance committee expressed concerns regarding the challenges faced by management of the University of Phoenix in accurately predicting the effectiveness of initiatives designed to improve the performance of the business and stabilize enrollment and revenue. The finance committee also noted that further downward revisions to the expected performance of the University of Phoenix in fiscal year 2016 could have a negative impact on the Company’s share price, potentially increasing the risk of the imposition of further goodwill impairment charges and additional restructuring charges, each of which could put the Company at further risk of the U.S. Department of Education financial responsibility composite score falling below 1.5 for fiscal year 2016.

On January 6, 2016, AGM invited Najafi to join the consortium as a co-investor.

On January 7, 2016, the Company contacted applicable regulators, including the HLC, to inquire whether such regulators would be willing to permit the Company additional time to submit certain materials necessary in order for the Company to undergo a change of control.

On January 8, 2016, the board of directors held a meeting that was also attended by certain members of management and representatives of Barclays and Sullivan & Cromwell. Representatives of Barclays reviewed with the board of directors the status of negotiations with the consortium, including the impact of the state of the debt financing market for a new revolving credit facility on management’s efforts to obtain commitments by January 11, 2016. The members of the board of directors noted their concern as to whether lenders would be willing to replace the current revolving credit facility upon its expiration in April 2017, given that many of the lenders had declined the opportunity to participate in a new credit facility upon closing of an acquisition of the Company by the consortium, and that the Company may need to assume that its liquidity going forward would be based on current cash balances and future cash flows alone. The board of directors also noted that keeping the option of a potential sale of the Company open through February 5, the anticipated date by which the Company would need to submit certain regulatory filings in connection with a potential sale of the Company, would give the Company additional time to prepare and implement other strategic alternatives. The board of directors directed management and the Company’s advisors to continue negotiations with the banks and the consortium. The board of directors then considered and subsequently approved the adoption of an exclusive forum bylaw. After consulting with Sullivan & Cromwell regarding the Company’s legal obligations, the board of directors also decided to publicly announce the Company’s exploration of strategic alternatives, including a potential sale of the Company, on January 11, 2016.

Also on January 8, 2016, at management’s direction, representatives of Barclays made available to representatives of AGM a summary of earnings guidance for fiscal year 2016.

Before the market opened on January 11, 2016, the Company announced its earnings for the first quarter of fiscal year 2016, which included $73.4 million of goodwill impairment charges relating to the University of Phoenix and Western International University, primarily due to the recent substantial decline in the price of the Company’s Class A common stock. The Company also publicly issued guidance that had been lowered compared to the December Forecast, due to, among other things, significant deterioration in the University of Phoenix forecast in the 75 days leading up to earnings release and increased revenue downside risk due to the impact of lower new degreed enrollments, higher net drops, increased need for discounts, reduced course frequency and programmatic changes related to gainful employment regulations. Also before the market opened on January 11, the Company, on behalf of the board of directors, issued a press release disclosing the Company’s exploration of strategic alternatives, including a potential sale of the Company. Later that same day, the press began to report possible involvement of AGM as a potential buyer in the process, including speculation on the proposed purchase price.

On January 12, 2016, the press began to report possible involvement of Vistria as a co-investor with AGM.

Also on January 12, 2016, the Company received a letter from its shareholder First Pacific Advisors expressing disagreement with a potential sale of the Company.

Following the announcement of the strategic review on January 11, 2016, Barclays and Credit Suisse received unsolicited telephone calls and emails from five investment firms expressing interest in learning more about the Company and potentially engaging in discussions around a potential investment in the Company and an unsolicited expression of interest from an investment firm interested in learning more about the Global business and potentially engaging in discussions around a potential investment in or acquisition of either the Global business or BPP. The expressions of interest requested more information on the Company or certain parts of the

Company and the state of the Company’s exploration of strategic alternatives, but did not offer specific terms or indicate that the parties were well-informed on the proprietary education sector in general or the Company specifically. The board of directors later discussed each of these expressions of interest with members of management, representatives of Barclays and representatives of Sullivan & Cromwell, after which the board of directors concluded that the potential counterparties would not have sufficient capital to acquire the Company and/or did not demonstrate sufficient levels of interest and willingness to submit a competitive acquisition proposal. None of the five investment firms contacted Barclays or Credit Suisse after the initial expression of interest.

Beginning the week of January 11, 2016, members of management and representatives of Credit Suisse again contacted lenders to discuss feedback and the possibility of obtaining commitments for a new revolving credit facility by February 1, 2016.

On January 15, 2016, the Company was informed by the U.S. Department of Defense that the University of Phoenix’s probationary status in respect of its participation in the Tuition Assistance Program for active duty military personnel had been lifted, effective immediately.

On January 19, 2016, the Company held its annual meeting of holders of Class A shares. Later that afternoon, the board of directors held a meeting at which members of management and representatives of Barclays, Credit Suisse, Evercore and Sullivan & Cromwell were also present. Representatives of Barclays and Sullivan & Cromwell reviewed the status of negotiations and discussions with the consortium, and representatives of Credit Suisse reviewed the status of the debt financing workstream, during which representatives of Credit Suisse noted the challenging state of the financing market. Mr. Cappelli then provided an update with respect to the work undertaken by the strategic consultant, in an effort to assist the Company in identifying potential cost savings and potential stand-alone restructuring alternatives, and the board of directors discussed the potential pros and cons of sharing the strategic consultant’s preliminary work with the consortium. After discussion, the board of directors directed management to share the strategic consultant’s preliminary work with the consortium because the consortium had indicated it needed to see if additional cost savings were available to be implemented prior to submitting its financial model to the banks potentially participating in the new revolving credit facility with a view to progressing the discussions with the banks regarding securing a new revolving credit facility. The board of directors also received an update from the transition committee regarding strategic alternatives available to the Company other than a sale of the Company, including a spin-off of the Global business or private investments in the Company by members of the consortium, and discussed the risks associated with such alternatives.

Also on January 19, 2016, the board of directors received a letter from Schroder Investment Management, a then approximately 14% holder of the Class A shares, that opposed the undertaking of a change of control transaction at the then-current market valuation of Class A shares.

On January 21, 2016, the strategic consultant completed the requested analysis and, at the direction of management, delivered its work product to an accounting firm conducting financial due diligence on behalf of the consortium. The consortium expressed its intention to update its financial model based on this information.

On January 26, 2016, the consortium informed representatives of Barclays that the consortium could not move forward with an acquisition at $10.50, citing as key reasons, among others, the declining performance of the Company (including recent downward revisions to the December Forecast), weakness in current leading indicators and enhanced liquidity risk. The consortium indicated that, however, it would be willing to support a transaction at $9.00 and, at that price, would be willing to take the risk of obtaining a new credit facility.

On January 27, 2016, the finance committee held a meeting at which members of management and representatives of Barclays, Evercore and Sullivan & Cromwell were also present. Representatives of Barclays reviewed the status of negotiations with the consortium, including the revised proposed purchase price.

Representatives of Barclays conveyed the consortium’s explanation that the reduction in price was due to the Company’s repeated downward revisions to its forecasts (including guidance issued by the Company on January 11, 2016, that had been lowered compared to the December Forecast provided to the consortium), the lack of leading indicators for enrollment stabilization and the overall risk to the Company’s ability to achieve the projections set forth in the December Forecast. After extended discussion, the finance committee reached a consensus to make a counterproposal to the consortium at a price of $10.00 per share with no financing condition to closing, whether to fund the purchase price or to obtain a revolving credit facility to establish liquidity for the Company post-closing. Later that evening, representatives of Barclays informed the consortium of the finance committee’s counterproposal.

On January 28, 2016, the consortium provided a counteroffer to representatives of Barclays and Sullivan & Cromwell that outlined two potential offers: one at $9.00 per share and one at $9.50 per share. Each offer would include certain conditions to closing, such as the receipt of certain regulatory consents and the achievement of certain operational metrics by the Company and the University of Phoenix, but the offer with the $9.50 price included additional closing conditions, including securing a new revolving credit facility and achieving additional operational metrics. A representative of AGM communicated to a representative of Barclays that AGM was deeply concerned about the Company’s ability to secure a new revolving credit facility and that, absent such a facility, AGM could be required to contribute additional capital to the Company to back-stop a letter of credit as well as the Company’s liquidity needs more generally.

On or about January 29, 2016, Mr. Sperling and Dr. Herberger each sent a written response to Schroder Investment Management, acknowledging receipt of their letter and indicating that their position would be appropriately considered by the board of directors.

On January 29, 2016, representatives of Barclays and Sullivan & Cromwell discussed with representatives of the consortium the proposals offered by the consortium in order to clarify certain terms therein. Later that afternoon, the board of directors held a meeting at which members of management and representatives of Barclays, Evercore and Sullivan & Cromwell were also present and at which representatives of Barclays and Sullivan & Cromwell provided a detailed summary of the offers proposed by the consortium. Representatives of Sullivan & Cromwell noted in particular that despite the elimination of the risk of obtaining financing to support the liquidity of the Company post-closing in the $9.00 offer, both offers contained significant conditionality and would need to be further discussed and negotiated with the consortium with respect to specific risks. The board of directors emphasized the importance of obtaining greater certainty to closing, and requested that management set up a board of directors’ meeting on January 31, 2016, with members of management of the University of Phoenix the strategic consultant to present information concerning the Company’s ability to satisfy the operational performance conditions proposed by the consortium.

On January 31, 2016, the board of directors held a meeting at which members of management of the Company and of the University of Phoenix and representatives of the strategic consultant, Barclays, Evercore and Sullivan & Cromwell were also present. Members of management of the University of Phoenix reviewed with the board of directors their assessment of the then most current risk profile for the University of Phoenix, including risks that could result in further downward adjustments to management’s forecasts of the financial performance of the University of Phoenix. Members of management of the University of Phoenix also extensively discussed with the board of directors the operational metrics proposed by the consortium and with the strategic consultant on the cost savings plan, after which the board of directors reached a consensus to make a counteroffer to the consortium for $9.50 per share with no financing condition, whether to fund the purchase price or to obtain a revolving credit facility to establish liquidity for the Company post-closing, provided that the consortium could agree to less closing conditionality based on the operational conditions and would agree to enter into a definitive agreement to purchase the Company by February 5, 2016. Later that same evening, representatives from Barclays and Sullivan & Cromwell communicated the board of directors’ counterproposal to the consortium and its advisors.

In the early morning of February 1, 2016, Sullivan & Cromwell sent to Paul Weiss a revised draft merger agreement reflecting the Company’s counteroffer. Also on February 1, 2016, representatives of Barclays and Sullivan & Cromwell and the consortium and its advisors engaged in numerous discussions and negotiations regarding the consortium’s proposed conditions to closing.

On February 2, 2016, representatives of the consortium informed representatives of Barclays that it could offer a price of $9.25 per share, with no financing condition, whether to fund the purchase price or to obtain a revolving credit facility to establish liquidity for the Company post-closing, Representatives of Barclays responded that the board of directors would not accept a price below $9.50 per share. Later that afternoon, the finance committee held a meeting at which members of management and representatives of Barclays, Evercore and Sullivan & Cromwell were also present. Representatives of Barclays reviewed the status of negotiations with the consortium.

Later that same evening, the advisors to the consortium sent a revised draft merger agreement to Sullivan & Cromwell. Over the course of the next two days, representatives of Barclays and Sullivan & Cromwell and the consortium and its advisors engaged in several discussions and negotiations regarding the merger agreement and other transaction agreements. Farella, Sullivan & Cromwell and Paul Weiss also negotiated the terms of the voting and support agreement to be entered into by the Apollo Class B Voting Stock Trust No. 1, and Sullivan & Cromwell and Paul Weiss negotiated the terms of the voting and support agreements to be entered into by the other parties.

In the early morning of February 4, 2016, Sullivan & Cromwell sent a revised draft of the merger agreement to Paul Weiss. Later that same morning, a representative of AGM inquired in discussions with management whether it would be productive for AGM to consider seeking internal approval to potentially increase the purchase price to $9.75 per share if the Company agreed to condition the closing of the sale of the Company on the consortium’s ability to obtain a revolving credit facility to support the Company’s liquidity post-closing, noting that the board of director’s counterproposal of January 31, 2016, did not include any financing condition. Over the course of the day, representatives of Barclays and Sullivan & Cromwell continued to negotiate the closing conditions with the consortium and its advisors.

Later in the evening of February 4, 2016, the board of directors held a meeting at which members of management and representatives of Barclays, Evercore and Sullivan & Cromwell were also present. Representatives of Barclays and Sullivan & Cromwell reviewed with the board of directors the current status of negotiations with the consortium and the terms and conditions of the draft merger agreement. After extensive discussion with its advisors, the board of directors reached a consensus to offer to the consortium two options, where the board of directors would agree to a price of $9.50 or $9.75 per share, depending on the level of closing conditionality, other than with respect to financing, whether to fund the purchase price or to obtain a revolving credit facility to establish liquidity for the Company post-closing, the risk of which would reside with the consortium in either case. Later that same evening, representatives of Barclays communicated the board of directors’ counterproposal to the consortium.

Also on February 4, 2016, the Company received a second investigative subpoena from the Office of the Attorney General of the State of California seeking the production of documents and information regarding a broad spectrum of the business and practices of the Company and its subsidiaries, including the University of Phoenix.

In the early morning of February 5, 2016, Paul Weiss circulated a revised draft of the merger agreement. Later that afternoon, the consortium agreed to a price of $9.50 per share, with no financing condition to closing, whether to fund the purchase price or to obtain a revolving credit facility to establish liquidity for the Company post-closing, and improved conditions with respect to regulatory and operational matters.

In the afternoon of February 5, 2016, the board of directors held a meeting at which members of management and representatives of Barclays, Evercore and Sullivan & Cromwell were also present. Representatives of Sullivan & Cromwell provided an update on the revised terms of the draft merger agreement.

The board of directors engaged in an extensive discussion regarding the revised terms of the merger agreement, including the level of closing conditionality.

Over the course of February 5 and 6, 2016, representatives of Barclays and Sullivan & Cromwell continued to negotiate the closing conditions with the consortium and its advisors, and Sullivan & Cromwell and Paul Weiss continued to exchange drafts of the merger agreement and other transaction documents.

Also on February 5, 2016, the Company contacted applicable regulators, including the HLC, to inquire whether such regulators would be willing to permit the Company additional time to submit certain materials necessary in order for the Company to undergo a change of control.

In the afternoon of February 6, 2016, the board of directors held a meeting at which members of management and representatives of Barclays, Evercore and Sullivan & Cromwell were also present. Barclays rendered its oral opinion to the board of directors (which was subsequently confirmed by delivery of a written opinion dated February 7, 2016), that as of such date and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, from a financial point of view, the consideration to be offered to the holders of the Company’s common stock (other than excluded shares) in the merger, taken in the aggregate, is fair to such holders. Evercore rendered its oral opinion to the board of directors (which was subsequently confirmed by delivery of a written opinion dated February 7, 2016), that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be offered to the holders of the Company’s common stock (other than excluded shares) in the merger, taken in the aggregate, is fair, from a financial point of view, to such holders. Representatives of Sullivan & Cromwell provided an update on the revised terms of the draft merger agreement. The board of directors engaged in an extensive discussion regarding the proposed transaction, after which the board of directors determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to and in the best interests of the Company and its shareholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger), and resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a meeting of shareholders, and recommended that the shareholders of the Company vote to adopt the merger agreement. The board of directors also approved the entry into the ancillary agreements to the merger agreement, including the voting and support agreement with the Apollo Class B Voting Stock Trust No. 1, which would obligate the Company to obtain prepaid management liability insurance policies on behalf of the trustees.

Thereafter on February 7, 2016, Parent, Merger Sub and the Company executed the merger agreement and the related documents, and prior to the market open on February 8, 2016, the Company and the consortium issued a joint press release announcing the execution of the merger agreement.

In March 2016, in discussions with representatives of Barclays, representatives of Firm F confirmed the termination of their offer of December 7, 2015 to acquire BPP and that Firm F had no further interest in acquiring BPP, even in the case where the merger agreement had been terminated.

Re asons for the Merger; Recommendation of the Company’s Board of Directors

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement.

The board of directors, at a meeting held on February 6, 2016, determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to, and in the best interests of, the Company and its shareholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger), and resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders, and recommended that the shareholders of the Company vote to adopt the merger agreement. The board of directors consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any order of relative importance) that the board of directors believes support its decision and the fairness of the proposed pricing:

Increasing Competition and Execution Risks of Long Range Plan

•	the intense and increasing competition faced by the proprietary education sector, due to:

•	the increased focus in recent years of traditional non-profit institutions on distance learning and online education offerings, including through developing online programs through partnerships with online program management companies;

•	the benefits available to traditional non-profit educational institutions from (i) the availability of direct and indirect government subsidies, government and foundation grants, large endowments, tax-deductible contributions and other financial resources not available to proprietary educational institutions and (ii) the lack of certain restrictions on operations, such as compliance with the 90/10 rule and gainful employment regulations;

•	the decline in the growth rate of the post-secondary student population;

•	the material and continuing declines in enrollment, revenue and EBITDA of the University of Phoenix on average throughout the period since 2010;

•	the uncertainties and execution and other risks associated with the Company’s long range plan, including both the risk that the Company will not be able to execute the long range plan as projected and the risk that, even if executed as projected, the long range plan could have unanticipated adverse impacts on the Company’s operational and financial performance. For example, the board of directors considered that the Company’s long range plan assumes that the significant cost reductions included in the plan are achievable without adversely impacting student enrollment and retention;

•	the limited visibility of the Company into the likelihood of occurrence and potential magnitude of the material risks to the Company’s performance in the unpredictable operating environment surrounding the Company and the associated challenges faced by management in accurately forecasting the Company’s performance and predicting the effectiveness of initiatives designed to improve the performance of the business and stabilize enrollment and revenue (and the concomitant unreliability of a discounted cash flow analysis as a valuation methodology for the Company). For example, management of the Company revised its full-year net revenue guidance and full-year operating income guidance downward in each of the first three fiscal quarters of 2015, and the Company missed the guidance it had provided at the beginning of fiscal year 2015 for net revenue by over $230 million and for operating income by approximately $100 million. In addition, on January 11, 2016, the Company issued guidance that had been lowered compared to the December Forecast (as defined in “The Merger—Certain Company Forecasts” on page [●]);

•	the long-running challenges faced by the Company in its efforts to keep pace with declining enrollments, especially in light of the extent of prior cost reduction initiatives, as the University of Phoenix has continually sought, but has been unsuccessful in achieving, enrollment stabilization;

•	while the Company’s educational programs based outside the U.S., which we refer to as the Global business, continues to grow, it remains unprofitable and continues to be overshadowed by the size and overall declining performance of the University of Phoenix;

Regulatory Matters and Other Extrinsic Factors Impacting the Performance of the Company

•	the operating environment for the proprietary education sector continues to present challenges for the Company that have had an adverse impact on the Company’s market valuation and may adversely impact the Company’s financial performance in the future. Recent actions taken against the Company include the following:

•

the U.S. Department of Defense placed the University of Phoenix on probation in October 2015, temporarily suspending the U.S. Department of Defense tuition assistance for new students. While the U.S. Department of Defense subsequently removed the University of Phoenix from probationary status, the Company remains subject to heightened monitoring for the next 12 months and an enhanced compliance review process during Federal Fiscal Year 2017, and further heightened monitoring requirements could impact the Company’s administration of U.S. Department of Defense tuition assistance for students;

•	following the notice of probation from the U.S. Department of Defense described above, the Veterans Administration announced the commencement of the University of Phoenix annual compliance survey, with an accelerated schedule and increased scope relative to prior years, which was completed with no adverse action imposed against the University of Phoenix by the Veterans Administration;

•	the Company has received from the FTC and California Attorney General investigatory demands for information, which may take many years to resolve and could result in continuing pressure on our share price; this ongoing regulatory pressure is illustrated by the second subpoena issued to the Company by the California Attorney General in February 2016 evidencing an expansion of the investigation beyond military students;

•	the U.S. Department of Education has notified the University of Phoenix that for the duration of the month-to-month continuation of the University of Phoenix’s Program Participation Agreement, the original term of which expired in 2012 and has been pending renewal since then, the University of Phoenix must obtain prior approval from the U.S. Department of Education of substantial changes, including (i) the establishment of additional locations, (ii) any increase in the level of academic offering beyond those listed in the Institution’s Eligibility and Certification Approval Report and (iii) the addition of any educational program (including degree, nondegree, or short-term training programs). Some of these substantial changes include changes that previously could be implemented by the University of Phoenix upon notice to the U.S. Department of Education and without the U.S. Department of Education’s prior approval;

•	Congressional hearings and roundtable discussions have been held regarding various aspects of the education industry, and reports have been issued that are highly critical of proprietary educational institutions and include a number of recommendations that might be considered by Congress in connection with the upcoming reauthorization of the Federal Higher Education Act; and

•	the U.S. Department of Education has formed an inter-agency task force involving multiple Federal agencies and departments including the Federal Trade Commission, the U.S. Departments of Justice, Treasury, Defense and Veterans Affairs, the Consumer Financial Protection Bureau, the Securities and Exchange Commission, and numerous state attorneys general, to coordinate activities and share information to protect students from unfair, deceptive and abusive policies and practices;

•	changes in the interpretation or enforcement of certain regulations or the adoption of new regulations have resulted, and may continue to result, in operational changes that may, or continue to, adversely impact the Company’s financial performance, including the elimination of certain programs and other program and/or pricing changes to address the gainful employment regulations. These changes in the interpretation or enforcement of certain regulations or the adoption of new regulations may make it increasingly difficult to manage compliance with gainful employment regulations and the 90/10 rule;

•	the Company’s regulatory profile is likely to remain very sensitive to any changes in political conditions, including the outcome of the 2016 U.S. presidential and Congressional elections;

•	the challenges associated with implementing the Company’s transformation plan as a publicly traded company, because of the effect of the execution of such plan on near-term enrollment and retention levels and analysts’ perception of the same;

•	the challenges of maintaining the brand and reputation of the University of Phoenix in the current regulatory environment and the potential impact of the implementation of the Company’s transformation plan on the brand and reputation of the University of Phoenix and its ability to enroll and retain students;

•	the increased presence in recent years of short-sellers trading in the Company’s Class A common stock and seeking to profit from the negative impacts of the challenging regulatory environment surrounding the Company and the proprietary education sector and the additional negative attention that may be placed on the Company by such short-sellers seeking to profit from any erosion of the Company’s brand perception, which could impact the Company’s ability to enroll and retain students;

•	the decline of the Company’s revenue and adjusted EBITDA by approximately 51% and 81%, respectively, and of the share price of the Company’s Class A common stock by approximately 81%, since 2011;

Liquidity and Credit Issues

•	the impact of one-time costs associated with the implementation of cost reduction measures on the Company’s cash balance (including, since 2010, approximately $417.4 million in restructuring expenses and $267.8 in restructuring payments);

•	the Company recorded $73.4 million of goodwill impairment charges relating to the University of Phoenix and Western International University, primarily due to the recent substantial decline in the Company’s market capitalization. These impairment charges increase the Company’s fiscal year 2016 total operating expenses, which in turn will negatively impact the Company’s fiscal year 2016 U.S. Department of Education financial responsibility composite scores to be calculated as of August 31, 2016. If the Company’s cash balances, profitability and/or the price of the shares of Class A common stock continue to decline, including as a result of additional goodwill impairment charges, our fiscal year 2016 financial responsibility composite score as determined by the U.S. Department of Education could fall below 1.5, resulting in the possible consequences described below. Although management of the Company believes it could take certain measures to bolster its financial responsibility composite scores, if needed, these measures may require material modifications to its business and strategy that could have significant adverse effects on the Company’s future revenue and profitability;

•	the credit markets have been tightening for private education providers and, in particular, certain lenders have advised the Company that they intend to reduce their exposure to the proprietary education sector or exit the sector entirely, which may result in less debt capital being available to the Company and higher costs for the available capital when the Company’s revolving credit facility, which provides additional liquidity for the Company, expires in April 2017;

•	the unlikelihood that the Company will be able to access equity capital markets in the next few years, as the exploration of the sale process revealed that many financial investors declined to consider investing in the proprietary education sector;

•	the cash on the Company’s balance sheet is not available for distribution to the Company’s shareholders, including for the purposes of a cash dividend or share repurchase, due to, among other reasons,

•	the possibility that we will need to use cash on hand to fund operations if costs cannot be reduced to align with our lower enrollment and revenue or if we are unable to renew our revolving credit facility on acceptable terms or at all;

•	the expectation that we will incur material charges associated with future restructuring activities, as costs may be further reduced to align with revenues and prevent further declines in revenues;

•	the need to maintain our U.S. Department of Education financial responsibility composite score. If we do not achieve a composite score of at least 1.0, in addition to being required to post a substantial letter of credit that may need to be cash collateralized if our revolving credit facility is unavailable for the posting of such letter of credit and we are unable to secure third party financing on terms acceptable to us or at all, and the potential imposition of other requirements as a condition to our continued participation in the Title IV student financial aid programs, we can be transferred from the “advance” system of payment of Title IV program funds to cash monitoring status or to the “reimbursement” system of payment, under which we may be required to disburse our own funds to students and document the students’ eligibility for Title IV program funds before receiving such funds from the U.S. Department of Education. If this were to occur, we would be unable to conduct our business as it is currently conducted; and

•	the need to maintain available cash on the balance sheet in case our financial responsibility composite score falls below 1.5, which would result in a default under our revolving credit facility and which may further result in the U.S. Department of Education potentially imposing heightened cash monitoring or imposing other requirements pertaining to the disbursement of Title IV funds, potentially requiring a substantial letter of credit that may need to be cash collateralized if our revolving credit facility is unavailable for the posting of such letter of credit and we are unable to secure third party financing on terms acceptable to us or at all, and imposing other requirements as a condition to our continued participation in Title IV student financial aid programs;

•	due to the tightening credit markets for the proprietary education sector, the Company’s declining cash flows, the possibility of additional goodwill impairment charges if the share price of the Company’s Class A common stock continues to decline and our U.S. Department of Education financial responsibility composite score requirements, the Company has limited excess cash available to pursue any significant acquisitions, which has foreclosed the possibility of meaningful additional inorganic growth for the Global business;

Process and Evaluation of Alternatives

•	the Company conducted an extensive process to elicit interest from prospective buyers of the Company, which revealed that many financial investors declined to consider investing in the proprietary education sector and that there is an extremely limited number of strategic investors with both the market capitalization to undertake an acquisition of the Company and the ability to manage the regulatory challenges arising from such a transaction. In light of the extensive process that had been employed, the board of directors believed that it was unlikely that a more attractive proposal would be forthcoming from any other bidder (and, to date, no superior proposal has emerged from any other bidder or potential counterparty);

•	the benefits that the Company and its advisors were able to obtain as a result of extensive negotiations with the consortium, including the low amount of the termination fee that would be paid by the Company if the board of directors terminates the merger agreement in order to enter into a superior proposal. The board of directors also considered that each of the voting and support agreements entered into between each holder of Class B common stock, certain holders of Class A common stock, the Company, Parent and Merger Sub terminates upon termination of the merger agreement;

•

the board of directors’ analyses of the possible alternatives to the merger, including maintaining the status quo, a sale to a third party, a sale of BPP, the Global business or the University of Phoenix, a spin-off of the Global business, a recapitalization transaction, a share buy-back, a private investment in the Company by one or more investors, the conversion of the University of Phoenix to a non-profit school or splitting the Company into a for-profit services company and a non-profit college, each of which alternatives the board of directors determined not to pursue in light of its belief that the merger is more favorable to the Company’s shareholders than such alternatives once the potential value to the Company’s shareholders of each alternative is risk-adjusted to reflect the execution, regulatory, liquidity and other risks associated with the applicable alternative. Among the matters considered by the board of directors in this regard were the following:

•	the risks associated with a sale of BPP, including the impact of a sale of BPP on the Company, were it to remain a standalone public company, as BPP constitutes the majority of the Global business, including (i) the limitations on the Company’s ability to build and grow the Global business, (ii) the possibility that the Company would exit from the Global business altogether and (iii) the likelihood that such a sale could strand the Company with significant costs relating to infrastructure or other shared services currently used for BPP, all of which led the board of directors to conclude that a sale of BPP alone would likely significantly undermine the strategic rationale and value of the Global business, making it significantly more challenging for the Company to execute its strategies as a standalone company;

•	the risks associated with a spin-off of the Global business, including the risk that investors could view the common stock of a spun-off Global business as being illiquid given the currently small size of the Global business relative to the Company’s overall businesses and the challenges in securing an attractive initial public offering valuation for the Global business while it is still transitioning to profitability, especially given the Company’s current market capitalization, as well as the Global business’ immediate need for additional capital after such a transaction in order to sustain its operations; and

•	the risks associated with converting the University of Phoenix to a non-profit institution, including the challenges associated with obtaining tax and regulatory approvals for such a conversion within a reasonable amount of time and the difficulty of effectuating such a transaction in a manner that would be in the best interests of the holders of the Company’s Class A common stock;

Valuation and Financial Analyses

•	the per share merger consideration represents a premium of approximately 44% to the closing price of the Company’s Class A common stock on January 8, 2016, immediately prior to the announcement that the board of directors, together with management, would conduct a review of strategic and financial alternatives, a premium of approximately 30% to the 30-day volume weighted average trading price of the Company’s Class A common stock for the period ended February 5, 2016, and a premium of approximately 37% to the closing price of the Company’s Class A common stock on February 5, 2016, the last trading day prior to the public announcement of the execution of the merger agreement on February 8, 2016;

•	the all-cash per share merger consideration will provide our shareholders with immediate value for their shares of Company common stock, while avoiding substantial long-term execution, regulatory, liquidity and other risks;

•	the financial analyses presented to the board of directors by Barclays and Evercore, as well as the opinions of Barclays and Evercore, each dated February 7, 2016, to the board of directors to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, from a financial point of view, the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, is fair to such holders, as more fully described below under “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Barclays Capital Inc.” and “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.” beginning on pages [●] and [●], respectively;

Transaction Terms, Conditions and Certainty

•	the holders of the Company’s Class A common stock would be entitled, under Arizona law, to consider and vote on the approval of the merger agreement and the transactions contemplated thereby, including the merger;

•	the likelihood that the merger would be completed based on, among other things (not in any order of relative importance):

•	there is no financing condition to the completion of the merger in the merger agreement;

•	the reputation of the members of the consortium;

•	the ability of the members of the consortium to complete large acquisition transactions and their familiarity with the Company and the proprietary education industry; and

•	the Company’s ability, under certain circumstances, to seek specific performance of the consortium’s obligations to fund their respective commitments under the equity commitment letters and of Parent and Merger Sub’s obligations to comply with the merger agreement;

•	the ability of the board of directors to change, qualify, withhold, withdraw or modify its recommendation to shareholders concerning the transactions contemplated by the merger agreement; and

•	the ability of the board of directors to terminate the merger agreement in order to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to match the superior proposal and the payment of the termination fee), as described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [●] and “The Merger Agreement—Termination Fees” beginning on page [●], and the voting agreement terminates if the merger agreement is terminated.

*                                         *                                         *

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any order of relative importance):

•	the merger would prevent the Company’s shareholders from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of Company common stock;

•	the closing price of the Company’s Class A common stock during the 52 weeks prior to the date of the merger agreement, including the 52-week high of $28.51 per share of Class A common stock;

•	certain of the Company’s Class A shareholders have indicated that they do not believe that a sale of the Company at this time is in the best interests of the Company and its shareholders;

•	the completion of the merger depends on, among other things, the satisfaction or waiver by the consortium of certain conditions relating to the operations of the University of Phoenix and the Company (see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●]);

•	the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with regulatory authorities, the Company’s employees, students, vendors and customers and may divert management and employee attention away from the day-to-day operation of the Company’s business;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking certain actions or business opportunities that may arise that it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•	significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of the Company’s business;

•	the termination fee to be paid to Parent under the circumstances specified in the merger agreement, which as a percentage of the equity value of the Company is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company (see the section entitled “The Merger Agreement—Termination Fees” beginning on page [●]);

•	while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied or waived, and, as a result, the merger may not be consummated;

•	under certain circumstances specified in the merger agreement, Parent may terminate the merger agreement upon payment to the Company of a reverse termination fee (see the section entitled “The Merger Agreement—Termination” beginning on page [●]);

•	the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the Company’s shareholders (see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [●]); and

•	an all-cash transaction generally would be taxable to the Company’s shareholders that are U.S. holders for U.S. Federal income tax purposes.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

Opinions of the Company’s Financial Advisors

The Company retained Barclays and Credit Suisse as the Company’s financial advisors to advise the Company and from time to time, the board of directors, with respect to the review of strategic alternatives for the Company, including a possible sale of the Company. In addition, the Company and the board of directors retained Evercore as an additional financial advisor to advise the board of directors with respect to the review of strategic alternatives for the Company, including a possible sale of the Company. Barclays, Credit Suisse and Evercore are collectively referred to in this proxy statement as the Company’s financial advisors.

Opinion of Barclays Capital Inc.

On February 6, 2016, in connection with the merger, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, is fair to such holders.

The full text of Barclays’ written opinion, dated as of February 7, 2016, is attached as Annex D to this Proxy Statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. Barclays’ opinion addresses only the fairness, from a financial point of view, as of the date of such opinion, to the holders of common stock (other than excluded shares) of the consideration to be offered to such holders in the merger, taken in the aggregate. Barclays did not express any view on, and Barclays’ opinion does not address, the allocation of the aggregate consideration payable pursuant to the merger agreement among the holders of Class A common stock and the holders of Class B common stock. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of Barclays’ opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the board of directors, addresses only the fairness, from a financial point of view, as of February 7, 2016, of the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between the Company and the consortium and were approved by the board of directors. Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the merger, (ii) the likelihood of the consummation of the merger or (iii) the long term financial viability of the Company. Barclays’ opinion did not address the relative merits of the merger as compared to any other transaction of business strategy in which the Company might engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the holders of common stock (other than excluded shares) in the merger. No limitations were imposed by the board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things: reviewed and analyzed a draft of the merger agreement, dated as of February 6, 2016, and the specific terms of the merger; reviewed and analyzed certain publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including certain press releases by the Company, the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2015; reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, including financial projections of the Company dated December 31, 2015 prepared by the management of the Company, which we refer to as management; reviewed and analyzed a trading history of the Company’s Class A common stock from February 5, 2011 through February 5, 2016 and a comparison of such trading history with those of other companies that Barclays deemed relevant; reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant; reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; reviewed and analyzed the regulatory environment of the sector in which the Company operates and its impact on the Company’s financial condition and operating performance; reviewed and analyzed the Company’s current and ongoing liquidity position and its impact on the Company’s ability to meet its current and ongoing cash requirements; reviewed and analyzed the financing alternatives available to the Company in the current operating and market environment; reviewed and analyzed the results of efforts to solicit indications of interest from third parties with respect to an acquisition of the Company or its assets; had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects; and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections for the 2016 fiscal year of the Company, upon advice of the Company, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the Company’s future financial performance and, at the direction of the board of directors, Barclays has relied upon such projections for purposes of its analysis and opinion. As discussed by Barclays and the board of directors, Barclays did not rely upon or utilize the financial projections for any period beyond the 2016 fiscal year for purposes of its analysis and opinion. In addition, as discussed with the board of directors, Barclays did not rely upon or utilize the July Forecast, the September Forecast or the October Forecast for purposes of its analysis and opinion. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 7, 2016. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, February 7, 2016.

In arriving at its opinion, Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of the Company, that all material governmental, regulatory, and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that the Company had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the common stock but rather made its determination as to fairness, from a financial point of view, of the consideration to be offered to the holders of common stock (other than excluded shares) in the merger, taken in the aggregate, on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the merger. None of the Company, Parent, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays, based on its experience in the postsecondary education industry, deemed comparable to the Company. The selected comparable companies were:

•	American Public Education

•	Bridgepoint Education

•	Career Education Corporation

•	ITT Education

Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each of the following:

•	The market value of common equity, the book value of any minority interest, plus short and long-term debt, less cash and cash equivalents and marketable securities), which we refer to as Enterprise Value, as a multiple of earnings before interest, taxes, depreciation and amortization, as adjusted for one-time or non-recurring items, which we refer to as Adjusted EBITDA, for the twelve-month period ended September 30, 2015, a ratio which we refer to as Enterprise Value / LTM Adjusted EBITDA;

•	Enterprise Value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for the calendar year ending December 31, 2016, a ratio which we refer to as Enterprise Value / 2016 Estimated Unadjusted EBITDA;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ending December 31, 2016, a ratio which we refer to as Enterprise Value / 2016 Estimated Adjusted EBITDA;

•	Enterprise Value as a multiple of revenue for the twelve-month period ended September 30, 2015, a ratio which we refer to as Enterprise Value / LTM Revenue; and

•	Enterprise Value as a multiple of estimated revenue for the calendar year ending December 31, 2016, a ratio which we refer to as Enterprise Value / 2016 Estimated Revenue.

All of these calculations were performed based on publicly available financial data and closing prices of the Class A common stock as of February 5, 2016, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

	Enterprise Value / LTM Adjusted EBITDA	Enterprise Value / 2016 Estimated Unadjusted EBITDA	Enterprise Value / 2016 Estimated Adjusted EBITDA	Enterprise Value / LTM Revenue	Enterprise Value / 2016 Estimated Revenue
Range	1.5x-1.6x	1.8x-3.2x	1.8x-3.2x	0.21x-0.36x	0.24x-0.39x
Median	1.5x	2.5x	2.5x	0.28x	0.31x
Company (Projections)	0.8x	1.9x	0.9x	0.09x	0.1x

Barclays selected the comparable companies listed above because their business and operating profiles are reasonably similar to that of the Company. While none of the selected companies is perfectly comparable to the Company, Barclays selected those companies that it believes are most similar in terms of business model, performance and outlook to the Company. Barclays applied the ranges of multiples described above for the selected companies to the EBITDA, Adjusted EBITDA, and revenue derived from management’s projections included in the December Forecast to calculate a range of implied equity values of the Company. Barclays performed this analysis under three different scenarios for the Company’s capitalization:

(1)	the Company’s capitalization as of February 5, 2016;

(2)	the Company’s capitalization as of February 5, 2016 adjusted to exclude $200 million of the Company’s cash, which was estimated by management to be the minimum amount of cash required for net working capital purposes; and

(3)	the Company’s capitalization as of February 5, 2016 adjusted to exclude $200 million of the Company’s cash, which was estimated by management to be the minimum amount of cash required for net working capital purposes, and an additional $167 million of the Company’s cash that could be required to collateralize a letter of credit to the U.S. Department of Education in an amount equal to 10% of the Company’s Title IV cash receipts for the 2015 fiscal year.

This analysis yielded the following implied valuation ranges per Share (rounded to the nearest $1 increment), compared to the per share merger consideration of $9.50:

($ per Share)	2/5/2016 Capitalization	2/5/2016 Capitalization ($200m NWC)	2/5/2016 Capitalization ($200m NWC + $167m LC)
Enterprise Value / LTM Adjusted EBITDA	$9 - $9	$7 - $7	$6 - $6
Enterprise Value / 2016 Estimated Unadjusted EBITDA	$7 - $8	$5 - $7	$4 - $5
Enterprise Value / 2016 Estimated Adjusted EBITDA	$9 - $12	$7 - $10	$6 - $9
Enterprise Value / LTM Revenue	$9 - $13	$8 - $11	$6 - $10
Enterprise Value / 2016 Estimated Revenue	$10 - $12	$8 - $11	$6 - $9

In addition, as discussed with the board of directors, in arriving at its opinion, Barclays did not rely upon a precedent transactions analysis, as Barclays did not believe that there were any recent precedent transactions in the postsecondary education sector that were comparable to the merger. While Barclays did review premiums that were paid in completed transactions involving all U.S. based publicly traded target companies since January 1, 2010, as discussed with the board of directors, Barclays did not believe that this analysis was informative in light of the unique nature of the postsecondary education sector, the declining performance of the Company’s Class A common stock and the negative operating performance and outlook of the Company. In addition, as discussed with the board of directors, Barclays did not rely upon a discounted cash flow analysis, given the difficulty in the Company’s ability to forecast in the current environment, and as discussed above, Barclays did not rely upon or utilize financial projections for the Company for any period beyond the 2016 fiscal year for purposes of its analysis and opinion due to the Company’s limited operational visibility and history of underperformance / downward revisions to the Company’s forecasts.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The board of directors selected Barclays because of its familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience of its team in transactions comparable to the merger.

Barclays is acting as financial advisor to the Company in connection with the merger. As compensation for its services in connection with the merger, the Company agreed to pay Barclays an aggregate fee of

$13,5000,000, of which $3,500,000 was paid upon the delivery of Barclays’ fairness opinion and $10,000,000 will be payable upon completion of the merger. In addition, the Company has agreed to reimburse Barclays for its reasonable and documented out-of-pocket expenses, including professional and legal fees and disbursements, incurred in connection with the merger up to $150,000 (excluding legal fees) without the Company’s prior written consent, and to indemnify Barclays, its affiliates and their respective directors, officers and employees for certain liabilities arising out of, its engagement. Barclays and its affiliates have performed various investment banking and financial services for the Company in the past and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, Barclays and its affiliates have acted as a lender and documentation agent in the Company’s $625 million syndicated revolving credit facility in April 2012.

In addition, Barclays and its affiliates have performed in the past, and currently are performing, various investment banking and financial services for Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, and expect to perform such services in the future, and have received and expect to receive, customary fees for such services. Specifically, Barclays and its affiliates have acted and are acting as (i) financial advisor to Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, in connection with certain mergers and acquisition transactions; (ii) arranger, bookrunner and/or lender for Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, in connection with the financing for various acquisition transactions; and (iii) underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent. Barclays has disclosed to the board of directors that since January 1, 2010, Barclays and its affiliates have received compensation for investment banking and financial services provided to Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, including Parent, of approximately $262.1 million. Barclays and its affiliates have not performed investment banking and financial services for Vistria Fund, LP, Najafi Companies or Parent since 2010, but may perform such services in the future, and would expect to receive customary fees for such services.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Apollo Management, L.P. and certain of its affiliates and its affiliated funds’ portfolio companies, Vistria Fund, LP and Najafi Companies for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Evercore Group L.L.C.

In connection with the merger, the Company retained Evercore Group L.L.C., which we refer to as Evercore, to act as a financial advisor to the board of directors. On February 6, 2016, at a meeting of the board of directors, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion that, based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, as of February 6, 2016, the aggregate per share merger consideration to be received by each holder of the Company’s common stock was fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated February 7, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex E to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the board of directors and addresses only the fairness, from a financial point of view, of the aggregate per share merger consideration to be received by holders of common stock (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties) in the merger. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the board of directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of the Company’s common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the proposed merger.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things: reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates; reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company; reviewed certain non-public historical and projected operating data relating to the Company, prepared and furnished to Evercore by management of the Company; discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections and the Company’s record of achieving its projections in the past); reviewed the reported prices and the historical trading activity of Class A common stock; compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies Evercore deemed relevant; compared the financial performance of the Company and the valuation multiples relating to the merger with those of certain other transactions Evercore deemed relevant; reviewed a substantially final draft of the merger agreement, dated February 6, 2016; discussed the sales process with management and the Company’s financial advisors, Barclays and Credit Suisse; and performed such other analyses and examinations and considered such other factors Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to the Company referred to above, and the risks associated with achieving those projections, Evercore assumed that, as of the time of their preparation, they were reasonably prepared on bases reflecting the best estimates available at such time and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. For purposes of Evercore’s analysis, with the Company’s permission, Evercore utilized portions of the Company’s projections for fiscal year 2016 and fiscal year 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates. In addition, as discussed with the board of directors, Evercore (i) assigned little or no weight to its discounted cash flow analysis, given the difficulty in the Company’s ability to forecast in the current environment and (ii) assigned little or no weight to its precedent transaction analysis due to dramatic changes in the for-profit post-secondary education market environment.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger, together with any of the other transactions contemplated by the merger agreement and the voting and support agreements, would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger, together with any of the other transactions contemplated by the merger agreement and the voting and support agreements, would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger, together with any of the other transactions contemplated by the merger agreement and the voting and support agreements, or materially reduce the benefits to the holders of the Company’s common stock of the merger, together with any of the other transactions contemplated by the merger agreement and the voting and support agreements.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was Evercore furnished with any such appraisals, nor did it evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that it does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the Company’s common stock, from a financial point of view, of the aggregate per share merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the aggregate per share merger consideration or otherwise.

Evercore assumed that any modification to the structure of the merger, together with any of the other transactions contemplated by the merger agreement and the voting and support agreements, would not vary in any respect material to its analysis. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of the Company’s common stock or any business combination or other extraordinary transaction involving the Company. Evercore expressed no opinion in its opinion as to the price at which Class A common stock would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the board of directors on February 6, 2016 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 8, 2016 (the last trading day prior to January 11, 2016, the date on which the Company announced it was exploring strategic alternatives, including a change of control transaction), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Selected Peer Group Trading Analysis

Evercore reviewed and compared certain financial and operating information relating to the Company to corresponding information of two separate groups of selected publicly traded companies in the for-profit post-secondary education industry. Although none of the selected publicly traded companies is directly comparable to the Company, the companies were chosen because they have certain characteristics that are similar to those of the Company. The two groups of selected companies were as follows:

Post-Secondary Schools—Transitioning	Post-Secondary Schools—Stable
• American Public Education	• Capella Education
• Bridgepoint Education	• DeVry Education
• Career Education	• Strayer Education
• ITT Educational Services

Evercore calculated and analyzed various financial multiples and ratios of the Company and the selected companies as follows:

Ratios of total enterprise value, or TEV (which represents market capitalization plus the total outstanding debt, preferred stock and minority interest, less cash and cash equivalents balances), to revenue per share, or RPS, which is commonly referred to as a TEV / revenue multiple, estimated for each of calendar years 2015 and 2016; and

Ratios of TEV, to earnings before interest, taxes, depreciation, and amortization, or EBITDA, which is commonly referred to as a TEV / EBITDA multiple, estimated for each of calendar years 2015 and 2016.

The multiples for each of the selected companies were calculated using the closing prices of the selected companies’ common stock on February 5, 2016, and were based on, and derived from, the selected companies’ publicly available filings and financial data provided by Wall Street research. The multiples for the Company were calculated using the closing price of the Company’s Class A common stock on February 5, 2016, and were based on, and derived from, publicly available information and the Company management forecast.

	Apollo Education Group, Inc.	Post-Secondary Schools— Transitioning		Post-Secondary Schools— Stable
	Management	Mean	Median	Mean	Median
TEV / Revenue—CY2015E	0.2x	0.3x	0.3x	0.8x	0.9x
TEV / Revenue—CY2016E	0.2x	0.3x	0.3x	0.8x	0.9x
TEV / EBITDA—CY2015E	2.1x	1.9x	1.9x	4.3x	4.6x
TEV / EBITDA—CY2016E	2.5x	2.6x	2.6x	4.1x	4.4x

No company utilized in the peer group trading analysis is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that could affect the public trading value of the companies to which the Company is being compared. In evaluating the companies in the two peer groups, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of the Company, the industry or the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using peer group trading data.

Peer group trading multiples were then applied to FY’16E values to arrive at implied price per share valuations:

		Apollo Education Group, Inc.
	FY’16E EBITDA	Valuation
		Low		High
EBITDA Including Corporate Expenses	$171	$342		$684
CY’16E Valuation Multiple		2.0	x	4.0	x
Implied Equity Value (Minus Net Debt and Non-controlling Interest)		$707		$1,049
Implied Price Per Share		$6.18		$9.16
Implied Price Per Share Including $200M Operating Cash Balance		$7.92		$10.91

Premiums Paid Analysis

Evercore performed an analysis of selected transactions to compare premiums paid in such transactions to the premium implied in the merger. While none of the companies that participated in the selected transactions is directly comparable to the Company and none of the transactions in the selected transactions analysis is directly comparable to the merger, the selected transactions do share certain characteristics as set forth below.

Evercore selected North American business combinations announced and completed in the preceding 10 years involving transaction equity values in the range of $500 million to $2.0 billion (excluding bankruptcies, all-stock merger of equals and transactions where the four (4) week premium exceeded 100%). For each of the selected transactions, Evercore analyzed the premium paid to the target stock price one day and one month prior to the announcement of the transaction. This analysis indicated the following implied mean, median, high and low premiums for the selected transactions:

	Implied Premium (10 years)
	Mean	Median	High	Low
One Day Prior	29.4%	25.9%	352.0%	0.1%
One Month Prior	32.5%	30.2%	100.0%	0.3%

	Implied Premium (January 1, 2013— February 5, 2016 only)
	Mean	Median	High	Low
One Day Prior	30.9%	26.0%	105.7%	2.5%
One Month Prior	34.0%	30.5%	100.0%	2.9%

	Implied Premium (10 years)
	Top Quartile	50th-75th Percentile	Median	25th-50th Percentile	Bottom Quartile
One Day Prior	56.6%	31.8%	25.9%	20.6%	8.7%
One Month Prior	58.4%	35.6%	30.2%	24.4%	11.9%

	Implied Premium (January 1, 2013—February 5, 2016 only)
	Top Quartile	50th-75th Percentile	Median	25th-50th Percentile	Bottom Quartile
One Day Prior	59.2%	32.1%	26.0%	22.0%	11.2%
One Month Prior	60.9%	37.3%	30.5%	25.5%	13.3%

Based on this analysis, to calculate implied per share equity values for the Company’s common stock, Evercore used (1) the closing price of the Company’s Class A common stock on January 8, 2016 (one trading day prior to its announcement on January 11, 2016 that the Company is exploring strategic alternatives) and a premium range of 20.0%-30.0% and (2) the closing price of the Company’s Class A common stock on December 8, 2015 (1-month prior to the unaffected Closing Price on January 8, 2016) and a premium range of 25.0%-35.0%.

Apollo Education Group, Inc.
	Premium	Implied $ / Share
Closing Price as of January 8, 2016	20.0% - 30.0%	$7.91 - $8.57
Closing Price as of December 8, 2015	25.0% - 35.0%	$8.65 - $9.34

Research Analyst Price Targets

Evercore analyzed research analyst estimates of potential future value for shares of the Company’s Class A common stock, or price targets, based on publicly available equity research published with respect to the Company.

As of February 5, 2016, the observed research analyst price targets for the Company’s Class A common stock were $8.00–$10.00 per share. Evercore discounted these price targets for 1 year at a 12% cost of equity as follows:

Apollo Education Group, Inc.
Target Range	$7.14 - $8.93

Trading Prices

Evercore reviewed ranges of trading prices of shares of the Company’s Class A common stock for the 52 weeks ended on February 5, 2016 and for the period since October 22, 2015, the date of its last earnings release prior to the date of the merger agreement.

As of July 1, 2015, the 52-week trading price ranges for the Company’s Class A common stock during these periods were as follows:

Apollo Education Group, Inc.
52-Week Trading Range	$6.38 - $28.51
Trading Range Since 10/22/15 Earnings Release	$6.38 - $8.30

Sum of the Parts

Evercore performed an analysis of the implied price per share based on the value of the Company’s core and international components, as forecasted by the Company for 2016 and 2017. In consultation with the Company, Evercore defined (i) Apollo’s core components as the University of Phoenix, Apollo Professional Development, and other segments; and (ii) Apollo’s international component as Apollo Global. This evaluation was conducted allocating corporate expenses under two separate scenarios. As indicated above, Evercore utilized portions of the Company’s projections for fiscal year 2016 and fiscal year 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates.

A.	Corporate expenses fully allocated to EBITDA:

	CY EBITDA	Apollo Education Group, Inc.
		Valuation
		Low		High
Apollo core components CY’16E EBITDA	$152	$227		$531
CY’16E Valuation Multiple		1.5	x	3.5	x
Apollo international component CY’17E EBITDA	$48	$310		$405
CY’17E Valuation Multiple		6.5	x	8.5	x

Total Sum of the Parts TEV		$537		$936
Implied Equity Value (Minus Net Debt, Non-controlling Interest and One-time Separation Costs)		$882		$1,281
Implied Price Per Share		$7.71		$11.19
Implied Price Per Share Including $200M Operating Cash Balance		$9.46		$12.94

B.	Corporate expenses unallocated and valued based upon weighted average CY’16E multiple based on contributions of Apollo’s core and international components to TEV before unallocated expenses:

	CY EBITDA	Apollo Education Group, Inc.
		Valuation
		Low		High
Apollo core components CY’16E EBITDA	$470	$706		$1,646
CY’16E Valuation Multiple		1.5	x	3.5	x
Apollo international component CY’17E EBITDA	$74	$480		$628
CY’17E Valuation Multiple (not applied to weighted average multiple)		6.5	x	8.5	x
Implied CY’16E Valuation Multiple (applied to weighted average multiple)		15.2	x	19.9	x

Unallocated Corporate Expenses	($341)	($805)		($1,544)
Weighted Average CY’16E Valuation Multiple		2.4	x	4.5	x

Total Sum of the Parts TEV		$381		$730
Implied Equity Value
(Minus Net Debt, Non-controlling Interest and One-time Separation Costs)		$726		$1,076
Implied Price Per Share		$6.35		$9.40
Implied Price Per Share		$8.09		$11.15
Including $200M Operating Cash Balance

Sponsor Ability-to-Pay Analysis

Evercore conducted a sponsor’s ability-to-pay analysis based on the management and research case forecasts. Evercore calculated and analyzed various financial multiples and sensitivities for cost of capital to determine a range for implied equity value per share which could be paid based on the following:

•	Leverage of the transaction as a multiple of LTM EBITDA, and FY’20 Exit Multiple; and

•	Required internal rate of return, or IRR, and FY’20 Exit Multiple.

As indicated above, Evercore utilized portions of the Company’s projections for FY 2016 and FY 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates.

	Management Case
	Transaction Leverage		IRR
	Low (0.0x)	High (2.0x)	Low (20.0%)	High (30.0%)
Low FY’20 EM (2.0x)	$9.89	$11.95	$11.35	$8.72
High FY’20 EM (6.0x)	$16.99	$19.05	$19.91	$14.65

	Research Case
	Transaction Leverage		IRR
	Low (0.0x)	High (2.0x)	Low (20.0%)	High (30.0%)
Low FY’20 EM (2.0x)	$5.24	$7.47	$5.75	$4.83
High FY’20 EM (6.0x)	$7.18	$9.41	$8.09	$6.45

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger by the board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Company’s Class A common stock. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and its advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of the Company’s Class A common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with the Company, the Company agreed to pay Evercore an opinion fee of $3,000,000. Of the opinion fee, a retainer fee of $250,000 was paid to Evercore upon execution of the engagement letter and a second retainer fee of $250,000 was paid one month following the execution of the engagement letter, and the remaining $2,500,000 of the opinion fee was paid upon delivery of Evercore’s fairness opinion to the board of directors. In addition, the Company has agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses up to $200,000 (including reasonable legal fees, expenses and disbursements), incurred in connection with, and to indemnify Evercore or its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons for certain liabilities arising out of, its engagement.

Prior to this engagement, Evercore and its affiliates had not provided financial advisory services to the Company. During the two (2) year period prior to the date it delivered its fairness opinion, Evercore and its affiliates had maintained an active business relationship with affiliates of Apollo Global Management, LLC, an affiliate of Parent, and Evercore has disclosed to the board of directors that, pursuant to which, compensation was received by Evercore or its affiliates in an amount equal to approximately $24 million in the aggregate. Evercore may provide financial or other services to the Company, affiliates of the Company, or affiliates of Parent in the future and in connection with any such services may receive compensation. Evercore and its affiliates have not performed financial advisory services for Parent, The Vistria Group, LP or Najafi Companies during the two (2) year period prior to the date it delivered its fairness opinion, but may perform such services in the future, and would expect to receive customary fees for such services.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The board of directors engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Company Forecasts

The Company does not as a matter of course publicly disclose detailed financial forecasts due to the difficulty of predicting economic and market conditions and accurately forecasting the Company’s performance. However, in connection with its evaluation of the merger, the board of directors, the Company’s financial advisors and Parent and other potential counterparties were from time to time provided with non-public, unaudited financial forecasts prepared by management. These forecasts were prepared by management in good faith based on management’s reasonable best estimates and assumptions with respect to the Company’s future financial performance at the time they were prepared and speak only as of that time.

The summaries of these forecasts are not included in this proxy statement to induce any shareholder to vote in favor of the adoption of the merger agreement or any other proposals to be voted on at the special meeting, but because these forecasts were made available to the board of directors, the Company’s financial advisors and Parent, and from time to time, other potential counterparties, in connection with the merger. The inclusion of these forecasts should not be regarded as an indication that the Company, the board of directors, the Company’s financial advisors or Parent considered, or now considers, these forecasts to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the proposal to adopt the merger agreement. No person has made or makes any representation or warranty to any shareholder regarding the information included in these forecasts.

While these forecasts were prepared in good faith by management, no assurance can be made regarding future events. These forecasts also reflect assumptions as of the time of their respective preparation as to certain business decisions that are subject to change. Although presented with numerical specificity, these forecasts are based upon a variety of estimates and numerous assumptions made by management with respect to, among other matters, industry performance, general business, economic, regulatory, market and financial conditions and other matters, including the factors described under the section titled “Cautionary Statement Regarding Forward-Looking Statements” on page [●], many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In particular, management has limited visibility into the likelihood of the occurrence and potential magnitude of the material risks to the Company’s performance in the unpredictable operating environment surrounding the Company, and as a result faces challenges in being able to accurately forecast the Company’s performance and predict the effectiveness of initiatives designed to improve the performance of the business and stabilize enrollment and revenue. These forecasts also assume that the Company would continue to operate as a standalone company and do not reflect any impact of the merger. In addition, since these forecasts may cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing these forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. These forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

These forecasts include certain financial measures which do not conform to U.S. Generally Accepted Accounting Principles, which we refer to as GAAP, including EBITDA, Adjusted EBITDA and Unadjusted EBITDA Less Capital Expenditures, as defined below. Management provided this information to the board of directors, the Company’s financial advisors, Parent and other potential counterparties because management believes it provides useful information because management believes these non-GAAP financial measures could be useful in evaluating the business, potential operating performance and cash flow of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this proxy statement may not be comparable to similarly titled amounts used by other companies in the industry. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

These forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with GAAP, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these forecasts and, accordingly, neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information.

In July 2015, in connection with the merger, the Company prepared a set of financial forecasts and projections for the fiscal years ending August 31, 2016, 2017, 2018 and 2019, which we refer to as the July Forecast.

Subsequent to the preparation of the July Forecast, the Company also prepared its annual operating plan for the fiscal year ending August 31, 2016, which we refer to as the September Forecast. The September Forecast reflected downward revisions to the fiscal year 2016 numbers in the July Forecast to reflect the Company’s actual financial results and also reflected management’s revised view of the Company’s financial prospects as of September 2016. The September Forecast was subsequently provided to the board of directors as part of their regular annual planning process conducted after the conclusion of the Company’s fiscal year 2015 on August 31, 2015.

In October 2015, in connection with the merger, the Company prepared updated projections for the fiscal years ending August 31, 2016, 2017, 2018, 2019 and 2020, which we refer to as the October Forecast. The October Forecast was revised downward to reflect the Company’s actual financial results and also reflected management’s revised view of the Company’s financial prospects as of October 2015.

In December 2015, in connection with the merger, the Company prepared updated projections for fiscal years ending August 31, 2016, 2017, 2018, 2019 and 2020, which we refer to as the December Forecast. The December Forecast was revised downward to reflect the Company’s actual financial results and also reflected management’s revised view of the Company’s financial prospects as of December 2015.

The following tables present in summary form certain measures used in each of the July Forecast, the September Forecast, the October Forecast and the December Forecast:

New Enrollments(1)

	2016E	2017E	2018E	2019E	2020E
New Enrollments—July Forecast	106,400	108,000	118,900	129,300	NA
New Enrollments—September Forecast	102,200	NA	NA	NA	NA
% change from July Forecast	(3.9%)	—	—	—	—
New Enrollments—October Forecast	88,900	82,900	87,700	93,000	98,500
% change from July Forecast	(16.4%)	(23.2%)	(26.2%)	(28.1%)	—
New Enrollments—December Forecast	88,000	81,447	86,159	91,400	96,879
% change from July Forecast	(17.3%)	(24.6%)	(27.5%)	(29.3%)	(1.6	%)(2)

(1)	Represents new enrollments (as prepared for external purposes) at the University of Phoenix.
(2)	% change from latest available forecast.

Total Revenue

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Total Revenue—July Forecast	$2,348	$2,360	$2,601	$3,045	NA
Total Revenue—September Forecast	$2,267	NA	NA	NA	NA
% change from July Forecast	(3.4%)	—	—	—	—
Total Revenue—October Forecast	$2,224	$2,245	$2,308	$2,520	$2,837
% change from July Forecast	(5.2%)	(4.9%)	(11.3%)	(17.2%)	—
Total Revenue—December Forecast(1)	$2,177	$2,182	$2,230	$2,429	$2,731
% change from July Forecast	(7.2%)	(7.5%)	(14.3%)	(20.2%)	(3.7	%)(2)

(1)	Career Partner GmbH (acquired December 11, 2015) not included for consistency of comparison with July Forecast, September Forecast and October Forecast.
(2)	% change from latest available forecast.

Adjusted EBITDA(1)

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Adjusted EBITDA—July Forecast	$265	$361	$508	$635	NA
Adjusted EBITDA—September Forecast	$268	NA	NA	NA	NA
% change from July Forecast	1.2%	—	—	—	—
Adjusted EBITDA—October Forecast	$252	$302	$344	$442	$589
% change from July Forecast	(4.7%)	(16.5%)	(32.2%)	(30.4%)	—
Adjusted EBITDA—December Forecast(2)(3)	$238	$277	$315	$409	$552
% change from July Forecast	(10.0%)	(23.4%)	(38.1%)	(35.5%)	(6.4	%)(4)

(1)	Adjusted to add back special items, including restructuring and impairment charges and acquisition-related expenses.
(2)	Career Partner GmbH (acquired December 11, 2015) not included for consistency of comparison with July Forecast, September Forecast and October Forecast.
(3)	Adjusted to add back certain legal expenses and merger-related expenses.
(4)	% change from latest available forecast.

EBITDA

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
EBITDA—July Forecast	$190	$345	$473	$635	NA
EBITDA—September Forecast	$226	NA	NA	NA	NA
% change from July Forecast	19.0%	—	—	—	—
EBITDA—October Forecast	$174	$278	$327	$442	$589
% change from July Forecast	(8.4%)	(19.4%)	(30.9%)	(30.4%)	—
EBITDA—December Forecast(1)	$46	$253	$297	$409	$551
% change from July Forecast	(75.9%)	(26.6%)	(37.2%)	(35.5%)	(6.6	%)(2)

(1)	Career Partner GmbH (acquired December 11, 2015) not included for consistency of comparison with July Forecast, September Forecast and October Forecast.
(2)	% change from latest available forecast.

Unadjusted EBITDA Less Capital Expenditures(1)

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Unadjusted EBITDA Less Capital Expenditures—July Forecast	$90	$262	$388	$567	NA
Unadjusted EBITDA Less Capital Expenditures—September Forecast	$101	NA	NA	NA	NA
% change from July Forecast	12.6%	—	—	—	—
Unadjusted EBITDA Less Capital Expenditures—October Forecast	$68	$195	$255	$385	$546
% change from July Forecast	(24.1%)	(25.5%)	(34.3%)	(32.0%)	—
Unadjusted EBITDA Less Capital Expenditures—December Forecast(2)	($47)	$170	$226	$353	$507
% change from July Forecast	(152.0%)	(35.0%)	(41.9%)	(37.7%)	(7.1	%)(3)

(1)	Unadjusted EBITDA less Capital Expenditures is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income (or any other financial measures disclosed by the Company) as a measure of operating performance or cash flows or as a measure of liquidity. Unadjusted EBITDA less Capital Expenditures may not be consistent with the Company’s public disclosures related to cash flow.
(2)	Career Partner GmbH (acquired December 11, 2015) not included for consistency of comparison with July Forecast, September Forecast and October Forecast.
(3)	% change from latest available forecast.

While the July Forecast, the September Forecast and the October Forecast were made available to the Company’s financial advisors, as discussed with the board of directors, neither Barclays nor Evercore relied upon or utilized the July Forecast, the September Forecast or the October Forecast for purposes of their respective analyses and opinions. In addition, as discussed with the board of directors, Barclays did not rely upon or utilize these forecasts other than the December Forecast, and within the December Forecast, any period beyond the fiscal year ending August 31, 2016, for purposes of Barclays’ analysis and opinion discussed under the section “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Barclays Capital Inc.” starting on page [●]. Also as discussed with the board of directors, Evercore utilized portions of the December Forecast for fiscal years ending August 31, 2016 and 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates for purposes of Evercore’s analysis and opinion discussed under the section titled “Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.” starting on page [●].

The following table presents in summary form the December Forecast for the Company for the fiscal years ending August 31, 2016 through 2020. The presentation of the December Forecast in the following table includes the impact of Career Partner GmbH, which was acquired by the Company on December 11, 2015:

	Fiscal Year Ending August 31,
	2016E	2017E	2018E	2019E	2020E
	($ in millions, except enrollments)
New Enrollments(1)	88,000	81,447	86,159	91,400	96,879
Average Enrollments(1)	172,250	144,035	132,317	132,532	139,612
Total Revenue	2,209	2,230	2,287	2,495	2,806
Total Expenses	2,078	2,072	2,091	2,186	2,342
EBITDA(2)	52	262	305	420	563
Adjusted EBITDA(3)	249	286	322	420	563
Capital Expenditures	95	88	77	62	49
Unadjusted EBITDA Less Capital Expenditures(4)	(44)	174	228	357	514

(1)	Represents new enrollments (as prepared for external purposes) and average enrollments (as prepared for external purposes) at the University of Phoenix.
(2)	EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the December Forecast, EBITDA, as presented above, is defined as earnings before interest, taxes, depreciation and amortization.
(3)	Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the December Forecast, Adjusted EBITDA, as presented above, is defined as EBITDA, adjusted to add back special items, including restructuring, acquisition costs, goodwill impairment, certain legal and transaction expenses in connection with the merger and, for the fiscal year ending August 31, 2016, adjusted to give pro forma effect for the full year contribution of Career Partner GmbH, which was acquired by the Company on December 11, 2015.
(4)	Unadjusted EBITDA Less Capital Expenditures is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income (or any other financial measures disclosed by the Company) as a measure of operating performance or cash flows or as a measure of liquidity. Unadjusted EBITDA less Capital Expenditures may not be consistent with the Company’s public disclosures related to cash flow.

Reconciliations of non-GAAP financial measures used in the December Forecast to the most directly comparable GAAP measures are provided below:

	Fiscal Year Ending August 31,
	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Operating Income	(63)	134	178	309	465
Depreciation & Amortization	115	128	126	110	99
EBITDA	52	262	305	420	563

Restructuring	100	24	18	—	—
Acquisition Costs	5	—	—	—	—
Goodwill Impairment	73	—	—	—	—
Non-Recurring Legal Expenses	13	—	—	—	—
Merger-Related Expenses	4	—	—	—	—
CPG Full Year Impact(1)	3	—	—	—	—

Adjusted EBITDA	249	286	322	420	563

(1)	Adjusted to give pro forma effect for the full year contribution of Career Partner GmbH, which was acquired by the Company on December 11, 2015.

On January 11, 2016, the Company publicly issued guidance that had been lowered compared to the December Forecast, due to, among other things, significant deterioration in the University of Phoenix forecast in the 75 days leading up to earnings release and increased revenue downside risk due to the impact of lower new degreed enrollments, higher net drops, increased need for discounts, reduced course frequency and programmatic changes related to gainful employment regulations.

Financing of the Merger

We anticipate that the total funds needed by Parent and Merger Sub to pay our shareholders and holders of equity awards the amounts due to them under the merger agreement, pay related fees and expenses in connection with the merger and repay or refinance the outstanding indebtedness of the Company that will come due as a result of the merger and, if necessary, post a letter of credit in favor of the U.S. Department of Education for up to 10% of the Title IV Program funds received by the University of Phoenix in the prior fiscal year, will be approximately $1,042,000,000.

We anticipate that the funds needed to pay the amounts described above will be obtained as follows:

•	equity financing to be provided by Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P., affiliates of Apollo Management VIII, L.P., which we refer to collectively as the AGM investors, in an aggregate amount of up to $1,002,000,000, or other parties to whom they assign a portion of their respective commitments; and

•	equity financing to be provided by Vistria Fund, LP, an affiliate of The Vistria Group, LP, in an aggregate amount of up to $40,000,000, or other parties to whom it assigns a portion of its commitment.

Parent has entered into equity commitment letters with the AGM investors and Vistria Fund, LP, each dated February 7, 2016, which we refer to as the equity commitment letters, pursuant to which the AGM investors and Vistria Fund, LP have committed, on the terms and subject to the conditions of the equity commitment letters and the merger agreement, equity financing in an aggregate amount of $1,042,000,000 or such lesser amount that, together with (i) any unrestricted cash on the consolidated balance sheet of the surviving corporation and its subsidiaries at the closing of the merger and (ii) any debt financing that may be obtained by Parent, would be sufficient for Parent to pay the aggregate per share merger consideration and make payments due in respect of Company equity awards on the terms and subject to the conditions set forth in the merger agreement.

The obligations of the AGM investors and Vistria Fund, LP to fund the equity financing is conditioned only upon (i) the satisfaction or waiver, on or before the closing, of all conditions precedent to Parent’s obligations to effect the merger (other than those conditions that by their nature cannot be satisfied until the closing date of the merger, but each of which will be capable of being satisfied on the closing date) and the other transactions contemplated by the merger agreement, as set forth in the merger agreement, and (ii) the substantially concurrent consummation of the merger on the terms and subject to the conditions of the merger agreement.

The Company is a third-party beneficiary to the equity commitment letters, entitling the Company to seek specific performance of the AGM investors and Vistria Fund, LP to fund their respective equity contributions in accordance with the terms and provisions of the merger agreement and the equity commitment letters. The Company is entitled to seek specific performance to cause Parent to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the equity commitment letters in the event that (i) all conditions to the closing of the merger (other than those conditions that by their nature cannot be satisfied until the closing date of the merger, but each of which will be capable of being satisfied on the closing date) have been satisfied or waived at the time when the closing of the merger would have occurred and (ii) the Company has irrevocably confirmed in writing that all conditions precedent to Parent’s obligations to effect the merger have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the closing date of the merger, but each of which will be capable of being satisfied on the closing date) and that if specific performance is granted and the equity financing is funded, then the closing of the merger will occur. Additionally, the Company is entitled to seek specific performance to cause Parent to draw down the equity financing pursuant to the terms and conditions of the equity commitment letters in the event that the Company obtains a final and non-appealable judgment by a court finding the existence of a breach of the merger agreement by Parent and awarding money damages to the Company.

The obligations of the AGM investors and Vistria Fund, LP to fund under their respective equity commitment letters will expire upon the earliest to occur of (i) the valid termination of the merger agreement in accordance with its terms, (ii) the closing of the merger and (iii) the date that the Company or any of its affiliates asserts in any litigation any claim or other proceeding against the AGM investors and Vistria Fund, LP in connection with the equity commitment letters, the merger agreement, the voting and support agreements or any of the transactions contemplated thereby, except with respect to claims for specific performance or other equitable relief under and in accordance with the terms of the merger agreement, the equity commitment letters or the confidentiality agreements.

Additional equity financing may be provided to Parent or Merger Sub by affiliates of Najafi Companies, LLC and other financing investors with relationships with Apollo Management VIII, L.P. or The Vistria Group, LP, but such additional equity financing would not relieve the AGM investors or Vistria Fund, LP of their respective obligations under the equity commitment letters delivered by such parties to Parent.

Closing and Effective Time of Merger

The closing of the merger will occur at 9:00 a.m. Eastern time on the third (3rd) business day after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing), or on such other date as the Company and Parent may agree. If the last of such closing conditions is satisfied or waived on a date after the tenth (10th) day of a month, Parent may elect to delay closing to any date on or prior to the first (1st) business day of the subsequent month.

The merger will become effective at the time when the statement of merger (along with the Company’s Second Amended and Restated Articles of Incorporation) has been duly delivered to the Arizona Corporation Commission for filing in accordance with the relevant provisions of the Arizona Business Corporation Act, which we refer to as the ABCA, or at such later date and time as may be agreed by Parent and the Company in writing and specified in the statement of merger. Assuming timely satisfaction or waiver of the necessary closing conditions, we anticipate that the merger will be completed by the end of calendar year 2016.

Payment of Merger Consideration and Surrender of Stock Certificates

As soon as possible, and in any event within three (3) business days, after the date of the effective time of the merger, each holder of record of a certificate representing shares of our common stock (other than holders who solely hold excluded shares) will be sent a letter of transmittal and instructions describing how such record holder may surrender his, her or its shares of our common stock (or affidavits of loss in lieu thereof) in exchange for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Any holder of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more book-entry shares whose shares of our common stock were converted into the right to receive the per share merger consideration will upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request), be entitled to receive the per share merger consideration in respect of each such share of our common stock and the book-entry shares of such holder will forthwith be canceled.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your book-entry shares or certificates.

The Company, Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction of such certificate, and, if required by Parent, post a bond in such customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it, Merger Sub or the surviving corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in their entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. The board of directors were aware of these interests and considered them at the time they evaluated and negotiated the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. These interests are described below.

Treatment of Company Equity Awards

Company stock options, Company restricted stock units, Company performance stock units and Company deferred stock units held by the Company’s executive officers and directors immediately prior to the effective time of the merger will be vested and canceled in exchange for a cash payment in the same manner as those equity awards held by other employees of the Company. As described in the section titled “The Merger

Agreement—Treatment of Common Stock and Company Equity Awards” beginning on page [●], such awards will generally be subject to the following treatment:

Stock Options. At the effective time of the merger, each outstanding Company stock option under the Company stock plan will, automatically and without any action on the part of the holder thereof, be canceled and will only entitle the holder of such Company stock option to receive (without interest), an amount in cash equal to the product of the total number of shares subject to such Company stock option, multiplied by the excess, if any, of the per share merger consideration over the exercise price of such Company stock option, less any tax withholdings. Any Company stock option which has an exercise price per share that is greater than or equal to the per share merger consideration will be canceled at the effective time of the merger for no consideration or payment.

Restricted Stock Units. At the effective time of the merger, any vesting conditions applicable to each outstanding Company restricted stock unit, will, automatically and without any required action on the part of the holder thereof, accelerate in full, and each Company restricted stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company restricted stock unit to receive (without interest), an amount in cash equal to the number of shares subject to such Company restricted stock unit multiplied by the per share merger consideration, less any tax withholdings.

Performance Stock Units. At the effective time of the merger, any vesting conditions applicable to each outstanding Company performance stock unit, will, automatically and without any required action on the part of the holder thereof, accelerate only with respect to the number of shares determined in accordance with the terms and conditions set forth in the award agreement evidencing each such Company performance stock unit, and each Company performance stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company performance stock unit to receive (without interest), an amount in cash equal to the number of vested shares subject to such Company performance stock unit immediately following the accelerated vesting described above multiplied by the per share merger consideration, less any tax withholdings.

Deferred Stock Units. At the effective time of the merger, any vesting conditions applicable to each outstanding Company deferred stock unit under the Company stock plan or the Company’s Deferral Election Program for Non-Employee Board Members will, automatically and without any required action on the part of the holder thereof, accelerate in full, and each Company deferred stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company deferred stock unit to receive (without interest), an amount in cash equal to the number of shares subject to such Company deferred stock unit multiplied by the per share merger consideration, less any tax withholdings.

The following table sets forth for (i) each individual named executive officer, (ii) the three other executive officers (as a group) and (iii) the nine non-employee directors (as a group), the number of unvested Company stock options, unvested Company restricted stock units and unvested Company deferred stock units outstanding as of March 4, 2016 and the cash amounts payable (on a pre-tax basis) in respect of such Company equity awards at the effective time of the merger. None of our executive officers or directors held any unvested Company performance stock units as of the filing of this proxy. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the merger. Neither Brian L. Swartz, our former Senior Vice President and Chief Financial Officer nor Joseph L. D’Amico, who most recently served as our Interim Chief Financial Officer have any outstanding equity awards in the Company as of March 4, 2016 and accordingly, have been excluded from the below table.

	Unvested Company Stock Options (#)	Unvested Company Stock Options ($)	Unvested Company Restricted Stock Units (#)	Unvested Company Restricted Stock Units ($)	Unvested Company Deferred Stock Units (#)	Unvested Company Deferred Stock Units ($)	Estimated Total Cash Consideration for Unvested Company Equity Awards ($)
Gregory W. Cappelli	880,043	—	328,905	$3,124,598	—	—	$3,124,598
Gregory J. Iverson	18,526	—	180,878	$1,718,341	—	—	$1,718,341
J. Mitchell Bowling	236,564	—	191,623	$1,820,419	—	—	$1,820,419
Sean B. Martin	205,040	—	445,990	$4,236,905	—	—	$4,236,905
Timothy P. Slottow	55,488	—	75,438	$716,661	—	—	$716,661
Other Executive Officers (as a group)(1)	146,381	—	99,951	$949,535	91,060	$865,070	$1,814,605
Non-Employee Directors (as a group)(2)	—	—	77,358	$734,901	38,679	$367,451	$1,102,352

(1)	Includes equity holdings of the following non-employee directors of the Company: Terri C. Bishop, Frederick H. Newton and Peter V. Sperling.
(2)	Includes equity holdings of the following non-employee directors of the Company: Dr. Dana H. Born, Matthew Carter, Richard H. Dozer, Dr. Roy A. Herberger, Dr. Ann Kirschner, Robert S. Murley, Manuel F. Rivelo, Darby E. Shupp and Allen R. Weiss.

Employment Agreement with Gregory W. Cappelli

Pursuant to his amended and restated employment agreement with the Company, Mr. Cappelli will be entitled to the severance payments and benefits set forth below if he terminates his employment for any reason within the thirty (30) day period beginning on the six (6) month anniversary of the closing of the merger, or is terminated by the Company without “cause” or resigns for “good reason” (as each such term is defined in the employment agreement).

•	Cash severance equal to 200% of the sum of (i) annual base salary and (ii) the average of the annual bonus Mr. Cappelli earned for the three fiscal years preceding the fiscal year of his termination, paid in the form of salary continuation over the twelve (12) months following his termination; and

•	A lump sum payment equal to eighteen (18) multiplied by the monthly COBRA premium for continued health care coverage under the Company’s group health plans, based on the level of coverage in effect on the date of termination for Mr. Cappelli and his spouse and dependents, as applicable.

In addition to the cash severance and payment in respect of COBRA health care coverage costs, upon experiencing a qualifying termination of employment Mr. Cappelli would be eligible to receive outplacement assistance, pursuant to the Company’s historical practice of providing such benefits to similarly situated executive employees.

Mr. Cappelli is required to execute an effective and enforceable general release of all claims against the Company as a condition to receiving the payments and benefits outlined above, and must also comply with non-competition and non-solicitation restrictions for a period of one (1) year following his termination. Based upon the Mr. Cappelli’s compensation levels as of the date of this proxy statement and assuming that the merger closed on March 4, 2016 and Mr. Cappelli experienced a qualifying termination in connection therewith, he would receive a cash severance payment of $3,423,400, along with the payment of $38,757 in respect of COBRA health care coverage costs and outplacement assistance (assuming that outplacement assistance services are provided at the expense of the Company for a period of six (6) months following the qualifying termination).

The compensation and benefits payable to Mr. Cappelli under his employment agreement upon a qualifying termination are not subject to any change in control or other transaction-related enhancements. Accordingly, the closing of the merger will have no impact on the severance entitlements listed above.

Senior Executive Severance Pay Plan

Under the Company’s Senior Executive Severance Pay Plan, which we refer to as the Severance Plan, each of Messrs. Iverson, Bowling, Martin and Slottow, as well as our other executive officers, Ms. Bishop, Mr. Newton and Mr. Sperling will be entitled to the severance payments and benefits set forth below if terminated by the Company without “cause” (as such term is defined in the Severance Plan).

•	Cash severance equal to the sum of (i) 150% (200% for Mr. Sperling) annual base salary and (ii) the average of the executive’s annual bonus earned for the three fiscal years preceding the fiscal year of his termination, paid in the form of salary continuation over the eighteen (18) months (24 months for Mr. Sperling), following the executive’s termination (which we refer to as the salary continuation period);

•	A lump sum payment equal to the number of months in the salary continuation period multiplied by the difference in the monthly COBRA premium for continued coverage under the Company’s group health plans and active employee rates, based on the level of coverage in effect on the date of termination for the executive and the executive’s spouse and dependents, as applicable; and

•	Outplacement assistance.

Under the Severance Plan, each of the executives is required to execute an effective and enforceable general release of all claims against the Company as a condition to receiving the payments and benefits thereunder, and must also comply with perpetual non-disparagement provisions and non-solicitation restrictions for the salary continuation period.

Pursuant to the offer letter entered into with Mr. Slottow in connection with his appointment as the President of University of Phoenix, in the event Mr. Slottow experiences a qualifying termination of employment prior to June 20, 2016, in addition to the severance benefits described above, Mr. Slottow will be entitled to receive six additional months of salary continuation payments, as well as payment in respect of 100% of the average of his annual bonus earned for the three fiscal years preceding the fiscal year of his termination.

Based upon the executives’ compensation levels as of the date of this proxy statement and assuming that the merger closed on March 4, 2016 and the executives experienced a qualifying termination in connection therewith, the amount of cash severance that would be payable, along with the payment in respect of COBRA health care coverage costs and the estimated value of outplacement assistance (assuming that outplacement assistance services are provided at the expense of the Company for a period of six months following the qualifying termination) are as follows: Mr. Iverson, $886,825 (plus $18,920 in respect of COBRA and outplacement assistance); Mr. Bowling, $1,162,405 (plus $23,053 in respect of COBRA and outplacement assistance); Mr. Martin, $1,198,395 (plus $27,331) in respect of COBRA and outplacement assistance); Mr. Slottow, $1,360,000 (plus $18,964 in respect of COBRA and outplacement assistance) and the three other executive officers (as a group) $4,228,928 (plus $42,726 in respect of COBRA and outplacement assistance).

The compensation and benefits payable to the executives under the Company’s Severance Plan upon a qualifying termination are not subject to any change in control or other transaction-related enhancements. Accordingly, the closing of the merger will have no impact on the executive officers’ severance entitlements listed above.

Cash Long-Term Incentive Awards

Each of Messrs. Slottow and Newton hold cash-based long-term incentive awards previously granted by the Company, the unvested portion of which will become payable in a lump sum upon the effective time of the merger, subject to the executive’s delivery of an effective and enforceable general release of all claims against the Company. Assuming the effective time of the merger occurs on March 4, 2016, Mr. Slottow will receive lump sum payments of $168,750 and $275,000, representing the unvested portion of the long-term incentive awards granted to him in August 2014 and August 2015, respectively. Assuming the effective time of the merger occurs on March 4, 2016, Mr. Newton will receive a lump sum payment of $400,000 representing the unvested portion of his outstanding long-term incentive award.

Cash Retention Awards

Each of Messrs. Cappelli, Iverson, Bowling, Martin and Slottow hold cash-based long-term incentive awards previously granted by the Company, the unvested portion of which will become fully vested (at which time applicable repayment obligations will lapse) in the event the executive experiences a qualifying termination of employment. Assuming the effective time of the merger occurs on March 4, 2016, the executive experiences a qualifying termination of employment in connection therewith, and the executive delivers an effective and enforceable general release of all claims against the Company, the amount of the cash retention awards in which the executives will vest (and for which the repayment obligations will lapse) are as follows: Mr. Cappelli, $750,000; Mr. Iverson, $80,000; Mr. Bowling, $275,000; Mr. Martin, $210,000 and Mr. Slottow, $175,000.

Executive Deferred Compensation Program

All amounts previously deferred by our executive officers under the Company’s Executive Deferred Compensation Program will become payable upon the effective time of the merger. Messrs. Iverson, Slottow and Sperling are currently the only executive officers with deferrals under such program and upon the effective time of the merger, will receive payments of in $2,930,738 in the aggregate. Messrs. Iverson, Slottow and Sperling are each fully vested in their deferral balances under the Executive Deferral Compensation Program.

Funding of Non-Employee Director Deferral Election Program

Pursuant to the terms of the Amended and Restated Rabbi Trust Agreement for the Company’s Non-Employee Director Deferral Election Program, the Company is required to, as soon as possible, but no later than thirty (30) days following the effective time of the merger, make an irrevocable contribution to the trust in an amount no less than 100% but no more than 110% of the amount necessary to pay each participant or beneficiary the benefits to which he or she would be entitled as of the occurrence of the effective time of the merger.

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers would receive the same benefits and would be covered by the same protections under the merger agreement as other employees of the Company. See the section entitled “The Merger Agreement—Employee Benefits Matters” beginning on page [●] for a description of the benefits to be provided to Company employees pursuant to the merger agreement.

Indemnification and Insurance

Director and Officer Liability

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (including through the advancement of expenses as incurred) our and our subsidiaries’ present and former directors and officers against liabilities (including reasonable attorneys’ fees) incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such director’s or officer’s service as a director or officer of the Company or its subsidiaries (or services performed at our or our subsidiaries’ request) at or prior to the effective time of the merger (including in connection with the merger and the other transactions contemplated by the merger agreement and actions to enforce such indemnification or advancement rights), in each case, as provided in our articles of incorporation in effect as of February 7, 2016, to the fullest extent permitted by law.

For not less than six (6) years from and after the effective time of the merger, Parent will cause the surviving corporation to maintain in effect the provisions in the Company’s articles of incorporation and by-laws that are in effect as of February 7, 2016 regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions currently in existence.

For not less than six (6) years from and after the effective time of the merger, we will (and Parent will cause the surviving corporation to) maintain for the benefit of the directors and officers of the Company and its subsidiaries as of February 7, 2016 and as of the effective time of the merger a “tail” insurance and indemnification policy. Alternatively, at or prior to the closing of the merger, we may, or at Parent’s request will, obtain prepaid policies with respect to directors and officers liability insurance, which policies will provide directors and officers with such coverage for an aggregate period of at least six (6) years following the effective time of the merger. Any such policies, whether a “tail” policy or a prepaid policy, must be substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its subsidiaries, or, with respect to the “tail” policy, if substantially equivalent insurance coverage is not available, the best available coverage. The annual premium of any such policy is subject to a cap of 300% of the last annual premium paid prior to February 7, 2016. The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Company Shareholder Liability

From and after the effective time of the merger, Parent will cause the surviving corporation to indemnify and hold harmless (including through the advancement of expenses as incurred) our shareholders who have entered into the voting and support agreements against liabilities (including reasonable attorneys’ fees) incurred in connection with any claim, action, suit, proceeding or investigation to the extent relating to the adoption and approval of the merger, the voting and support agreements and the transactions contemplated by the merger agreement and the voting and support agreements and actions to enforce such indemnification or advancement rights.

For not less than six (6) years from and after the effective time of the merger, we will (and Parent will cause the surviving corporation to) maintain for the benefit of the Apollo Class B Voting Stock Trust No. 1 and its trustees a “tail” management liability insurance policy that provides coverage for events occurring prior to the effective time of the merger. Alternatively, at or prior to the closing of the merger, we may, or at Parent’s request will, obtain prepaid policies with respect to management liability insurance, which policies will provide the Apollo Class B Voting Stock Trust No. 1 and its trustees with such coverage for an aggregate period of at least six (6) years following the effective time of the merger. Any such policies, whether a “tail” policy or a prepaid policy, must be substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its subsidiaries, or, with respect to the “tail” policy, if substantially equivalent insurance coverage is not available, the best available coverage. The annual premium of any such policy is subject to a cap of 300% of the last annual premium paid prior to February 7, 2016.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. Federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. Federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. Federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. Federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. Federal income tax purposes) holds our common stock, the U.S. Federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the tax treatment of the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. Federal income tax consequences of the merger to such partner.

This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar or shareholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any shareholder who, for U.S. Federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the treatment of restricted stock units, performance stock units, company awards or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. Federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. Federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below in the section titled “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of common stock is more than one (1) year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. The 3.8% tax generally is imposed on the lesser of (1) the U.S.

holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares pursuant to the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting. In addition, backup withholding of tax will apply at the statutory rate to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 to be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. Federal income tax liability. U.S. holders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. Federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of restricted stock units, performance stock units, company awards or any other matters relating to equity compensation or benefit plans (including the plans).

Regulatory Approvals

To complete the merger, the parties must make filings with and obtain authorizations, approvals or consents from antitrust authorities from various countries including South Africa, and such authorizations, approvals or consents must be in full force and effect.

As the Company and Parent have determined that no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, is required in connection with the merger, the Company, Parent and Merger Sub have entered into a consent and waiver agreement pursuant to which the parties have consented to the waiver of any covenants and conditions set forth in the merger agreement to the extent related to any filings or the termination or expiration of the waiting period under the HSR Act.

Education Regulatory

The Company, Parent and Merger Sub have made certain filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate government and educational authorities in connection with the merger.

Regulatory approvals from a number of accrediting agencies and state educational agencies that currently approve or accredit the schools owned by the Company and their educational programs are required to complete the merger, including approval from the Higher Learning Commission, which is the institutional accreditor for the University of Phoenix, Western International University, and the College for Financial Planning. Additionally, completion of the merger requires certain pre-closing educational consents from the applicable agencies in the United Kingdom, Australia and Germany. The Company has begun the process of notifying agencies and obtaining approvals and is continuing to take actions to obtain the required regulatory approvals prior to closing or, as appropriate, to confirm that approvals will not be required prior to closing.

The merger agreement requires that we submit pre-acquisition review applications to the U.S. Department of Education with respect to the University of Phoenix and Western International University no later than sixty (60) days prior to the closing date of the merger. To complete the merger, the Company must receive from the U.S. Department of Education written responses to its pre-acquisition review applications that do not contain any burdensome conditions, as defined in the merger agreement, with respect to the University of Phoenix, as defined in the merger agreement, and that meet other criteria (see “The Merger Agreement—Conditions to the Merger” beginning on page [●]).

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the Department of Justice, the Federal Trade Commission or any other governmental entity or any private party (i) will not attempt to challenge the merger on antitrust grounds or (ii) will not seek to advocate for U.S. Department of Education conditions or restrictions with respect to the approval of the merger, or the denial of the merger, and, in each case, if any such challenge is made, there can be no assurance as to the result. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see “The Merger Agreement—Filings; Other Actions; Notification” beginning on page [●].

Litigation Relating to the Merger

In connection with the proposed merger, three class action lawsuits have been filed in the Superior Court of Maricopa County, Arizona against the Company, its directors, Parent and Merger Sub. The first such complaint was filed on February 25, 2016 (Casey v. Apollo Education Group, Inc., et al., Case No. CV2016-051605), the second such complaint was filed on February 26, 2016 (Miglio v. Apollo Education Group, Inc., et al., Case No. CV2016-003718) and the third such complaint was filed on February 29, 2016 (Blanchfield v. Apollo Education Group, Inc., et al., Case No. CV2016-001738). The complaints generally allege that the Company’s directors have violated their fiduciary duties by, among other things, failing to properly value the Company and failing to maximize the value of the Company to its public shareholders as well as by including purportedly preclusive deal protections in the merger agreement, and that the Company, Parent and Merger Sub aided and abetted such alleged breaches of fiduciary duties. The plaintiffs seek various remedies, including a declaration that the action is properly maintainable as a class action, an injunction against the consummation of the merger, an accounting of the damages sustained by the plaintiffs and the class, costs and fees of the action, including attorneys’ fees and expenses, and any other equitable relief the court may deem just and proper. The action titled Blanchfield v. Apollo Education Group, Inc., et al. was voluntarily dismissed without prejudice on March 4, 2016.

In addition, a demand letter was received from a shareholder on March 1, 2016, which generally includes the same allegations and which demands that the Company’s directors remedy the alleged breaches of their fiduciary duties and, if not, states that the shareholder intends to file an action seeking relief.

All defendants deny any wrongdoing in connection with the proposed merger and plan to vigorously defend against all pending and any forthcoming claims.

Amendment to the Shareholder Agreement and Termination

In order to facilitate the consummation of the merger and the other transactions contemplated by the merger agreement, concurrently with the execution and delivery of the merger agreement, the Company entered into an amendment to the Shareholder Agreement dated as of September 7, 1994, as amended, which we refer to as the Shareholder Agreement, and the amendment to which we refer to as the Shareholder Agreement Amendment, with the holders of Class B common stock. Prior to the Shareholder Agreement Amendment, the Shareholder Agreement included provisions that would restrict the ability of the holders of Class B common stock to dispose of shares of Class B common stock as required for the consummation of the merger and the transactions contemplated by the merger agreement. Pursuant to the Shareholder Agreement Amendment, the parties to the Shareholder Agreement amended the Shareholder Agreement such that (i) neither the execution of the merger agreement, the merger nor any of the other transactions contemplated by the merger agreement, will constitute a sale, transfer or disposition of shares of Class B common stock restricted by the Shareholder Agreement, and (ii) the Shareholder Agreement will not have any effect on the execution of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement. The Shareholder Agreement Amendment also provides that the Shareholder Agreement will terminate as of the effective time of the merger. The Shareholder Agreement Amendment will be void, and the Shareholder Agreement will remain in full force and effect, if the merger agreement is terminated in accordance with the termination provisions thereof, or if the merger fails to close for any reason.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about the Company, contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure letter that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Effects of the Merger; Directors and Officers; Articles of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement, and upon which the separate corporate existence of Merger Sub will cease. As the surviving corporation, the Company will continue to exist following the merger. Subject to amendments to the Company’s articles of incorporation and by-laws, the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger. As a result of the merger, the surviving corporation will be a wholly owned direct or indirect subsidiary of Parent. The merger will have the effects specified in the Arizona Business Corporation Act, which we refer to as the ABCA.

The members of the board of directors of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and the by-laws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly appointed or until their earlier death, resignation or removal in accordance with the charter and the by-laws of the surviving corporation.

At the effective time of the merger, the articles of incorporation of the Company will be amended and restated to read as set forth in Exhibit A to the merger agreement, until changed or amended in accordance with its terms or by applicable law. The by-laws of the Merger Sub, in effect immediately prior to the effective time of the merger, as set forth in Exhibit B to the merger agreement, will be the by-laws of the surviving corporation, until changed or amended as provided therein or by applicable law.

Following the completion of the merger, our Class A common stock will be delisted from the NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger will occur at 9:00 a.m. Eastern time on the third (3rd) business day after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing), or on such other date as the Company and Parent may agree. If the last of such closing conditions is satisfied or waived on a date after the tenth day of a month, Parent may elect to delay closing to any date on or prior to the first (1st) business day of the subsequent month.

The merger will become effective at the time when the statement of merger (along with the Company’s Second Amended and Restated Articles of Incorporation) has been duly delivered to the Arizona Corporation Commission for filing in accordance with the relevant provisions of the ABCA, or at such later date and time as may be agreed by Parent and the Company in writing and specified in the statement of merger. Assuming timely satisfaction or waiver of the necessary closing conditions, we anticipate that the merger will be completed by the end of calendar year 2016.

Treatment of Common Stock and Stock-Based Awards

Common Stock

At the effective time of the merger, each share of our Class A common stock and Class B common stock, which we refer to collectively as our common stock or our shares, issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties, which we refer to as an excluded share and collectively, excluded shares) will be converted into the right to receive cash in an amount in cash equal to $9.50, which we refer to as the per share merger consideration, without interest and less any applicable withholding taxes. At the effective time of the merger, these shares will be canceled and will cease to exist, each excluded share will also be canceled and will cease to exist, and no consideration will be payable for such excluded shares.

Company Stock Options

At the effective time of the merger, each outstanding Company stock option, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be canceled and will only entitle the holder of such Company stock option to receive (without interest), no later than three (3) business days after the effective time of the merger, an amount in cash equal to the product of the total number of shares subject to such Company stock option, multiplied by the excess, if any, of the per share merger consideration over the exercise price of such Company stock option, less any tax withholdings. For the avoidance of doubt, any Company stock option which has an exercise price per share that is greater than or equal to the per share merger consideration will be canceled at the effective time of the merger for no consideration or payment.

Company Restricted Stock Units

At the effective time of the merger, any vesting conditions applicable to each outstanding Company restricted stock unit, will, automatically and without any required action on the part of the holder thereof, accelerate in full, and each Company restricted stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company restricted stock unit to receive (without interest), no later than three (3) business days after the effective time of the merger, an amount in cash equal to the number of shares subject to such Company restricted stock unit multiplied by the per share merger consideration, less any tax withholdings; provided, that, with respect to any Company restricted stock units that constitute non-qualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the effective time of the merger without triggering a tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the Company stock plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Company Performance Stock Units

At the effective time of the merger, any vesting conditions applicable to each outstanding Company performance stock unit, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, accelerate only with respect to the number of shares determined in accordance with the terms and conditions set forth in the award agreement evidencing each such Company performance stock unit, and each Company performance stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company performance stock unit to receive (without interest), no later than three (3) business days after the effective time of the merger, an amount in cash equal to the number of vested shares subject to such Company performance stock unit immediately following the accelerated vesting described above multiplied by the per share merger consideration, less any tax withholdings; provided, that, with respect to any Company performance stock units that constitute non-qualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the effective time of the merger without triggering a tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the Company stock plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Company Deferred Stock Units

At the effective time of the merger, any vesting conditions applicable to each outstanding Company deferred stock unit, will, automatically and without any required action on the part of the holder thereof, accelerate in full, and each Company deferred stock unit will, automatically and without any required action on the part of the holder thereof, be canceled and will only entitle the holder of such Company deferred stock unit to receive (without interest), no later than three (3) business days after the effective time of the merger, an amount in cash equal to the number of shares subject to such Company deferred stock unit multiplied by the per share merger consideration, less any tax withholdings; provided, that, with respect to any Company deferred stock units that constitute non-qualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the effective time of the merger without triggering a tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the Company stock plan and applicable award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent cash in immediately available funds in the amount necessary to make payment of the aggregate per share merger consideration to the holders of common stock (other than with respect to excluded shares).

Promptly, and in any event within three (3) business days, after the date of the effective time of the merger, each record holder of shares of our common stock (other than holders who solely hold excluded shares) will be sent a letter of transmittal and instructions describing how such record holder may surrender his, her or its shares of our common stock (or affidavits of loss in lieu thereof) in exchange for the applicable amount of per share merger consideration (less any tax withholdings).

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive as a result of the merger. In lieu thereof, each holder of record of one or more book-entry shares will upon receipt by the paying agent of an “agent’s message” in customary form or such other evidence, if any, as the paying agent may reasonably request, be entitled to receive in exchange for such book-entry shares, a cash amount in immediately available funds equal to the applicable amount of per share merger consideration (less any tax withholdings), and the book-entry shares surrendered will forthwith be canceled.

If you are a record holder of certificated shares of our common stock, you will not be entitled to receive the per share merger consideration until you deliver a letter of transmittal that is duly executed and in proper form to the paying agent, and you must also surrender your stock certificate or certificates (or affidavits of loss in lieu thereof) to the paying agent. In the event of a transfer of ownership of shares of our common stock that is not registered in the transfer records of the Company, payment may be made to a transferee if the certificate formerly representing such shares is presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your book-entry shares or certificates.

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by Parent, post a bond in such customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it, Merger Sub or the surviving corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in their entirety.

From and after the effective time of the merger, there will be no transfers on the stock transfer books of the Company of the shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificate is presented to the surviving corporation, Parent or the paying agent for transfer, it will be canceled and exchanged for the cash amount in immediately available funds to which the holder of the certificate is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by our shareholders for one (1) year after the effective time of the merger will be delivered to the surviving corporation. Holders of our common stock (other than excluded shares) who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the per share merger consideration (less tax withholding) upon due surrender of its certificates (or affidavits of loss in lieu thereof) or book-entry shares, without any interest thereon.

None of Parent, the surviving corporation, the paying agent or any other person will be liable to any former holder of shares of our common stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

Representations and Warranties of the Company

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure letter that the Company delivered in connection with the merger agreement, or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	due organization, existence and good standing and authority to carry on our business;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	the absence of any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom equity, profit participation rights, redemption rights, rights of first offer, rights of first refusal, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate us or any of our subsidiaries to issue or sell any shares of the capital stock or other securities of the Company or any of our subsidiaries or any securities or obligations convertible into or exchangeable for securities of the Company or any of our subsidiaries;

•	the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote with our shareholders on any matter;

•	the absence of any contracts to which the Company or any of its subsidiaries is a party, relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of the Company;

•	the absence of certain obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any outstanding shares or other securities or to declare, make or pay any dividends or distributions;

•	the absence of certain obligations of the Company or any subsidiary to provide funds to, or make any investment in, any person;

•	our joint ventures and detailed information relating thereto;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the Company’s board of directors, which we refer to as the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the receipt of a fairness opinion from Barclays Capital Inc.;

•	the receipt of a fairness opinion from Evercore Group L.L.C.;

•	required governmental consents, approvals, notices and filings;

•	the absence of violations of or conflicts with or that result in a default under the Company’s articles of incorporation, the Company’s by-laws, any resolution adopted by our shareholders or the board of directors, certain agreements, applicable law or governmental orders as a result of our entering into and performing under the merger agreement or the consummation of the merger and the transactions;

•	our SEC filings since August 31, 2012 and the financial statements included therein;

•	compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ and applicable provisions of the Sarbanes-Oxley Act of 2002;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) since August 31, 2015;

•	the conduct of business in the ordinary course since August 31, 2015;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	the absence of settlements to which the Company or our subsidiaries are party or any of their assets or properties are bound;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans;

•	certain labor matters;

•	compliance with applicable laws and licenses;

•	compliance with anti-corruption and anti-money laundering laws;

•	compliance with sanctions laws;

•	material contracts and the absence of any default under any material contract;

•	the absence of undisclosed affiliate arrangements required to be described under Item 404 of Regulation S-K under the Securities Act;

•	real property;

•	personal property and assets;

•	the inapplicability of any anti-takeover law, anti-takeover provision in the Company’s articles of incorporation or by-laws or shareholder rights plan to the merger;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	insurance policies;

•	the absence of any undisclosed broker’s or finder’s fees;

•	education regulatory matters; and

•	privacy and data protection matters.

Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided that, none of the following, and no change, event or occurrence arising out of, resulting from or attributable to any of the following, will be taken into account in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur:

•	changes, events or occurrences arising out of, resulting from or attributable to:

•	subject to certain exceptions, the execution, delivery and performance of the merger agreement, the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement and the voting and support agreements, including as a result of the identity of Parent, any of its co-investors, or any of its or their affiliates, in each case, including the effect thereof on the relationships of the Company or any of its subsidiaries with employees, contractors, students, suppliers, business partners, governmental entities and educational agencies;

•	subject to certain exceptions, any actions taken at the written request of Parent in accordance with the terms, or in connection with the execution, delivery and performance, of the merger agreement;

•	any litigation, action, suit, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, arbitration, mediation or other proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal, in law or in equity, relating to, arising from or in connection with, allegations of any breach of fiduciary duty relating to the approval by the board of directors of the merger or the transactions;

•	any determination that more than 88% of the University of Phoenix’s revenues has been derived from Title IV Program funds for the stub period (or any reasonable expectation of such a determination); or

•	any notification from any U.S. Federal education agency that it has found that the University of Phoenix failed to comply with the prohibitions in the Higher Education Act of 1965 or the University of Phoenix’s program participation agreement on the payment of any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or the award of financial aid to any persons responsible for or engaged in any student recruiting or admissions activity or the award of Title IV Program funds; or

•	if the following changes, events or occurrences do not have a disproportionately adverse effect on the Company and its subsidiaries relative to other participants of similar size in the industries or geographic locations in which the Company and its subsidiaries operate:

•	the general business or economic conditions in the United States or any foreign jurisdiction or any changes therein;

•	the business or economic conditions generally affecting the post-secondary or proprietary education industry;

•	any legal, regulatory, legislative, administrative or political conditions, or any changes or proposed changes in laws, or the interpretation, application or enforcement thereof;

•	conditions affecting the securities, credit, financial or other capital markets generally, in each case, in the United States or any foreign jurisdiction in which the Company or any of its subsidiaries conducts business;

•	changes in generally accepted accounting principles or any authoritative interpretation thereof; or

•	any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities; or

•	changes, events or occurrences arising out of, resulting from or attributable to:

•	any change in the market price, trading volume or credit rating of any of the Company’s Class A common stock;

•	any failure, in and of itself, by the Company or its subsidiaries to meet any internal or publicly available projections, forecasts, estimates or predictions; or

•	in and of itself, any change in (i) the amount of cash and marketable securities of the Company and its subsidiaries, on a consolidated basis, (ii) the Company’s and its subsidiaries’ adjusted EBITDA, (iii) the University of Phoenix’s total degreed enrollments or (iv) the University of Phoenix’s revenues.

The exceptions set forth in the three (3) immediately preceding bullet points will not prevent or otherwise affect a determination that the underlying cause of the change, event or occurrence has resulted in, or contributed to, a material adverse effect.

Representations and Warranties of Parent and Merger Sub

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and in the disclosure letter that Parent and Merger Sub delivered to the Company in connection with the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate or similar power and authority to enter into, perform their obligations under, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	required governmental consents, approvals, notices and filings;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the merger agreement or the consummation of the merger and the transactions;

•	the absence of legal proceedings and investigations against Parent and Merger Sub;

•	Parent and Merger Sub having sufficient funds for the merger and all other obligations under the merger agreement;

•	the capitalization of Merger Sub;

•	Parent, Merger Sub and their affiliates not being or having been during the prior three (3) years an “interested shareholder”, as defined by the ABCA, of the Company;

•	acknowledgement as to the absence of any Company representations and warranties with respect to any estimates, projections, forecasts, forward-looking statements or business plans provided by the Company;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	education regulatory matters.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Businesses Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure letter we delivered in connection with the merger agreement or as required by law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will use our commercially reasonable best efforts to cause our businesses to be conducted in the ordinary course and to preserve our business organizations intact and maintain existing relations with students, suppliers, creditors, lessors, employees and business associates.

Subject to applicable law, certain exceptions set forth in the merger agreement and the disclosure letter that we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned for certain of the following actions):

•	make changes to organizational documents;

•	acquire equity interests in any corporation, partnership or other business organization or, other than in the ordinary course of business, any assets from any other person;

•	transfer, sell, lease, license, assign, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material property or assets with a value or purchase price in excess of $5,000,000 in the aggregate (with customary exceptions);

•	issue, sell, transfer, or authorize such activities with respect to the capital stock or other securities of the Company or any of its subsidiaries (including any options, warrants or other equity awards) subject to customary exceptions with respect to equity awards;

•	grant any liens outside the ordinary course of business, other than certain permitted liens, on any properties or assets with a value in excess of $5,000,000 in the aggregate;

•	make, forgive or cancel any loans, advances, guarantees or capital contributions to or investments in any person, other than to or in a wholly owned subsidiary of the Company, in excess of $5,000,000 in the aggregate;

•	make any changes to accounting policies or principles;

•	declare, set aside, make or pay any dividend or other distribution;

•	reclassify, split, combine, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, any of the Company’s equity interests, except in accordance with company equity awards outstanding;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization involving the Company or any of its subsidiaries;

•	incur any capital expenditures or any related liabilities, except those budgeted by the Company’s program of capital expenditures and unbudgeted capital expenditures that do not exceed $500,000 individually or $4,000,000 in the aggregate;

•	create, assume, or otherwise become liable for, incur, prepay, refinance or modify in any material respect the terms of, any indebtedness for borrowed money in excess of $5,000,000;

•	enter into, amend or modify any interested party transactions;

•	enter into certain material contracts or leases, or terminate, materially amend or waive any material rights under, any material contract or lease;

•	enter into any new line of business outside of the post-secondary or proprietary education industry;

•	terminate or fail to maintain in full force and effect, replace or renew substantially the same material insurance policies (or equivalent levels of insurance coverage);

•	settle or compromise any proceeding against the Company or any of its subsidiaries that (i) requires payments by the Company or any of its subsidiaries in excess of $5,000,000 in the aggregate; (ii) grants injunctive or equitable relief against the Company or any of its subsidiaries; or (iii) involves the admission of any wrongdoing by the Company or any of its subsidiaries, other than to the extent such settlements of proceedings are disclosed, reflected or reserved against in the Company reports;

•	except as required by written agreements existing on February 7, 2016, or as otherwise required by law: (i) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries; (ii) increase the compensation or benefits payable to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries (except for employees who are designated as Grade 16 and below, increases of no more than 2% in the ordinary course of business); (iii) establish, adopt, amend, renew, announce or terminate any Company benefit plan, except in the ordinary course of business; (iv) amend the terms of any outstanding Company equity awards; (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits, except as otherwise provided in the merger agreement; (vi) materially change any actuarial or other assumptions used to calculate funding obligations under any Company benefit plan; (vii) forgive or grant any loans to directors, officers or employees of the Company or any of its subsidiaries; (viii) hire any employee or independent contractor, other than in the ordinary course of business for certain pay grades; or (ix) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to unions or other organized employees;

•	take any action that would result in any of the conditions to the merger not being satisfied or that could reasonably be expected to prevent or materially impede the ability of the Company to consummate the merger and the transactions;

•	fail to prepare and timely file all tax returns in a manner consistent with past practice;

•	make or revoke any material election with regard to taxes or file any material amended tax returns, or make any change in any tax accounting methods;

•	(i) fail to notify Parent of any proceeding pending or threatened in writing against or with respect to the Company or any of its subsidiaries in respect of any tax matter or proceeding involving a material amount of tax, (ii) fail to provide Parent with information reasonably requested by Parent regarding such proceeding or (iii) settle or compromise any such proceeding;

•	fail to terminate all contracts relating to the sharing, allocation or indemnification of taxes between the Company or any of its subsidiaries and any of their respective former affiliates (excluding any commercial contract that may include tax allocation or sharing provisions, but the primary purpose of which is unrelated to taxes);

•	fail to take commercially reasonable steps to protect data security and reasonably proceed with data security improvements that have been planned and approved as of the date of the merger agreement; or

•	agree, authorize or commit to do any of the foregoing.

The merger agreement is not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct our or our subsidiaries’ operations prior to the effective time of the merger, or to give us, directly or indirectly, the right to control or direct Parent’s or its affiliates’ operations. Prior to the effective time of the merger, each of Parent and we will exercise, consistent with the terms and conditions of the merger agreement, control and supervision over our and our subsidiaries’ respective operations.

Solicitation of Acquisition Proposals; Board Recommendation Changes

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that the board of directors and each committee of the board of directors will not:

•	withhold, withdraw, change, qualify, amend or modify (or publicly propose or resolve to do so), in a manner adverse to Parent or Merger Sub, or otherwise make any public statement or proposal inconsistent with, the board of directors’ recommendation that the holders of shares of Class A common stock and the holders of shares of Class B common stock approve the merger agreement, which we refer to as the Company recommendation;

•	fail to include the Company recommendation in the proxy statement;

•	approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) any acquisition proposal other than the merger;

•	fail to issue a press release that reaffirms the Company recommendation within five (5) business days of a written request by Parent following the date that any acquisition proposal or any material modification to such acquisition proposal is first communicated to our shareholders;

•	fail to recommend against any acquisition proposal in a tender offer solicitation/recommendation statement within ten (10) business days after the commencement of such acquisition proposal; or

•	subject to certain exceptions described below, cause or permit the Company to enter into any alternative acquisition agreement relating to any acquisition proposal.

From and after the date of the merger agreement until the effective time of the merger or termination of the merger agreement, except as permitted by the terms of the merger agreement described below, neither the Company nor any of our subsidiaries nor any of the officers and directors of the Company or our subsidiaries may, and we will instruct our and our subsidiaries’ employees, advisors and representatives not to, directly or indirectly, or announce any public intention to:

•	initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes an acquisition proposal;

•	engage in, continue, knowingly facilitate or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal;

•	grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or takeover statute;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal; or

•	resolve, endorse, recommend, agree or propose to do any of the foregoing.

However, at any time prior to the time our shareholders adopt the merger agreement, if we have received an unsolicited bona fide written acquisition proposal that did not result from any breach of our obligations described here, we may:

•	contact the person making the acquisition proposal to clarify the terms and conditions of such acquisition proposal; and

•	(i) provide information in response to a request by the person making such acquisition proposal if such person has executed an acceptable confidentiality agreement, and the Company promptly discloses any such information to Parent to the extent not previously provided (provided, that if the person making such acquisition proposal is a competitor of the Company or any of our subsidiaries, we may not provide any competitively sensitive non-public information to such person other than in accordance with “clean team” or other similar procedures reasonably designed to limit any material adverse effect on the Company or any of our subsidiaries as a result of the sharing of such information); or (ii) engage in any discussions or negotiations with the person who has made such acquisition proposal, if, in each case, the board of directors or any committee of the board of directors (A) determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the acquisition proposal and the terms of the merger agreement, would be inconsistent with the directors’ fiduciary duties under applicable law and (B) determines in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal.

At any time prior to the time our shareholders adopt the merger agreement, if we have complied with the requirements described above regarding solicitation of acquisition proposals and have received a bona fide written acquisition proposal that was made in compliance with the requirements described above, the board of directors may effect a change of recommendation or take action to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal if, but only if:

•	the board of directors determines, in good faith after consultation with the Company’s financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and that failure to make a change of recommendation with respect to such superior proposal or to terminate the merger agreement would be inconsistent with its fiduciary obligations under applicable law;

•	we notify Parent in writing that the board of directors intends to effect a change of recommendation or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement, as applicable, specifying the identity of the person making such superior proposal, the material terms and conditions of such superior proposal and attaching the most current version of such agreement to such notice, at least five (5) business days prior to the taking of such action;

•	during the notice period, we and our representatives negotiate in good faith with Parent and its representatives (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of the merger agreement so that such acquisition proposal no longer constitutes a superior proposal; and

•	Parent has not, prior to the expiration of the notice period, made a binding written offer that the board of directors or any committee of the board of directors determines, in good faith after consultation with its financial advisors and outside legal counsel, is at least as favorable, from a financial point of view, to our shareholders as the superior proposal.

In the event of any material revision, amendment, update or supplement to the terms and conditions of such superior proposal, we will deliver a new superior proposal notice to Parent in accordance with the requirements described above and comply again with the requirements summarized above except that the notice period will be two (2) business days instead of five (5). We may not terminate the merger agreement to accept a superior proposal during any notice period.

Nothing in the provisions of the merger agreement relating to acquisition proposals prohibits us or any of our subsidiaries, or our or any of our subsidiaries’ respective boards of directors or any committee thereof, from taking and disclosing to our and their shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or from making any other disclosure to our shareholders if, in the board of directors’ reasonable determination in good faith after consultation with outside legal counsel, the failure to so disclose would be inconsistent with its obligations under applicable law.

An “acquisition proposal” means: any proposal or offer with respect to (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries, (ii) any direct or indirect acquisition, in a single transaction or series of related transactions, of the outstanding equity interests of the Company or any successor thereto or parent entity thereof, (iii) any sale, exchange, transfer or other disposition of any assets or businesses of the Company and its subsidiaries by any person or (iv) any other transaction having a similar effect to those described in clause (i), (ii) or (iii), in each case, which if consummated would result in, any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company entitled to vote on a plan of merger, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company, in each case, other than the merger and the transactions.

A “superior proposal” means: an unsolicited bona fide acquisition proposal that would result in any person or group of persons becoming the beneficial owner, directly or indirectly, of more than 80% of the assets (on a consolidated basis) or more than 80% of the total voting power of the equity securities of the Company entitled to vote on a plan of merger that the board of directors or any committee thereof has determined in its good-faith judgment is (i) reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by the merger agreement, in each case taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal.

Shareholders Meeting

We are required to take all reasonable action necessary to convene and hold a meeting of our holders of Class A common stock and Class B common stock as promptly as practicable after the execution of the merger agreement, to consider and vote upon the approval of the merger agreement. The shareholders meeting may consist of separate meetings of the holders of Class A common stock and the holders of Class B common stock held on the same date. We may postpone or adjourn the shareholders meeting solely (i) with the written consent of Parent, (ii) in the absence of a quorum, (iii) to allow the minimum amount of additional time reasonably practicable for the filing or mailing of any supplement or amendment to the proxy statement that the board of directors has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplement or amendment to be disseminated and reviewed by our shareholders prior to the shareholders meeting, (iv) for a single period not to exceed ten (10) business days, to solicit additional proxies for the adoption of the merger agreement if necessary to obtain the approval of the merger or (v) for a single period not to exceed five (5) business days, if we have provided notice to Parent and Merger Sub of our intention to terminate the merger agreement in respect of a superior proposal. Unless the board of directors has made a change of recommendation as specifically permitted by the merger agreement (described under “The Merger Agreement—Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page [●]), the board of directors will recommend and continue to recommend the approval of the merger agreement, take all lawful action to solicit from our shareholders proxies and votes in favor of approval of the merger agreement, and use commercially reasonable efforts to take all other actions necessary or advisable to secure the approval of the merger. We have also agreed to promptly advise Parent, at such times as Parent may reasonably request, as to the aggregate tally of the proxies received by the Company in respect of the approval of the merger agreement.

Filings; Other Actions; Notification

We and Parent will cooperate with each other and use (and cause our respective subsidiaries to use) our respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to satisfy the conditions to closing described under “The Merger Agreement—Conditions to the Merger” beginning on page [●] and to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations from any third party or any governmental entity or educational agency in order to consummate the merger or any of the transactions contemplated by the merger agreement.

Subject to applicable laws and the terms and conditions set forth in the merger agreement, we and Parent:

•	have agreed to furnish the other, upon request, with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any third party or any governmental entity or educational agency in connection with the merger and the transactions;

•

will each have the right to review in advance and, to the extent reasonably practicable, will each consult with the other on and consider in good faith the views of the other in connection with, any filing, registration, notification to be made with, or written materials to be submitted to or communications with, any third party or any governmental entity or educational agency in connection with the merger and the transactions, including with respect to the information relating to Parent or the Company, and any of their respective subsidiaries, that appears in any such filing, registration, notification, submission or communication;

•	have agreed that neither the Company nor Parent may, and neither the Company nor Parent may permit any of their respective representatives to, participate in any meeting or discussion with any governmental entity or educational agency in respect of any filing, investigation or other inquiry relating to the merger or the transactions unless it consults with the other party in advance and, to the extent permitted by such governmental entity or educational agency, gives the other party the opportunity to attend and participate;

•	have agreed that Parent and its subsidiaries and representatives will not make any filing with or submit any written materials to, or participate in any meeting or discussion with, any governmental entity or educational agency in connection with the merger and the transactions, in each case without the Company’s prior approval; and

•	have agreed to keep the other apprised of the status of matters relating to completion of the merger and the transactions.

In addition, each of the Company and Parent agrees to take or cause to be taken the following actions:

•	the filing, as promptly as practicable, of the notices, reports and other filings required to be made in order to obtain the consents, authorizations, orders, registrations, permits and approvals required in connection with the consummation of the merger from certain governmental entities;

•	the prompt provision to each and every governmental antitrust entity of non-privileged information and documents requested by any government antitrust entity or that are necessary, proper or advisable to permit consummation of the merger and the transactions;

•	the filing of a pre-acquisition review application in respect of each Title IV Company school no later than sixty (60) days prior to the closing date, to the extent that such filing has not been made in respect of a Title IV Company school prior to the date of the merger agreement;

•	the filing, as promptly as practicable, and in any event by the date of the merger agreement, of a materially complete change of control application with the Higher Learning Commission in respect of the University of Phoenix, Western International University and the College for Financial Planning;

•	the prompt use of its reasonable best efforts to obtain the pre-closing educational consents, and such efforts will include the prompt filing of all required applications, notices, reports and other filings;

•	in the event that the closing does not occur on or prior to December 31, 2016 or within thirty (30) days after the approval of the merger and the transactions by the Higher Learning Commission, any filings or other actions reasonably necessary to obtain an extension of such approval as necessary to permit the closing to occur prior to the termination date;

•

the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the transactions, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity, including any governmental entity or educational agency, seeking to delay, restrain, prevent, enjoin or otherwise prohibit, or to impose conditions that would delay, restrain, prevent, enjoin or otherwise prohibit, consummation of the merger or the transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests, of the Company, Parent or any of their respective subsidiaries (and the entry into agreements with, and submission to orders of, the relevant government antitrust entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened commencement of any proceeding in any forum or issuance of any order, decree, decision, determination, judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the transactions by any government antitrust entity or educational agency; and

•	in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the merger or the transactions in accordance with the terms of the merger agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the transactions, the prompt use of its reasonable best efforts to take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by the merger agreement.

Merger Sub agrees to take or cause to be taken the following actions:

•	the filing of a pre-acquisition review application in respect of each Title IV Company school no later than sixty (60) days prior to the closing date, to the extent that such filing has not been made in respect of a Title IV Company school prior to the date of the merger agreement;

•	the filing, as promptly as practicable, and in any event by the date of the merger agreement, of a materially complete change of control application with the Higher Learning Commission in respect of the University of Phoenix, Western International University and the College for Financial Planning;

•	the prompt use of its reasonable best efforts to obtain the pre-closing educational consents, and such efforts will include the prompt filing of all required applications, notices, reports and other filings; and

•	in the event that the closing does not occur on or prior to December 31, 2016 or within thirty (30) days after the approval of the merger and the transactions by the Higher Learning Commission, any filings or other actions reasonably necessary to obtain an extension of such approval as necessary to permit the closing to occur prior to the termination date.

As the Company and Parent have determined that no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, is required in connection with the merger, the Company, Parent and Merger Sub have entered into a consent and waiver agreement pursuant to which the parties have consented to the waiver of any covenants and conditions set forth in the merger agreement to the extent related to any filings or the termination or expiration of the waiting period under the HSR Act.

Each of Parent, Merger Sub and the Company has further agreed that it will not, and will cause their respective subsidiaries and, in the case of the Company, its affiliates, not to, take any action that would reasonably be expected to materially delay, impair or impede the receipt of any regulatory approvals, educational consents or educational approvals required in connection with the merger, the transactions or the closing.

Nothing in the merger agreement would require or be construed to require us or our subsidiaries to proffer to, or agree to, incur any liabilities or any sale, divestiture, license, disposition or holding separate of, or any termination, prohibition, limitation, restriction or other action with respect to existing relationships, contracts, assets, product lines or businesses or interests therein of the Company or any of our subsidiaries unless the effectiveness of such action is conditioned upon the closing.

Company Cooperation with Refinancing

The Company has agreed to use its reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with any debt financing or debt facilities to be obtained, arranged or committed to on or prior to the closing date that are to be made available to the Company from and after the closing date. We refer to any such debt financing or debt facility, as a debt financing. This cooperation may include, among other things, cooperating with debt marketing efforts, assisting in preparation of a bank information memorandum and similar marketing documents, and providing financial information regarding the Company and its subsidiaries to assist Parent in connection with the preparation of pro forma financial information.

The Company has also agreed to use its reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the termination of its existing indebtedness and the procurement of customary payoff letters and lien releases in connection therewith.

Parent has agreed to reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or its subsidiaries or their respective representatives in connection with their cooperation in connection with any debt financing or the termination of existing indebtedness and to indemnify and hold harmless the Company, its subsidiaries, and their respective representatives from and against all losses, liabilities and other amounts suffered or incurred by them in connection with the arrangement of any debt financing or the termination of existing indebtedness.

The obtaining of any debt financing is not a condition to the closing of the merger.

Employee Benefits Matters

Parent agrees that, during the period commencing at the effective time of the merger and ending one (1) year thereafter, Parent must provide, or will cause to be provided, to each employee of the Company and its subsidiaries who is employed as of immediately prior to the effective time of the merger (which we refer to as the continuing employees), (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its subsidiaries to each such continuing employee immediately prior to the effective time of the merger and (ii) annual incentive opportunities (excluding equity or equity-based compensation, retention and change in control awards and payments under any employee benefit plan of the Company that is not in compliance with applicable law) that are no less than those provided by the Company and its subsidiaries to each such continuing employee immediately prior to the effective time of the merger. Parent agrees that, during the period commencing at the effective time of the merger and ending on December 31 of the calendar year in which the effective time of the merger occurs, Parent must provide, or will cause to be provided, to each continuing employee, retirement, health and welfare benefits that are substantially comparable in the aggregate to those provided by the Company and its subsidiaries immediately prior to the effective time. Parent agrees that, during the period commencing at the effective time of the merger and ending on December 31, 2016, Parent must provide, or will cause to be provided, to each continuing employee, severance benefits that are no less favorable than the severance benefits provided by the Company and its subsidiaries immediately prior to the effective time of the merger. For the avoidance of doubt, Parent’s obligations to provide the aforementioned compensation and benefits are, in each case, subject to such continuing employee remaining employed by the Company or its subsidiaries.

Parent must undertake commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time of the merger occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time of the merger for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s employment with the Company and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan (including, without limitation, with respect to severance, vacation and other PTO entitlements), as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

If the effective time of the merger occurs prior to the time when bonuses are paid with respect to the Company’s 2016 fiscal year, Parent agrees that the Company will be permitted to honor the terms of the Company’s annual cash incentive plans, as in effect on the date hereof, with respect to the determination and payment of annual cash bonuses thereunder.

As soon as reasonably practicable following the date of the merger agreement and in any event prior to the effective time of the merger and not later than the day immediately prior to the date on which the first offering period that is regularly scheduled to commence under the Company’s Third Amended and Restated Employee Stock Purchase Plan, which we refer to as the ESPP, after the date of the merger agreement, the Company must take all actions including obtaining any necessary determinations or resolutions of the board of directors or the compensation committee thereof if appropriate, amending the terms of the ESPP that may be necessary or required under the ESPP and applicable laws to (i) ensure that, except for the offering period in progress as of the date of the merger agreement (which we refer to as the final offering), no offering period under the ESPP will be authorized or commenced, (ii) if the closing occurs prior to the end of the final offering, provide each individual participating in the final offering with notice of the transactions contemplated by the merger agreement no later than ten (10) business days prior to the closing date, (iii) cause the final offering to end on the closing date, (iv) cause each ESPP participant’s accumulated contributions under the ESPP to be used to purchase shares in accordance with the ESPP as of the end of the final offering, (v) provide that the applicable purchase price for shares will not be decreased below the levels set forth in the ESPP as of the date of the merger agreement, (vi) cause the ESPP to terminate in its entirety at the effective time of the merger and (vii) ensure that no further rights are granted or exercised under the ESPP after the effective time of the merger.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver at or prior to the closing of the merger of the following conditions:

•	the merger agreement must have been duly approved by the holders of at least a majority of the outstanding shares of Class A common stock and the holders of at least a majority of the outstanding shares of Class B common stock entitled to vote thereon and the sole shareholder of Merger Sub;

•	any consents, authorizations, orders, registrations, permits and approvals required to be made, obtained or given prior to the effective time of the merger pursuant to antitrust laws in South Africa must have been made, obtained or given and be in full force and effect;

•	the Higher Learning Commission must have approved the change of control application with respect to each of the University of Phoenix, Western International University and the College for Financial Planning;

•	we must have received written responses from the U.S. Department of Education with respect to our pre-acquisition review applications, which we refer to as U.S. Department of Education pre-acquisition review responses, in respect of the University of Phoenix and Western International University, and as part of the conditions we describe in this bullet, which we refer to as the U.S. Department of Education pre-acquisition review conditions, the U.S. Department of Education pre-acquisition review responses must not:

•	include a statement of intention to not approve the post-closing eligibility of the University of Phoenix to participate in Title IV programs; or

•	condition the post-closing approval of the University of Phoenix’s eligibility to participate in Title IV programs upon any of the following, which we refer to as burdensome conditions:

•	a requirement that we or the University of Phoenix post a letter of credit in excess of 10% of the Title IV program funds received by the University of Phoenix in its prior fiscal year (and the U.S. Department of Education must not have indicated in writing that financial responsibility composite score calculations for the succeeding fiscal years will result in material limitations that would impair the ability of the surviving corporation to operate the University of Phoenix in substantially the manner in which it is currently operated); or

•	any material limitation that would reasonably be expected to impair, in a manner that would reasonably be expected to be materially adverse to the surviving corporation, the ability of the surviving corporation to operate the University of Phoenix in substantially the manner in which it is currently operated; provided that none of the following will be considered a material limitation:

•	any customary limitations imposed by the U.S. Department of Education in connection with its approval of change of control transactions as set forth in the standard form of the Title IV provisional program participation agreement;

•	certain post-closing conduct of business conditions relating to student recruiting, enrollment terms and transparency to students; and

•	certain restrictions on the University of Phoenix’s ability to add or modify its educational programs, add locations or increase enrollments after closing;

provided that Parent will not be entitled to assert a burdensome condition (as defined in the merger agreement) as a failure to satisfy a condition to closing if the U.S. Department of Education has identified (1) any deficiencies with respect to the audited financial statements of Parent to be provided with the pre-acquisition review applications filed with the U.S. Department of Education or (2) any deficiency attributable to Parent or any of its affiliates as the sole basis for such burdensome condition;

•	the University of Phoenix must not have derived more than 88% of its revenues from Title IV program funds, as determined in accordance with the U.S. Department of Education’s “90/10 Rule” as codified in U.S. Department of Education regulations for the reporting period ended on August 31, 2015 and for the period beginning on September 1, 2015 and ended on the last day of the month prior to the month in which closing occurs; provided that the calculation may be normalized to exclude any adverse effects with respect to the average number of new enrollments of active duty military personnel during the period during which the University of Phoenix was on probation with respect to its participation in the U.S. Department of Defense Tuition Assistance Program;

•	we have (i) with respect to any pre-closing notices and consents required to be made with or obtained from educational agencies in the United States in connection with the merger, (A) made all such pre-closing notices required by the Accreditation Council for Business School and Programs, the Commission on Collegiate Nursing Education and the National Council for Accreditation of Teacher Education and the relevant state educational agencies in Arizona, Florida, Illinois and Washington and (B) obtained all such pre-closing consents required by the Higher Learning Commission, the Texas Higher Education Coordinating Board and at least two of the relevant state educational agencies in the District of Columbia, Kansas, Kentucky and Maryland without any conditions that would materially impair the ability to operate the business of the University of Phoenix, and (ii) obtained all pre-closing educational consents from the applicable agencies in the United Kingdom, Australia and Germany;

•	we have not received any written response that the post-closing consents required in connection with the merger by the relevant state educational agencies in Arizona, California, Florida, Georgia, North Carolina or Pennsylvania will not be provided in a timely manner or will include any conditions that would materially impair the ability to operate the business of the University of Phoenix;

•	with respect to any of the pre- and post-closing notices and consents required by certain additional state educational agencies in connection with the merger, we must have (i) obtained any such pre-closing consent without any conditions that would materially impair the ability to operate the business of the University of Phoenix and (ii) not received any written response that any such post-closing consent will not be provided in a timely manner or will include any conditions that would materially impair the ability to operate the business of the University of Phoenix, such that the aggregate satisfied consents by such additional states pertain to at least ten percent (10%) of the total enrollments of the University of Phoenix as of the date of the merger agreement;

•	no court, educational agency or other governmental entity of competent jurisdiction may have enacted, issued, promulgated, enforced or entered any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the merger or any of the other transactions contemplated by the merger agreement; and

•	no proceeding by any educational agency or other governmental agency that seeks to restrain, enjoin, make illegal or otherwise prohibit consummation of the merger or any of the other transactions contemplated by the merger agreement may be pending.

As the Company and Parent have determined that no filing under the HSR Act is required in connection with the merger, the Company, Parent and Merger Sub have entered into a consent and waiver agreement pursuant to which the parties have consented to the waiver of any covenants and conditions set forth in the merger agreement to the extent related to any filings or the termination or expiration of the waiting period under the HSR Act.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the closing of the merger of the following additional conditions:

•	our representations and warranties regarding our due organization, qualification and good standing, capital structure, corporate power and authority, evaluation of the merger and the other transactions contemplated by the merger agreement, the inapplicability of takeover statutes, the absence of anti-takeover provisions in our organizational documents, the absence of a shareholder rights plan and our disclosure of broker’s and finder’s fees, which we refer to as the Company fundamental representations, must be true and correct in all respects, as of the date of the merger agreement and as of the closing date, in each case other than any de minimis inaccuracies and, with respect to our representations and warranties regarding our capital structure, any failure to be so true and correct due to any share issuances following the date of the merger agreement that have been permitted in writing by Parent;

•	our other representations and warranties (i) that are qualified by reference to a material adverse effect on the Company must be true and correct as of the date of the merger agreement and as of the closing date and (ii) that are not qualified by reference to a material adverse effect on the Company must be true and correct without regard to any materiality qualifications contained in such representations and warranties, except where the failure to be true and correct has not had, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect;

•	we must have performed in all material respects all obligations required to be performed by us prior to the closing date under the merger agreement;

•	no material adverse effect on the Company may have occurred since February 7, 2016;

•	we must have delivered to Parent a certificate signed by our chief executive officer certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied; and

•	as of a specified measurement date (such specified date to be determined based on the closing date):

•	the Company and its subsidiaries’ consolidated cash balance must not have declined below a certain amount agreed upon by the parties for such date;

•	the number of University of Phoenix new enrollments, which we referred to as New Degreed Enrollments in the merger agreement, must not have fallen short of the number of University of Phoenix new enrollments forecast for such date (which number is derived from the number of University of Phoenix new enrollments (as prepared for internal purposes) set forth in the December Forecast for fiscal year 2016 or 2017, as applicable) by more than 15%;

•	the University of Phoenix revenues must not have fallen short of the amount of the University of Phoenix revenues forecast for such date (which number is derived from the amount of the University of Phoenix revenues set forth in the December Forecast for fiscal year 2016 or 2017, as applicable) by more than 10%; and

•	the Company and its subsidiaries’ consolidated adjusted EBITDA must not have fallen short of the consolidated adjusted EBITDA forecast for such date (which number is derived from the number set forth in the December Forecast for fiscal year 2016 or 2017, as applicable) by more than $75 million.

Our obligation to effect the merger is also subject to the satisfaction or waiver by us at or prior to the closing of the merger of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub regarding their due organization, good standing and qualification, corporate power and authority and broker’s and finder’s fees, which we refer to as the Parent fundamental representations, must be true and correct in all respects, as of the date of the merger agreement and as of the closing date, in each case other than any de minimis inaccuracies;

•	the other representations and warranties of Parent and Merger Sub must be true and correct as of the date of the merger agreement and as of the closing date without regard to any materiality qualifications contained in such representations and warranties, except where the failure to be true and correct has not, and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger and the other transactions contemplated by the merger agreement by Parent and Merger Sub;

•	Parent and Merger Sub must have each performed in all material respects all obligations required to be performed by them prior to the closing date under the merger agreement; and

•	Parent must have delivered to us a certificate signed on behalf of Parent by an executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, notwithstanding any adoption of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by 5:00 pm Eastern time on February 1, 2017, which we refer to as the termination date, whether such date is before or after the date of adoption of the merger agreement by our shareholders; provided that this termination right will not be available to either the Company or Parent if it has breached in any material respect its obligations under the merger agreement and such breach is the principal cause or reason for the failure of a condition to the consummation of the merger;

•	we receive a U.S. Department of Education pre-acquisition review response that does not satisfy the U.S. Department of Education pre-acquisition review conditions, and such failure to satisfy the U.S. Department of Education pre-acquisition review conditions is not curable prior to the termination date, which we refer to as a pre-acquisition review termination event; provided that if Parent does not exercise its right to terminate the merger agreement arising from the receipt of a U.S. Department of Education pre-acquisition review response that does not satisfy the U.S. Department of Education pre-acquisition review conditions within forty-five (45) days of our receipt of the first such unsatisfactory U.S. Department of Education Pre-acquisition Response, Parent will be deemed to have waived the U.S. Department of Education pre-acquisition review conditions and Parent’s right to terminate the merger agreement in connection with the unsatisfactory U.S. Department of Education pre-acquisition review response;

•	our shareholders meeting has been held and completed and our shareholders have not approved the merger agreement at such meeting or postponement of such meeting, which we refer to as a shareholder vote termination event; or

•	an order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable (whether before or after the approval of the merger agreement by our shareholders);

•	by Parent, if:

•	the board of directors (i) withholds, withdraws, changes, qualifies, amends or modifies (or publicly proposes to do any of the foregoing) in a manner that is adverse to Parent or Merger Sub, or otherwise makes a public statement or proposal that is inconsistent with its recommendation that the Company’s shareholders approve the merger agreement; (ii) fails to include such recommendation in this proxy statement; (iii) approves, recommends or otherwise declares advisable (or proposes to do any of the foregoing, publicly or otherwise) an acquisition proposal other than the merger; (iv) fails to issue a press release reaffirming its recommendation that the Company’s shareholders approve the merger agreement within five (5) business days following a written request by Parent after the date on which an acquisition proposal or any material modification to an acquisition proposal is first published or sent, given or communicated to the shareholders of the Company; or (v) fails to recommend against any acquisition proposal that is a tender offer within ten (10) business days after the commencement of such tender offer, which we refer to as a change of recommendation termination event;

•

there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any such representation or warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to us; and (ii) the termination date, which we refer to as a Company breach termination event; or

•	subsequent to the date of the merger agreement, any U.S. Federal educational agency or governmental entity has notified us or the University of Phoenix in writing that it will take action with respect to certain ongoing investigations, if the finding of a violation would be reasonably likely to result in liability on us or the University of Phoenix of more than $500,000,000, which we refer to as a regulatory liability termination event.

•	by the Company, if:

•	at any time prior to the adoption of the merger agreement by our shareholders, (i) the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal; and (ii) we pay Parent or its designee the termination fee discussed under “The Merger Agreement—Termination Fees” beginning on page [●], which we refer to as a superior proposal termination event (provided that this right to terminate the merger agreement will not be available to us unless we have complied with certain notice and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [●]); or

•	there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, or any such representation or warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by us to Parent; and (ii) the termination date.

Termination Fees

Termination Fees and Expenses Payable by the Company

If the merger agreement is terminated under certain circumstances, we will be required to pay Parent a termination fee of 2.75% of the aggregate per share merger consideration that would have been payable to the Company’s shareholders upon closing of the merger, which we refer to as the termination fee. The termination fee would be payable if:

•	a bona fide acquisition proposal has been made to the Company or any of the Company’s shareholders or any third party has publicly announced an intention (whether or not conditional) to make an acquisition proposal with respect to the Company or any of its subsidiaries, and the merger agreement is terminated by either Parent or the Company due to a shareholder vote termination event or by Parent due to a Company breach termination event, and the Company enters into an alternative acquisition agreement or consummates an alternative proposal within twelve (12) months after such termination;

•	the merger agreement is terminated by Parent due to a change of recommendation termination event; or

•	the merger agreement is terminated by the Company due to a superior proposal termination event.

In the event that Parent or the Company terminates the merger agreement due to a shareholder vote termination event, we must pay up to $12,500,000 of the documented third-party fees and expenses incurred, paid or payable by Parent or any of its affiliates in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of the merger agreement, the merger or the other transactions contemplated by the merger agreement, which we refer to as Parent expenses. The Company’s payment of Parent expenses is creditable against the termination fee that may subsequently be payable to Parent following a termination due to a shareholder vote termination event.

Reverse Termination Fee Payable by Parent

In the event that Parent terminates the merger agreement due to a regulatory liability termination event, Parent must pay the Company a reverse termination fee of $25,000,000, which we refer to as the reverse termination fee.

Fees and Expenses

Expenses incurred in connection with the filing fees for Company required government approvals, the proxy statement and printing and mailing the proxy statement and any reasonable out-of-pocket expenses the Company incurs in connection with preparing and filing the proxy statement, holding a shareholder meeting, filing materials required for approvals by a governmental entity or educational agency and sharing of information to consummate the merger are to be paid by the parties as follows:

•	In the event the merger is consummated, the expenses described above will be paid by Parent or the surviving corporation.

•	In the event the merger is not consummated, the expenses described above will be paid:

•	one-half by Parent and one-half by the Company, if the merger agreement is terminated by either party (i) upon the mutual written consent of the parties; (ii) due to the merger failing to be consummated by the termination date; (iii) due to a pre-acquisition review termination event; or (iv) as a result of a final and non-appealable order prohibiting consummation of the merger;

•	by the Company, if the merger agreement is terminated (i) by either party as a result of the Company’s shareholders not approving the merger; (ii) by the Company to enter into an alternative acquisition agreement with respect to a superior proposal; or (iii) by Parent (a) due to the board of directors having made a change of recommendation, (b) due to the Company’s breach of a representation, warranty, covenant or agreement such that a condition to closing would not be satisfied and such breach was not curable or cured by the earlier of thirty (30) days after receiving written notice or the termination date, or (c) due to any U.S. Federal education agency or government entity notifying the Company or the University of Phoenix that it will take action with respect to certain ongoing investigations, which would reasonably be likely to result in liability on the Company or the University of Phoenix of more than $500,000,000; or

•	by Parent, if the merger agreement is terminated by the Company due to Parent or Merger Sub’s breach of a representation, warranty, covenant or agreement such that a condition to closing would not be satisfied and such breach was not curable or cured by the earlier of thirty (30) days after receiving written notice or the termination date.

•	All other costs and expenses incurred in connection with the merger agreement, the merger and the transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Remedies

Except with respect to liability or damage resulting from a willful and material breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements in the merger agreement, if the merger agreement is terminated due to a regulatory liability termination event and the reverse termination fee is paid to us, the reverse termination fee will be our sole and exclusive remedy against Parent or Merger Sub for any liability or damage relating to or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement.

Parent’s receipt of the termination fee and/or our reimbursement of the Parent expenses, as the case may be, in each case will constitute liquidated damages.

The parties are entitled to injunctions to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. We are a third-party beneficiary to the equity commitment letters, entitling us to seek specific performance of Parent’s right to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the equity commitment letters in order to fund the merger consideration or pay damages to us under certain circumstances.

Indemnification; Directors’ and Officers’ Insurance

Director and Officer Liability

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (including through the advancement of expenses as incurred) our and our subsidiaries’ present and former directors and officers against liabilities (including reasonable attorneys’ fees) incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such director’s or officer’s service as a director or officer of the Company or its subsidiaries (or services performed at our or our subsidiaries’ request) at or prior to the effective time of the merger (including in connection with the merger and the other transactions contemplated by the merger agreement and actions to enforce such indemnification or advancement rights), in each case, as provided in our articles of incorporation in effect as of February 7, 2016, to the fullest extent permitted by law.

For not less than six (6) years from and after the effective time of the merger, Parent will cause the surviving corporation to maintain in effect the provisions in the Company’s articles of incorporation and by-laws that are in effect as of February 7, 2016 regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions currently in existence.

For not less than six (6) years from and after the effective time of the merger, we will (and Parent will cause the surviving corporation to) maintain for the benefit of the directors and officers of the Company and its subsidiaries as of February 7, 2016 and as of the effective time of the merger a “tail” insurance and indemnification policy. Alternatively, at or prior to the closing of the merger, we may, or at Parent’s request will, obtain prepaid policies with respect to directors’ and officers’ liability insurance, which policies will provide our directors and officers with such coverage for an aggregate period of at least six (6) years following the effective time of the merger. Any such policies, whether a “tail” policy or a prepaid policy, must be substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its subsidiaries, or, with respect to the “tail” policy, if substantially equivalent insurance coverage is not available, the best available coverage. The annual premium of any such policy is subject to a cap of 300% of the last annual premium paid prior to February 7, 2016. The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Amendment or Supplement

Subject to applicable law and the terms of the merger agreement, at any time prior to the effective time of the merger, the parties to the merger agreement may modify, supplement or amend the merger agreement by a written agreement authorized by the board of directors and executed and delivered by duly authorized officers of the respective parties; provided that after the required approval by the shareholders of the Company of the plan to adopt the merger agreement has been obtained, no amendment or waiver may be made without first obtaining any further approval of the shareholders of the Company required under applicable law.

Governing Law

Except to the extent the laws of the State of Arizona are mandatorily applicable to the merger and the other transactions contemplated by the merger agreement, the merger agreement is governed by and interpreted and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

Jurisdiction

The parties to the merger agreement have irrevocably agreed to submit themselves to the personal jurisdiction of the Supreme Court of the State of New York solely in connection with any matter based upon the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) the merger agreement and documents referred to therein and in respect of the merger and the other transactions contemplated by the merger agreement (or, in the event the Supreme Court of the State of New York does not have subject matter jurisdiction over such matter, the United States District Court for the Southern District of New York).

THE VOTING AND SUPPORT AGREEMENTS

This section describes the material terms of the voting and support agreements. The description of the voting and support agreements in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting and support agreements, copies of which are attached as Annex B and are incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting and support agreements that is important to you. We encourage you to read the voting and support agreements carefully and in their entirety.

Explanatory Note Regarding the Voting and Support Agreements

The voting and support agreements and this summary are included to provide you with information regarding their terms. The representations, warranties and covenants made in each voting and support agreement by Parent and the shareholder party thereto were made solely to the parties to, and solely for the purposes of, such voting and support agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties thereto in connection with negotiating the terms of the voting and support agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Parent or the Company or any of their respective subsidiaries or affiliates.

Summary

On February 7, 2016, concurrently with the execution of the merger agreement, each of the Apollo Class B Voting Stock Trust No. 1, Peter V. Sperling, the Peter Sperling Voting Stock Trust, the Aurora Foundation, the San Roque School Charitable Trust, the John Sperling Revocable Trust, the John Sperling 1994 Irrevocable Trust and Gregory W. Cappelli, in their respective capacities as shareholders of the Company, entered into a voting and support agreement with Parent, Merger Sub and the Company, pursuant to which such shareholders agreed, on the terms and subject to the conditions set forth in each voting and support agreement, to vote all Class A common stock and Class B common stock owned by them (representing approximately 7.7% of the issued and outstanding Class A common stock and 100% of the issued and outstanding Class B common stock, as of March 2, 2016) in favor of the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger, and not to vote in favor of any alternative transactions or any other agreement, action or proposal, the purpose of which is to prevent or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the transactions contemplated by the merger agreement.

From and after the effective time of the merger, Parent will cause the surviving corporation to indemnify and hold harmless (and Parent will cause the surviving corporation to advance expenses to) our shareholders who have entered into the voting and support agreements, other than Gregory W. Cappelli, against liabilities (including reasonable attorneys’ fees) incurred in connection with any claim, action, suit, proceeding or investigation to the extent relating to the adoption and approval of the merger, the voting and support agreements and the transactions contemplated by the merger agreement and the voting and support agreements and actions to enforce such indemnification or advancement rights.

For not less than six (6) years from and after the effective time of the merger, we will (and Parent will cause the surviving corporation to) maintain for the benefit of the Apollo Class B Voting Stock Trust No. 1 and its trustees a “tail” management liability insurance policy that provides coverage for events occurring prior to the effective time of the merger. Alternatively, at or prior to the closing of the merger, we may, or at Parent’s request will, obtain prepaid policies with respect to management liability insurance, which policies will provide the Apollo Class B Voting Stock Trust No. 1 and its trustees with such coverage for an aggregate period of at least six (6) years following the effective time of the merger. Any such policies, whether a “tail” policy or a prepaid policy, must be substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its subsidiaries, or, with respect to the “tail” policy, if substantially equivalent insurance coverage is not available, the best available coverage. The annual premium of any such policy is subject to a cap of 300% of the last annual premium paid prior to February 7, 2016.

Pursuant to the Class B Voting Trust voting agreement, the Apollo Class B Voting Stock Trust No. 1 also agrees to cooperate in the preparation of any regulatory filings required in connection with the merger and the other transactions contemplated by the merger agreement for which it is a required party.

Each voting and support agreement will automatically terminate upon the earliest to occur of (i) the time the merger becomes effective, (ii) the termination of the merger agreement in accordance with its terms, such as in connection with a superior proposal termination event, as described under “The Merger Agreement—Termination” beginning on page [●], and (iii) the mutual written consent of the parties to that voting and support agreement.

THE REGULATORY SIDE LETTER AGREEMENTS

This section describes the material terms of the regulatory side letter agreements. This summary does not purport to be complete and may not contain all of the information about the regulatory side letter agreements that may be important to you.

Explanatory Note Regarding the Regulatory Side Letter Agreements

The regulatory side letter agreements and this summary are included to provide you with information regarding their terms. The agreements and covenants made in each regulatory side letter agreement by the parties thereto were made solely to the parties to, and solely for the purposes of, such regulatory side letter agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties thereto in connection with negotiating the terms of the regulatory side letter agreement. Investors should not rely on the agreements and covenants made in the regulatory side letter agreements or any description thereof as characterizations of the actual state of facts of Parent or the Company or any of their respective subsidiaries or affiliates.

Summary

Concurrently with the execution of the merger agreement, the Company entered into side letter agreements, dated February 7, 2016, with each of Apollo Management VIII, L.P., an affiliate of the AGM investors, and The Vistria Group, LP, an affiliate of Vistria Fund, LP. Pursuant to the regulatory side letter agreements, Apollo Management VIII, L.P. and The Vistria Group, LP have agreed, if requested by Parent, to make the following filings, or where appropriate join the corresponding filings of the Company, a Company subsidiary or Parent as a co-filing party: (1) U.S. Department of Education Pre-acquisition Review Applications in respect of each of the University of Phoenix and Western International University; (2) a change of control application with the Higher Learning Commission in respect of each of the University of Phoenix, Western International University and the College for Financing Planning; (3) any filings or submissions in connection with pre-closing and post-closing consents required to be obtained from any governmental entity or educational agency in connection with the merger; (4) a Notification and Report Form (with all required submissions in connection therewith) under the HSR Act; and (5) any filings that are required to be made under any competition law similar to the HSR Act in any other jurisdiction.

In addition, Apollo Management VIII, L.P.and The Vistria Group, LP have agreed to:

•	promptly provide to any governmental entity with jurisdiction over enforcement of any applicable antitrust or competition laws non-privileged information and documents requested by such entity;

•	promptly provide responses to any governmental entity’s or educational agency’s requests for additional information or documents in connection with any of the filings described in the paragraph above;

•	subject to applicable law and as required by any governmental entity or educational agency, keep the parties to the merger agreement apprised of the status of the foregoing filings, including promptly furnishing the parties to the merger agreement with copies of notices or other communications received from any governmental entity or educational agency with respect to the foregoing filings, the merger agreement and the transactions contemplated by the merger agreement; and

•	at the reasonable request of Parent, upon reasonable advance notice, cause their representatives to participate in any meeting, discussion, hearing or deposition with or before any governmental entity or educational agency to the extent related to the foregoing filings.

The obligations of each of Apollo Management VIII, L.P. and The Vistria Group, LP under the regulatory side letter agreements expire on the earliest of (i) receipt of all required approvals from the governmental entities and educational agencies referred to in the first paragraph above; (ii) the waiver by the parties to the merger agreement of certain conditions set forth therein with respect to the approvals of the governmental entities and educational agencies to the merger set forth in the first paragraph above; or (iii) the termination of the merger agreement in accordance with its terms.

Each party to the regulatory side letter agreements is entitled to injunctive relief to prevent breaches of the regulatory side letter agreements and to enforce specifically the terms of the regulatory side letter agreements, in addition to any other remedy to which such party is entitled at law or in equity.

As the Company and Parent have determined that no filing under the HSR Act is required in connection with the merger, the Company, Parent and Merger Sub have entered into a consent and waiver agreement pursuant to which the parties have consented to the waiver of any covenants and conditions set forth in the merger agreement to the extent related to any filings or the termination or expiration of the waiting period under the HSR Act. As a result, Apollo Management VIII, L.P. and The Vistria Group, LP will not be required to make or join any filings under the HSR Act in connection with the merger.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR

THE COMPANY’S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company’s shareholders, as described below in this section.

The estimated value of the payments and benefits that the Company’s named executive officers will receive in connection with the merger are quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) per share merger consideration of $9.50, (ii) salary, target bonus levels and equity award holdings as of the date of this proxy statement, (iii) a merger closing assumed to occur on March 4, 2016 (the last practicable date determined in accordance with Item 402(t) of Regulation S-K) and (iv) a termination of each named executive officer by the Company without “cause” or by the executive for “good reason” on the closing date. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Gregory W. Cappelli	$4,208,188	$3,124,598	$3,969	$7,336,755
Gregory J. Iverson	$981,776	$1,718,341	$3,969	$2,704,086
Joseph L. D’Amico(4)	—	—	—	—
J. Mitchell Bowling	$1,456,489	$1,820,419	$3,969	$3,280,877
Sean B. Martin	$1,431,757	$4,236,905	$3,969	$5,672,631
Timothy P. Slottow	$1,993,745	$716,661	$3,969	$2,714,375
Brian L. Swartz(5)	—	—	—	—

(1)	The amounts in this column reflect the (a) cash severance payments, (b) payments in respect of COBRA coverage costs, (c) cash-based long-term incentive awards and (d) cash-based retention awards that would become payable to each of Messrs. Cappelli, Iverson, Bowling, Martin and Slottow, as follows:

	Cash Severance ($)(a)	COBRA Coverage Payment ($)(b)	Cash LTI Award ($)(c)	Cash Retention Award ($)(d)	Total ($)
Gregory W. Cappelli	$3,423,400	$34,788	—	$750,000	$4,208,188
Gregory J. Iverson	$886,825	$14,951	—	$80,000	$981,776
Joseph L. D’Amico	—	—	—	—	—
J. Mitchell Bowling	$1,162,405	$19,084	—	$275,000	$1,456,489
Sean B. Martin	$1,198,395	$23,362	—	$210,000	$1,431,757
Timothy P. Slottow	$1,360,000	$14,995	$443,750	$175,000	$1,993,745
Brian L. Swartz	—	—	—	—	—

(a)	Pursuant to the terms of his amended and restated employment agreement with the Company, for Mr. Cappelli, represents double-trigger cash severance equal to 200% of the sum of (i) annual base salary and (ii) the average of the annual bonus Mr. Cappelli earned for the three fiscal years preceding the fiscal year of his termination, paid in the form of salary continuation over the 12 months following his termination. Pursuant to the terms of the Company’s Severance Plan, for each of Messrs. Iverson, Bowling, Martin and Slottow, represents double-trigger cash severance equal to the sum of (i) 150% annual base salary and (ii) the average of the executive’s annual bonus earned for the three fiscal years preceding the fiscal year of his termination, paid in the form of salary continuation over the 18 months following the executive’s termination. For Mr. Slottow, represents an additional six months of salary continuation payments and an additional payment equal to 100% of the average of the annual bonus earned by Mr. Slottow for the three fiscal years preceding the fiscal year of his termination, pursuant to the terms of his offer letter with University of Phoenix.
(b)	For Mr. Cappelli, represents a lump sum double-trigger payment equal to eighteen (18) multiplied by the monthly COBRA premium for continued coverage under the Company’s group health plans, based on the level of coverage in effect on the date of termination for Mr. Cappelli and his spouse and dependents, as applicable. For each of Messrs. Iverson, Bowling, Martin and Slottow, represents a lump sum double-trigger payment equal to eighteen (18) multiplied by the difference in the monthly COBRA premium for continued coverage under the Company’s group health plans and active employee rates, based on the level of coverage in effect on the date of termination for the executive and the executive’s spouse and dependents, as applicable.
(c)	Represents the unvested portion of cash-based long-term incentive awards previously granted to Mr. Slottow that will become payable upon the effective time of the merger as a single-trigger payment.
(d)	Represents the unvested portion of cash-based retention awards previously granted to each of Messrs. Cappelli, Bowling, Martin and Slottow that will become fully vested (and at which time the applicable repayment obligations will lapse) upon a qualifying termination of employment that occurs following the effective time of the merger.

The amounts payable in (a)-(d) above are, in each case, subject to the executive’s delivery of an effective and enforceable general release of all claims against the Company. For Mr. Cappelli, the amounts payable in (a) and (b) above are subject to his ongoing compliance with non-competition and non-solicitation restrictions for a period of 12 months following his termination of employment. For each of Messrs. Iverson, Bowling, Martin and Slottow, the amounts payable in (a) and (b) above are subject to the executive’s ongoing compliance with non-solicitation restrictions for the period during which he receives salary continuation payments, as well as compliance with perpetual non-disparagement requirements.

(2)	The amounts in this column reflect single-trigger payments made in respect of unvested Company restricted stock units. Amounts do not reflect payments made on account of vested Company stock options or vested Company deferred stock units. As of the date of this proxy statement none of our named executive officers hold any Company performance units, and all Company stock options held by our named executive officers will be cancelled at the effective time of the merger for no consideration because such Company stock options have exercise prices that are greater than the per share merger consideration. Please see the section titled “The Merger Agreement—Treatment of Common Stock and Company Equity Awards” beginning on page [●] for a description of the treatment of outstanding equity awards in connection with the merger.
(3)	The amounts in this column reflect the estimated value of six months of outplacement assistance services, which is a double-trigger entitlement provided at the Company’s expense to Mr. Cappelli pursuant to the Company’s historical practice of providing such benefits to similarly situated executive employees, and to Messrs. Iverson, Bowling, Martin and Slottow, pursuant to the terms of the Company’s Severance Plan.
(4)	Mr. D’Amico’s employment with the Company terminated effective January 22, 2016.
(5)	Mr. Swartz’s employment with the Company terminated effective May 15, 2015.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, the Company is seeking a non-binding, advisory shareholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company’s shareholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation,’ are hereby APPROVED.”

Vote Required and the Company Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by the Company’s named executive officers in connection with the merger will be approved if holders of a majority of the shares of our Class A common stock and Class B common stock, collectively, cast in person or by proxy, at the special meeting vote “FOR” such proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

MARKET PRICE OF CLASS A COMMON STOCK

Our Class A common stock is listed for trading on the NASDAQ under the symbol “APOL”. The table below shows the high and low sales price of our Class A common stock, for the periods indicated, as reported on the NASDAQ.

	Class A Common Stock Price		Dividend Per Share
	High	Low
FY 2014
First quarter	$29.07	$18.50	$0.00
Second quarter	$35.92	$24.18	$0.00
Third quarter	$35.23	$26.05	$0.00
Fourth quarter	$32.10	$26.29	$0.00

FY 2015
First quarter	$31.44	$23.30	$0.00
Second quarter	$34.55	$24.82	$0.00
Third quarter	$28.53	$16.05	$0.00
Fourth quarter	$17.36	$10.20	$0.00

FY 2016
First quarter	$12.43	$6.83	$0.00
Second quarter	$8.94	$6.31	$0.00
Third quarter	[●]	[●]	[●]

The closing price of our Class A common stock on the NASDAQ on January 8, 2016, immediately prior to the announcement that the Company’s board of directors was pursuing strategic alternatives was $6.59 per share. On [●], 2016, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for our Class A common stock on the NASDAQ was $[●] per share. You are encouraged to obtain current market quotations for our Class A common stock in connection with voting your shares of Class A common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents certain information regarding the beneficial ownership of shares of Class A common stock and Class B common stock as of March 2, 2016, by (i) each entity we know to own 5% or more of shares of Class A common stock or Class B common stock; (ii) each of our directors and named executive officers; and (iii) all of our directors and executive officers as a group.

We determined beneficial ownership in accordance with SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. As defined by such rules, each entity or person is deemed to be a “beneficial owner” if the entity or person has or shares the power to vote or direct the voting of a security or the power to dispose or direct the disposition of such security. Except as specified below, each person or entity has sole voting and investment power with respect to their shares of Class A common stock or Class B common stock except to the extent that authority is shared by spouses under applicable law or as otherwise noted. The business address of each beneficial owner, except as otherwise noted, is in care of Apollo Education Group, Inc., 4025 South Riverpoint Parkway, Phoenix, Arizona 85040.

We determined the applicable ownership percentage for each beneficial owner based on 108,167,602 shares and 475,149 shares of our outstanding Class A and Class B common stock, respectively, as of March 2, 2016. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Owner	Shares Beneficially Owned(1) (#)		Percent of Class Owned (%)	Shares Beneficially Owned (#)		Percent of Class Owned (%)
Directors and Executive Officers:
Peter V. Sperling	2,155,905	(2)	2.0	232,068	(3)	48.8
Gregory W. Cappelli	1,297,314		1.2	—		—
Sean B.W. Martin	148,671	(4)	*	—		—
Terri C. Bishop	110,101	(5)	*
J. Mitchell Bowling	79,051		*	—		—
Dr. Roy A. Herberger, Jr.	75,859		*	—		—
Dr. Ann Kirschner	69,564	(6)	*	—		—
Manuel F. Rivelo	42,516		*	—		—
Darby E. Shupp	38,484		*	—		—
Frederick H. Newton	35,519
Richard H. Dozer	31,329		*	—		—
Gregory J. Iverson	30,549		*	—		—
Allen R. Weiss	30,076		*	—		—
Robert S. Murley	28,964		*	—		—
Matthew Carter, Jr.	26,653		*	—		—
Dr. Dana H. Born	9,939		*	—		—
Timothy P. Slottow	6,922		*	—		—
All Executive Officers and Directors (17 persons)	5,017,416		4.6	232,068		48.8
Beneficial Owners of More than 5%:
Schroder Investment Management Group	14,914,472	(7)	13.8	—		—
31 Gresham Street
London, X0 EC2V 7QA
First Pacific Advisors, LLC	10,132,310	(8)	9.4	—		—
11601 Wilshire Blvd., Suite 1200 Los Angeles, CA 90025
John Sperling Revocable Trust(9)	6,126,706		5.7	—		—
Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,981,726	(10)	5.5
Apollo Class B Voting Stock Trust No. 1(11)	243,081	(12)	*	243,081		51.2

(1)	Includes the following shares of our Class A common stock that each beneficial owner has the right to acquire within sixty (60) days of March 2, 2016:

Beneficial Owner	Shares (#)
Peter V. Sperling	66,489
Gregory W. Cappelli	943,224
Sean B.W. Martin	122,012
Terri C. Bishop	74,270
J. Mitchell Bowling	31,608
Dr. Roy A. Herberger, Jr.	38,519
Dr. Ann Kirschner	35,519
Manuel F. Rivelo	25,519
Darby E. Shupp	12,242
Frederick H. Newton	27,203
Richard H. Dozer	6,122
Gregory J. Iverson	16,194
Allen R. Weiss	5,425
Robert S. Murley	8,018
Matthew Carter, Jr.	2,847
Dr. Dana H. Born	—
Timothy P. Slottow	3,592
All Executive Officers and Directors (17 persons)	1,418,803
John Sperling Revocable Trust	—
Apollo Class B Voting Stock Trust No. 1	—

(2)	Includes the following:

•	800,000 shares of Class A common stock held by the John Sperling 1994 Irrevocable Trust, of which Mr. Sperling is the sole trustee;

•	946,036 shares held by Aurora Foundation, a tax-exempt organization of which Peter Sperling is the investment trustee;

•	100,000 shares held by the San Roque School Charitable Trust, of which Mr. Sperling’s wife is the sole trustee with voting and investment control;

•	232,067 shares of Class A common stock that the Peter Sperling Voting Stock Trust, of which Mr. Sperling is the sole trustee, has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement dated as of September 7, 1994, as amended, which we refer to as the Shareholder Agreement, upon conversion of its Class B common stock; and

•	1 share that Mr. Sperling has the right to acquire at any time upon conversion of his share of Class B common stock.

(3)	Includes 232,067 shares of Class B common stock held by the revocable Peter Sperling Voting Stock Trust.
(4)	Includes 26,659 shares of our Class A common stock held by the Martin Family Trust, of which Mr. Martin is a co-trustee.
(5)	Includes 35,831 shares of our Class A common stock held by the TTEES Bishop Family Trust, of which Ms. Bishop is a co-trustee.
(6)	Includes 5 shares of our Class A common stock held jointly in a custodial account by Dr. Kirschner with another person.
(7)	Based on a Form 13F filed by Schroder Investment Management Group with the Securities and Exchange Commission on February 10, 2016, which indicates sole voting power with respect to 14,914,472 shares, shared voting power with respect to none of the shares, sole dispositive power with respect to 14,914,472 shares and shared dispositive power with respect to none of the shares.
(8)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2016, which indicates sole voting power with respect to none of the shares, shared voting power with respect to 4,311,690 shares, sole dispositive power with respect to none of the shares and shared dispositive power with respect to 10,132,310 shares.
(9)	The trustees of the John Sperling Revocable Trust are Peter Sperling, Terri Bishop and Darby Shupp, each of whom disclaims beneficial ownership of the shares held by the trust.
(10)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016, which indicates sole voting power with respect to 119,160 shares, shared voting power with respect to 6,800 shares, sole dispositive power with respect to 5,859,766 shares and shared dispositive power with respect to 121,960 shares.
(11)	The trustees of the Apollo Class B Voting Stock Trust No. 1 are Peter Sperling, Terri Bishop and Darby Shupp, each of whom disclaims beneficial ownership of the shares held by the trust.
(12)	Represents 243,081 shares of Class A common stock that the Apollo Class B Voting Stock Trust No. 1 has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement, upon conversion of its Class B common stock.

NO DISSENTERS’ RIGHTS

Pursuant to § 10-1302(D) of the Arizona Business Corporation Act, which we refer to as the ABCA, the holders of the Company’s Class A common stock will not be entitled to assert dissenters’ rights in connection with the merger because the Company’s Class A common stock was listed on the NASDAQ, a national securities exchange, on the record date. Pursuant to § 10-1321 of the ABCA, the holders of the Company’s Class B common stock will not be entitled to assert dissenters’ rights if they vote in favor of the approval and adoption of the merger agreement. Each holder of Class B common stock has entered into a voting and support agreement with the Company, Parent and Merger Sub, requiring each such holder to vote all of his or its shares of common stock in favor of the approval and adoption of the merger agreement and any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

HOUSEHOLDING OF PROXY MATERIALS

Certain Company shareholders who share an address are being delivered only one copy of this proxy statement unless the Company or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a Company shareholder at a shared address to which a single copy of this proxy statement was delivered, the Company will promptly deliver a separate copy of such document to the requesting shareholder. Written requests should be made to Apollo Education Group, Inc., Investor Relations Department, Mail Stop: CF-K808, 4025 S. Riverpoint Parkway, Phoenix, Arizona 85040, and oral requests may be made by calling Investor Relations of the Company at (800) 990-2765.

Company shareholders sharing an address who are receiving multiple copies of the Company’s notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing the Company at the address above or calling the Company at the telephone number above.

DELISTING AND DEREGISTRATION OF CLASS A COMMON STOCK

If the merger is completed, our Class A common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our Class A common stock.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect to hold an annual meeting of shareholders next year.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Information contained in the SEC’s website is expressly not incorporated by reference into this proxy statement. You can also review the Company’s SEC filings on its website at http://investors.apollo.edu/phoenix.zhtml?c=79624&p=irol-sec. Information included on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement.

Shareholders may also obtain copies of any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from the Company at the following address:

Apollo Education Group, Inc.

4025 S. Riverpoint Parkway

Phoenix, Arizona 85040

Telephone: (480) 966-5394

If you would like to request documents, please do so at least five (5) business days prior to the special meeting in order to receive them before the special meeting.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OF CLASS A SHAREHOLDERS AND CLASS B SHAREHOLDERS OF THE COMPANY. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHOULD NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

APOLLO EDUCATION GROUP, INC.,

AP VIII QUESO HOLDINGS, L.P.

and

SOCRATES MERGER SUB, INC.

Dated as of February 7, 2016

TABLE OF CONTENTS

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	A-1
1.2.	Closing	A-2
1.3.	Effective Time	A-2

ARTICLE II

Articles of Incorporation and By-Laws of the Surviving Corporation

2.1.	The Articles of Incorporation	A-2
2.2.	The By-Laws	A-2

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.	Directors	A-3
3.2.	Officers	A-3

ARTICLE IV

Effect of the Merger on Capital Stock Exchange of Certificates

4.1.	Effect on Capital Stock	A-3
4.2.	Exchange of Certificates	A-3
4.3.	Treatment of Company Equity Awards	A-6

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	A-7
5.2.	Representations and Warranties of Parent and Merger Sub	A-31

ARTICLE VI

Covenants

6.1.	Interim Operations	A-36
6.2.	Acquisition Proposals	A-40
6.3.	Proxy Filing; Information Supplied	A-43
6.4.	Shareholders Meeting	A-44
6.5.	Filings; Other Actions; Notification	A-44
6.6.	Takeover Statutes	A-46
6.7.	Access and Reports	A-46
6.8.	Stock Exchange Delisting	A-47
6.9.	Publicity	A-47
6.10.	Employee Benefits	A-47
6.11.	Expenses	A-48
6.12.	Director and Officer Liability	A-49
6.13.	Financing Cooperation	A-50
6.14.	Treatment of Company Indebtedness	A-52

A-i

6.15.	Approval of Sole Shareholder of Merger Sub	A-52
6.16.	Section 16 Matters	A-52
6.17.	Parent Vote	A-52
6.18.	University of Phoenix and Western International University Governance	A-52
6.19.	Notification of Certain Matters; Shareholder Litigation	A-53
6.20.	Certain Compliance Matters	A-53

ARTICLE VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-53
7.2.	Conditions to Obligations of Parent and Merger Sub	A-55
7.3.	Conditions to Obligation of the Company	A-56

ARTICLE VIII

Termination
8.1.	Termination by Mutual Consent	A-57
8.2.	Termination by Either Parent or the Company	A-57
8.3.	Termination by the Company	A-57
8.4.	Termination by Parent	A-58
8.5.	Effect of Termination and Abandonment	A-58

ARTICLE IX

Miscellaneous and General

9.1.	Survival	A-60
9.2.	Modification or Amendment	A-60
9.3.	Waiver of Conditions	A-60
9.4.	Counterparts	A-60
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	A-60
9.6.	Notices	A-62
9.7.	Entire Agreement	A-62
9.8.	No Third Party Beneficiaries	A-63
9.9.	Obligations of Parent and of the Company	A-63
9.10.	Transfer Taxes	A-63
9.11.	Definitions	A-63
9.12.	Severability	A-63
9.13.	Interpretation; Construction	A-63
9.14.	Assignment	A-64
9.15.	Further Assurances	A-64
9.16.	No Personal Liability	A-64
9.17.	Non-Recourse to Debt Financing Sources	A-65

Annex A	Defined Terms	A-1

Exhibit A	Form of Charter of the Surviving Corporation

Exhibit B	Form of Bylaws of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 7, 2016, is by and among Apollo Education Group, Inc., an Arizona corporation (the “Company”), AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to, together, as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors or other governing body of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and holders of Class B Shares (as defined herein) are amending that certain Shareholder Agreement, dated as of September 7, 1994, as amended (the “Shareholder Agreement”), to which they are parties;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Apollo Class B Voting Stock Trust No. 1 and certain other shareholders of the Company, in their respective capacities as shareholders of the Company, has entered into a voting support agreement (each, a “Support Agreement”) with the Company, Parent and Merger Sub, pursuant to which, among other things, each such shareholder has agreed to vote all of the Shares controlled by such shareholder in favor of the approval of this Agreement and the consummation of the Merger and the Transactions;

WHEREAS, concurrently with the execution of this Agreement, the limited partners of Parent or one or more of their Affiliates and co-investors have executed and delivered equity commitment letters (the “Equity Commitment Letters”) pursuant to which the parties thereto have agreed to fund the obligations of Parent hereunder; and

WHEREAS, concurrently with the execution of this Agreement, an Affiliate of the general partner of Parent and one or more co-investors have executed and delivered a side letter agreement (the “Parent Affiliate Side Letter”) by and among Parent, such Affiliate of Parent, Merger Sub and the Company, pursuant to which such Affiliate of Parent or such co-investors, as applicable, agree to undertake certain obligations in connection with the consummation of the Merger and the Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Arizona Revised Statutes (the “ARS”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) (a) on the third (3rd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement (such date, the “Conditions Satisfaction Date”, and the date of the Closing, the “Closing Date”); provided, that if the Conditions Satisfaction Date occurs after the tenth (10th) day of a month, the Closing may occur, at Parent’s election on the first business day of the subsequent month or at such other date prior to the first business day of the subsequent month as Parent may determine; provided, however, that if the Closing Date is delayed at Parent’s election in accordance with the immediately preceding proviso for more than two (2) days after the satisfaction or waiver of the conditions set forth in Article VII, the conditions set forth in Sections 7.1(c)(ii), 7.1(c)(iii), 7.2(a) (other than with respect to the Company Fundamental Representations), 7.2(c), 7.2(d) and 7.2(e) shall be deemed to have been satisfied or waived as of the Conditions Satisfaction Date; or (b) at such other date as the Company and Parent may mutually agree in writing. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or the Arizona Corporation Commission (the “ACC”) is required or authorized to close.

1.3. Effective Time. As soon as practicable on the Closing Date following the Closing, the Company and Parent shall cause the statement of merger and all other documents required by Law (the “Statement of Merger”) to be duly executed, acknowledged and filed with the ACC in accordance with the ARS. The Merger shall become effective at the time when the Statement of Merger have been duly filed with the ACC or at such later date and time as may be agreed by Parent and the Company in writing and specified in the Statement of Merger (such date and time, the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation (the “Charter”) shall be amended in their entirety to be in the form set forth in Exhibit A hereto (as such form may be amended or modified by Parent in a manner that does not adversely impact the consummation of the Merger or the Transactions or by the mutual written agreement of the Company and Parent), until, subject to Section 6.12(a), thereafter amended as provided therein or by applicable Law.

2.2. The By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time and in the form set forth in Exhibit B hereto (as such form may be amended or modified by Parent in a manner that does not adversely impact the consummation of the Merger or the Transactions or by the mutual written agreement of the Company and Parent) shall be the by-laws of the Surviving Corporation (the “By-Laws”), until, subject to Section 6.12(a), thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly appointed or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each share, without par value, of Class A Common Stock (the “Class A Shares”) and each share, without par value, of Class B Common Stock (the “Class B Shares”) of the Company (each unit of Class A Shares or Class B Shares, a “Share,” or, the Class A Shares and Class B Shares collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive cash, without interest, in the amount of $9.50 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares and each non-certificated Share represented by book entry (a “Book-Entry Share”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 4.2.

(b) Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Excluded Share, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one (1) newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”), in trust for the benefit of the holders of Shares (other than Excluded Shares), cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation.

(b) Exchange Procedures.

(i) Letter of Transmittal. Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Shares shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and with respect to Certificates, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and (B) instructions for effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent.

(ii) Certificates. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Excluded Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence, if any, as the Paying Agent may reasonably request (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Book-Entry Shares multiplied by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Special Procedures for DTC. Prior to the Effective Time, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and The Depository Trust Company (“DTC”) designed to provide that (A) if the Closing occurs at or prior to 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to (x) the number of Shares (other than Excluded Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (B) if the Closing occurs after 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(v) Unrecorded Transfers. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. The payments made in accordance with this Article IV upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or Book-Entry Shares and in compliance with the procedures set forth in this Section 4.2, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity will, to the extent permissible under applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, company (including any limited liability company or joint stock company), joint venture, estate, trust, association, organization, labor union, Governmental Entity (as defined in Section 5.1(e)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon and in exchange for the delivery of an executed affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it, Merger Sub or the Surviving Corporation with respect to such Certificate, the Paying Agent will make a payment in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Equity Awards (as defined in Section 4.3(f)) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(s)) law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.3. Treatment of Company Equity Awards.

(a) Company Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the 2000 Stock Incentive Plan as Amended and Restated (the “Stock Plan”), whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share of such Company Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b) Company RSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit (a “Company RSU”) under the Stock Plan, shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c) Company PSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding performance stock unit (a “Company PSU”) under the Stock Plan, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, accelerate only with respect to the number of Shares determined in accordance with the terms and conditions set forth in the award agreement evidencing each such Company PSU, and (B) each Company PSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company PSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the number of vested Shares subject to such Company PSU immediately following accelerated vesting pursuant to Section 4.3(c)(A) multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Company DSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding Company RSU subject to a deferral election under the Stock Plan or the Company’s Deferral Election Program for Non-Employee Board Members (a “Company DSU”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Company DSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company DSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the number of Shares subject to such Company DSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company DSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time and not later than the day immediately prior to the date on which the first offering period that is regularly scheduled to commence under the Company’s Third Amended and Restated Employee Stock Purchase Plan (the “ESPP”) after the date of this Agreement, the Company shall take all actions including obtaining any necessary determinations or resolutions of the board of directors of the Company (the “Company Board”) or the compensation committee of the Company Board (the “Company Compensation Committee”) if appropriate, amending the terms of the ESPP that may be necessary or required under the ESPP and applicable Laws to (A) ensure that, except for the offering period in progress as of the date of this Agreement (the “Final Offering”), no offering period under the ESPP shall be authorized or commenced on or after the date of this Agreement, (B) if the Closing shall occur prior to the end of the Final Offering, provide each individual participating in the Final Offering with notice of the transactions contemplated by this Agreement no later than ten (10) business days prior to the Closing Date, (C) cause the Final Offering to end on the Closing Date, (D) cause each ESPP participant’s accumulated contributions under the ESPP to be used to purchase Shares in accordance with the ESPP as of the end of the Final Offering, (E) provide that the applicable purchase price for Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (F) cause the ESPP to terminate in its entirety at the Effective Time and (G) ensure that no further rights are granted or exercised under the ESPP after the Effective Time.

(f) Payment in Respect of Company Equity Awards. Any payment to which a holder of Company Options, Company RSUs, Company PSUs and Company DSUs (collectively, the “Company Equity Awards”) is entitled to pursuant to this Section 4.3 shall be made through the Surviving Corporation’s payroll in accordance with Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d). Parent and Merger Sub shall ensure that the Surviving Corporation has an amount in cash sufficient to pay all amounts required by the foregoing sentence.

(g) Additional Actions and Requirements. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to (x) effectuate the treatment of the Company Equity Awards pursuant to Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d) and (y) cause the Stock Plan to terminate as of the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in (i) the forms, statements, certifications, reports and documents filed with or furnished to the Securities and Exchange Commission (the

“SEC”) (including the exhibits and schedules thereto) prior to the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) (excluding, in each case, any disclosures contained in the “Risk Factors” or “Forward Looking Statements” sections and any other disclosures that are general, predictive or forward-looking in nature) to the extent that the relevance of any disclosure event, item or occurrence in such forms, statements, certifications, reports and documents to a matter covered by a representation or warranty set forth in this Section 5.1 is reasonably apparent as to matters which are a subject of such representation or warranty; and provided that nothing disclosed in such forms, statements, certifications, reports and documents shall be deemed to be a qualification of or modification to the Company Fundamental Representations or (ii) the corresponding section or subsection of the disclosure letter delivered to Parent by the Company contemporaneously with or prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent the relevance of such item to such other section or subsection is reasonably apparent on the face of the disclosure), the Company hereby represents and warrants to Parent and Merger Sub that, as of the date hereof and as of the Closing Date:

(a) Organization, Good Standing and Qualification.

(i) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.1(k)(i)) of its respective jurisdiction of organization if the concept of good standing is recognized in such jurisdiction and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction that recognizes the concept of good standing and the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where (x) the failure of any of the Subsidiaries of the Company to be so organized, existing, qualified or in good standing or to have such power or authority or (y) the failure of the Company to be so qualified or in good standing as a foreign corporation or have such power or authority, in each of clause (x) or (y), has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(ii) Section 5.1(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, listing for each Subsidiary of the Company, its name, type of entity and the jurisdiction of its organization.

(iii) The Company has made available to Parent true and complete copies of the certificate of incorporation and by-laws or comparable governing documents of the Company and each of the Subsidiaries listed on Section 5.1(a)(ii) of the Company Disclosure Letter, each as in effect on the date of this Agreement.

As used in this Agreement, the term (i) “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act; (ii) “Subsidiary” means, with respect to any Person, any other Person of which (x) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (y) whose management is controlled by such first Person; (iii) “Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto; and (iv) “Material Adverse Effect” means with respect to the Company, any event, change, occurrence, change of circumstance, state of facts, development or effect that, individually or together with any one or more other events, changes, occurrences, changes of circumstance, state of facts, developments or effects, would (x) prevent, materially delay, materially impede or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger or the Transactions, or (y) has had or could reasonably be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or Liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that, with respect to this clause (y), no event, change, occurrence, change of circumstance, state of facts, development or effect, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) the general business or economic conditions in the United States or any foreign jurisdiction or any changes therein;

(B) the business or economic conditions generally affecting the post-secondary or proprietary education industry;

(C) any change in the market price, trading volume or credit rating of any of the Company’s Class A Shares (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any event, change, occurrence, change of circumstance, state of facts, development or effect underlying such change has resulted in or contributed to a Material Adverse Effect);

(D) any legal, regulatory, legislative, administrative or political conditions, or any changes or proposed changes in Laws, or the interpretation, application or enforcement thereof, after the date hereof;

(E) conditions affecting the securities, credit, financial or other capital markets generally, in each case, in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries conducts business;

(F) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or publicly available projections, forecasts, estimates or predictions (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any event, change, occurrence, change of circumstance, state of facts, development or effect underlying such failure has resulted in or contributed to a Material Adverse Effect);

(G) (i) the execution, delivery and performance of this Agreement, the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement and the Support Agreements (such other transactions, the “Transactions”), including as a result of the identity of Parent, any of its co-investors, or any of its or their Affiliates, in each case, including the effect thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, contractors, students, suppliers, business partners, Governmental Entities and Educational Agencies or (ii) any actions taken at the written request of Parent in accordance with the terms, or in connection with the execution, delivery and performance, of this Agreement; provided, that the exceptions in this clause (G) shall not apply to any of Section 5.1(d) or Section 5.1(e);

(H) any litigation, action, suit, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, arbitration, mediation or other proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal, in law or in equity (each, a “Proceeding”), relating to, arising from or in connection with, allegations of any breach of fiduciary duty relating to the approval by the Company Board of the Merger or the Transactions;

(I) changes in generally accepted accounting principles (“GAAP”) or any authoritative interpretation thereof after the date hereof;

(J) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities;

(K) in and of itself, any change in (i) the amount of cash and marketable securities of the Company and its Subsidiaries, on a consolidated basis, (ii) the Company’s and its Subsidiaries’ Adjusted EBITDA, (iii) UOPX Total Degreed Enrollments or (iv) UOPX revenues; provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any event, change, occurrence, change of circumstances, state of facts, development or effect underlying such changes has resulted in or contributed to a Material Adverse Effect;

(L) any determination that more than 88% of UOPX’s revenues has been derived from Title IV Program funds for the Stub Period (or any reasonable expectation of such a determination);

(M) any notification from any U.S. federal Education Agency that it has found that UOPX failed to comply with the prohibitions in the HEA or UOPX’s PPA on the payment of any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or the award of financial aid to any Persons responsible for or engaged in any student recruiting or admissions activity or the award of Title IV Program funds; or

(N) any matter that is set forth in the Sections of the Company Disclosure Letter described in Section 5.1(a)(iii)(N) of the Company Disclosure Letter;

provided, that, in the case of clauses (A), (B), (D), (E), (I) and (J), any such event, change, occurrence, change of circumstance, state of facts, development or effect may be taken into account if it disproportionately adversely affects the Company and its Subsidiaries relative to other participants of similar size in the industries or geographic locations in which the Company and its Subsidiaries operate.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 400,000,000 Class A Shares, 3,000,000 Class B Shares, 400,000,000 shares, without par value, of University of Phoenix Online Common Stock (the “University of Phoenix Shares”) and 1,000,000 shares, without par value, of Preferred Stock (the “Preferred Shares”), of which 108,166,940 Class A Shares, 475,149 Class B Shares, no University of Phoenix Shares and no Preferred Shares were outstanding as of the close of business on February 1, 2016 (the “Capitalization Date”). All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Other than the Shareholder Agreement, none of the outstanding Shares is subject to any right of first refusal in favor of the Company. From the Capitalization Date until the date hereof, the Company has not issued any Shares, except Class A Shares pursuant to the vesting, settlement or exercise of Company Equity Awards outstanding on the Capitalization Date in accordance with their terms. Other than 12,526,311 Class A Shares reserved for issuance under the Stock Plan, the Company has no Shares reserved for issuance. As of the close of business on the Capitalization Date, there were no other shares of the Company’s capital stock or any securities that are valued by reference to, or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding. No Subsidiary of the Company owns any Shares.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary of the Company its authorized capital stock or other securities, the number and type of its issued and outstanding capital stock or other securities and the current record ownership of such capital stock or other securities. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, charge, deed of trust, mortgage, pledge, easement, covenant, title default, encroachment, deed to secure debt, right of first refusal, right of first offer, option, purchase option, restriction on transfer or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law (each, a “Lien”).

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter contains a correct and complete list of all outstanding Company Equity Awards as of the close of business on the Capitalization Date and sets forth the name of the holder thereof, the type of award, the date of grant, the number of Shares subject to such award (assuming vesting at target for Company PSUs), the vesting schedule thereof and, if applicable, the exercise price with respect to each Company Equity Award. Since the Capitalization Date, the Company has not issued any Company Equity Awards. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

(iv) Except as described in this Section 5.1(b)(iv) and as set forth in the Shareholder Agreement, there are no (A) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom equity, profit participation rights, redemption rights, rights of first offer, rights of first refusal, repurchase rights, Contracts, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations (including bonds, debentures, notes or other indebtedness) convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries and no securities or obligations granting or evidencing such rights are authorized, issued or outstanding, (B) outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote (or convertible into or exercisable for such securities having the right to vote) on any matters on which the shareholders of the Company have a right to vote or (C) Contracts to which the Company or any of its Subsidiaries is a party, other than the Support Agreements, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares.

(v) Except as set forth in the Shareholder Agreement, neither the Company nor any of its Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to (A) repurchase, redeem or otherwise acquire any outstanding Shares or other securities or (B) to declare, make or pay any dividends or distributions, whether current or accumulated or due or payable.

(vi) Except as set forth in any Company Joint Venture Agreement (as defined in Section 5.1(c)) or on Section 5.1(b)(vi) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated to make any investment in, or capital contribution to, any Person.

(vii) Section 5.1(b)(vii) of the Company Disclosure Letter sets forth, as of December 31, 2015, a schedule showing the principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (for the avoidance of doubt, excluding (A) any amounts owed by the Company or any of its Subsidiaries to the Company or any other Subsidiary of the Company and (B) any letters of credit (to the extent undrawn), capital leases, operating leases or similar obligations).

(c) Joint Ventures. Section 5.1(c) of the Company Disclosure Letter sets forth (i) the name of each Person (other than any Subsidiary of the Company) in which the Company or any of its Subsidiaries owns, directly or indirectly, more than a 20% voting or economic interest or any interest valued at more than $3,000,000 without regard to a percentage voting or economic interest (each such Person referred to in this clause (i), a “Company Joint Venture Entity”), (ii) the number and percentage of the equity interests of each such Company Joint Venture Entity (collectively, the “Company Joint Venture Securities”) held by the Company, directly or indirectly, and the Company or the applicable Subsidiary of the Company that holds such equity interests, and (iii) the Company Joint Venture Entity’s authorized capital stock or other securities, the number and type of its issued and outstanding capital stock or other securities and the current record ownership of such capital stock or other securities. Except as provided in any agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any Company Joint Venture Entity set forth in Section 5.1(c) of the Company Disclosure Letter, including any partnership, joint venture, shareholder, operating or similar agreement providing for the sharing of any profits, losses or liabilities (collectively, the “Company Joint Venture Agreements”), all of the Company Joint Venture Securities owned by the Company, directly or indirectly, are owned by the Company or a Company Subsidiary free and clear of any Liens, and to the knowledge of the Company, have been duly authorized and are validly issued, fully paid and nonassessable. To the knowledge of the Company, there is no pending or threatened Proceeding against any Company Joint Venture Entity or any Subsidiary of any Company Joint Venture Entity that would be disclosed under Section 5.1(h)(i) of the Company Disclosure Letter (substituting the “Company Joint Venture Entity” for the “Company”).

(d) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions, subject only, assuming the accuracy of the representations and warranties in Section 5.2(g), to (A) the approval of this Agreement by the holders of a majority of the outstanding Class A Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Class A Vote”) and (B) the approval of this Agreement by the holders of a majority of the outstanding Class B Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Class B Vote”, and together with the Requisite Class A Vote, the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date of this Agreement, the Company Board has (A) determined that this Agreement, the Merger and the Transactions are fair to and are in the best interests of the Company and its shareholders, (B) approved, adopted and declared advisable this Agreement and the Merger and the Transactions and (C) subject to Section 6.2, resolved to recommend that the holders of Class A Shares and Class B Shares approve this Agreement (the “Company Recommendation”) and directed that this Agreement be submitted to the holders of Class A Shares and Class B Shares for their approval. The Company Board has received an oral opinion of (i) its financial advisor, Barclays Capital Inc. (“Barclays”), to be confirmed in writing and dated the date of this Agreement and (ii) its financial advisor, Evercore Group L.L.C. (“Evercore”), to be confirmed in writing and dated the date of this Agreement, and each such opinion is to the effect that, as of the date hereof and subject to the assumptions, limitations, conditions and qualifications set forth in each such opinion, from a financial point of view, the Per Share Merger Consideration to be offered to the holders of Class A Shares and Class B Shares (other than Excluded Shares) in the Merger, taken in the aggregate, is fair to such holders. Neither Barclays nor Evercore has been requested to opine as to, and neither the Barclays’ opinion nor the Evercore opinion in any manner addresses, the allocation of the aggregate consideration payable pursuant to this Agreement among the holders of Class A Shares and Class B Shares. A signed, accurate and complete copy of such written opinion will be made available to Parent, solely for informational purposes, promptly following the execution of this Agreement.

(e) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of a proxy statement relating to the Shareholders Meeting to be held in connection with this Agreement, the Merger and the Transactions (together with any amendments or supplements thereto, the “Proxy Statement”); (C) compliance with state securities, takeover and “blue sky” laws and the filing of documents with various state securities authorities that may be required in connection with the Merger and the Transactions; (D) compliance with, and filings under, the applicable requirements of antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States set forth in Section 5.1(e)(i)(D) of the Company Disclosure Letter; (E) the filing of the Statement of Merger and other appropriate merger documents required by the ARS with the ACC; (F) compliance with the applicable requirements of NASDAQ; and (G) such other items as disclosed in Section 5.1(e)(i)(G) of the Company Disclosure Letter, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be obtained by the Company from, any domestic, federal, provincial, state, local, municipal, national, foreign, international or transnational governmental, quasi-governmental, regulatory, administrative or self-regulatory authority, agency, commission, body, board, bureau, department or instrumentality or any court, tribunal or arbitrator (public or private) or other entity or branch or subdivision thereof or other legislative, executive or judicial entity of any nature (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything herein to the contrary, no representation or warranty is made in this Section 5.1(e)(i) with respect to Educational Consents.

(ii) Except for the Educational Consents set forth in Section 5.1(e)(ii) of the Company Disclosure Letter (which schedule shall identify the Educational Consents to be obtained pre-Closing (the “Pre-Closing Educational Consents”) and the Educational Consents to be obtained post-Closing), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company or any of its Subsidiaries or any Company School with, nor are any required to be obtained by the Company or any of its Subsidiaries or any Company School from, any Educational Agency, in connection with the execution, delivery and performance of this Agreement by the Company or any of its Subsidiaries or the consummation of the Merger and the Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) As used in this Agreement, the term “Company Required Government Approvals” means the items set forth in clauses (A) through (G) of Section 5.1(e)(i) together with the Educational Consents set forth in Section 5.1(e)(ii) of the Company Disclosure Letter.

(iv) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the Transactions will not (A) breach, violate or conflict with or result in a default under any provision of the articles of incorporation or by-laws of the Company or any resolutions adopted by the stockholders of the Company or the Company Board or (B) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which the Company is entitled under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries (1) pursuant to any Material Contract or Lease or (2) under any Law to which the Company or any of its Subsidiaries is subject or Order binding upon or applicable to the Company or any of its Subsidiaries, assuming compliance with the matters referred to in Sections 5.1(e)(i) and 5.1(e)(ii), except in the case of clause (B), for any such breaches, violations, terminations, defaults, creations, accelerations or changes that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since August 31, 2012 (the “Applicable Date”) (the forms, statements, reports, certifications, schedules, proxies, registrations and other documents filed or furnished to the SEC (whether required or filed or furnished on a voluntary basis), in each case, including any amendments thereto, and all exhibits thereto and documents incorporated therein by reference, the “Company Reports”). Since the Applicable Date, each of the Company Reports, at the time of its filing or being furnished complied (or, if amended prior to the date of this Agreement, as of the date of such amendment) or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports filed or furnished to the SEC since the Applicable Date did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Class A Shares constitute the only outstanding class of securities of the Company or any of its Subsidiaries registered under the Exchange Act. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file or furnish any form, statement, certification, report, schedule, proxy, registration or other document with, or make any other filing with, or furnish any other material to, the SEC.

(iii) The Company has made available (including via the EDGAR system) to Parent all material correspondence between the SEC on the one hand, and the Company or any of its Subsidiaries, on the other hand, since the Applicable Date. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the knowledge of the Company, as of the date hereof, (A) none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Company Report.

(iv) Since the Applicable Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(v) Since the Applicable Date, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company and its Subsidiaries is reported within the time periods specified in the SEC’s rules and forms, and that all such information is communicated to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm, has identified or been notified of (A) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data or (B) any fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the Applicable Date, neither the Company nor, to the knowledge of the Company, any Representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

(vi) Each of the condensed consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) since the Applicable Date fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as of its date and each of the condensed consolidated statements of income; comprehensive income; shareholders’ equity and redeemable noncontrolling interests; and cash flows included in or incorporated by reference into the Company Reports since the Applicable Date (including any related notes and schedules) (x) has been prepared from, and is in accordance with, or in the case of Company Reports filed after the date of this Agreement, will be prepared from and will be in accordance with, the books and records of the Company and its consolidated Subsidiaries consistent with past practice, (y) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, earnings and changes in financial condition, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments, none of which are material, individually or in the aggregate) and (z) were prepared, or in the case of Company Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(vii) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) that would be required to be disclosed under Item 303 of Regulation S-K promulgated by the SEC).

(g) Absence of Certain Changes. Since August 31, 2015, (i) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses, (ii) the Company has not taken any action which, if taken after the date hereof, would require the consent of Parent pursuant to Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(iv), 6.1(b)(v), 6.1(b)(vi), 6.1(b)(vii), 6.1(b)(viii), 6.1(b)(ix), 6.1(b)(x), 6.1(b)(xiv), 6.1(b)(xvi), 6.1(b)(xvii)(C) (other than actions taken in the ordinary course of practice relating to Company Plans that are not material Company Plans), 6.1(b)(xvii)(D) or 6.1(b)(xvii)(G) and (iii) there has not been any event, change, occurrence, change of circumstance, state of facts, development or effect that, individually or together with any one or more other events, changes, occurrences, changes of circumstance, state of facts, developments or effects, has had, or would reasonably be expected to have, a Material Adverse Effect.

(h) Litigation and Liabilities.

(i) As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Entity or by any other Person (A) against the Company or any of its Subsidiaries or their respective assets or properties, (B) against any officer, director or employee, in their capacities as such, or, to the knowledge of the Company, any other Person with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have an indemnification obligation or (C) that is reasonably expected to result in injunctive relief against the Company or any of its Subsidiaries that prohibits the Company or any of its Subsidiaries from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any of its Subsidiaries, except, in each case, for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no, and since the Applicable Date, there have been no settlements to which the Company or any of its Subsidiaries is a party or any of their assets or properties are bound that would be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order or judgment which, if not complied with, would be material to the Company and its Subsidiaries, taken as a whole, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Except (A) as reflected or reserved against in the Company’s audited consolidated balance sheet (or the notes thereto) for the period ended August 31, 2015, (B) obligations or Liabilities incurred since the Applicable Date in the ordinary course of business and (C) obligations or Liabilities arising or incurred in connection with the Merger or the Transactions as contemplated by this Agreement, as of the date of this Agreement, there are no obligations or Liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, that are required by GAAP to be set forth on a consolidated balance sheet of the Company, other than those that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

(iii) The term “knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge, after reasonable inquiry, of the Persons listed in Section 5.1(h)(iii) of the Company Disclosure Letter.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, retention, change in control, severance or termination pay, medical, life, disability or other insurance, commission, loan, Tax gross up, vacation, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, policy, practice, arrangement, agreement or contract (including any related funding mechanism), and each other employee benefit plan, program, policy, arrangement or agreement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, written or unwritten, that is (A) sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant, or independent contractor of the Company or any of its Subsidiaries or (B) under which the Company or any of its Subsidiaries has any present or future Liability, whether actual or contingent or direct or indirect.

(ii) With respect to each material Company Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (A) the Company Plan document, including any amendments thereto, (B) a written description of such Company Plan if such plan is not set forth in a written document, (C) the most recently prepared actuarial report, (D) a copy of the most recent Form 5500 and annual report, if applicable, required under ERISA or the Code, (E) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto), (F) if the Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service and (G) for any Company Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (an “ERISA Plan”), the most recent summary plan description together with any summaries of all material modifications thereto.

(iii) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) each Company Plan (other than “multiemployer plans” within the meaning of Section 3(37) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Multiemployer Plan”) and Company Plans that are maintained primarily for the benefit of employees outside of the United States (the “Non-U.S. Company Plans”) is in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code and (B) each Non-U.S. Company Plan (i) is in compliance with its terms and applicable local Laws and (ii) which is intended to qualify for tax-preferred or tax-exempt treatment in such country has been duly registered in accordance with applicable Laws and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to affect the tax status of any such Non-U.S. Company Plan. Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and each related trust (if any) forming a part thereof that is intended to be exempt from tax under Section 501(a) of the Code are so qualified and exempt, as applicable, and have been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan or related trust. All material contributions, premiums or other payments required to be made by the Company or any of its Subsidiaries to any Company Plan that are due, have been made within the time periods prescribed by ERISA and the Code and other applicable Law and all other contributions or premiums incurred but not yet due for any period up to and including the Closing Date have been timely made or accrued on the Company’s financial statements in accordance with GAAP. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. Each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and the regulations thereunder.

(iv) As of the date of this Agreement, (A) there are no material or, to the knowledge of the Company, threatened or anticipated claims, litigations or Governmental Entity audits with respect to any Company Plan or trust related thereto, by any employee or beneficiary covered under any Company Plan or otherwise involving any Company Plan (other than routine claims for benefits) and (B) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such claims, litigations or Governmental Entity audits, that in either case would be material to the Company and its Subsidiaries, taken as a whole.

(v) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to (A) a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA or (B) except for statutory plans mandated by applicable Law, a material Non-U.S. Company Plan that is a “defined benefit”-type pension plan under applicable Law. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its material Subsidiaries as a “single employer” within the meaning of Section 414 of the Code. Neither the Company nor any ERISA Affiliate has in the last six (6) years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or Liability (including any contingent Liability) under any Multiemployer Plan or any Company Plan that is a “multiple employer plan” (as described in Section 4063(a) of ERISA) or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Company Plan provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law.

(vi) Except as required by Section 4.3 of this Agreement, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Merger or the Transactions could, either alone or in combination with another event, (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any

Law), (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation or other benefits due to any such current or former director, officer, employee or independent contractor, (C) result in any new or increased contribution required to be made to any Company Plan, (D) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Company Plan, or (E) result in the payment of any amount that would individually, or in combination with any other such payment, not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(vii) Except as set forth on Section 5.1(i)(vii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up, indemnity or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(j) Labor Matters.

(i) Section 5.1(j)(i) of the Company Disclosure Letter sets forth an accurate and complete list of any collective bargaining agreement, contract or similar agreement or understanding with any labor union, labor organization, works council or employee association (collectively, “Union”) that the Company or any of its Subsidiaries is a party to or otherwise bound.

(ii) Since January 1, 2013, there has not been, nor as of the date of this Agreement is there pending or, to the knowledge of the Company, threatened, (A) any labor dispute between the Company or any of its Subsidiaries and any Union, or any strike, picketing, lockout, concerted refusal to work overtime, handbilling, demonstrations, leafletting, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of the Company or any of its Subsidiaries or (B) any Union organizing, or election activity involving, any employee of the Company or any of its Subsidiaries, including (without limitation) any demands for recognition or certification, attempts to bargain collectively, or filings for recognition with any Governmental Entity.

(iii) Except for such instances of noncompliance which would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and the Subsidiaries is, and has been since January 1, 2013, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; harassment; retaliation; equal employment opportunities; disability; labor relations; wages and hours; the Fair Labor Standards Act of 1938, as amended, and applicable state and local wage and hour Laws (collectively, “FLSA”); hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; data privacy and data protection; and any bargaining or other obligations under the National Labor Relations Act or any similar non U.S. Law.

(iv) Except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the knowledge of the Company, threatened or anticipated, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including without limitation any administrative investigations, charges, claims, actions, or proceedings), against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former officer, employee, consultant, independent contractor, leased employee, volunteer, or “temp” of the Company or any of its Subsidiaries, or any group or class of the foregoing, any Governmental Entity, any person alleging to be a current or former employee, or any group or class of the foregoing, alleging violation of any labor or employment Law, breach of any collective bargaining agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with any employment relationship.

(v) Each individual who performs or has performed services for the Company or any of its Subsidiaries has been properly classified under applicable Law as (A) an employee or an independent contractor and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Plan, except for non-compliance or exclusions which would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, and, to the knowledge of the Company, neither the Company nor any Subsidiary has notice of any pending or threatened inquiry or audit from any Governmental Entity concerning any such classifications.

(vi) The Company has made available to Parent a list of all persons who are U.S.-based employees of the Company and its Subsidiaries as of the date hereof (excluding employees serving in adjunct and lead faculty roles), and sets forth for each such individual the following: (A) employee identification number; (B) title or position; (C) whether full or part time; (D) hire date; (E) current annual base compensation rate; (F) commission, bonus or other cash incentive-based compensation received in the most recently completed fiscal year; (G) classification as exempt or non-exempt; and (H) location.

(vii) To the knowledge of the Company, as of the date of this Agreement, no current employee of the Company or any of its Subsidiaries designated as Grade Level 19 or above has provided written or formal oral notice of such employee’s intention to terminate his or her employment.

(viii) Neither the Company nor any of its Subsidiaries has failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification Act (29 USC §2101 et seq.) or any similar state, local or non-U.S. Law or has incurred any Liability under such Laws that remains unsatisfied.

(k) Compliance with Laws; Licenses.

(i) Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, code, statute or ordinance, common law, or any rule, regulation, judgment, writ, injunction, decree, agency guidance (the failure with which to comply would result in criminal sanctions or liability in excess of $5,000,000) or requirement or Order or other governmental restriction, in each case enacted, issued, adopted or promulgated by any Governmental Entity or Educational Agency (collectively, “Laws”), except for such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, other notice from any Governmental Entity or Educational Agency alleging any actual or possible violation of any applicable Law, Order or License, other than violations that have been or are reasonably expected to be cured or remedied without resulting in any material Liability to the Company or any of its Subsidiaries.

(ii) Each of the Company and its Subsidiaries has obtained and is in compliance with all licenses, permits, certifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions, identification numbers, concessions, grants, directives, guidelines, policies, requirements, and Orders issued or granted by a Governmental Entity or Educational Agency (“Licenses”) necessary to lawfully own, lease and operate their respective properties and assets and to lawfully conduct their respective businesses as presently conducted, except those the absence of which or noncompliance with which, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not be reasonably expected to have a Material Adverse Effect, no suspension or cancellation of any of such Licenses is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, all Licenses of the Company and its Subsidiaries (other than Educational Approvals) are in full force and effect and, subject to obtaining the Company Required Government Approvals, will remain in full force and effect notwithstanding, and will not be materially adversely affected by, the consummation of the Merger and the Transactions.

(l) Compliance with Anti-Corruption and Anti-Money Laundering Laws; Sanctions.

(i) Since January 1, 2011, none of the Company or any of its Subsidiaries or any of their respective directors or officers, or to the knowledge of the Company, any of their other respective Representatives or any Person performing services for the Company or any of its Subsidiaries, has, in connection with or acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, (A) used corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any official, officer, employee or representative of any Governmental Entity; or (C) made any bribe, payoff, rebate, influence payment, kickback or other unlawful payment. The Company and its Subsidiaries are, to the extent applicable, in material compliance with any applicable Law, whether foreign or domestic, governing corrupt practices, money laundering, anti-bribery or anticorruption, including the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (all such Laws, “Anti-Corruption Laws”). Since January 1, 2011, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received any written notice alleging any such violation or made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation concerning any actual or alleged violation of any Anti-Corruption Laws.

(ii) The Company and each of its Subsidiaries are in compliance in all material respects with all Laws relating to imports, exports and economic sanctions, including all Laws administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department (“Sanctions Laws”). Since January 1, 2012, neither the Company nor any of its Subsidiaries has been a party to any Contract or has been engaged in any transaction or other business, directly or indirectly, (A) in material breach of Sanctions Laws or (B) with any Governmental Entity or other Person that appears on any list of OFAC-sanctioned parties (including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List), is owned or controlled by such a Person, or is located or organized in any country or territory that is subject to comprehensive OFAC sanctions (an “OFAC Prohibited Party”). Neither the Company nor any of its Subsidiaries nor any of the directors or officers of the Company or any of its Subsidiaries is an OFAC Prohibited Party or is a target of material sanctions in any other jurisdiction in which the Company or any of its Subsidiaries has business operations or arrangements. To the knowledge of the Company, no proceeds from the sale of the Shares will be provided to or used for the benefit of any OFAC Prohibited Party. Since January 1, 2012, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Entity or any other Person any written notice, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation concerning any actual or alleged material violation of any Sanctions Law. For the purposes of this Section 5.1(l), the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(m) Material Contracts.

(i) Except for (x) Company Plans, (y) Leases and (z) Contracts filed as exhibits to the Company Reports (the “Filed Contracts”), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts as of the date of this Agreement:

(A) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to the Company;

(B) any Company Joint Venture Agreement;

(C) any Contract that materially limits the ability of the Company or any of its Subsidiaries to conduct its business for the benefit of a third party that restricts the ability of the Company or any of its Subsidiaries, or which, following the consummation of the Merger, would materially limit the ability of the Surviving Corporation to conduct its business;

(D) any Contract that contains an exclusivity provision, “most favored nation” provision, provisions granting a right of first refusal, a right of first negotiation or similar rights or any similar term for the benefit of a third party, in each case involving revenues or expenses of the Company or any of its material Subsidiaries of more than $5,000,000 in the fiscal year ended August 31, 2015;

(E) any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any material Subsidiary of the Company or which grant a right to sell to the Company or purchase from the Company any material asset (other than in the ordinary course of business);

(F) any Contract relating to any loan, other extension of credit or indebtedness (including any other obligations of the Company or any of its Subsidiaries for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or any financial guarantee) made by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has any obligations as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements, in each case, with a principal amount in excess of $5,000,000, other than Contracts solely among the Company or any of its wholly owned Subsidiaries;

(G) any Contract which is a mortgage, security agreement, capital lease or similar agreement that creates or grants a Lien on any property or assets that are material to the Company and its Subsidiaries, taken as a whole;

(H) any Contract relating to any swap, forward, futures, warrant, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract or other hedging or derivative transaction involving revenues or expenses by the Company or any of its Subsidiaries of more than $5,000,000 in the fiscal year ended August 31, 2015;

(I) any Contract that restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(J) any Contract pursuant to which the Company or any of its Subsidiaries has continuing material indemnification obligations or other contingent payments to any Person that could reasonably result in payments in excess of $5,000,000, except for (x) any vendor or content licensing Contract entered into in the ordinary course of business or (y) non-disclosure agreements;

(K) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement (1) that was entered into after the Applicable Date for aggregate consideration under such Contract in excess of $25,000,000 or (2) pursuant to which any material earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations);

(L) any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Proceeding with a value of greater than $5,000,000 or which imposes material continuing obligations on the Company or any of its Subsidiaries or that provides for any continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(M) (1) any Contract pursuant to which the Company or any of its Subsidiaries has been granted any option, license or similar right relating to the Intellectual Property of a third party, in each case that is material to the business or assets of the Company and its Subsidiaries, taken as a whole (but excluding any non-exclusive “click-through” or similar end-user license for commercially available software), and (2) any Contract pursuant to which any option, license or similar right relating to Owned Intellectual Property has been granted to a third party, in each case that is material to the business or assets of the Company and its Subsidiaries, taken as a whole (but excluding any non-exclusive licenses granted in the ordinary course of business); or

(N) any other Contract (or group of related Contracts) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $5,000,000 per year that is not terminable with less than sixty (60) days’ notice without material penalty by the Company or any of its Subsidiaries or that is otherwise material to the Company and its Subsidiaries, taken as a whole.

As used in this Agreement, the term “Contract” means any agreement, lease, sublease, license, sublicense, contract, note, mortgage, indenture, bond, loan, conditional sales contract, franchise agreement, promise, undertaking, commitment, arrangement or other binding obligation or arrangement, in each case, whether written or oral. Each such Contract in clauses (A) through (N) of Section 5.1(m)(i) above and each Filed Contract is referred to herein as a “Material Contract”.

(ii) The Company has made available to Parent a true and complete copy of each Material Contract in effect as of the date of this Agreement. Except for breaches, violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company or any Subsidiary party thereto, is in full force and effect and is enforceable against the Company or such Subsidiary and, to the knowledge of the Company, against the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception, (B) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract, has taken or failed to take any act that, with or without notice, lapse of time, or both, would or would reasonably be expected to (x) constitute a breach, violation of or a default under the provisions of such Material Contract or (y) give any Person the right to declare in default or exercise any remedy under any Material Contract (including the right to accelerate the maturity or any performance thereunder, or to cancel, terminate or modify any Material Contract), and (C) neither the Company nor any of its Subsidiaries has received any written notice of any intention to terminate (prior to the end of the term), seek renegotiation of terms in a manner that is materially adverse to the Company or any of its Subsidiaries, or not renew any Material Contract.

(n) Interested Party Transactions. There are no transactions, Contracts, arrangements or understandings between (i) the Company and any of its Subsidiaries, on the one hand, and (ii) any director, officer or employee of the Company or any Person (other than the Company or its Subsidiaries) which owns of record or beneficially any equity interest in the Company or any Subsidiary of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (each, an “Interested Party Transaction”).

(o) Real Property.

(i) Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, has good and marketable title to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrance.

(ii) With respect to the material real property that is leased by or subleased to the Company or any of its Subsidiaries (the “Leased Real Property”), the Company or the applicable Subsidiary has a good and valid leasehold interest in such Leased Real Property free and clear of all Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property and is required to make annual rental payments to any third party in excess of $5,000,000 (each, a “Lease”) is valid and in full force and effect and (B) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

(iii) For purposes of this Section 5.1(o) only, “Encumbrance” means any Lien, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(o)(iii) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate Proceedings or for which the Company has recorded a reserve on its financial statements in accordance with GAAP; (C) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate Proceedings; (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (E) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report provided that they do not have a Material Adverse Effect on the use of the property; (F) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Licenses, consents and rules under such Laws; (G) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection provided that it does not have a Material Adverse Effect on the use of the property; and (H) such other matters that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(iv) Neither the Company nor any of its Subsidiaries has any legal or beneficial interest in any land other than (i) the Owned Real Property and Leased Real Property and (ii) such real property that is not material to the Company and its Subsidiaries, taken as a whole.

(p) Personal Property and Assets. The Company and each of its Subsidiaries owns and has good title to all of its material personal property and has valid leasehold interests in all material personal property leased by the Company or any of its Subsidiaries, in each case, sufficient to conduct their respective businesses as currently conducted as of the date of this Agreement, free and clear of all Liens, other than any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith in appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business and (C) all other Liens the creation or existence of which, in each case, would not reasonably be expected to have a Material Adverse Effect (each of the foregoing, a “Permitted Lien”). All material tangible assets of the Company and its Subsidiaries are in sufficient operating condition for the conduct of the business of the Company and its Subsidiaries as currently conducted, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(q) Takeover Statutes; Absence of Rights Plan. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(g) are true and correct, no “business combination”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to this Agreement, the Company, the Shares, the Merger or the Transactions. The Company is not a party to any shareholder rights plan or “poison pill” agreement, and the Company Board has not adopted or authorized the adoption of such a plan or agreement.

(r) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance with all Environmental Laws; (ii) the Company and its Subsidiaries possess, and, to the extent applicable, have filed timely applications to renew, all Licenses required under applicable Environmental Laws for the operation of their businesses as currently conducted; (iii) no written notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in each case, pursuant to any Environmental Law; (iv) the Company and its Subsidiaries are not currently subject to any court Order, administrative Order or decree arising under any Environmental Law; (v) to the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from, and no Hazardous Substances are present at the Owned Real Property or the Leased Real Property or any other location; (vi) no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required pursuant to any Environmental Law to be made by the Company with, nor are any required pursuant to any Environmental Law to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the Transactions; and (vii) none of the Company nor any of its Subsidiaries has agreed to indemnify or hold harmless any other Person for any violation of, or liability under, any Environmental Law.

Except with respect to matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has made available to Parent all environmental audits, assessments, investigations, studies and other analysis relating to the Company or any of its Subsidiaries, or any of the Owned Real Property and the Leased Real Property that are in the possession or control of the Company or any of its Subsidiaries or any of their respective consultants or advisors.

Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in this Section 5.1(r) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used in this Agreement, (A) the term “Environmental Law” means any applicable Law concerning pollution, or the protection of the environment or natural resources, or the manufacture, handling, transport, use, treatment, storage, or disposal of, or exposure to, Hazardous Substances; (B) the term “Hazardous Substance” means any pollutant, contaminant, waste, petroleum or petroleum-derived substance, or infectious, toxic, radioactive, ignitable, corrosive or reactive substance listed, defined, designated or classified as such under any Environmental Law; and (C) the term “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration.

(s) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been properly prepared and timely filed when due in accordance with applicable Law (taking into account any applicable extensions of the filing date), and all such Tax Returns (including all information provided thereto) are, or shall be at the time of filing, true, correct and complete in all respects;

(ii) the Company and each of its Subsidiaries has fully and timely paid (or has had paid on its behalf) all Taxes due and payable (whether or not shown on any Tax Return), except with respect to matters contested in good faith or for which adequate reserves have been established;

(iii) there is no written claim now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax, and there is no other Proceeding or audit now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company in respect of any Liability of the Company for any Tax;

(iv) during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(vi) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes other than one of which the Company was the common parent;

(vii) the Company and its Subsidiaries have made available to Parent correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired;

(viii) the Company and its Subsidiaries have each (A) withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate Taxing Authority, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws, and (B) complied in all material respects with all Tax information reporting provisions under applicable Laws;

(ix) neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other taxing authority; and

(x) neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

Notwithstanding any other representation and warranty in this Section 5.1, the representations and warranties contained in Section 5.1(f), Section 5.1(i) and this Section 5.1(s) constitute the sole representations and warranties of the Company relating to any Tax matters.

As used in this Agreement, (A) the term “Tax” means (1) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign) in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (2) any and all liability for the payment of any items described in clause (1) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group and (3) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (1) or (2) above; and (B) the term “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including claims for refund, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and including any schedule or attachment thereto or amendment thereof.

(t) Intellectual Property.

(i) Section 5.1(t)(i) of the Company Disclosure Letter sets forth a true and complete list as of February 1, 2016 of all Owned Intellectual Property that is material to the business or assets of the Company and its Subsidiaries, taken as a whole, and is registered, issued or the subject of a pending application for registration with any Governmental Entity or domain name registrar (the “Company Registered IP”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) none of the Company Registered IP has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and (B) to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting, or to the extent such items are applications, are pending without challenge by any third party.

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its material Subsidiaries are the sole and exclusive owners of all right, title and interest in and to the Owned Intellectual Property, and hold all of their right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business), (B) there exist no restrictions on the disclosure, use, license or transfer of any of the Owned Intellectual Property and (C) each Person who has contributed to or developed any material Owned Intellectual Property has conveyed to the Company or its applicable Subsidiary a valid and enforceable assignment of all right, title and interest in and to, and, where applicable, waiver of all moral rights with respect to, such Intellectual Property.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses as conducted since January 1, 2013 and as currently conducted infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party, (B) there is no Proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries directly or indirectly infringes, misappropriates or otherwise violates any Intellectual Property of any third party, and (C) to the knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property, and since January 1, 2013, neither the Company nor any of its Subsidiaries has asserted any claims against a third party alleging any infringement, misappropriation or violation of any of the Owned Intellectual Property.

(iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have implemented reasonable policies and procedures and have taken reasonable steps (A) to maintain, protect and enforce their rights in the material Owned Intellectual Property, including payment of maintenance or similar fees and filing of statements of use with the applicable Governmental Entities, and (B) to protect and preserve the confidentiality of all trade secrets and other confidential information maintained by the Company or any of its Subsidiaries, excluding any third-party confidential information that neither the Company nor any of its Subsidiaries is required to protect or preserve pursuant to contractual obligations, applicable Law or self-regulatory regimes, such self-regulatory regimes including, for the avoidance of doubt, the Payment Card Industry Data Security Standard. To the knowledge of the

Company, none of the material trade secrets or other confidential information included in the Owned Intellectual Property have been disclosed by the Company or any of its Subsidiaries to a third party other than pursuant to written confidentiality or non-disclosure agreements.

(v) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any Company Subsidiary nor any Company School has had a data breach or unauthorized access, use or disclosure of any personally identifiable information owned, used, maintained, received or controlled by or on behalf of the Company, any of its Subsidiaries or a Company School, including any unauthorized access, use or disclosure of personally identifiable information that would constitute a breach for which notification to individuals or Governmental Entities is required under any applicable Laws, contracts to which the Company or any of its Subsidiaries is a party or applicable governmental or non-governmental regulatory regimes.

(vi) Section 5.1(t)(vi) of the Company Disclosure Letter sets forth a true, correct and complete list of all material proprietary software owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Software”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Software performs in conformance with its documentation and does not contain or require the use of any “open source” code or other software that would oblige the Company or any of its Subsidiaries to waive any of their rights in the Owned Intellectual Property or license or provide any Owned Intellectual Property to any other person without requiring payment of fees or royalties.

(vii) Notwithstanding any other representation or warranty in this Article V, the representations and warranties contained in Section 5.1(t)(iii) constitute the sole and exclusive representations and warranties of the Company relating to the non-infringement, non-misappropriation or non-violation of the Intellectual Property rights of any third party, excluding, for the avoidance of doubt, claims relating to the use or protection of personal data.

As used in this Agreement, (A) the term “Intellectual Property” means any and all intellectual property and industrial property rights throughout the world, including (1) trademarks and service marks whether registered or unregistered, certification marks, collective marks, Internet domain name registrations, trade dress and design rights, all registrations, renewals and applications for registration of the foregoing, and all goodwill associated therewith; (2) patents, patent applications, and all reissuances, continuations, continuations-in-part, divisions, extensions and re-examinations; (3) trade secrets, including know-how, inventions, designs, drawings, specifications, product configurations, technical data and other data, formulae, pricing and cost information, plans, processes, procedures, schematics, manufacturing techniques, business methods, customer lists and supplier lists, in each case, to the extent qualifying as a trade secret under applicable Law; (4) copyrights (including copyrights in computer software and other published and unpublished works of authorship), including all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) rights in any data or database, including any collection information or data (whether in machine readable form or otherwise), to the extent that they constitute intellectual property rights under applicable Law, and, solely for purposes of Section 5.1(t)(iii), to the extent they constitute other proprietary rights under applicable Law; and (B) the term “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(u) Insurance. The Company has provided Parent with a schedule of all material insurance policies held by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries maintains insurance policies against such risks and in such amounts as the Company believes to be customary in all material respects for companies of similar size, in their geographic regions and in the respective businesses in which the Company and its Subsidiaries operate, and such policies are in full force and effect and all premiums thereon have been timely paid in full. There is no material claim by the Company or any of its Subsidiaries pending under any such policy as to which the Company or any of its Subsidiaries has been notified that coverage has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are in compliance with the terms of such policies and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any default under or pending or threatened termination or cancellation or any material coverage limitation or reduction of, or material premium increases with respect to, any of such policies. No policy limits applicable to any material insurance policies of the Company or any of its Subsidiaries have been exhausted or materially reduced.

(v) Brokers and Finders. Except for Barclays, Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Evercore, there is no investment banker, broker, finder, financial advisor or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any broker’s, finder’s, advisory or other fee or commission, or the reimbursement of expenses, in connection with the Merger or the Transactions.

(w) Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.2(j), none of the information included or incorporated by reference or to be included or incorporated by reference by the Company in the Proxy Statement to be filed in connection with the Merger and Transactions, or any amendment or supplement thereto, will at the time of the mailing of the Proxy Statement and at the time of the Shareholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(x) Education Regulatory Matters.

(i) Set forth in Section 5.1(x)(i) of the Company Disclosure Letter is a list of each current Educational Approval issued to or held by a Company School, or issued to or held by the Company or any material Subsidiary and relating to a Company School.

(ii) Since January 1, 2014 (the “Compliance Date”):

(A) Each Title IV Company School has, in all material respects, maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations. Each Company School that is not a Title IV Company School has maintained Educational Approvals from Educational Agencies necessary to the conduct of its business and operations as conducted during the applicable time, including offering all of its educational programs and operating all of its campus locations, except to the extent that failure to maintain such approvals would not have a Material Adverse Effect.

(B) Each Title IV Company School is a party to, and is in compliance in all material respects with, a valid and effective PPA with the DOE.

(C) Each Company School has maintained all Educational Approvals necessary for the conduct of its distance education programs, except to the extent that failure to maintain such approvals would not have a Material Adverse Effect.

(D) Each Title IV Company School has complied with all requirements of 34 C.F.R. § 600.9 with regard to its physical locations, except to the extent that failure to comply would not have a Material Adverse Effect.

(E) Except as set forth in Section 5.1(x)(ii)(E) of the Company Disclosure Letter, the Company has been conducting the operations of the Company and the Company Schools in compliance with all applicable Laws, except to the extent that failure to comply would not have a Material Adverse Effect.

(F) Each Title IV Company School has complied, in all material respects, with the definition of, a “proprietary institution of higher education” as defined in 34 C.F.R. § 600.5.

(G) Except as set forth in 5.1(x)(ii)(G) of the Company Disclosure Letter, neither the Company nor any Subsidiary or any Company School has received notice that any of its Educational Approvals will not be renewed, except to the extent that receipt of such notice would not have a Material Adverse Effect.

(H) Except as set forth in Section 5.1(x)(ii)(H) of the Company Disclosure Letter, and except to the extent that it would not have a Material Adverse Effect, there are no proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting or place on probation any Educational Approval, or to require any Company School to show cause why any Educational Approval should not be revoked.

(I) No Title IV Company School received greater than ninety percent (90%) of its revenues from the Title IV Programs, as such percentage is required to be calculated in material compliance with 34 C.F.R. §§ 668.14 and 668.28.

(J) Each educational program offered by a Title IV Company School as a Title IV-eligible program has been an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8.

(K) The Company and each Company School has been in compliance with all applicable Laws pertaining to each Company School’s participation in any Student Financial Assistance program, except to the extent that failure to comply would not have a Material Adverse Effect.

(L) The Company and each Title IV Company School has complied in all material respects with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22).

(M) Each Company School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in compliance with all applicable Laws, except to the extent that failure to comply would not have a Material Adverse Effect.

(N) The Company and each Title IV Company School has had a financial responsibility “composite score” of at least 1.5, as calculated in accordance with the DOE’s formula at 34 C.F.R. § 668.172, except to the extent that failure to comply would not have a Material Adverse Effect.

(O) Section 5.1(x)(ii)(O) of the Company Disclosure Letter sets forth a correct and complete (except to the extent that would not have a Material Adverse Effect) list of each Title IV Company School’s official cohort default rates for loans administered under the Title IV Programs, as calculated by the DOE pursuant to 34 C.F.R. Part 668 Subparts M and N, for the three most recently completed federal fiscal years for which such official rates have been published, together with each Title IV Company School’s most recently issued draft cohort default rate.

(P) DOE has not required or requested that any Title IV Company School post a letter of credit or bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that any Title IV Company School process its Title IV Program funding under the reimbursement or heightened cash monitoring-level 2 procedures set forth at 34 C.F.R. § 668.162(d) or (e)(2).

(Q) Except as set forth in Section 5.1(x)(ii)(L) of the Company Disclosure Letter, each Title IV Company School has complied with the disclosure, reporting and certification requirements related to gainful employment, as set forth at 34 C.F.R. § 668.6 or 34 C.F.R. Part 668 Subpart Q, as applicable for the relevant periods, except to the extent that failure to comply would not have a Material Adverse Effect.

(R) Except as set forth in Section 5.1(x)(ii)(R) of the Company Disclosure Letter, the Company and each Company School has materially complied with any Law regarding misrepresentations (including regarding the employability of graduates and the ability to obtain professional licensure), including 34 C.F.R. Part 668 Subpart F.

(S) The Title IV Company Schools have been in compliance with the requirements of the Family Educational Rights and Privacy Act, except to the extent that failure to comply would not have a Material Adverse Effect.

(T) Except as set forth on Section 5.1(x)(ii)(T) of the Company Disclosure Letter, UOPX has complied with the requirements necessary to participate in the veterans’ educational benefits regulated by the U.S. Department of Veterans’ Affairs and the Tuition Assistance Program regulated by the U.S. Department of Defense, except to the extent that failure to comply would not have a Material Adverse Effect.

(iii) Neither the Company, any Title IV Company School, any Person that exercises Substantial Control over any of the foregoing, nor any member of such Person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (1) exercises or exercised Substantial Control over an institution or over a third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement, or (2) owes a liability for a Title IV Program violation. At no time has the Company, any Title IV Company School or any Affiliate of any of the foregoing that has the power, by contract or ownership interest, to direct or cause the direction of the management or policies of such Title IV Company School, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(iv) Neither the Company, nor any Title IV Company School, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

(v) To the knowledge of the Company, neither the Company nor any Title IV Company School currently employs, or since the Compliance Date has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of a Governmental Entity or Educational Agency.

(vi) To the knowledge of the Company, there are no facts or circumstances regarding the Company or any Title IV Company School, or any Person that exercises Substantial Control over the Company or any Title IV Company School, that, individually or in the aggregate, could reasonably be expected to (A) cause the DOE or any Educational Agency to not approve the transactions contemplated by this Agreement (either pre-Closing or post-Closing) or (B) impose conditions on such approval that would, individually or in the aggregate, materially impair the ability of the Surviving Corporation to operate the Company Schools in substantially the manner in which they are currently operated.

(vii) Neither the Company nor any Title IV Company School has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(viii) Neither the Company nor any Title IV Company School has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(ix) Neither the Company nor any Title IV Company School nor any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is or has been debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

(y) Data Protection.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have adopted, and are, and during the twenty-four (24) month period prior to the date hereof have been, in compliance with, commercially reasonable policies and procedures that apply to the Company or each of its Subsidiaries with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of the Company and its Subsidiaries.

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the twenty-four (24) month period prior to the date hereof, (A) there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained, collected, stored or processed by or on behalf of the Company or any of its Subsidiaries, and (B) no Person has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information or otherwise relating to the collection or use of any such Personal Information.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries, and each of their privacy policies, are, and during the twenty-four (24) month period prior to the date hereof have been, in compliance with all Data Protection Programs and all contractual commitments that they have entered into with respect to Personal Information. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate any Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries and (B) upon the Closing, the Company and its Subsidiaries will own and continue to have the right to use all such personally identifiable information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing.

As used in this Agreement, (A) “Data Protection Programs” means (a) all Laws and all self-regulatory programs in which the Company or any of its Subsidiaries have enrolled, (b) the Payment Card Industry Data Security Standard and (c) all published privacy policies and internal privacy policies and guidelines maintained or published by the Company or any of its Subsidiaries (the “Privacy Policies”), in each case relating to privacy, data protection and data security; and (B) “Personal Information” means information pertaining to an individual that is regulated by one or more information privacy or security Laws.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding section or subsection of the disclosure letter delivered to the Company by Parent contemporaneously with or prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent the relevance of such item to such other section or subsection is reasonably apparent on the face of the disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.

(i) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization if the concept of good standing is recognized in such jurisdiction and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the Transactions.

(ii) Parent has made available to the Company copies of the certificate of limited partnership and the limited partnership agreement of Parent and the certificate of incorporation and by-laws of Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of limited partner interests of Parent is necessary to approve this Agreement, the Merger or the Transactions. Each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to the approval of this Agreement by Parent as the sole shareholder of Merger Sub, to consummate the Merger and the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) compliance with, and filings under, the HSR Act, (B) compliance with, and filings under, the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, and foreign and state securities or “blue sky” laws, (C) compliance with state securities, takeover and “blue sky” laws and the filing of documents with various state securities authorities that may be required in connection with the Merger or the Transactions, (D) compliance with, and filings under, the applicable requirements of antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States set forth in Section 5.2(c)(i) of the Parent Disclosure Letter; (E) the filing of the Statement of Merger and other appropriate merger documents required by the ARS with the ACC; and (F) compliance with any filings as may be required under applicable Environmental Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or Merger Sub with, nor are any required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the Transactions.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the Transactions will not (A) breach, violate or conflict with or result in a default under any provision of the certificate of limited partnership and the limited partnership agreement of Parent, the certificate of incorporation or by-laws of Merger Sub or any resolutions adopted by the general partner of Parent or the stockholders of Merger Sub or (B) breach, violate conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (1) pursuant to, any Contracts binding upon Parent or Merger Sub or (2) under any Law to which Parent or Merger Sub is subject or Order binding upon Parent or Merger

Sub, assuming compliance with the matters referred to in Section 5.2(c)(i), except, in the case of clause (B) above, for any such breaches, violations, terminations, defaults, creations, accelerations or changes that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the Transactions.

(d) Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the Merger or the Transactions, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the Transactions. The term “knowledge” when used in this Agreement with respect to Parent shall mean the knowledge, after reasonable inquiry, of the Persons listed in Section 5.2(d) of the Parent Disclosure Letter.

(e) Available Funds; Financing. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary (i) for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and the repayment in full of (A) the Credit Agreement dated as of April 18, 2012, among the Company, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents, and U.S. Bank National Association, National Bank of Arizona, Morgan Stanley Bank, N.A. and Barclays Bank PLC, as documentation agents (the “Credit Agreement”), and (B) all other loan and credit agreements set forth in Section 5.2(e) of the Parent Disclosure Letter (collectively, “Company Loan Agreements”) and (ii) to satisfy all of their obligations under this Agreement, including payment of all costs, fees and expenses in connection herewith.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and in connection with the Merger and the Transactions.

(g) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested shareholder” of the Company, as such quoted terms are defined in Section 10-2701 of the ARS, and neither Parent nor Merger Sub has “beneficial ownership” of any shares of capital stock of the Company, as such quoted term is defined in Section 10-2701 of the ARS.

(h) No Other Representations or Warranties.

(i) Except for the representations and warranties contained in this Section 5.2, none of Parent, Merger Sub or any other Person makes any other express or implied representations or warranties on behalf of Parent, Merger Sub or any of their respective Affiliates.

(ii) Each of Parent and Merger Sub agrees that, except for the representations and warranties contained in Section 5.1, neither the Company nor any other Person makes, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Without limiting the generality of the foregoing, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any representation or warranty with respect to any estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

(i) Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other Person that has been retained by or is authorized to act on behalf of Parent who might be entitled to any broker’s, finder’s, advisory or other fee or commission, or the reimbursement of expenses, in connection with the Merger or the Transactions.

(j) Proxy Statement. Subject to the accuracy of the representations and warranties of the Company in Section 5.1(w), none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement to be filed in connection with the Merger and Transactions, or any amendment or supplement thereto, will at the time of the mailing of the Proxy Statement and at the time of the Shareholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(k) Education Regulatory Matters.

(i) To the knowledge of Parent, there are no facts or circumstances attributable to Parent or any Subsidiary of Parent, or to any other Person that exercises Substantial Control over any of the foregoing, that could reasonably be expected, individually or in the aggregate, to (A) cause the DOE or any Educational Agency to not approve the transactions contemplated by this Agreement (either pre-Closing or post-Closing) or (B) impose conditions on such approval that would, individually or in the aggregate, materially impair the ability of the Surviving Corporation to operate the Company Schools in substantially the manner in which they are currently operated.

(ii) Parent will have audited financial statements prepared in accordance with GAAP and audited in accordance with generally accepted government auditing standards for at least its two most recently completed fiscal years (the “Parent Audited Financial Statements”), which will be available to be provided with the Preacquisition Review Applications to be filed with the DOE.

(iii) None of Parent, any Subsidiary of Parent, any Person that exercises Substantial Control over any of the foregoing or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (A) exercises or exercised Substantial Control over an institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (B) owes a Liability for a Title IV Program violation.

(iv) To the knowledge of Parent, none of Parent or any Subsidiary of Parent has employed any individual or entity in a capacity involving administration of Title IV Program funds, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving funds of any Governmental Entity or Educational Agency.

(v) None of Parent or any Subsidiary of Parent has contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(vi) None of Parent or any Subsidiary of Parent or any other Person that after the consummation of the Merger and the Transactions will have the power, by contract or ownership interest, to direct or cause the direction of management or policies of any Title IV Company School, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(vii) None of Parent, any Subsidiary of Parent, or any chief executive officer of the foregoing, has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(viii) None of Parent or any Subsidiary of Parent has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(ix) None of Parent or any Subsidiary of Parent or any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is or has been debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

(x) Definitions. As used in this Agreement, (A) “Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such institutions, including the Higher Learning Commission (formerly the Higher Learning Commission of the North Central Association of Colleges and Schools) (“HLC”); (B) “Company School” means any educational institution or location owned or operated by the Company or any of its Subsidiaries; (C) “DOE” means the U.S. Department of Education or any successor agency; (D) “ECAR” means an Eligibility and Certification Report issued by the DOE; (E) “Educational Agency” means any Person, entity or organization, whether governmental, government-chartered, private or quasi-private, that engages in granting or withholding Educational Approvals for, administers Student Financial Assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, including the DOE, any Accrediting Body, any State Educational Agency or any foreign regulator; (F) “Educational Approvals” means any Licenses or similar approval issued or required to be issued by an Educational Agency to a Company School with respect to any aspect of the Company School’s operations subject to the oversight of such Educational Agency, including any such approval for the Company School to participate in any program of Student Financial Assistance offered by such Educational Agency, but excluding any Licenses or similar approval issued to the Company Schools or the Company School’s employees on an individual basis; (G) “Educational Consent” means any filing, notice, report, consent, registration, approval, permit or authorization required to be made with or obtained from any Governmental Entity, including any Educational Agency, in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the Transactions, whether before or after the Closing, in order to maintain, continue or reinstate any Educational Approval presently held by any Company School; (H) [Intentionally Omitted]; (I) [Intentionally Omitted]; (J) “HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto, and its implementing regulations promulgated by the DOE; (K) [Intentionally Omitted]; (L) [Intentionally Omitted]; (M) “PPA” means a program participation agreement issued to a Title IV Company School and to be countersigned by or on behalf of the secretary of the DOE, and includes a PPPA and a TPPPA; (N) “PPPA” means a provisional program participation agreement issued to a Title IV Company School and to be countersigned by or on behalf of the secretary of the DOE; (O) “Preacquisition Review Application” means a materially complete electronic application to the DOE marked for preacquisition review, together with any required exhibits or attachments; (P) [Intentionally Omitted]; (Q) “State Educational Agency” means any state educational licensing authority, agency, department, board or commission that provides a License, certification, exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility thereof) to provide postsecondary education in that state including any distance education; (R) “Student Financial Assistance” means any form of student financial assistance, grants or loans that is administered by any Educational Agency or other Governmental Entity, including the Title IV Programs and any other program authorized by the HEA and administered by the DOE, but, with respect to the Company, only to the extent that such financial assistance program provided more than $10,000,000 in revenue to the Company and its material Subsidiaries in the year ended August 31, 2015 or more than two (2) percent of the revenue of any Title IV Company School, whichever is less; (S) “Substantial Control” means, with respect to a Person, (1) holding at least a 25% ownership interest in the Person, whether directly, indirectly, or together with family members (as that term is defined at 34 C.F.R. § 668.174(c)(4)), (2) representing the holder or holders of at least a 25% ownership interest in the Person, including under a voting trust, power of attorney, proxy, or similar agreement, or (3) being a member of the board of directors, a general partner, the chief executive officer, or other executive officer of the Person or an entity that holds at least a 25% ownership interest in the Person, in each case as the term “ownership interest” is defined at 34 C.F.R. § 668.174(c); (T) “Title IV” means Title IV of the HEA; (U) “Title IV Company School” means any educational institution owned or operated by the Company or any of its Subsidiaries, which has been issued an Office of Postsecondary Education Identification Number by the DOE, including the main campus and any other campus, branch, satellite location or other facility at which the institution offers all or any portion of an educational program; (V) “Title IV Program” means the programs of federal student financial assistance administered pursuant to Title IV; and (W) “TPPPA” means a temporary provisional program participation agreement issued to a Title IV Company School after Closing and to be countersigned by or on behalf of the Secretary of the DOE, continuing the Title IV Company School’s certification to participate in the Title IV Programs on an interim basis following the Closing.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, except (1) as required by applicable Laws, Governmental Entities or Educational Agencies, (2) as otherwise expressly required by this Agreement (which, for the avoidance of doubt, shall be deemed to include Section 6.12), (3) as set forth in Sections 6.1(a) or 6.1(b) of the Company Disclosure Letter or as permitted by and consistent with Section 6.2 of this Agreement (4) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall use their respective commercially reasonable efforts to conduct the business and operations of it and its Subsidiaries in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve intact their respective material assets, including real and personal property, and present business organizations, (ii) maintain all of their material Licenses, (iii) keep available the services of the directors of the Company Board and the executive officers and key employees of the Company and its Subsidiaries, (iv) maintain good relations with, and the goodwill of, their respective students, suppliers, creditors, lessors, employees, business associates, (v) incur or spend capital expenditures in accordance with the Company’s program of capital expenditures and (vi) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (1) as required by applicable Laws, Governmental Entities and Educational Agencies, (2) as otherwise expressly required by this Agreement, (3) as set forth in Section 6.1(b) of the Company Disclosure Letter or, if applicable, Section 6.2 of this Agreement or (4) as Parent may approve in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed in the case of Sections 6.1(b)(vi), 6.1(b)(x), 6.1(b)(xiii), 6.1(b)(xv), 6.1(b)(xvi), 6.1(b)(xvii), 6.1(b)(xix), 6.1(b)(xx)-(xxiv) and to the extent applicable to the foregoing subsections, Section 6.1(b)(xxv)), the Company will not and will cause its Subsidiaries not to:

(i) adopt any change in its articles of incorporation or by-laws or other applicable governing instruments (whether by merger, consolidation or otherwise);

(ii) directly or indirectly (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) equity interests in any corporation, partnership or other business organization or division thereof or, other than in the ordinary course of business, any assets from any other Person or (B) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose (whether by merger, consolidation or sale of stock or assets or otherwise) of any material property, assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or any of its Subsidiaries, including capital stock of any of its Subsidiaries, with a value or purchase price in excess of $5,000,000 in the aggregate, except (1) in connection with services provided in the ordinary course of business, (2) non-exclusive licenses granted in the ordinary course of business, (3) cancellations, abandonments and lapses of rights in Intellectual Property made in the Company’s reasonable business judgment and in the ordinary course of business, (4) sales of obsolete assets that are no longer useful in the conduct of the business of the Company or any of its Subsidiaries and with a fair market value not in excess of $5,000,000 in the aggregate and (5) any such transfer among the Company or any of its wholly-owned Subsidiaries;

(iii) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock, ownership interests or other securities of the Company or any of its Subsidiaries (other than the issuance of Shares in respect of Company Equity Awards outstanding as of the date of this Agreement, in accordance with their terms and (as applicable) the Stock Plan as in effect on the date of this Agreement), or securities convertible into or exchangeable or exercisable for any shares of such capital stock, ownership interests or other securities, or any options, warrants, other Company Equity Awards or other rights of any kind to acquire any shares of such capital stock, ownership interests or other securities or such convertible or exchangeable securities, or amend, modify or supplement any terms of any such options, warrants or other rights;

(iv) mortgage, pledge, hypothecate, grant any security interest in or otherwise create or incur any Lien not created or incurred in the ordinary course of business, other than Permitted Liens, on any properties or assets of the Company or any of its Subsidiaries having a value in excess of $5,000,000 in the aggregate;

(v) make, forgive or cancel any loans, advances, guarantees or capital contributions to or investments in any Person (other than any loans, advances, guarantees or capital contributions to or investments in a wholly-owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate;

(vi) make any change in financial accounting methods, principles or practices (including procedures with respect to the payment of accounts payable and collection of accounts receivable) (or change an annual accounting period) or systems of internal accounting controls, except insofar as may be required by a change in GAAP, any rule or regulation promulgated by any Governmental Entity or Educational Agency or any other applicable Law after the date hereof;

(vii) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any of its Subsidiaries or enter into any agreement with respect to the voting or registration of its capital stock;

(viii) reclassify, split, combine, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than (A) the acquisition of any Shares tendered by current or former employees in order to pay the exercise price of any Company Options outstanding as of the date of this Agreement; (B) the withholding of Shares to satisfy withholding Tax obligations in respect of Company Equity Awards outstanding as of the date of this Agreement); or (C) the acquisition of any Shares as required by any Company Joint Venture Agreement disclosed to Parent prior to the date hereof in accordance with their terms and, as applicable, the Stock Plan as in effect on the date of this Agreement;

(ix) except for this Agreement and the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization involving the Company or any of its Subsidiaries;

(x) incur any capital expenditures or any Liabilities in respect thereof, other than (A) those budgeted by the Company’s program of capital expenditures and (B) any unbudgeted capital expenditures that do not exceed $500,000 individually or $4,000,000 in the aggregate;

(xi) create, assume, or otherwise become liable for, incur, prepay, refinance or modify in any material respect the terms of, any indebtedness for borrowed money or assume or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, in an aggregate amount in excess of $5,000,000, except for indebtedness for borrowed money pursuant to the terms of the Credit Agreement or the Company Loan Agreements;

(xii) enter into, amend or modify any Interested Party Transactions;

(xiii) enter into (A) any Lease which requires annual payments from the Company or any of its Subsidiaries in excess of $5,000,000, or (B) any Contract that would have been a Material Contract pursuant to Sections 5.1(m)(i)(A), 5.1(m)(i)(B), 5.1(m)(i)(C), 5.1(m)(i)(D), 5.1(m)(i)(E), 5.1(m)(i)(F), 5.1(m)(i)(G), 5.1(m)(i)(I), 5.1(m)(i)(J), 5.1(m)(i)(K) and 5.1(m)(i)(M) had it been entered into prior to this Agreement or, other than in the ordinary course of business, terminate, cancel, transfer, assign, license, encumber, amend waive any rights of or modify in any material respect adversely, to the Company or any of its Subsidiaries, any such Lease or Material Contract;

(xiv) enter into any new line of business outside of the post-secondary or proprietary education industry;

(xv) terminate or fail to maintain in full force and effect, replace or renew until the Effective Time substantially the same material insurance policies (or equivalent levels of insurance coverage) with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement;

(xvi) settle or compromise (A) any Proceeding against the Company or any of its Subsidiaries that requires payments by the Company or any of its Subsidiaries in excess of $5,000,000 in the aggregate or grants injunctive or equitable relief against the Company or any of its Subsidiaries or involves the admission of any wrongdoing by the Company or any of its Subsidiaries, other than to the extent such settlements of Proceedings are disclosed, reflected or reserved against in the Company Reports or (B) any shareholder litigation or dispute against the Company or any of its officers or directors that relates to the Merger and the Transactions;

(xvii) except as required pursuant to the terms of any Company Plan in effect as of the date hereof, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the compensation or benefits payable to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, except for employees who are designated as Grade 16 and below, increases of no more than 2% in the ordinary course of business, (C) establish, adopt, amend, renew, announce or terminate (or commit to do any of the preceding in respect of) any Company Plan except for (1) amendments to Company Plans made in the ordinary course of business that do not materially increase the expense of maintaining such plan and (2) establishing or adopting Company Plans in the ordinary course of business in connection with the Company’s annual or open enrollment procedures, (D) amend the terms of any outstanding Company Equity Awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan or any Company Equity Award, to the extent not already provided in any such Company Plan or as provided in this Agreement, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) forgive or grant any loans to directors, officers or employees of the Company or any of its Subsidiaries, (H) hire any employee or independent contractor, other than employees or independent contractors hired in the ordinary course of business and where such person is (1) designated as Grade 16 or below or (2) designated as Grade 19 or below and hired to fill a position open as of the date hereof or to replace an employee or independent contractor of the Company or any of its Subsidiaries whose employment or engagement is terminated in the ordinary course of business (by reason of involuntary termination, voluntary resignation or otherwise) prior to the Closing, or (I) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to Unions or other organized employees;

(xviii) take any action that would result in any of the conditions to the Merger and the Transactions set forth in Article VII not being satisfied or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the Transactions;

(xix) fail to prepare and timely file all Tax Returns required to be filed on or before the Closing Date in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(xx) make or revoke any material election with regard to Taxes or file any material amended Tax Returns;

(xxi) make any change in any Tax accounting methods, except as may be appropriate to conform to changes in Tax Laws, any rule or regulation promulgated by any Governmental Entity or Educational Agency or GAAP;

(xxii) (A) fail to promptly notify Parent of any federal, state, local or foreign income or franchise and any other Proceeding pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter or Proceeding involving a material amount of Tax, (B) fail to provide Parent with information reasonably requested by Parent in writing with respect to the commencement, nature and status of any such Tax matter or Proceeding, or (C) settle or compromise any such Tax matter or Proceeding;

(xxiii) fail to terminate all Contracts relating to the sharing, allocation or indemnification of Taxes between the Company or any of its Subsidiaries, on the one hand, and any of their respective former Affiliates, on the other hand (excluding any commercial Contract that may include Tax allocation or sharing provisions, but the primary purpose of which is unrelated to Taxes) such that there are no further Liabilities thereunder;

(xxiv) fail to take commercially reasonable steps to protect data security or fail to reasonably proceed with data security improvements that have been planned and approved as of the date of this Agreement or fail to conduct customary data security audits, in each case in compliance in all material respects with all internal policies and applicable Laws; or

(xxv) agree, authorize or commit to do any of the foregoing;

provided, however, that, without limiting any of Parent’s, Merger Sub’s or the Company’s rights or obligations under this Agreement (including this Section 6.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, subject to the other terms and conditions of this Agreement, control and supervision over their respective businesses and operations.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives of any Person, collectively referred to as “Representatives”) not to, directly or indirectly, or announce any public intention to:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal, inquiry or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue, knowingly facilitate or otherwise participate in any discussions or negotiations regarding, provide or make available any non-public information or data to any Person, or afford any Person with access to the business, employees, officers, contracts, properties, assets or books and records, in each case where such Person has made, whether orally (to any director, senior executive officer, investment banker or legal advisor of the Company) or in writing, or expressly indicated an intention to make, any Acquisition Proposal, or otherwise in connection with an Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statute (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each confidentiality, standstill or similar agreement);

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal (provided that the Company and its Representatives may ascertain facts from the Person making such Acquisition Proposal about such Person and its Representatives for the purpose of the Company Board or any committee thereof informing itself about such Acquisition Proposal and the Person that made it); or

(v) resolve, endorse, recommend, agree or propose to do any of the foregoing.

(b) In furtherance of the foregoing, the Company shall, and shall cause each of its Subsidiaries and each of the officers and directors of it or its Subsidiaries, and shall instruct its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal, and, in connection therewith, immediately discontinue access by any Person (other than Parent, its Affiliates and their Representatives) to any data room (virtual or otherwise) established by the Company, its Subsidiaries or its Representatives for such purpose and to request that each Person promptly return or destroy any non-public information previously furnished or made available to such Person or any of such Person’s Representatives on behalf of the Company, its Subsidiaries or the Representatives of the Company and its Subsidiaries in accordance with the terms of the confidentiality or similar agreement in place with such Person. The Company shall promptly inform its Affiliates and Representatives of the Company’s obligations under this Section 6.2.

(c) Notwithstanding anything in Sections 6.2(a) or 6.2(b) to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, if the Company has received an unsolicited bona fide written

Acquisition Proposal that did not result from any breach of the Company’s obligations under this Section 6.2, the Company may (A) instruct its Representatives to contact the Person or group of Persons for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal; (B) provide information in response to a request therefor by the Person making such unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party in the aggregate than those contained in the Confidentiality Agreement (as defined in Section 6.7) (it being understood that such confidentiality agreement need not include a standstill or prohibit the making, or amendment, of an Acquisition Proposal) and promptly thereafter discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to such party; provided, that if the Person making such Acquisition Proposal is a competitor of the Company or any of its Subsidiaries, the Company shall not provide any competitively sensitive non-public information to such Person in connection with any actions permitted by this Section 6.2(c) other than in accordance with “clean team” or other similar procedures reasonably designed to limit any material adverse effect on the Company or any of its Subsidiaries of the sharing of such information; or (C) engage or participate in any discussions or negotiations with the Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clauses (B) or (C) above, (x) the Company Board or any committee thereof determines in good faith after consultation with its outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) the Company Board or any committee thereof has determined in good faith based on the information then available and after consultation with its financial advisor and its outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(d) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) any direct or indirect acquisition, in a single transaction or series of related transactions, of the outstanding equity interests of the Company or any successor thereto or parent entity thereof, (iii) any sale, exchange, transfer or other disposition of any assets or businesses of the Company and its Subsidiaries by any Person or (iv) any other transaction having a similar effect to those described in clauses (i), (ii) or (iii), in each case, which if consummated would result in, any Person or group of Persons becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company entitled to vote on a plan of merger, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case, other than the Merger and the Transactions.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in any Person or group of Persons becoming the beneficial owner, directly or indirectly, of more than 80% of the assets (on a consolidated basis) or more than 80% of the total voting power of the equity securities of the Company entitled to vote on a plan of merger that the Company Board or any committee thereof has determined in its good faith judgment is (i) reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement, in each case taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal.

(e) No Change in Recommendation or Alternative Acquisition Agreement. The Company Board and each committee of the Company Board shall not:

(i) withhold, withdraw, change, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, change, qualify, amend or modify), in a manner adverse to Parent or Merger Sub,

or otherwise make any public statement or proposal inconsistent with, the Company Recommendation with respect to the Merger;

(ii) fail to include the Company Recommendation in the Proxy Statement;

(iii) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) any Acquisition Proposal;

(iv) within five (5) business days following a written request by Parent following the date any Acquisition Proposal or any material modification thereto is first published or sent, given or communicated to the shareholders of the Company, fail to issue a press release that reaffirms the Company Recommendation; provided, that Parent may not make any such request on more than one (1) occasion in respect of any Acquisition Proposal or any material modification of an Acquisition Proposal;

(v) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Acquisition Proposal (any of the foregoing clauses (i) through (v), a “Change of Recommendation”); or

(vi) except as expressly permitted by, and after compliance with, Sections 6.2(e) and 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a) and any customary engagement, joint defense, “clean team” or similar agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Section 6.2(e), prior to the time, but not after, the Requisite Company Vote is obtained, if the Company has complied with this Section 6.2 and has received a bona fide written Acquisition Proposal that was made in compliance with this Section 6.2, the Company Board may effect a Change of Recommendation or take action to terminate this Agreement pursuant to and in accordance with Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if, but only if (A) the Company Board determines, in its good faith judgment, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to make a Change of Recommendation with respect to such Superior Proposal or to terminate this Agreement pursuant to and in accordance with Section 8.3(a) would be inconsistent with its fiduciary obligations under applicable Law, (B) the Company notifies Parent in writing that the Company Board intends to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to and in accordance with Section 8.3(a) to enter into an Alternative Acquisition Agreement, as applicable, specifying the identity of the Person making such Superior Proposal, the material terms and conditions of such Superior Proposal and attaching the most current version of such agreement to such notice (the “Superior Proposal Notice”), at least five (5) business days (the “Notice Period”) prior to the taking of such action, (C) during the Notice Period, the Company shall have negotiated, and have caused its Representatives to negotiate, in good faith with Parent and its Representatives, to the extent Parent wishes to negotiate, to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal no longer constitutes a Superior Proposal and (D) Parent has not, prior to the expiration of the Notice Period, made a binding written offer that the Company Board or any committee thereof determines, in good faith after consultation with its financial advisors and outside legal counsel, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal; provided, however, that the Company shall deliver a new Superior Proposal Notice to Parent in accordance with clause (B) above in connection with material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal (including any increase in the consideration payable pursuant thereto in response to any adjustments to the terms and conditions of this Agreement made by Parent) and shall comply again with the requirements of clauses (C) and (D) above, except that the Notice Period shall be two (2) business days instead of five (5); provided, further, that the Company may not terminate this Agreement in accordance with Section 8.3(a) (regarding Superior Proposals) during any Notice Period.

(f) Compliance by Subsidiaries and Representatives. The Company agrees that any violation of this Section 6.2 by any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ respective Representatives shall be deemed a breach of this Section 6.2 by the Company.

(g) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or any of its Subsidiaries, or any of their respective boards of directors or any committee thereof, from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s reasonable determination in good faith after consultation with outside legal counsel, the failure to so disclose would be inconsistent with its obligations under applicable Law; provided, that neither the Company Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 6.2(e) shall have been satisfied.

(h) Notice. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any inquiries, proposals or offers with respect to, or could reasonably expect to result in, an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers, the identity of the Person or group of Persons making or communicating such Acquisition Proposal and any arrangements with the holders of Class B Shares or their Affiliates contemplated thereby (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis (and in any event within twenty-four (24) hours), of the status and material terms and conditions of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations and any material developments with respect to any such Acquisition Proposal, including any change in the Company’s intentions as previously notified.

6.3. Proxy Filing; Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in any event within twenty (20) business days of the date hereof), the Proxy Statement in preliminary form (which shall, subject to Section 6.2, include the Company Recommendation). The Company shall, as promptly as reasonably practicable, (x) notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and (y) provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts (with the assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and to resolve such comments with the SEC. The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (which shall not be later than five (5) business days after the date on which the SEC confirms that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, if the SEC determines to review the Proxy Statement). The Company and Parent each agree, as to itself and its respective Subsidiaries, that (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement to be so corrected or supplemented, to be filed with the SEC and to be mailed to the holders of the Shares, in each case as promptly as reasonably practicable and as and to the extent required by applicable Law.

6.4. Shareholders Meeting. The Company will take, in accordance with applicable Law, the rules and policies of NASDAQ and its articles of incorporation and by-laws , all reasonable action necessary to convene and hold a meeting of holders of Class A Shares and Class B Shares (the “Shareholders Meeting”, provided, that the Shareholders Meeting may consist of separate meetings of the holders of Class A Shares and the holders of Class B Shares held on the same date) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement. Unless the Company Board has made a Change of Recommendation as specifically permitted by Section 6.2(e) hereof, the Company Board shall recommend and continue to recommend such approval and shall take all lawful action to solicit from its shareholders proxies and votes in favor of approval of this Agreement, and use commercially reasonable efforts to take all other actions necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may postpone or adjourn the Shareholders Meeting solely (a) with the written consent of Parent, (b) in the absence of a quorum, (c) to allow the minimum amount of additional time reasonably practicable for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplement or amendment to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting, (d) for a single period not to exceed ten (10) business days, to solicit additional proxies for the adoption of this Agreement if necessary to obtain the Requisite Company Vote or (e) without limiting clause (c), for a single period not to exceed five (5) business days, if the Company has provided notice to Parent and Merger Sub that it intends to take action pursuant to Section 8.3(a). The Company shall promptly advise Parent, at such times as Parent may reasonably request as to the aggregate tally of the proxies received by the Company in respect of the approval of this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the Transactions as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity or Educational Agency in order to consummate the Merger or any of the Transactions, including the Pre-Closing Educational Consents and (ii) executing and delivering any additional instruments necessary to consummate the Merger and the Transactions. The Company and Parent shall also, promptly after entering into this Agreement (but in no case later than 60 days prior to the Closing), submit notices to all post-Closing Educational Consents describing the Merger and the Transactions contemplated in this Agreement. Nothing in this Agreement, including this Section 6.5, shall require or be construed to require the Company or its Subsidiaries to proffer to, or agree to, incur any Liabilities or any sale, divestiture, license, disposition or holding separate of, or any termination, prohibition, limitation, restriction or other action with respect to existing relationships, contracts, assets, product lines or businesses or interests therein of the Company or any of its Subsidiaries unless the effectiveness of such action is conditioned upon the Closing.

(b) Information; Meetings. Subject to applicable Laws and the provisions of this Section 6.5, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity or Educational Agency in connection with the Merger and the Transactions. Subject to applicable Laws and this Section 6.5, the Company and Parent shall each have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing, registration, notification to be made with, or written materials to be submitted to or communications with, any third party or any Governmental Entity or Educational Agency in connection with the Merger and the Transactions, including with respect to the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any such filing, registration, notification, submission or communication. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of their respective Representatives to, participate in any meeting or discussion with any Governmental Entity or Educational Agency in respect of any filing, investigation or other inquiry relating to the Merger or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity or Educational Agency, gives the other party the opportunity to attend and participate thereat. Notwithstanding anything to the contrary herein, Parent shall not, and shall cause its Subsidiaries and Representatives not to, make any filing with or submit any written materials to, or participate in any meeting or discussion with, any Governmental Entity or Educational Agency in connection with the Merger and the Transactions, in each case without the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned).

(c) Status. Subject to applicable Laws and as required by any Governmental Entity or Educational Agency, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Entity or Educational Agency with respect to the Merger and the Transactions.

(d) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, Parent and Merger Sub (solely with respect to clause (iii)) agree to take or cause to be taken the following actions:

(i) the filing, as promptly as practicable, and in any event, within ten (10) business days after the date of this Agreement, of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the Transactions, requesting early termination of the waiting period pursuant to the HSR Act and the filing, as promptly as practicable, of the notices, reports and other filings required to be made in order to obtain the consents, authorizations, orders, registrations, permits and approvals set forth on Section 5.1(e)(i) of the Company Disclosure Letter;

(ii) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Merger and the Transactions;

(iii) (A) the filing no later than sixty (60) days prior to the Closing Date of a Preacquisition Review Application in respect of each Title IV Company School, to the extent that such filing has not been made in respect of a Title IV Company School prior to the date of this Agreement, (B) the filing, as promptly as practicable, and in any event by February 7, 2016, of a materially complete change of control application with HLC in respect of each HLC-accredited Company School, (C) the prompt use of its reasonable best efforts to obtain the Pre-Closing Educational Consents, which efforts shall include the prompt filing of all required applications, notices, reports and other filings and (D) in the event that the Closing does not occur on or prior to December 31, 2016 or within thirty (30) days after the approval of the Merger and the Transactions by HLC, any filings, including the re-filing of a

Notification and Report Form pursuant to the HSR Act, or other actions reasonably necessary to obtain an extension of such approval as necessary to permit the Closing to occur prior to the Termination Date;

(iv) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other Proceeding by any Person or entity, including, without limitation, any Governmental Entity or Educational Agency, seeking to delay, restrain, prevent, enjoin or otherwise prohibit, or to impose conditions that would delay, restrain, prevent, enjoin or otherwise prohibit, consummation of the Merger or the Transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any Proceeding in any forum or (B) issuance of any order, decree, decision, determination, judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions by any Government Antitrust Entity or Educational Agency; and

(v) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind that would make consummation of the Merger or the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 6.5(d)(ii)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

Each of Parent, Merger Sub and the Company further agrees that it shall not, and shall cause their respective Subsidiaries and, in the case of the Company, its Affiliates, not to, take any action that would reasonably be expected to materially delay, impair or impede the receipt of any regulatory approvals, Educational Consents or Educational Approvals required in connection with the Merger, the Transactions or the Closing.

6.6. Takeover Statutes. In furtherance and not in limitation of the foregoing, the Company shall and shall cause its Subsidiaries to (a) use reasonable best efforts to take all action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Support Agreements, the Merger or any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws to this Agreement, the Support Agreements, the Merger or any of the Transactions and (b) if the restrictions of any Takeover Statute become applicable to this Agreement, the Support Agreements, the Merger or any of the

Transactions, use reasonable best efforts to take all action necessary to ensure that the transactions contemplated by this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreements (as applicable) and otherwise lawfully eliminate or minimize the effect of such Takeover Statute with respect to this Agreement, the Support Agreements, the Merger or any of the Transactions.

6.7. Access and Reports. From the date of this Agreement until the earlier of (x) termination of this Agreement pursuant to Article VIII and (y) the Effective Time, upon reasonable prior notice and unless otherwise prohibited by applicable Law, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (i) provide to Parent and its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, facilities, properties, officers, employees, agents, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data, compliance-related policies, procedures, reports, minutes and correspondence between the Company and its Subsidiaries and any Governmental Entity and other information as Parent or its Representatives may reasonably request and (iii) reasonably cooperate with Parent and its Representatives in connection with any inspection or evaluation requested or conducted pursuant to this Section 6.7, provided that, in each case, the Company shall not be required to permit any inspection, or disclose any document or information, that would, in the reasonable judgment of the Company, (A) violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement (or entered into after the date of this Agreement in compliance with Section 6.1) after consultation with its outside counsel, (B) result in a violation of applicable Law, including any fiduciary duty, (C) after consultation with its outside counsel, waive the protection of any attorney-client privilege or (D) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liability; provided further that the parties hereto shall cooperate in good faith to find a way to allow as much access to or disclosure of such information as may be possible or provide a reasonable alternative to such access or disclosure that would not (in the good faith belief of the Company, after consultation with outside counsel) be reasonably likely to result in the violation of any such agreement or Law or cause such privilege to be undermined with respect to such information or waive or reveal such sensitive or personal information, including through the use of customary “clean team” or other similar procedures. Notwithstanding anything to the contrary in this Section 6.7 or elsewhere in this Agreement, neither Parent nor any of its representatives will be permitted to collect or analyze any environmental samples or perform any invasive environmental procedure with respect to any property of the Company or any of its Subsidiaries. All information made available or disclosed pursuant to this Section 6.7 shall be subject to the terms of the Confidentiality Agreement, dated July 27, 2015, between Parent and the Company (the “Confidentiality Agreement”).

6.8. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by Parent and the Surviving Corporation of the Class A Shares from NASDAQ and the deregistration of the Class A Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.9. Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company, and each of Parent and the Company shall have a reasonable opportunity to review and comment upon such press release prior to the issuance of such press release. Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger or the Transactions without prior consultation with the other parties, except as may be required by applicable Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcements to the extent reasonably practicable; provided that the Company will not consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation (including in connection with any press release or public announcement relating to such Change of Recommendation); and provided, further, that the foregoing shall not restrict communications between Parent and the investors or potential investors of Parent or its Affiliates (but, for the avoidance of doubt, not to any Affiliate of Parent that is a portfolio company) in the ordinary course of business.

6.10. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending one year after the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its

Subsidiaries who is employed as of immediately prior to the Effective Time (each, a “Continuing Employee”), (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (ii) annual incentive opportunities (excluding (1) equity or equity-based compensation and retention and change in control awards and (2) any Company Plan that is not in compliance with applicable Law) that are no less than those provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time. Parent agrees that, during the period commencing at the Effective Time and ending on December 31 of the calendar year in which the Effective Time occurs, Parent shall provide, or shall cause to be provided, to each Continuing Employee, retirement, health and welfare benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time. Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2016, Parent shall provide, or shall cause to be provided, to each Continuing Employee, severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time. For the avoidance of doubt, Parent’s obligations under this Section 6.10(a) are subject to such Continuing Employee remaining employed by the Company or its Subsidiaries.

(b) Parent shall undertake commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan (including, without limitation, with respect to severance, vacation and other PTO entitlements), as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) If the Effective Time occurs prior to the time when bonuses are paid with respect to the Company’s 2016 fiscal year, Parent agrees that the Company will be permitted to honor the terms of the Company’s annual cash incentive plans, as in effect on the date hereof, with respect to the determination and payment of annual cash bonuses thereunder.

(d) Nothing contained in this Agreement, including Section 6.1 and this Section 6.10, is intended to (i) be treated as an amendment of any particular Company Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the Transactions shall be paid by the party incurring such expense; except that expenses incurred in connection with the filing fee for Company Required Government Approvals, the Proxy Statement and printing and mailing the Proxy Statement and any reasonable out-of-pocket expenses incurred by the Company in connection with the performance of its obligations pursuant to Sections 6.3 (Proxy Filing; Information Supplied), 6.4 (Shareholders Meeting) and 6.5 (Filings; Other Actions; Notifications) (such fees and expenses collectively, the “Transaction Expenses”) shall be borne by the parties as follows:

(a) In the event the Merger is consummated, the Transaction Expenses shall be borne by Parent or the Surviving Corporation.

(b) In the event the Merger is not consummated, the Transaction Expenses shall be borne: (i) one-half (1/2) by Parent, on the one hand, and one-half (1/2) by the Company, on the other hand, if the Agreement is terminated by either party pursuant to Sections 8.1, 8.2(a), 8.2(b) or 8.2(d); (ii) by the Company, if the Agreement is terminated (x) by either party pursuant to Section 8.2(c), (y) by the Company pursuant to Section 8.3(a) or by (z) Parent pursuant to Section 8.4; or (iv) by Parent, if the Agreement is terminated by the Company pursuant to Section 8.3(b).

6.12. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and each of Parent and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless (including advancement of expenses as incurred) the present and former officers, directors and employees of the Company and its Subsidiaries who served at the Company’s or its Subsidiary’s request as a director, officer, member, trustee or fiduciary of any pension or other employee benefit plan (each, an “Indemnified Person”), in each case, as provided in the articles of incorporation or by-laws of the Company in effect on the date hereof, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding relating to, arising from or in connection with such Indemnified Person’s services as a director or officer of the Company or its Subsidiaries or services performed by such Indemnified Person at the request of the Company or its Subsidiaries at or prior to the Effective Time, including, for the avoidance of doubt, in connection with (i) the Merger and the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person.

(b) For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to maintain in effect the provisions in the Company’s articles of incorporation and by-laws that are in effect as of the date hereof (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) For not less than six (6) years from and after the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount (the maximum amount of the aggregate annual premium over such six (6) year term, the “Maximum Premium”). In lieu of the foregoing, at or prior to the Effective Time, the Company may (at its election), or at Parent’s request shall, obtain prepaid policies with respect to (i) the D&O Insurance and (ii) the Managing Liability Insurance (as defined in the Support Agreement entered into with the Apollo Class B Voting Stock Trust No. 1), which policies provide such directors and officers, the Apollo Class B Voting Stock Trust No. 1 and its trustees, as applicable, with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement, the Merger and the Transactions; provided, that the Company shall not spend in excess of the Maximum Premium to obtain such prepaid policies. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and

Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.12.

(e) The rights of each Indemnified Person under this Section 6.12 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

6.13. Financing Cooperation. (a) The Company shall, and shall cause its Subsidiaries to, provide and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives, including its or their legal and accounting advisors, to provide, at the sole expense of Parent, all cooperation reasonably requested by Parent in connection with any debt financing or debt facilities to be obtained, arranged or committed to on or prior to the Closing Date that is to be made available to the Company from and after the Closing Date, if any (any such debt financing or debt facility, the “Debt Financing”), including using reasonable best efforts in respect of the following:

(i) assisting in preparation for and participation in marketing efforts, including participating at locations and times to be mutually agreed in a reasonable number of lender meetings and calls, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders, investors and ratings agencies and assisting Parent in obtaining ratings;

(ii) assisting Parent and the Debt Financing sources in the preparation of (A) bank information memorandum and similar marketing documents for the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda; and (B) materials for rating agency presentations;

(iii) as promptly as reasonably practicable furnishing Parent and the Debt Financing sources and their respective Representatives with all financial and other information regarding the Company or any of its Subsidiaries of the type and form customarily included in marketing documents used to syndicate credit facilities of the type to be included in the Debt Financing, or as may be reasonably requested by Parent, to consummate the syndication of credit facilities contemplated by the Debt Financing;

(iv) using reasonable best efforts to provide financial information regarding the Company and its Subsidiaries to assist Parent in connection with the preparation of pro forma financial information and financial statements reasonably requested by Parent or required by the Debt Financing sources to be included in any offering documents; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(v) executing and delivering as of (but not before) the Closing any pledge and security documents, other definitive financing documents, or other certificates, customary legal opinions from local counsel or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to the solvency of the Company and its Subsidiaries on a consolidated basis (without giving effect to the identity of Parent and Merger Sub)) and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interest and (y) cooperation in connection with Parent’s efforts to obtain environmental assessments and title insurance);

(vi) assisting Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts relating to the Company and its Subsidiaries;

(vii) taking all reasonable actions necessary to (A) permit the Debt Financing sources to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing; and

(viii) providing all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Parent or the Debt Financing sources;

provided, that, (i) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to (A) pay any commitment or other similar fee or make any other payment in connection with the Debt Financing prior to the Closing that is not simultaneously reimbursed by Parent or (B) take any action that will conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents; (ii) nothing herein shall require such cooperation to the extent it would, in the good faith determination of the Company, interfere unreasonably with the business or operations of the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries shall be required to commit to take any action in connection with the Debt Financing that is not contingent upon the Closing (including the entry into any agreement) other than the authorization letters referred to in clause (a)(ii) above; and (iv) neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or managing members shall be required to take any action or provide any approval in respect of the Debt Financing prior to the Closing (other than those actions contemplated to be taken prior to the Closing pursuant to this Section 6.13). Nothing contained in this Section 6.13 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 6.13 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, liabilities, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 6.13 and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries in connection with the Debt Financing), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by the Company or any of its Subsidiaries or, in each case, their respective Representatives.

(b) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that does not violate any contractual obligation of the Company and is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(c) Parent may reasonably request the cooperation of the Company and its Subsidiaries under this Section 6.13 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing to effect the Debt Financing. The Company shall (i) timely file all reports on Form 10-K, Form 10-Q and Form 8-K, to the extent required to include financial information pursuant to Item 9.01 thereof, and (ii) use reasonable best efforts to timely file all other Forms 8-K, in each case, required by the SEC in accordance with law.

(d) The Company shall provide to Parent (x) within forty-five (45) days of the end of each of the first three fiscal quarters of the fiscal year, quarterly unaudited financial statements, and (y) within ninety (90) days of the end of each fiscal year, audited financial statements for such fiscal year.

(e) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to cause their independent auditors to provide, consistent with customary practice, (A) reasonable assistance in the preparation of pro forma financial statements by Parent and (B) reasonable assistance and cooperation to Parent, including attending accounting due diligence sessions.

(f) Parent acknowledges and agrees that the obtaining of any Debt Financing is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Debt Financing, subject to the satisfaction or waiver of the conditions set forth in Article VII.

(g) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement.

6.14. Treatment of Company Indebtedness. The Company shall, and shall cause its Subsidiaries to, use its and its Subsidiaries’ reasonable best efforts to provide all cooperation reasonably requested by Parent and Merger Sub in arranging for, at the Closing, the termination of the Credit Agreement and the Company Loan Agreements and in each case, the procurement of customary payoff letters in connection therewith, together with any termination statements on Form UCC-3 or other releases reasonably necessary to evidence the satisfaction and release of any Liens on the assets of the Company or its Subsidiaries arising in connection therewith; provided that in no event shall this Section 6.14 require the Company to cause the Credit Agreement or the Company Loan Agreements to be terminated unless (i) the Company or its Subsidiaries have received from Parent funds to pay in full the payoff amount for the Credit Agreement and the Company Loan Agreements and (ii) Parent has agreed to and has provided backstop letters of credit or cash collateralized any existing letters of credit and guarantees and hedging arrangements and other bank products thereunder in a manner satisfactory to the lenders thereunder, to the extent applicable. The expense reimbursement and indemnity provisions set forth in 6.13(a) shall apply to this Section 6.14.

6.15. Approval of Sole Shareholder of Merger Sub. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with Section 10-1103 of the ARS and in its capacity as sole shareholder of Merger Sub, a written consent approving the plan of merger contained in this Agreement.

6.16. Section 16 Matters. Prior to the Effective Time, the Company shall, subject to applicable Law, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Merger and the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of shareholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or Merger Sub by consent in lieu of a meeting).

6.18. University of Phoenix and Western International University Governance. After the Closing Date, the independent members of the board of trustees of the University of Phoenix, Inc. (“UOPX”) and the independent members of the board of trustees of Western International University, Inc. (“WIU”) shall continue to serve in such capacity. None of Parent, any Subsidiary or Affiliate of Parent or their respective directors, officers, employees or other agents, shall (i) cause the termination or resignation of, or otherwise involuntarily dismiss, any independent member of the board of trustees of UOPX or WIU or (ii) amend or modify in any material respect (A) the Master Services Agreement, dated as of March 22, 2013, by and between the Company and UOPX, and any statements of work related thereto or (B) the Master Services Agreement, dated as of September 1, 2014, by and between the Company and certain Subsidiaries of the Company, and any statements of work between the Company and WIU related thereto, in each case, as in effect as of the date of this Agreement for a period of six (6) months from the Closing Date.

6.19. Notification of Certain Matters; Shareholder Litigation.

(a) Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger and the Transactions to be unsatisfied at the Effective Time or (ii) any Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the Transactions (each, a “Transaction Claim”); provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) Upon the reasonable request of Parent and subject to Section 6.7, the Company shall provide copies to Parent of all proceedings and substantive or material correspondence relating to any Transaction Claim. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Claim, and shall give due consideration to Parent’s advice with respect to such Transaction Claim. Subject to Section 6.1(b)(xvi), the Company shall not settle any Transaction Claim unless the settlement contains a full and unconditional and irrevocable release of the Company, its Subsidiaries, Parent, Merger Sub and their respective Affiliates, and the Representatives of each of the foregoing from all liability arising out of any such Transaction Claim.

6.20. Certain Compliance Matters. To the extent any such business exists, the Company shall use reasonable best efforts to cause the cessation or disposition, by no later than the Effective Time, by the Company and its Subsidiaries of any Contract, transaction or other business, direct or indirect, with any OFAC Prohibited Party.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the Transactions is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote and shall have been duly approved by the sole shareholder of Merger Sub in accordance with applicable Law and the articles of incorporation and by-laws of each such corporation.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and the consents, authorizations, orders, registrations, permits and approvals listed on Section 7.1(b) of the Company Disclosure Letter, other than those consents, authorizations, orders, registrations, permits and approvals that are required to be made, obtained or given after the Effective Time, shall have been made, obtained or given and shall be in full force and effect.

(c) Educational Regulatory Matters.

(i) The Company shall have received written responses from the DOE to the Preacquisition Review Applications (each, a “DOE Preacquisition Response”) and each such DOE Preacquisition Response shall not: (i) include a statement of intention not to approve the post-Closing eligibility of UOPX to participate in Title IV programs or (ii) as a condition of the post-Closing approval of the eligibility of UOPX to participate in the Title IV programs, (A) require the Company or UOPX to post or maintain a letter of credit in excess of 10% of the Title IV Program funds received by UOPX in its prior fiscal year (with such DOE Preacquisition Response or other written communication from DOE not to indicate that composite score calculations for the succeeding fiscal years will result in material limitations that would impair the ability of the Surviving Corporation to operate UOPX in substantially the manner in which it is currently operated); or (B) include any material limitation that would reasonably be expected to impair, in a manner that would reasonably be expected to be materially adverse to the Surviving Corporation, the ability of the Surviving Corporation to operate UOPX in substantially the manner in which it is currently operated; provided that (x) any customary limitations imposed by the DOE in connection with its approval of change of control transactions as set forth in the standard form of PPPA, (y) any action or condition set forth in the list on Section 7.1(c)(i) of the Company Disclosure Letter and (z) any limitation that is not more restrictive in any material respect than those imposed in the document referenced in Section 7.1(c)(i) of the Company Disclosure Letter on UOPX’s ability to add new educational programs, to modify existing educational programs, to add new locations or branches or to increase student enrollments after the Closing shall not be considered a material limitation for purposes of this clause (B); and, provided further that Parent shall not be entitled to assert the condition set forth in the foregoing clause (ii)(A) or (B) (a “Burdensome Condition”) if the DOE has specifically identified any deficiencies with respect to the Parent Audited Financial Statements or cited any deficiency attributable to Parent or to any Affiliate of Parent as the sole basis for the Burdensome Condition.

(ii) UOPX shall not have derived more than 88% of its revenues from Title IV Program funds, as determined in accordance with the DOE’s “90/10 Rule” as codified at 34 C.F. R. § 600.5(a)(8) and § 668.28, for the reporting period ended on August 31, 2015 and otherwise as calculated under 34 C.F.R § 668.28 and consistent with UOPX’s past practices, and for the period (the “Stub Period”) beginning on September 1, 2015 and ended on the last day of the month prior to the month in which Closing occurs; provided that, with respect to the Stub Period, the calculation may be normalized as described in Section 7.1(c)(ii) of the Company Disclosure Letter.

(iii) All Pre-Closing Educational Consents shall have been made or received, as applicable, including approval of HLC, without any conditions that would materially impair the ability to operate the business of UOPX (“Consent Conditions”); provided, however, that for purposes of this clause, (A) in the case of U.S. Pre-Closing Educational Consents, the failure to make or obtain, as applicable, required consents other than that of HLC shall not be a condition to Closing unless such consents are (i) of a Governmental Entity, Accrediting Body or licensing body identified in Section 7.1(c)(iii) of the Company Disclosure Letter; and (B) in the case of non-U.S. Pre-Closing Educational consents, failure to make or obtain, as applicable, such required consents from all applicable agencies in countries other than the United Kingdom, Australia and Germany shall not be a condition to Closing.

(iv) Neither the Company nor UOPX shall have received any written response that any post-Closing Educational Consents will not be provided in a timely manner following the Closing or that such post-Closing Educational Consents will include any Consent Condition; provided, however the receipt of any such response shall not be a condition to Closing unless such response relates to a Governmental Entity that is identified in Section 7.1(c)(iv) of the Company Disclosure Letter.

(v) With respect to the consents identified on Section 7.1(c)(v) of the Company Disclosure Letter, the Company or UOPX (a) shall have made or obtained, as applicable, the Pre-Closing Educational Consents (without any Consent Conditions) or (b) shall not have received any written response that any post-Closing Educational Consents will not be provided in a timely manner following the Closing (or that such post-Closing Educational Consents will include any Consent Condition) such that the aggregate satisfied consents from Section 7.1(c)(v) of the Company Disclosure Letter pertain to not less than ten percent (10%) of the total enrollments of UOPX as of the date hereof.

(d) No Orders. No court, Educational Agency or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, ruling, decree, award, judgment or similar order (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger or any of the Transactions.

(e) No Proceedings. There shall not be pending any Proceeding by any Educational Agency or other Governmental Entity that seeks to restrain, enjoin, make illegal or otherwise prohibit consummation of the Merger or any of the Transactions.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the Transactions are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 5.1(a)(i) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(d) (Corporate Authority; Approval and Fairness), 5.1(q) (Takeover Statutes; Absence of Rights Plan) and 5.1(v) (Brokers and Finders) (such representations and warranties of the Company, the “Company Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), in each case other than de minimis inaccuracies, and with respect to the representations and warranties set forth in Section 5.1(b), any failure to be so true and correct due to any share issuances permitted in writing by Parent under Section 6.1; (ii) the representations and warranties of the Company set forth in this Agreement (other than the Company Fundamental Representations) that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in this Agreement (other than the Company Fundamental Representations) that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any “materiality” qualifications contained therein; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and

Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been nor be any Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(d) Minimum Cash Balance. As of the Measurement Date set forth on Section 7.2(d) of the Company Disclosure Letter, the Company and its Subsidiaries shall have, on a consolidated basis, no less than the amount of cash, cash equivalents and marketable securities, calculated consistent with the Company’s and its Subsidiaries’ past practices, set forth on Section 7.2(d) of the Company Disclosure Letter.

(e) Other Conditions.

(i) As of the Measurement Date set forth on Section 7.2(e)(i) of the Company Disclosure Letter, UOPX’s New Degreed Enrollments, calculated consistent with UOPX’s past practices, shall not have declined by more than the corresponding amount set forth on Section 7.2(e)(i) of the Company Disclosure Letter;

(ii) As of the Measurement Date set forth on Section 7.2(e)(ii) of the Company Disclosure Letter, UOPX revenues, calculated consistent with UOPX’s past practices, shall not have declined by more than the corresponding amount set forth on Section 7.2(e)(ii) of the Company Disclosure Letter; and

(iii) As of the Measurement Date set forth on Section 7.2(e)(iii) of the Company Disclosure Letter, the Company’s and its Subsidiaries’ Adjusted EBITDA (as defined in Section 7.2(e)(iii) of the Company Disclosure Letter), on a consolidated basis and calculated consistent with past practice, shall not be lower by more than the corresponding amount set forth on Section 7.2(e)(iii) of the Company Disclosure Letter.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Sections 5.2(a)(i) (Organization, Good Standing and Qualification), 5.2(b) (Corporate Authority) and 5.2(i) (Brokers and Finders) (such representations and warranties of Parent and Merger Sub, the “Parent Fundamental Representations”) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the Parent Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any “materiality” qualifications contained therein; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger and the Transactions by Parent and Merger Sub; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by 5:00 p.m. (Eastern time) on February 1, 2017, whether such date is before or after the date of approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner where such breach has been the principal cause or is the principal reason for the occurrence of the failure of a condition to the consummation of the Merger and the Transactions;

(b) the conditions to the consummation of the Merger and the Transactions set forth in Section 7.1(c)(i) shall not have been satisfied and such failure to satisfy the conditions set forth in Section 7.1(c)(i) shall not be curable prior to the Termination Date; provided that if Parent does not exercise its right to terminate this Agreement pursuant to this Section 8.2(b) within forty-five (45) days of the Company’s receipt of the first DOE Preacquisition Response that does not satisfy Section 7.1(c)(i), Parent shall be deemed to have waived all conditions set forth in Section 7.1(c)(i) and the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to Parent;

(c) the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or the Transactions shall become final and non-appealable (whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a)).

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board or any committee thereof authorizes the Company, subject to the Company’s compliance with the terms of this Agreement (including Section 6.2(e)), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company pays to Parent in immediately available funds any fees required to be paid pursuant to and in accordance with Section 8.5 (it being understood that any purported termination of this Agreement pursuant to this Section 8.3(a) shall be null and void if the Company shall have not paid the

Termination Fee and any other amounts required to be paid pursuant to and in accordance with Section 8.5 prior to or substantially concurrently with such termination); or

(b) if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach, failure to perform or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the Company Board shall have made a Change of Recommendation;

(b) there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach, failure to perform or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date; or

(c) subsequent to the date hereof, any U.S. federal Educational Agency or Governmental Entity shall have notified the Company or UOPX in writing that it shall take any action with respect to items 13, 14 or 15 of Section 5.1(k) of the Company Disclosure Letter as to whether UOPX failed to comply with the prohibitions in the HEA or UOPX’s PPA on the payment of any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or the award of financial aid to any Persons responsible for or engaged in any student recruiting or admissions activity or the award of Title IV Program funds if such finding of a violation would be reasonably likely to result in liability on the Company or UOPX of more than $500,000,000.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger and the Transactions pursuant to this Article VIII, this Agreement shall become null and void and of no effect with no Liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.11 (Expenses) and 8.5 (Effect of Termination and Abandonment), the last sentence of Section 6.13(a) (Financing Cooperation), the last sentence of Section 6.l4 (Treatment of Company Indebtedness) and the Confidentiality Agreement shall survive the termination of this Agreement, in each case in accordance with its terms and conditions (and for the avoidance of doubt, no such termination shall relieve the Company of its obligation to pay the Termination Fee if, as and when required pursuant to Section 8.5(b) and (ii) no such termination shall relieve any party hereto of any Liability to the other party hereto resulting from any knowing and intentional breach of this Agreement or fraud. As used in this Agreement, the phrase “knowing and intentional” means, with respect to any act or omission, the taking of a deliberate act, or omission, which act constitutes in and of itself a breach, even if breaching was not the conscious object of the act or omission.

(b) In the event either party terminates this Agreement pursuant to Section 8.2(c) (No Shareholder Approval), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent any and all documented fees and expenses of third parties (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred, paid or payable by or on behalf of Parent or any of its Affiliates in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of this Agreement, the Merger or the Transactions (the “Parent Expenses”); provided, that in no event shall the Company have any obligation to pay

Parent Expenses in excess of $12,500,000; provided, further, that the payment by the Company of the Parent Expenses pursuant to this Section 8.5(b) shall not relieve the Company of any obligation to pay the Termination Fee, except to the extent indicated in the proviso to Section 8.5(c).

(c) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(c) (No Shareholder Approval) or by Parent pursuant to Section 8.4(b) (Breach by the Company), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (Change of Recommendation) or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Superior Proposal), then the Company shall pay a termination fee of 2.75% of the aggregate amount payable pursuant to Section 4.1(a) (the “Termination Fee”); provided, that any Parent Expenses paid by the Company to Parent pursuant to Section 8.5(b) shall be credited against, and shall thereby reduce, the amount of the Termination Fee that otherwise would be required to be paid by the Company to Parent pursuant to clause (i) of this Section 8.5(c).

(d) The Company shall pay any Termination Fee as required pursuant to Section 8.5(c) by wire transfer of immediately available cash funds to an account specified by Parent, and such payment shall be made promptly, but in no event later than:

(i) within five (5) business days after the earlier to occur of entry into an Alternative Acquisition Agreement and consummation of an Acquisition Proposal with respect to the events described in clause (i) of Section 8.5(c) if, and only if, within twelve (12) months of such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal (substituting in both instances “50%” for “15%” in the definition of “Acquisition Proposal”);

(ii) two (2) days after the date of such termination with respect to the events described in clause (ii) of Section 8.5(c); and

(iii) substantially concurrently with the termination with respect to the events described in clause (iii) of Section 8.5(c).

(e) In the event Parent terminates this Agreement pursuant to Section 8.4(c), Parent shall pay or cause to be paid to the Company a reverse termination fee of $25,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available cash funds to an account specified by the Company, and such payment shall be made substantially concurrently with any such termination. Except with respect to liability or damage resulting from a willful and material breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements set forth in this Agreement, if this Agreement is terminated in accordance with Section 8.4(c) and the Reverse Termination Fee is paid by Buyer to the Company pursuant to this Section 8.5(e), the payment of the Reverse Termination Fee shall be the Company’s sole and exclusive remedy against Parent or Merger Sub for any liability or damage relating to or arising out of this Agreement, the Merger or the Transactions.

(f) The Company acknowledges that the agreements contained in Sections 8.5(b), 8.5(c) and 8.5(d) are an integral part of the Merger and the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Sections 8.5(b), 8.5(c) and 8.5(d) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fees set forth in Sections 8.5(b), 8.5(c) and 8.5(d) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. In no event shall the Company be required to reimburse the Parent Expenses or pay the Termination Fee on more than one occasion each, and in no event shall the aggregate payments pursuant to Sections 8.5(b), 8.5(c) and 8.5(d) exceed the amount of the Termination Fee. Notwithstanding anything to the contrary in this Agreement, reimbursement of the Parent Expenses or payment of the Termination Fee shall each constitute liquidated damages.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Employee Benefits), 6.11 (Expenses), 6.12 (Director and Officer Liability) and 6.18 (University of Phoenix and Western International University Governance) shall survive the consummation of the Merger and the Transactions in accordance with their respective terms. Except as set forth in this Section 9.1 and Section 8.5(a), all other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger and the Transactions or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws and Section 9.8, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement authorized by the board of directors and executed and delivered by duly authorized officers of the respective parties; provided, that, after the Requisite Company Vote has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under applicable Law without such approval having first been obtained.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws provided, however, that any such waiver shall only be effective if made in writing. The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS (INCLUDING ANY PROCEEDING RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR INVOLVING ANY DEBT FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the Transactions were not consummated and the Company’s shareholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN ANY DEBT COMMITMENT LETTER, ALL PROCEEDINGS AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO ANY DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, SHALL BE EXCLUSIVELY GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. Notwithstanding anything herein to the contrary, each party hereto agrees that it will not bring or support any Proceeding or cause of Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing sources and their respective Representatives or Affiliates in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

If to Parent or Merger Sub:

c/o Apollo Management VIII, L.P.
2000 Avenue of the Stars, Suite 510 N
Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	John M. Scott and Brian Finnegan
Fax:	(212) 429-0574; (212) 492-0079
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com

If to the Company:

277 W. Monroe St.
Suite 3600
Chicago, IL 60606
Attention:	Sean B.W. Martin
Email:	Sean.Martin@apollo.edu

with a copy to:

Sullivan & Cromwell LLP,
125 Broad Street
New York, NY 10004
Attention:	Frank J. Aquila and Melissa Sawyer
Fax:	(212) 558-3588
Email:	aquilaf@sullcrom.com; sawyerm@sullcrom.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreements, the Parent Affiliate Side Letter, the Equity Commitment Letters and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.12 (Director and Officer Liability), (ii) for the right of holders of Shares as of the Effective Time, after the Effective Time, to receive the aggregate consideration payable pursuant to Article IV of this Agreement and (iii) with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.13 (Financing Cooperation) and Section 6.14 (Treatment of Company Indebtedness), which rights set forth in clauses (i), (ii) and (iii) of this Section 9.8 are hereby expressly acknowledged and agreed by Parent and Merger Sub, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein; provided that the Debt Financing sources shall be intended third-party beneficiaries of Sections 8.5 (Effect of Termination and Abandonment), 9.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance), 9.14 (Assignment), 9.17 (Non-Recourse to Debt Financing Sources) and this Section 9.8 (it being understood that, notwithstanding anything to the contrary in Section 9.2, if a Debt Financing is obtained prior to the Closing Date, the foregoing provisions may not be amended in a manner adverse to the Debt Financing sources in any material respect without their prior written consent). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall be disjunctive but not exclusive. Any reference to “ordinary course of business” will be interpreted to mean “ordinary course of business consistent with past practice.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that (a) Parent may designate, by written notice to (but without the consent of) the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the Merger or the Transactions or otherwise materially impede the rights of the shareholders of the Company under this Agreement, (b) Parent may assign any or all of its rights and obligations hereunder to one or more of its Affiliates; provided, that any such assignment shall not relieve Parent of its liabilities and obligations hereunder and (c) Parent may assign any or all of its rights and obligations to any Debt Financing source as collateral in connection with a Debt Financing and any such Debt Financing source may exercise all of the rights and remedies of Parent hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under any definitive agreements with respect to the Debt Financing, in each case, without prior written consent of the Company. Any purported assignment in violation of this Agreement is void.

9.15. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

9.16. No Personal Liability. Without limiting the rights of the Company or its Affiliates under, and to the extent provided in, this Agreement, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to money damages of the Company and its Affiliates, any of Parent, its Affiliates or their respective members, shareholders, officers, directors, managers, employees, agents, advisors, partners, Representatives, successors and assigns through Parent or otherwise (the “Parent Parties”), whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either Parent or any other Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of Parent and Merger Sub or their Affiliates under, and to the extent provided in, this Agreement or the Support Agreements, Parent and Merger Sub acknowledge and agree that they have no right of recovery against, and no personal liability shall attach to, in each case with respect to money damages of Parent and Merger Sub and their Affiliates, any of the Company or its Affiliates or their respective shareholders, officers, directors, managers, employees, agents, advisors, partners, Representatives, successors and assigns (the “Company Parties”), through the Company or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either the Company or any other Company Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

9.17. Non-Recourse to Debt Financing Sources. Notwithstanding anything to the contrary herein, each party hereto agrees, on behalf of itself and its respective Affiliates, that none of the Debt Financing sources shall have any liability or obligation to the Company or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including any Debt Financing).

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
	Name:	Gregory W. Cappelli
	Title:	Chief Executive Officer

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

ANNEX A

DEFINED TERMS

Terms	Section

ACC	1.2
Accrediting Body	5.2(k)(x)
Acquisition Proposal	6.2(d)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(vi)
Anti-Corruption Laws	5.1(l)(i)
Applicable Date	5.1(f)(i)
ARS	1.1
Bankruptcy and Equity Exception	5.1(d)(i)
Barclays	5.1(d)(ii)
Book-Entry Share	4.1(a)
Burdensome Condition	7.1(c)(i)
business day	1.2
By-Laws	2.2
Capitalization Date	5.1(b)(i)
Certificate	4.1(a)
Change of Recommendation	6.2(e)(v)
Charter	2.1
Class A Shares	4.1(a)
Class B Shares	4.1(a)
Class B Vote	5.1(d)(i)
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Board	4.3(e)
Company Compensation Committee	4.3(e)
Company Disclosure Letter	5.1
Company DSU	4.3(d)
Company Equity Awards	4.3(f)
Company Fundamental Representations	7.2(a)
Company Joint Venture Agreement	5.1(c)
Company Joint Venture Entity	5.1(c)
Company Joint Venture Securities	5.1(c)
Company Loan Agreements	5.2(e)
Company Option	4.3(a)
Company Parties	9.16
Company Plan	5.1(i)(i)
Company PSU	4.3(c)
Company Recommendation	5.1(d)(ii)
Company Registered IP	5.1(t)(i)
Company Reports	5.1(f)(i)
Company Required Government Approvals	5.1(e)(iii)
Company RSU	4.3(b)
Company School	5.2(k)(x)

A-1

Company Software	5.1(t)(vi)
Compliance Date	5.1(x)(ii)
Conditions Satisfaction Date	1.2
Confidentiality Agreement	6.7
Consent Conditions	7.1(c)(iii)
Constituent Corporations	Preamble
Continuing Employee	6.10(a)
Contract	5.1(m)(i)
Credit Agreement	5.2(e)
Credit Suisse	5.1(v)
Data Protection Programs	5.1(y)
D&O Insurance	6.12(c)
Debt Financing	6.13(a)
DOE	5.2(k)(x)
DOE Preacquisition Response	7.1(c)(i)
DTC	4.2(b)(iv)
DTC Payment	4.2(b)(iv)
ECAR	5.2(k)(x)
Educational Agency	5.2(k)(x)
Educational Approvals	5.2(k)(x)
Educational Consent	5.2(k)(x)
Effective Time	1.3
Encumbrance	5.1(o)(iii)
Environmental Law	5.1(r)
Equity Commitment Letters	Recitals
ERISA	5.1(i)(i)
ERISA Affiliate	5.1(i)(v)
ERISA Plan	5.1(i)(ii)
ESPP	4.3(e)
Evercore	5.1(d)(ii)
Exchange Act	5.1
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Filed Contracts	5.1(m)(i)
Final Offering	4.3(e)
FLSA	5.1(j)(iii)
GAAP	5.1(a)(iii)(I)
Government Antitrust Entity	6.5(d)(ii)
Governmental Entity	5.1(e)(i)
Hazardous Substance	5.1(r)
HEA	5.2(k)(x)
HLC	5.2(k)(x)
HSR Act	5.1(e)(i)
Indemnified Person	6.12(a)
Intellectual Property	5.1(t)
Interested Party Transaction	5.1(n)
knowledge (of the Company)	5.1(h)(iii)
knowledge (of Parent)	5.2(d)
Laws	5.1(k)(i)
Lease	5.1(o)(ii)
Leased Real Property	5.1(o)(ii)
Liability	5.1(a)

A-2

Licenses	5.1(k)(ii)
Lien	5.1(b)(ii)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(m)(i)
Maximum Premium	6.12(c)
Merger	Recitals
Merger Sub	Preamble
Military Department	5.2(k)(x)
Military Service	5.2(k)(x)
Multiemployer Plan	5.1(i)(i)
Non-U.S. Company Plans	5.1(i)(iii)
Notice Period	6.2(e)
OFAC	5.1(l)(ii)
OFAC Prohibited Party	5.1(l)(ii)
Order	7.1(d)
Owned Intellectual Property	5.1(t)
Owned Real Property	5.1(o)(i)
Parent	Preamble
Parent Affiliate Side Letter	Recitals
Parent Audited Financial Statements	5.2(k)(ii)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(b)
Parent Fundamental Representations	7.3(a)
Parent Party	9.16
Paying Agent	4.2(a)
Permitted Lien	5.1(p)
Person	4.2(d)
Personal Information	5.1(y)
Per Share Merger Consideration	4.1(a)
PPA	5.2(k)(x)
PPPA	5.2(k)(x)
Preacquisition Review Application	5.2(k)(x)
Pre-Closing Educational Consents	5.1(e)(iii)
Preferred Shares	5.1(b)(i)
Private Educational Loan	5.2(k)(x)
Proceeding	5.1(a)(iii)(H)
Proxy Statement	5.1(e)(i)
Release	5.1(r)
Representatives	6.2(a)
Requisite Class A Vote	5.1(d)(i)
Requisite Company Vote	5.1(d)(i)
Reverse Termination Fee	8.5(e)
Sanctions Laws	5.1(l)(ii)
Sarbanes-Oxley Act	5.1(f)(i)
SEC	5.1
Securities Act	5.1
Share, Shares	4.1(a)
Shareholder Agreement	Recitals
Shareholders Meeting	6.4
State Educational Agency	5.2(k)(x)
Statement of Merger	1.3
Stock Plan	4.3(a)

A-3

Stub Period	7.1(c)(ii)
Student Financial Assistance	5.2(k)(x)
Subsidiary	5.1(a)
Substantial Control	5.2(k)(x)
Superior Proposal	6.2(d)
Superior Proposal Notice	6.2(e)
Support Agreement	Recitals
Surviving Corporation	1.1
Takeover Statute	5.1(q)
Tax, Taxes	5.1(s)
Taxing Authority	5.1(s)
Tax Return	5.1(s)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Title IV	5.2(k)(x)
Title IV Company School	5.2(k)(x)
Title IV Program	5.2(k)(x)
TPPPA	5.2(k)(x)
Transactions	5.1(a)(iii)(G)
Transaction Claim	6.19(a)
Transaction Expenses	6.11
Union	5.1(j)(i)
University of Phoenix Shares	5.1(b)(i)
UOPX	6.18
WIU	6.18

A-4

Exhibit A

Form of Charter of the Surviving Corporation

Exhibit A-1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

APOLLO EDUCATION GROUP, INC.

(An Arizona corporation)

ARTICLE I

The name of the Corporation is Apollo Education Group, Inc. (the “Corporation”).

ARTICLE II

The name and street address of the Corporation’s statutory agent in the State of Arizona is Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85021. The street address of the known place of business of the Corporation is 4025 South Riverpoint Parkway, MS CF-KX01, Phoenix, Arizona 85040.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 1 of Title 10, Arizona Revised Statutes as it now exists or may hereafter be amended and/or supplemented from time to time (the “ARS”). The character of the business that the Corporation conducts in the State of Arizona includes that of holding stock or other ownership interests of corporations or other entities.

ARTICLE IV

The total number of shares of stock that the Corporation is authorized to issue is one hundred (100) shares of capital stock (the “Common Stock”). Each holder of record of Common Stock shall be entitled to vote at all meetings of the shareholders and shall have one vote for each share held by such holder of record, provided, that with respect to elections of directors, each holder of record of Common Stock shall be entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates.

ARTICLE V

From time to time, any of the provisions of these Second Amended and Restated Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the ARS or other statutes or laws of the State of Arizona at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by these Second Amended and Restated Articles of Incorporation are granted subject to this reservation.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the ARS or other statutes or laws of the State of Arizona, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the shareholders (except to the extent provided in ARS § 10-1020(A)(2)), but the shareholders may make, alter, amend or repeal the Bylaws whether adopted by the shareholders or otherwise.

Exhibit A-2

ARTICLE VII

To the fullest extent permitted by applicable law, a director or former director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. This provision shall not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of ARS Section 10-833 or (iv) an intentional violation of criminal law. If the ARS is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the ARS, as so amended.

To the fullest extent permitted by law, the Corporation may indemnify a director or former director for any liability (as defined in ARS Section 10-850) to any person for any action taken, or any failure to take any action, except liability for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of ARS Section 10-833 or (iv) an intentional violation of criminal law.

The Corporation may advance expenses with respect to any liability for which it may so indemnify, on such terms and conditions as may be determined by the Corporation. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of ARS Sections 10-850 to 10-858 and, to the extent permitted by applicable law, shall apply whether or not the Corporation would have power to indemnify or advance expenses to the individual against the same liability under the provisions of ARS Sections 10-850 to 10-858 in the absence of the above authority. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of any contract or Corporation bylaw dealing with indemnification or advancement of expenses, provided, however, that any contract or bylaw purporting to make indemnification or advancement of expenses mandatory shall not apply to the indemnification authority pursuant to this ARTICLE VII, which shall remain discretionary. Any determination to indemnify or advance expenses pursuant to this ARTICLE VII shall be made by the Board by a majority vote. In addition, any determination to indemnify or advance expenses pursuant to this ARTICLE VII may be made by any other authorizing method permitted by law.

ARTICLE VIII

Meetings of shareholders may be held within or without the State of Arizona, as the Bylaws may provide. Any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding Common Stock entitled to vote thereon, and shall be delivered to the Corporation.

The books of the Corporation may be kept (subject to any provision contained in the ARS) within or without the State of Arizona at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE IX

Any contract, transaction or act of the Corporation or of the directors of the Corporation that is ratified at any annual meeting of the shareholders of the Corporation, or at any special meeting of the shareholders of the Corporation called for such purpose, will, insofar as permitted by applicable law (and subject, if applicable, to ARS § 10-863), be as valid and as binding as though ratified by every shareholder of the Corporation; provided, however, that any failure of the shareholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Exhibit A-3

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of either Apollo Management VIII, L.P., on behalf of its investment funds (“Apollo”), or any of its respective affiliates (collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a member or manager in any limited liability company or as a joint venturer in any joint venture, or as an officer, director or shareholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its shareholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo-related capacity, as the case may be, or Apollo, to the fullest extent permitted by applicable law, as the case may be, or its affiliates and (y) the Corporation, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim, that such Covered Manager Person is liable to the Corporation or its shareholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Manager Person in writing, solely in his or her capacity as an officer or director of the Corporation, shall belong to the Corporation.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE IX.

This ARTICLE IX may not be amended, modified or repealed without the prior written consent of each of the Managers.

In the event of a conflict between this ARTICLE IX and any other Article or provision of these Second Amended and Restated Articles of Incorporation, this ARTICLE IX shall prevail under all circumstances.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any director, officer, employee, agent or shareholder of the Corporation arising pursuant to any provision of the ARS or the Bylaws or these Second Amended and Restated Articles of Incorporation (in each case, as they may be

Exhibit A-4

amended from time to time) or (d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Arizona (or, if no state court located within the State of Arizona has jurisdiction, the federal district court for the District of Arizona), in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Arizona (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Arizona in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be (i) deemed to have notice of and consented to the provisions of this ARTICLE X and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this ARTICLE X.

ARTICLE XI

To the fullest extent permitted by ARS §10-2743(B)(2), the Corporation elects not to be governed by Article 3 of Chapter 23 of Title 10 (ARS §§ 10-2741 through 10-2743) of the ARS.

Exhibit A-5

Exhibit B

Form of Bylaws of the Surviving Corporation

Exhibit B-1

SECOND AMENDED & RESTATED BYLAWS

OF

APOLLO EDUCATION GROUP, INC.

(Adopted [ ● ], 2016)

ARTICLE I

Offices

Section 1. Known Place of Business; Statutory Agent. The name and address of the statutory agent of Apollo Education Group, Inc. (the “Corporation”) in the State of Arizona shall be as set forth in the Second Amended and Restated Articles of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Articles of Incorporation”). The known place of business of the Corporation in the State of Arizona shall be as set forth in the Articles of Incorporation. The Corporation’s known place of business and its statutory agent in the State of Arizona may be changed from time to time by or under the authority of the board of directors of the Corporation (the “Board of Directors”) in the manner provided in the Arizona Revised Statutes (the “ARS”).

Section 2. Other Offices. The Corporation may have a principal or other office or offices at such other place or places, either within or without the State of Arizona, as the Board of Directors may from time to time determine or as shall be necessary or appropriate for the conduct of the business of the Corporation.

ARTICLE II

Shareholders

Section 1. Place of Meetings. All meetings of shareholders shall be held at the principal office of the Corporation or at such other place, if any, within or without the State of Arizona, or by means of remote communication, as may be designated by the Board of Directors and stated in the notice of the meeting.

Section 2. Annual Meetings. An annual meeting of shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such day and at such hour, as shall be fixed by the Board of Directors and designated in the notice of the meeting. At each annual meeting, the shareholders entitled to vote shall elect a Board of Directors and may transact such other corporate business as may properly be brought before the meeting.

Section 3. Special Meetings. A special meeting of the shareholders (or of any class thereof) for any purpose or purposes may be called at any time by the Chairman of the Board, if any, the President or by order of the Board of Directors and shall be called by the President or the Secretary upon the written request therefor delivered to the President or Secretary signed by shareholders holding of record more than 50% of the outstanding shares of the Corporation entitled to vote at such meeting. Such written request shall state the purpose or purposes for which such meeting is to be called and the call therefor shall be issued within sixty (60) days after the receipt of said request. Business transacted at all special meetings shall be confined to the objects specifically stated in the call therefor.

Section 4. Notice of Meetings. Except as otherwise expressly required by law, written notice of each meeting of shareholders, whether annual or special, shall be given at least ten (10) and not more than sixty (60) days before the date on which the meeting is to be held to each shareholder of record entitled to vote thereat by delivering a notice thereof to such shareholder personally or by mailing such notice in a postage prepaid envelope directed to such shareholder at such shareholder’s address as it appears on the share ledger of the

Exhibit B-2

Corporation, unless such shareholder shall have filed with the Secretary of the Corporation a written request that notices intended for such shareholder be directed to another address, in which case such notice shall be directed to such shareholder at the address designated in such request. Notices of each meeting of shareholders, whether annual or special, shall set forth the date, time, place, if any, the means of remote communications, if any, by which shareholders or proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the shareholders entitled to vote at such meeting (if such date is different from the record date for shareholders entitled to notice of the meeting). Notices of each special meeting of shareholders shall also set forth the purpose or purposes for which the meeting is called. “Notice” includes notice given by facsimile or other form of wire or wireless communication if permitted by applicable law and if given in compliance therewith. If electronically transmitted by means of facsimile or other form of wire or wireless communication, including electronic mail, then notice is deemed given when transmitted and directed to a facsimile number or electronic mail address, as the case may be, at which the shareholder has consented to receive notice. If mailed, notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the shareholder in the manner set forth herein. An affidavit of the Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 5. List of Shareholders. The Secretary or any Assistant Secretary of the Corporation shall produce, beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, a complete list of the shareholders entitled to vote thereat (provided, however, if the record date for determining the shareholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the shareholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of such shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting for a period beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, either at the principal place of business of the Corporation during ordinary business hours, the office of the Corporation’s transfer agent if specified in the meeting notice or at another place identified in the meeting notice in the city where the meeting will be held. If the meeting is to be held at a place, such list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network (provided that the information required to access such list shall be provided with the notice of the meeting). Except as otherwise provided by law, the original or duplicate share ledger shall be the only evidence as to the shareholders entitled to examine such list or to vote in person or by proxy at such meeting.

Section 6. Quorum; Adjournment of Meetings. Except as otherwise provided by law, the Articles of Incorporation or these Second Amended & Restated Bylaws of the Corporation (“Bylaws”), the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business at all meetings of the shareholders. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If less than a quorum shall be present or represented at the time for which the meeting shall have been called, the shareholders so present in person or by proxy at such meeting may, by a majority in voting power thereof, adjourn the meeting from time to time without any notice or call other than by an announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall attend. Any meeting or adjournment thereof at which a quorum is present may also be adjourned in like manner without notice or call or upon such notice or call as may be determined by vote of the holders of a majority in voting power voting thereon. If, however, the adjournment is for more than one-hundred twenty (120) days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such meeting. If after the adjournment a new record date for determination of shareholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining shareholders entitled to notice of such adjourned meeting the same or an

Exhibit B-3

earlier date as that fixed for determination of shareholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each shareholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted if the meeting had been held as originally called.

Section 7. Voting. Except as otherwise provided in the Articles of Incorporation, at every meeting of shareholders, each holder of record of the issued and outstanding shares of the Corporation entitled to vote at such meeting shall be entitled to one (1) vote in person or by proxy for each such share having voting power upon the matter in question held by such shareholder, provided, that with respect to elections of directors, each holder of record of the issued and outstanding shares of the Corporation entitled to vote at such meeting shall be entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates. Each shareholder entitled to vote at a meeting of shareholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, but no proxy shall be voted after twelve (12) months from its date (unless a longer duration is permitted by the ARS and the shareholder designates a longer duration). A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the share itself or an interest in the Corporation generally. Shares of the Corporation belonging to the Corporation directly or indirectly shall not be voted directly or indirectly; provided, however, that the foregoing shall not limit the right of the Corporation to vote any shares of the Corporation held by it in a fiduciary capacity (and to count such shares for purposes of determining a quorum). Except as otherwise required by the laws of the State of Arizona or the Articles of Incorporation, and except for the election of directors, at all meetings of the shareholders, a quorum being present, all matters shall be decided by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote thereon which are present in person or by proxy. On any vote by ballot, each ballot shall be signed by the shareholder voting, or in such shareholder’s name by such shareholder’s proxy, if there be such a proxy, and shall state the number of shares voted by such shareholder and the number of votes to which each share is entitled.

Section 8. Organization of Meeting. The Chairman of the Board, if any, shall preside at all meetings of shareholders, or in his or her absence, the Vice Chairman of the Board, if any, shall preside, or in his or her absence, the President of the Corporation shall preside. If neither the Chairman of the Board, the Vice Chairman of the Board or the President is present at the meeting, the holders of a majority of the shares present at the meeting and entitled to vote, in person or by proxy, shall select a person to preside at the meeting. Subject to the requirements of any applicable law or the rules and regulations of any national securities exchange, national securities association or interdealer quotation system upon which the Corporation’s securities may be listed, the person presiding at a meeting of shareholders shall determine the order of business and the procedure at the meeting, including, without limitation, the regulation of the manner of voting and the conduct of any discussion, as he or she believes to be in order. The Secretary of the Corporation shall act as secretary of all meetings of shareholders, or in his or her absence, any Assistant Secretary of the Corporation who is present shall act as secretary of the meeting, or if no Assistant Secretary shall be present, the person presiding at such meeting shall appoint a secretary for that particular meeting.

Section 9. Action Without a Meeting. Unless otherwise restricted by the Articles of Incorporation, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding shares entitled to vote thereon and shall be delivered to the Corporation in accordance with applicable law. In the event that the action which is consented to is such as would have required the filing of a certificate with any governmental body, if such action had been voted on by shareholders at a meeting thereof, the certificate filed shall state, in lieu of any statement required by law concerning any vote of shareholders, that consent had been given in accordance with the provisions of Section 10-704 of the ARS. Without limiting the manner by which consent may be given, written consent may be given by means of electronic transmission to the fullest extent permissible under the ARS.

Exhibit B-4

Section 10. Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Articles of Incorporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of shareholders, or by the written consent of shareholders in lieu of a meeting.

ARTICLE III

Board of Directors

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the ARS or the Articles of Incorporation.

Section 2. Number of Directors; Term of Office. The Board of Directors shall consist of one (1) member but may be increased or decreased as hereinafter provided. Each director shall hold office until the annual meeting of the shareholders next following his or her election and until his or her successor shall have been elected and shall qualify, or until his or her death, resignation or removal from office or a decrease in the number of directors. At any time or from time to time at a special meeting called for that purpose, the Board of Directors, by the vote of a majority of the entire Board, may increase the number of directors of the Corporation, or may decrease the number of directors of the Corporation; provided, however, that in no event shall the number of directors of the Corporation be less than one (1). Directors shall be elected at the annual meeting of shareholders. Directors need not be shareholders or residents of the State of Arizona.

Section 3. Quorum; Manner of Acting; Telephonic Participation. Unless otherwise provided by law, the presence of a majority of the entire Board of Directors shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, the directors present shall adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of the directors, a quorum being present, all matters shall be decided by the affirmative vote of a majority of the directors present, except as otherwise required by the laws of the State of Arizona or the Articles of Incorporation. All or any one or more directors may participate in a meeting of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to such communications equipment shall constitute presence in person at such meeting. The minutes of any meeting of the Board of Directors or of any committee thereof held by telephone shall be prepared in the same manner as a meeting of the Board of Directors or of such committee held in person.

Section 4. Place of Meetings. The Board of Directors may hold its meetings at such place or places, within or without the State of Arizona, as the Board of Directors may from time to time determine.

Section 5. Annual Meeting. As promptly as practicable after each annual meeting of the shareholders for the election of directors, the Board of Directors shall meet for the purpose of the appointment of officers and the transaction of such other business as may properly come before the meeting. Notice of such meeting need not be given if held immediately after the annual meeting of shareholders. Such meeting may be held at any other time or place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a waiver of notice thereof signed by all the directors.

Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Arizona, as shall from time to time be determined by the Board of Directors. After there has been such determination, and notice thereof has been given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Exhibit B-5

Section 7. Special Meetings and Notice Thereof. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or by a majority of the directors. Notice of the time, date and place of each such meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, at least four (4) days before the date on which the meeting is to be held, or shall be given to him or her by telegraph, teletype, facsimile or other form of wire or wireless communication, or be delivered personally or by telephone, not later than the day before the day on which such meeting is to be held. Such notice shall state the time and place of the meeting, but need not state the purposes thereof. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the director or directors entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto for purposes of this Section 7. If mailed, such notice shall be deemed to be delivered at the earliest of (i) when received, (ii) five (5) days after its deposit in the United States mail as evidenced by the postmark, if mailed postpaid and correctly addressed or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and if the receipt is signed by or on behalf of the addressee. If sent by any other means (including facsimile, courier, electronic mail or express mail, etc.), such notice shall be deemed to be delivered when actually delivered to the home or business address, electronic address or facsimile number of the director. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and objects at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Arizona, as the place for holding any special meeting of the Board of Directors called by them.

Section 8. Removal. Except as otherwise provided by the Articles of Incorporation or applicable law, the entire Board of Directors or any individual director may be removed from office with or without cause by the holders of a majority in voting power of the outstanding shares entitled to vote at an election of directors. In case the Board of Directors or any one or more directors be so removed, one or more individuals may be appointed at the same meeting at which such director or directors have been so removed to fill the vacancy or vacancies created thereby, to serve for the remainder of the terms, respectively, of the director or directors so removed.

Section 9. Resignation. Any director of the Corporation may resign at any time by giving written notice thereof to the Board of Directors, the Chairman of the Board, if any, or the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 10. Vacancies on Board of Directors. If any vacancy occurs in the Board of Directors caused by the death, resignation, retirement, disqualification or removal from office of any director or otherwise, or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, may fill the vacancy or newly created directorship, as the case may be, or such vacancy or newly created directorship may be filled at an annual meeting or at a special meeting of the shareholders called for that purpose. Each director so elected shall hold office until the next meeting of shareholders at which directors are elected and until his or her successor shall be elected and shall be qualified or until his or her death, resignation or removal from office.

Section 11 Waiver of Notice and Consent. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though such meeting had been duly held after a regular call and notice, if a quorum be present and if, before or after the meeting, each of the directors not present signs or electronically transmits a written waiver of notice of such meeting whether before or after the date stated therein. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of directors or members of a committee of directors need be specified in any written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Exhibit B-6

Section 12. Committees. The Board of Directors may, by resolution of the Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation, which, to the extent provided in the resolution or in these Bylaws, shall have and may exercise such powers of the Board of Directors in the management of the business and affairs of the Corporation, as the Board of Directors may by resolution determine and specify in the respective resolutions appointing them, subject to such restrictions as may be contained in the Articles of Incorporation or the laws of the State of Arizona. Such committee or committees shall have such name or names as may be determined from time to time by resolutions adopted by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required. A majority of all the members of any such committee may, subject to ARS § 10-825(C), fix its rules of procedure, determine its action and fix the time and place, whether within or without the State of Arizona, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by resolution provide. The Board of Directors shall have the power to change the membership of any such committee at any time, to fill vacancies thereon and to discharge any such committee, either with or without cause, at any time. Each member of any such committee shall be paid such fee, if any, as shall be fixed by the Board of Directors for each meeting of such committee which he or she shall attend and for his or her expenses, if any, of attendance at each regular or special meeting of such committee as shall be determined by the Board of Directors.

Section 13. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors, or committee.

Section 14. Fees and Compensation. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, the Board of Directors may, if it so desires, authorize members of the Board of Directors to be compensated for their expenses, if any, of attendance at each regular or special meeting of the Board of Directors. Such compensation may, in the Board of Directors’ discretion, also include a fixed sum for each meeting and an annual fee for serving as a director, such as may be allowed by resolution of the Board of Directors. Directors who are officers or employees of the Corporation may receive, if the Board of Directors desires, fees for serving as directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

Officers

Section 1. Officers. The principal officers of the Corporation shall be chosen by the Board of Directors and may include a President, one or more Vice Presidents, a Treasurer and a Secretary. The Board of Directors may also choose such other officers, including, without limitation, a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer and one or more Senior or Executive Vice Presidents, as may be appointed in accordance with the provisions of these Bylaws. One person may hold the offices and perform the duties of any two or more of said officers.

Section 2. Election or Appointment and Term of Office. The principal officers of the Corporation shall be appointed annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor shall have been duly chosen and shall qualify, or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

Section 3. Subordinate Officers. In addition to the principal officers enumerated in Section 1 of this Article IV, the Corporation may have one or more Assistant Treasurers, one or more Assistant Secretaries and such other officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period, have such authority, and perform such duties as the President, the Chief Executive

Exhibit B-7

Officer, if any, or the Board of Directors may from time to time designate. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4. Removal. Any officer may be removed, either with or without cause, at any time, by resolution adopted by the Board of Directors at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors called for that purpose at which a quorum is present, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

Section 5. Resignations. Any officer may resign at any time by giving written notice to the Corporation. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Vacancies. A vacancy in any office may be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for appointment to such office for such term.

Section 7. Powers and Duties. The officers shall each have such authority and perform such duties in the management of the Corporation as from time to time may be prescribed by the Board of Directors and as may be delegated by the President or the Chief Executive Officer, if any, without limiting the foregoing:

(a) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and he or she shall have and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

(b) Vice Chairman of the Board. The Vice Chairman of the Board shall be the assistant to the Chairman of the Board of Directors and shall assume the Chairman’s responsibilities in the event of his or her absence or disability or as directed by the Chairman of the Board.

(c) President; Chief Executive Officer. Unless a separate Chief Executive Officer is appointed, the President shall serve as the Chief Executive Officer of the Corporation. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general and active control of the affairs and business of the Corporation and general supervision of its officers, officials, employees and agents. In the absence of a Chairman of the Board or Vice Chairman of the Board, he or she shall preside at all meetings of the shareholders, at all meetings of the Board of Directors and any committee thereof of which he or she is a member, unless the Board of Directors or such committee shall have chosen another chairman. He or she shall see that all orders and resolutions of the Board of Directors are carried into effect, and in addition he or she shall have all the powers and perform all the duties generally pertaining to the office of the Chief Executive Officer of a corporation. If a separate Chief Executive Officer is appointed, the President shall have and perform such duties as otherwise generally pertain to such office and as may be assigned to him or her by the Board of Directors. Subject to the control and direction of the Board of Directors, the President may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation.

(d) Executive Vice President. The Executive Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(e) Senior Vice President. The Senior Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President and the Executive Vice Presidents, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

Exhibit B-8

(f) Vice President. The Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, the Executive Vice Presidents and the Senior Vice Presidents, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(g) Treasurer. The principal financial officer of the Corporation shall be the Treasurer of the Corporation unless the Board of Directors has designated another officer to serve as principal financial officer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation and shall deposit all such funds in the name of the Corporation in such banks or other depositories as shall be selected by the Board of Directors. He or she shall exhibit at all reasonable times his or her books of account and records to any of the directors of the Corporation during business hours at the office of the Corporation where such books and records shall be kept; when requested by the Board of Directors or any committee thereof, he or she shall render a statement of the condition of the finances of the Corporation at any meeting of the Board of Directors or any committee thereof or at the annual meeting of shareholders; he or she shall receive, and give receipt for, monies due and payable to the Corporation from any source whatsoever; and, in general, he or she shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Treasurer shall give such bond, if any, for the faithful discharge of his or her duties as the Board of Directors may require.

(h) Secretary. The Secretary, if present, shall act as secretary at all meetings of the Board of Directors or any committee thereof and of the shareholders and keep the minutes thereof in a book or books to be provided for that purpose. He or she shall see that all notices required to be given by the Corporation are duly given and served; he or she shall have charge of the share records of the Corporation; he or she shall see that all reports, statements and other documents required by law are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors

Section 8. Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors or a committee thereof appointed for such purpose, and the salaries of any other officers may be fixed by the Chief Executive Officer.

ARTICLE V

Shares

Section 1. Certificates of Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its shares shall be uncertificated. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of shares represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form; provided, however, that, where any such certificate is signed (a) by a transfer agent or an assistant transfer agent, or (b) by a transfer clerk acting on behalf of the Corporation and a registrar, if the Board of Directors shall by resolution so authorize, the signature of such Chairman of the Board, President, Vice President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary may be facsimiles thereof. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate shall cease to be such officer or officers, whether by reason of death, resignation or otherwise,

Exhibit B-9

before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate, or whose facsimile signature or signatures shall have been affixed thereto, had not ceased to be such officer or officers.

Section 2. Share Ledger. A record shall be kept by the Secretary, transfer agent or by any other officer, employee or agent designated by the Board of Directors of the name of the person, firm or corporation holding the shares represented by such certificate, the number of shares represented by such certificate, and the date of issuance thereof, and in case of cancellation, the date of cancellation.

Section 3. Cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6 of this Article V.

Section 4. Transfers of Shares. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or a transfer agent appointed as provided in Section 5 of this Article V, and on surrender of the certificate or certificates, if any, for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the Corporation, shall be so expressed in the entry of transfer.

Section 5. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Articles of Incorporation or these Bylaws, concerning the issue, transfer and registration of shares of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of shares to bear the signature or signatures of any of them.

Section 6. Lost, Stolen, Mutilated or Destroyed Certificates. As a condition to the issuance of a new certificate or uncertificated shares in the place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the Board of Directors, in its discretion, may require the owner of any such certificate, or his legal representatives, to give the Corporation a bond in such sum and in such form as it may direct or to otherwise indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. Proper evidence of such loss, theft, mutilation or destruction shall be procured for the Board of Directors, if required. The Board of Directors, in its discretion, may authorize the issuance of such new certificate or uncertificated shares without any bond when in its judgment it is proper to do so.

Section 7. Record Date.

(a) In order that the Corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than seventy (70) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting

Exhibit B-10

of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than seventy (70) days prior to such action. If no such record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Articles of Incorporation, in order that the Corporation may determine the shareholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than seventy (70) days before the meeting or action requiring a determination of shareholders. If no record date for determining shareholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE VI

Amendments

Section 1. Amendments by Shareholders. These Bylaws may be altered, amended or repealed and new Bylaws may be added by the shareholders at any annual meeting of the shareholders or at any special meeting thereof if notice of the proposed alteration, amendment, repeal or addition be contained in the notice of such special meeting, by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote thereon.

Section 2. Amendments by the Board of Directors. The Board of Directors may adopt, amend or repeal these Bylaws by the affirmative vote of the Board of Directors at any regular or special meeting of the Board of Directors (except to the extent provided in ARS § 10-1020(A)(2)). If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Articles of Incorporation it shall not divest or limit the power of the shareholders to adopt, amend or repeal Bylaws.

ARTICLE VII

Miscellaneous Provisions

Section 1. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 2. Voting of Securities Owned by the Corporation. The Board of Directors may authorize any person on behalf of the Corporation to attend, waive notice, vote or consent and grant proxies (with or without power of substitution), with respect to the securities of any other entity which may be held by this Corporation.

Exhibit B-11

Section 3. Dividends; Reserves.

(a) Subject to any restrictions contained in the Articles of Incorporation, the Board of Directors may declare and pay dividends upon the Corporation’s shares from the Corporation’s surplus, or if there be none, out of its net profits for the current fiscal year and/or the preceding fiscal year. Dividends may be paid in cash, in property or in shares of the Corporation, subject to the provisions of the Articles of Incorporation. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon. Dividends shall be payable upon such dates as the Board of Directors may designate.

(b) If the dividend is to be paid in shares of the theretofore unissued shares of the Corporation, the Board of Directors shall, by resolution, direct that there be designated as capital in respect of such shares such amount as shall be determined by the Board of Directors; provided, however, that no such designation as capital shall be necessary if shares are being distributed by the Corporation pursuant to a split-up or division of its shares.

(c) The Board of Directors may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 4. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Arizona.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Exhibit B-12

Annex B

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 7, 2016 (this “Agreement”), by and among AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apollo Education Group, Inc., an Arizona corporation (the “Company”) and the John Sperling Revocable Trust (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Class A Shares or Class B Shares, as applicable, as set forth opposite such Shareholder’s name on Schedule I (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree to enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the Merger and the Transactions and in furtherance thereof has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Article V, except to the extent waived in writing by Parent in its sole discretion, at any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, or at any adjournment, recess or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the shareholders of the Company with respect to the Merger and the Transactions is sought, the Shareholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted), in person or by proxy, all of such Shareholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger and the Transactions and (B) any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption and approval of the proposals in the preceding clause (i)(A), and (ii) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal; (B) any other merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries or any Company Joint Venture Entity and any other Person; (C) any amendment of the Company’s articles of incorporation or by-laws, except as contemplated by the Merger

Agreement; or (D) any other agreement, action, transaction or proposal that (1) would reasonably be expected to result in (x) a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or (y) a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement, or (2) is intended, or would reasonably be expected, to prevent, or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the consummation of the Merger or any of the Transactions. Subject to the terms and conditions hereof, the Shareholder shall not enter into any Contract with any Person prior to the termination of this Agreement in accordance with Article V to vote in any manner inconsistent herewith. Such Shareholder shall retain at all times the right to vote the Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally (including, for the avoidance of doubt, regarding operational matters). Notwithstanding the foregoing, nothing in this Agreement shall require the Shareholder to vote or otherwise consent to any amendment to the Merger Agreement that would reasonably be expected to result in any decrease in the amount, or change to the form, of the Per Share Merger Consideration.

(b) At any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, the Shareholder shall, or shall direct the holder(s) of record of all of such Shareholder’s Subject Shares on any applicable record date to appear, in person or by proxy, at each such meeting or otherwise cause all of such Shareholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH SUCH SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(a) AND 1.1(b), THE SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT (AND ANY DESINGEE THEREOF) AS SUCH SHAREHOLDER’s PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL, SUBJECT TO SECTION 10-722(B) OF THE ARS, THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE GRANT OF THIS PROXY. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V.

(d) Nothing in this Agreement, including this Section 1.1 and Section 4.6, shall limit, restrict or otherwise affect any Shareholder or any Affiliate or designee of such Shareholder that serves as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity in acting in such Shareholder’s or Affiliate’s or designee’s capacity as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity and exercising such Shareholder’s or Affiliate’s or designee’s fiduciary duties and responsibilities as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants, with respect to the Subject Shares, to Parent and Merger Sub as to such Shareholder, as follows:

Section 2.1. Organization; Authority. Such Shareholder is either (a) a natural person or (b) a trust, duly organized and validly existing under the Laws of its jurisdiction of organization. Such Shareholder has all necessary power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement have been duly and validly authorized by all necessary action on behalf of such Shareholder. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2. Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, its Subject Shares, free and clear of all Liens (including any conditional sale or other title retention agreement and any restriction on the right to vote or dispose of any such Subject Shares), except (a) as provided in this Agreement, (b) pursuant to the Shareholder Agreement, (c) as described in the Company Reports, and (d) pursuant to any applicable restrictions on transfer under U.S. federal or state securities laws. The Subject Shares set forth opposite such Shareholder’s name on Schedule I constitute all of the Class A Shares, Class B Shares and any other equity or voting securities of the Company of any class beneficially owned by such Shareholder as of the date hereof. As of the date hereof, other than the Subject Shares set forth on Schedule I, such Shareholder does not own or hold, beneficially or otherwise, (i) any Shares or other securities of the Company or any interest therein, (ii) any options, warrants or other rights to acquire any additional shares of any class of the Company’s capital stock or securities of the Company or any interest therein, (iii) any security exercisable for or convertible into the Company’s capital stock or securities, or (iv) any voting rights with respect to any securities of the Company.

Section 2.3. Voting Power. The trustees of such Shareholder have sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such powers, subject only to applicable securities laws and the terms of this Agreement. Any proxies given prior to the execution of this Agreement in respect of such Shareholder’s Subject Shares are no longer in effect and can no longer become effective.

Section 2.4. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by such Shareholder of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to such Shareholder, other than any filings required under Section 13 or 16 of the Exchange Act, (b) if such Shareholder is not a natural person, breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of such Shareholder or any equivalent organizational or governing document of such Shareholder or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which such Shareholder is entitled under or the creation of a Lien on any of the assets of such Shareholder (i) pursuant to any Contract to which such Shareholder is a party or by which any property or assets of such Shareholder is bound or affected or (ii) under any Law to which such Shareholder is subject or Order binding upon or applicable to such Shareholder.

Section 2.5. Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates or (b) outstanding Orders to which such Shareholder or any of its Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

Section 2.6. No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to the matters set forth in Section 1.1; or (c) deposited any of its Subject Shares into a separate voting trust or entered into a voting agreement with respect to any of its Subject Shares.

Section 2.7. Broker Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 2.8. Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent and Merger Sub hereby represent and warrant to the Shareholder as follows:

Section 3.1. Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on behalf of Parent and Merger Sub. No other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by Parent or Merger Sub of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to Parent or Merger Sub, other than any filings required under Section 13 or 16 of the Exchange Act, (b) breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any equivalent organizational or governing document of Parent or Merger Sub, or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (i) pursuant to any Contract to which Parent or Merger Sub is a party or by which any property or assets of Parent or Merger Sub is bound or affected or (ii) under any Law to which Parent or Merger Sub is subject or Order binding upon or applicable to Parent or Merger Sub.

ARTICLE IV

Covenants of the Shareholder

The Shareholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder hereby agrees not to (a) take any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) other than with respect to Transfers (as defined below) to Affiliates of such Shareholder that are, or at or before the time of such Transfer agree to be, bound by this Agreement (and with respect to the Class B Shares, would not result in a conversion into Class A Shares), directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (whether by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation, assignment or similar disposition of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), its Subject Shares (each, a “Transfer”); (c) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to any matter addressed by this Agreement; or (d) deposit any of its Subject Shares into a separate voting trust or enter into a voting agreement with respect to any of its Subject Shares. Notwithstanding the foregoing, (A) any Shareholder that is a trust may Transfer Subject Shares to the beneficiaries of such trust if each transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement, and (B) any Shareholder may Transfer Subject Shares (1) to any member of such Shareholder’s immediate family, (2) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of such Shareholder’s immediate family, or (3) by will or under the laws of intestacy upon the death of such Shareholder; provided, that a Transfer referred to in clause (1) through (4) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Shareholder would be true and correct upon such Transfer and the transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that in no event shall any Shareholder Transfer or attempt to Transfer of any Class B Shares if such Transfer could result in the conversion of such Class B Shares into Class A Shares. If any involuntary Transfer of any of such Shareholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Shareholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Any attempted Transfer of Shares or any interest therein in violation of this Section 4.1 shall be null and void.

Section 4.2. Stop Transfer; Changes in Subject Shares. Such Shareholder hereby agrees with, and covenants to, Parent that (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. Notwithstanding any Transfer, such Shareholder shall remain liable for the performance of all of its obligations under this Agreement.

Section 4.3. Additional Securities. In the event the Shareholder becomes a beneficial owner of (a) any Class A Shares, Class B Shares or any other equity securities of the Company, (b) any equity securities which may be converted into or exchanged for such Class A Shares, Class B Shares or other equity securities of the Company or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such Class A Shares, Class B Shares or other equity securities of the Company (collectively, “Additional Securities”), such Shareholder hereby agrees (x) to promptly notify Parent of the number and type of any Additional Securities acquired by such Shareholder after the date hereof, and (y) that the terms of this Agreement shall apply to all such Additional Securities as though owned by the Shareholder on the date of this Agreement.

Section 4.4. Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. Such Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Proxy Statement or any other disclosure document or filing with or notice to a Governmental Entity or Educational Agency in connection with the Merger or any of the Transactions, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents (other than any trust agreements, trust deeds, trust documents, trust instruments or similar documentation or information of such Shareholder). Such Shareholder hereby agrees to as promptly as practicable notify Parent of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.6. No Solicitation. Subject to Section 1.1(c), from the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder shall comply with the provisions of Sections 6.2(a), 6.2(b) and 6.2(h) of the Merger Agreement, mutatis mutandis, as if such Shareholder were the Company party thereto. Notwithstanding anything to the contrary in this Agreement, if the Company has received an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.2(c) of the Merger Agreement, such Shareholder may take the actions set forth in clauses (B) and (C) of Section 6.2(c) of the Merger Agreement as if such Shareholder were the Company party thereto.

Section 4.7. No Groups. The Shareholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the Merger or the Transactions.

Section 4.8. Shareholder Liability. Parent shall cause the Surviving Corporation, and each of the Company and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses as incurred) the Shareholder (including trustees, directors, officers, managers, employees or agents of such Shareholder) (each, an “Indemnified Person”), in each case, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding to the extent relating to (i) the adoption and approval of this Agreement, the Merger and the Transactions and (ii) actions to enforce this provision.

(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.8.

(c) The rights of each Indemnified Person under this Section 4.8 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 4.9. Further Assurances. From time to time and without additional consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the mutual written consent of each of the parties hereto and, at such time, this Agreement shall become null and void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party; provided, however, no such termination shall relieve any party from Liability arising out of or related to any willful or intentional breach of this Agreement prior to such termination; provided further, that the provisions set forth in this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1.

(c) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.1(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, in its sole discretion, assign, by written notice to (but without the consent of) the Shareholder, any or all of its rights, interest and obligations under this Agreement to any of its Affiliates; and provided, further, that the Shareholder may assign this Agreement without the prior written consent of Parent to any of such Shareholder’s Affiliates in connection with a Transfer of Subject Shares to such entities as permitted by this Agreement; provided, however, that no such Transfer or assignment will relieve such Shareholder of its obligations under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

Section 6.3. Waivers and Amendments. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement executed and delivered by each party.

Section 6.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

(a) If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.
2000 Avenue of the Stars, Suite 510 N
Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy, which will not constitute notice for purposes hereof, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	John M. Scott and Brian Finnegan
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com
Facsimile:	(212) 492-0079

(b) if to the Shareholder, to it at:

4835 E. Exeter Boulevard
Phoenix, AZ 85018
Email: peter@dakarinc.com; terrixbishop@gmail.com; Darby.Shupp@apollo.edu
Facsimile: (602) 954-2112

with a copy, which will not constitute notice for purposes hereof, to:
Farella Braun + Martel LLP
Russ Building
235 Montgomery Street
San Francisco, CA 94104
Attention:	Philip W. Peters
Email:	ppeters@fbm.com
Facsimile: (415) 954-4480

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.5. Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

Section 6.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.8. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. When a reference is made in this Agreement to any “Section,” “Article” or “Schedule,” such reference shall be to such Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, such word shall be deemed to be followed by the words “without limitation”. Whenever the word “herein,” “hereof”, “hereunder” or other words of similar import are used in this Agreement, such words shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Whenever the word “or” is used in this Agreement, it shall be deemed to be disjunctive but not exclusive. Any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. All references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

Section 6.9. Shareholder Capacity. Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Class A Shares, Class B Shares or any other equity securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Voting and Support Agreement]

APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

JOHN SPERLING REVOCABLE TRUST

By:	/s/ Terri C. Bishop
Name:	Terri C. Bishop
Title:	Trustee

By:	/s/ Peter V. Sperling
Name:	Peter V. Sperling
Title:	Trustee

By:	/s/ Darby E. Shupp
Name:	Darby E. Shupp
Title:	Trustee

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Shareholder	Class A Shares	Class B Shares
John Sperling Revocable Trust	6,126,706	0

Schedule I

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 7, 2016 (this “Agreement”), by and among AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apollo Education Group, Inc., an Arizona corporation (the “Company”) and Peter V. Sperling (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Class A Shares or Class B Shares, as applicable, as set forth opposite such Shareholder’s name on Schedule I (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree to enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the Merger and the Transactions and in furtherance thereof has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Article V, except to the extent waived in writing by Parent in its sole discretion, at any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, or at any adjournment, recess or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the shareholders of the Company with respect to the Merger and the Transactions is sought, the Shareholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted), in person or by proxy, all of such Shareholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger and the Transactions and (B) any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption and approval of the proposals in the preceding clause (i)(A), and (ii) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal; (B) any other merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries or any Company Joint Venture Entity and any other Person; (C) any amendment of the Company’s articles of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other agreement, action, transaction or proposal that (1) would reasonably be expected to result in (x) a material breach of any covenant, representation or warranty or any other obligation or agreement of

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the Company contained in the Merger Agreement, or (y) a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement, or (2) is intended, or would reasonably be expected, to prevent, or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the consummation of the Merger or any of the Transactions. Subject to the terms and conditions hereof, the Shareholder shall not enter into any Contract with any Person prior to the termination of this Agreement in accordance with Article V to vote in any manner inconsistent herewith. Such Shareholder shall retain at all times the right to vote the Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally (including, for the avoidance of doubt, regarding operational matters). Notwithstanding the foregoing, nothing in this Agreement shall require the Shareholder to vote or otherwise consent to any amendment to the Merger Agreement that would reasonably be expected to result in any decrease in the amount, or change to the form, of the Per Share Merger Consideration.

(b) At any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, the Shareholder shall, or shall direct the holder(s) of record of all of such Shareholder’s Subject Shares on any applicable record date to appear, in person or by proxy, at each such meeting or otherwise cause all of such Shareholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH SUCH SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(a) AND 1.1(b), THE SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT (AND ANY DESINGEE THEREOF) AS SUCH SHAREHOLDER’s PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL, SUBJECT TO SECTION 10-722(B) OF THE ARS, THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE GRANT OF THIS PROXY. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V.

(d) Nothing in this Agreement, including this Section 1.1 and Section 4.6, shall limit, restrict or otherwise affect any Shareholder or any Affiliate or designee of such Shareholder that serves as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity in acting in such Shareholder’s or Affiliate’s or designee’s capacity as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity and exercising such Shareholder’s or Affiliate’s or designee’s fiduciary duties and responsibilities as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants, with respect to the Subject Shares, to Parent and Merger Sub as to such Shareholder, as follows:

Section 2.1. Organization; Authority. Such Shareholder is either (a) a natural person or (b) a trust, duly organized and validly existing under the Laws of its jurisdiction of organization. Such Shareholder has all

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necessary power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement have been duly and validly authorized by all necessary action on behalf of such Shareholder. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2. Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, its Subject Shares, free and clear of all Liens (including any conditional sale or other title retention agreement and any restriction on the right to vote or dispose of any such Subject Shares), except (a) as provided in this Agreement, (b) pursuant to the Shareholder Agreement, (c) as described in the Company Reports, and (d) pursuant to any applicable restrictions on transfer under U.S. federal or state securities laws. The Subject Shares set forth opposite such Shareholder’s name on Schedule I constitute all of the Class A Shares, Class B Shares and any other equity or voting securities of the Company of any class beneficially owned by such Shareholder as of the date hereof. As of the date hereof, other than the Subject Shares set forth on Schedule I, such Shareholder does not own or hold, beneficially or otherwise, (i) any Shares or other securities of the Company or any interest therein, (ii) any options, warrants or other rights to acquire any additional shares of any class of the Company’s capital stock or securities of the Company or any interest therein, (iii) any security exercisable for or convertible into the Company’s capital stock or securities, or (iv) any voting rights with respect to any securities of the Company.

Section 2.3. Voting Power. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such powers, subject only to applicable securities laws and the terms of this Agreement. Any proxies given prior to the execution of this Agreement in respect of such Shareholder’s Subject Shares are no longer in effect and can no longer become effective.

Section 2.4. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by such Shareholder of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to such Shareholder, other than any filings required under Section 13 or 16 of the Exchange Act, (b) if such Shareholder is not a natural person, breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of such Shareholder or any equivalent organizational or governing document of such Shareholder or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which such Shareholder is entitled under or the creation of a Lien on any of the assets of such Shareholder (i) pursuant to any Contract to which such Shareholder is a party or by which any property or assets of such Shareholder is bound or affected or (ii) under any Law to which such Shareholder is subject or Order binding upon or applicable to such Shareholder.

Section 2.5. Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates or (b) outstanding Orders to which such Shareholder or any of its Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

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Section 2.6. No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to the matters set forth in Section 1.1; or (c) deposited any of its Subject Shares into a separate voting trust or entered into a voting agreement with respect to any of its Subject Shares.

Section 2.7. Broker Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 2.8. Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent and Merger Sub hereby represent and warrant to the Shareholder as follows:

Section 3.1. Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on behalf of Parent and Merger Sub. No other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by Parent or Merger Sub of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to Parent or Merger Sub, other than any filings required under Section 13 or 16 of the Exchange Act, (b) breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any equivalent organizational or governing document of Parent or Merger Sub, or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (i) pursuant to any Contract to which Parent or Merger Sub is a party or by which any property or assets of Parent or Merger Sub is bound or affected or (ii) under any Law to which Parent or Merger Sub is subject or Order binding upon or applicable to Parent or Merger Sub.

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ARTICLE IV

Covenants of the Shareholder

The Shareholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder hereby agrees not to (a) take any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) other than with respect to Transfers (as defined below) to Affiliates of such Shareholder that are, or at or before the time of such Transfer agree to be, bound by this Agreement (and with respect to the Class B Shares, would not result in a conversion into Class A Shares), directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (whether by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation, assignment or similar disposition of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), its Subject Shares (each, a “Transfer”); (c) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to any matter addressed by this Agreement; or (d) deposit any of its Subject Shares into a separate voting trust or enter into a voting agreement with respect to any of its Subject Shares. Notwithstanding the foregoing, (A) any Shareholder that is a trust may Transfer Subject Shares to the beneficiaries of such trust if each transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement, and (B) any Shareholder may Transfer Subject Shares (1) to any member of such Shareholder’s immediate family, (2) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of such Shareholder’s immediate family, or (3) by will or under the laws of intestacy upon the death of such Shareholder; provided, that a Transfer referred to in clause (1) through (4) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Shareholder would be true and correct upon such Transfer and the transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that in no event shall any Shareholder Transfer or attempt to Transfer of any Class B Shares if such Transfer could result in the conversion of such Class B Shares into Class A Shares. If any involuntary Transfer of any of such Shareholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Shareholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Any attempted Transfer of Shares or any interest therein in violation of this Section 4.1 shall be null and void.

Section 4.2. Stop Transfer; Changes in Subject Shares. Such Shareholder hereby agrees with, and covenants to, Parent that (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. Notwithstanding any Transfer, such Shareholder shall remain liable for the performance of all of its obligations under this Agreement.

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Section 4.3. Additional Securities. In the event the Shareholder becomes a beneficial owner of (a) any Class A Shares, Class B Shares or any other equity securities of the Company, (b) any equity securities which may be converted into or exchanged for such Class A Shares, Class B Shares or other equity securities of the Company or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such Class A Shares, Class B Shares or other equity securities of the Company (collectively, “Additional Securities”), such Shareholder hereby agrees (x) to promptly notify Parent of the number and type of any Additional Securities acquired by such Shareholder after the date hereof, and (y) that the terms of this Agreement shall apply to all such Additional Securities as though owned by the Shareholder on the date of this Agreement.

Section 4.4. Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. Such Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Proxy Statement or any other disclosure document or filing with or notice to a Governmental Entity or Educational Agency in connection with the Merger or any of the Transactions, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents (other than any trust agreements, trust deeds, trust documents, trust instruments or similar documentation or information of such Shareholder). Such Shareholder hereby agrees to as promptly as practicable notify Parent of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.6. No Solicitation. Subject to Section 1.1(c), from the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder shall comply with the provisions of Sections 6.2(a), 6.2(b) and 6.2(h) of the Merger Agreement, mutatis mutandis, as if such Shareholder were the Company party thereto. Notwithstanding anything to the contrary in this Agreement, if the Company has received an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.2(c) of the Merger Agreement, such Shareholder may take the actions set forth in clauses (B) and (C) of Section 6.2(c) of the Merger Agreement as if such Shareholder were the Company party thereto.

Section 4.7. Waiver of Appraisal Rights. Until such time as this Agreement is terminated in accordance with Article V, the Shareholder hereby irrevocably and unconditionally agrees not to exercise any rights of appraisal or any dissenters’ rights (including under Section 10-1302 of the ARS) that such Shareholder may have with respect to its Class B Shares (whether under applicable legal requirements or otherwise) or could potentially have or acquire in connection with the Merger or the Transactions.

Section 4.8. No Groups. The Shareholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the Merger or the Transactions.

Section 4.9. Class B Shareholder Liability. Parent shall cause the Surviving Corporation, and each of the Company and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses as incurred) the Shareholder (including trustees, directors, officers,

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managers, employees or agents of such Shareholder) (each, an “Indemnified Person”), in each case, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding to the extent relating to (i) the adoption and approval of this Agreement, the Merger and the Transactions and (ii) actions to enforce this provision.

(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.9.

(c) The rights of each Indemnified Person under this Section 4.9 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 4.10. Further Assurances. From time to time and without additional consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the mutual written consent of each of the parties hereto and, at such time, this Agreement shall become null and void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party; provided, however, no such termination shall relieve any party from Liability arising out of or related to any willful or intentional breach of this Agreement prior to such termination; provided further, that the provisions set forth in this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or

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enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1.

(c) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.1(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, in its sole discretion, assign, by written notice to (but without the consent of) the Shareholder, any or all of its rights, interest and obligations under this Agreement to any of its Affiliates; and provided, further, that the Shareholder may assign this Agreement without the prior written consent of Parent to any of such Shareholder’s Affiliates in connection with a Transfer of Subject Shares to such entities as permitted by this Agreement; provided, however, that no such Transfer or assignment will relieve such Shareholder of its obligations under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

Section 6.3. Waivers and Amendments. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement executed and delivered by each party.

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Section 6.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

(a)	If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.
2000 Avenue of the Stars, Suite 510 N
Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy, which will not constitute notice for purposes hereof, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	John M. Scott and Brian Finnegan
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com
Facsimile:	(212) 492-0079

(b)	if to the Shareholder, to it at:

4835 E. Exeter Boulevard
Phoenix, AZ 85018
Email: peter@dakarinc.com
Facsimile: (602) 954-2112

with a copy, which will not constitute notice for purposes hereof, to:

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street
San Francisco, CA 94104
Attention:	Philip W. Peters
Email:	ppeters@fbm.com
Facsimile: (415) 954-4480

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.5. Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

Section 6.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other

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provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.8. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. When a reference is made in this Agreement to any “Section,” “Article” or “Schedule,” such reference shall be to such Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, such word shall be deemed to be followed by the words “without limitation”. Whenever the word “herein,” “hereof”, “hereunder” or other words of similar import are used in this Agreement, such words shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Whenever the word “or” is used in this Agreement, it shall be deemed to be disjunctive but not exclusive. Any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. All references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

Section 6.9. Shareholder Capacity. Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Class A Shares, Class B Shares or any other equity securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Voting and Support Agreement]

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APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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PETER V. SPERLING

By:	/s/ Peter V. Sperling
Name:	Peter V. Sperling

[Signature Page to Voting and Support Agreement]

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SCHEDULE I

Shareholder	Class A Shares	Class B Shares
Peter V. Sperling	107,801	1

Schedule I

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VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 7, 2016 (this “Agreement”), by and among AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apollo Education Group, Inc., an Arizona corporation (the “Company”) and Gregory W. Cappelli (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Class A Shares or Class B Shares, as applicable, as set forth opposite such Shareholder’s name on Schedule I (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree to enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the Merger and the Transactions and in furtherance thereof has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Article V, except to the extent waived in writing by Parent in its sole discretion, at any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, or at any adjournment, recess or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the shareholders of the Company with respect to the Merger and the Transactions is sought, the Shareholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted), in person or by proxy, all of such Shareholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger and the Transactions and (B) any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption and approval of the proposals in the preceding clause (i)(A), and (ii) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal; (B) any other merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries or any Company Joint Venture Entity and any other Person; (C) any amendment of the Company’s articles of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other agreement, action, transaction or proposal that (1) would reasonably be expected to

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result in (x) a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or (y) a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement, or (2) is intended, or would reasonably be expected, to prevent, or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the consummation of the Merger or any of the Transactions. Subject to the terms and conditions hereof, the Shareholder shall not enter into any Contract with any Person prior to the termination of this Agreement in accordance with Article V to vote in any manner inconsistent herewith. Such Shareholder shall retain at all times the right to vote the Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally (including, for the avoidance of doubt, regarding operational matters). Notwithstanding the foregoing, nothing in this Agreement shall require the Shareholder to vote or otherwise consent to any amendment to the Merger Agreement that would reasonably be expected to result in any decrease in the amount, or change to the form, of the Per Share Merger Consideration.

(b) At any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, the Shareholder shall, or shall direct the holder(s) of record of all of such Shareholder’s Subject Shares on any applicable record date to appear, in person or by proxy, at each such meeting or otherwise cause all of such Shareholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH SUCH SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(a) AND 1.1(b), THE SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT (AND ANY DESINGEE THEREOF) AS SUCH SHAREHOLDER’s PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL, SUBJECT TO SECTION 10-722(B) OF THE ARS, THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE GRANT OF THIS PROXY. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V.

(d) Nothing in this Agreement, including this Section 1.1 and Section 4.6, shall limit, restrict or otherwise affect any Shareholder or any Affiliate or designee of such Shareholder that serves as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity in acting in such Shareholder’s or Affiliate’s or designee’s capacity as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity and exercising such Shareholder’s or Affiliate’s or designee’s fiduciary duties and responsibilities as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants, with respect to the Subject Shares, to Parent and Merger Sub as to such Shareholder, as follows:

Section 2.1. Organization; Authority. Such Shareholder is either (a) a natural person or (b) a trust, duly organized and validly existing under the Laws of its jurisdiction of organization. Such Shareholder has all

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necessary power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement have been duly and validly authorized by all necessary action on behalf of such Shareholder. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2. Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, its Subject Shares, free and clear of all Liens (including any conditional sale or other title retention agreement and any restriction on the right to vote or dispose of any such Subject Shares), except (a) as provided in this Agreement, (b) pursuant to the Shareholder Agreement, (c) as described in the Company Reports, and (d) pursuant to any applicable restrictions on transfer under U.S. federal or state securities laws. The Subject Shares set forth opposite such Shareholder’s name on Schedule I constitute all of the Class A Shares, Class B Shares and any other equity or voting securities of the Company of any class beneficially owned by such Shareholder as of the date hereof. As of the date hereof, other than the Subject Shares set forth on Schedule I, such Shareholder does not own or hold, beneficially or otherwise, (i) any Shares or other securities of the Company or any interest therein, (ii) any options, warrants or other rights to acquire any additional shares of any class of the Company’s capital stock or securities of the Company or any interest therein, (iii) any security exercisable for or convertible into the Company’s capital stock or securities, or (iv) any voting rights with respect to any securities of the Company.

Section 2.3. Voting Power. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such powers, subject only to applicable securities laws and the terms of this Agreement. Any proxies given prior to the execution of this Agreement in respect of such Shareholder’s Subject Shares are no longer in effect and can no longer become effective.

Section 2.4. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by such Shareholder of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to such Shareholder, other than any filings required under Section 13 or 16 of the Exchange Act, (b) if such Shareholder is not a natural person, breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of such Shareholder or any equivalent organizational or governing document of such Shareholder or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which such Shareholder is entitled under or the creation of a Lien on any of the assets of such Shareholder (i) pursuant to any Contract to which such Shareholder is a party or by which any property or assets of such Shareholder is bound or affected or (ii) under any Law to which such Shareholder is subject or Order binding upon or applicable to such Shareholder.

Section 2.5. Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates or (b) outstanding Orders to which such Shareholder or any of its Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

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Section 2.6. No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to the matters set forth in Section 1.1; or (c) deposited any of its Subject Shares into a separate voting trust or entered into a voting agreement with respect to any of its Subject Shares.

Section 2.7. Broker Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 2.8. Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent and Merger Sub hereby represent and warrant to the Shareholder as follows:

Section 3.1. Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on behalf of Parent and Merger Sub. No other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by Parent or Merger Sub of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to Parent or Merger Sub, other than any filings required under Section 13 or 16 of the Exchange Act, (b) breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any equivalent organizational or governing document of Parent or Merger Sub, or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (i) pursuant to any Contract to which Parent or Merger Sub is a party or by which any property or assets of Parent or Merger Sub is bound or affected or (ii) under any Law to which Parent or Merger Sub is subject or Order binding upon or applicable to Parent or Merger Sub.

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ARTICLE IV

Covenants of the Shareholder

The Shareholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder hereby agrees not to (a) take any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) other than with respect to Transfers (as defined below) to Affiliates of such Shareholder that are, or at or before the time of such Transfer agree to be, bound by this Agreement (and with respect to the Class B Shares, would not result in a conversion into Class A Shares), directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (whether by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation, assignment or similar disposition of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), its Subject Shares (each, a “Transfer”); (c) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to any matter addressed by this Agreement; or (d) deposit any of its Subject Shares into a separate voting trust or enter into a voting agreement with respect to any of its Subject Shares. Notwithstanding the foregoing, (A) any Shareholder that is a trust may Transfer Subject Shares to the beneficiaries of such trust if each transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement, and (B) any Shareholder may Transfer Subject Shares (1) to any member of such Shareholder’s immediate family, (2) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of such Shareholder’s immediate family, or (3) by will or under the laws of intestacy upon the death of such Shareholder; provided, that a Transfer referred to in clause (1) through (4) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Shareholder would be true and correct upon such Transfer and the transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that in no event shall any Shareholder Transfer or attempt to Transfer of any Class B Shares if such Transfer could result in the conversion of such Class B Shares into Class A Shares. If any involuntary Transfer of any of such Shareholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Shareholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Any attempted Transfer of Shares or any interest therein in violation of this Section 4.1 shall be null and void.

Section 4.2. Stop Transfer; Changes in Subject Shares. Such Shareholder hereby agrees with, and covenants to, Parent that (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. Notwithstanding any Transfer, such Shareholder shall remain liable for the performance of all of its obligations under this Agreement.

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Section 4.3. Additional Securities. In the event the Shareholder becomes a beneficial owner of (a) any Class A Shares, Class B Shares or any other equity securities of the Company, (b) any equity securities which may be converted into or exchanged for such Class A Shares, Class B Shares or other equity securities of the Company or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such Class A Shares, Class B Shares or other equity securities of the Company (collectively, “Additional Securities”), such Shareholder hereby agrees (x) to promptly notify Parent of the number and type of any Additional Securities acquired by such Shareholder after the date hereof, and (y) that the terms of this Agreement shall apply to all such Additional Securities as though owned by the Shareholder on the date of this Agreement.

Section 4.4. Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. Such Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Proxy Statement or any other disclosure document or filing with or notice to a Governmental Entity or Educational Agency in connection with the Merger or any of the Transactions, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents (other than any trust agreements, trust deeds, trust documents, trust instruments or similar documentation or information of such Shareholder). Such Shareholder hereby agrees to as promptly as practicable notify Parent of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.6. No Solicitation. Subject to Section 1.1(c), from the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder shall comply with the provisions of Sections 6.2(a), 6.2(b) and 6.2(h) of the Merger Agreement, mutatis mutandis, as if such Shareholder were the Company party thereto. Notwithstanding anything to the contrary in this Agreement, if the Company has received an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.2(c) of the Merger Agreement, such Shareholder may take the actions set forth in clauses (B) and (C) of Section 6.2(c) of the Merger Agreement as if such Shareholder were the Company party thereto.

Section 4.7. No Groups. The Shareholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the Merger or the Transactions.

Section 4.8. Further Assurances. From time to time and without additional consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective

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Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the mutual written consent of each of the parties hereto and, at such time, this Agreement shall become null and void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party; provided, however, no such termination shall relieve any party from Liability arising out of or related to any willful or intentional breach of this Agreement prior to such termination; provided further, that the provisions set forth in this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1.

(c) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District

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Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.1(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, in its sole discretion, assign, by written notice to (but without the consent of) the Shareholder, any or all of its rights, interest and obligations under this Agreement to any of its Affiliates; and provided, further, that the Shareholder may assign this Agreement without the prior written consent of Parent to any of such Shareholder’s Affiliates in connection with a Transfer of Subject Shares to such entities as permitted by this Agreement; provided, however, that no such Transfer or assignment will relieve such Shareholder of its obligations under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

Section 6.3. Waivers and Amendments. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement executed and delivered by each party.

Section 6.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

(a)	If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.
2000 Avenue of the Stars, Suite 510 N
Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy, which will not constitute notice for purposes hereof, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	John M. Scott and Brian Finnegan
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com
Facsimile:	(212) 492-0079

(b)	if to the Shareholder, to:

227 W. Monroe St. Suite 3600 Chicago, IL 60606 Email: greg.cappelli@apollo.edu or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such

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notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.5. Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

Section 6.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.8. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. When a reference is made in this Agreement to any “Section,” “Article” or “Schedule,” such reference shall be to such Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, such word shall be deemed to be followed by the words “without limitation”. Whenever the word “herein,” “hereof”, “hereunder” or other words of similar import are used in this Agreement, such words shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Whenever the word “or” is used in this Agreement, it shall be deemed to be disjunctive but not exclusive. Any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. All references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

Section 6.9. Shareholder Capacity. Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any

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other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Class A Shares, Class B Shares or any other equity securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Voting and Support Agreement]

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APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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GREGORY W. CAPPELLI

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli

[Signature Page to Voting and Support Agreement]

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SCHEDULE I

Shareholder	Class A Shares	Class B Shares
Gregory W. Cappelli	1,297,314	0

Schedule I

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VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 7, 2016 (this “Agreement”), by and among AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apollo Education Group, Inc., an Arizona corporation (the “Company”) and the John Sperling 1994 Irrevocable Trust (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Class A Shares or Class B Shares, as applicable, as set forth opposite such Shareholder’s name on Schedule I (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree to enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the Merger and the Transactions and in furtherance thereof has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Article V, except to the extent waived in writing by Parent in its sole discretion, at any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, or at any adjournment, recess or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the shareholders of the Company with respect to the Merger and the Transactions is sought, the Shareholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted), in person or by proxy, all of such Shareholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger and the Transactions and (B) any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption and approval of the proposals in the preceding clause (i)(A), and (ii) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal; (B) any other merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries or any Company Joint Venture Entity and any other Person; (C) any amendment of the Company’s articles of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other agreement, action, transaction or proposal that (1) would reasonably be expected to

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result in (x) a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or (y) a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement, or (2) is intended, or would reasonably be expected, to prevent, or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the consummation of the Merger or any of the Transactions. Subject to the terms and conditions hereof, the Shareholder shall not enter into any Contract with any Person prior to the termination of this Agreement in accordance with Article V to vote in any manner inconsistent herewith. Such Shareholder shall retain at all times the right to vote the Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally (including, for the avoidance of doubt, regarding operational matters). Notwithstanding the foregoing, nothing in this Agreement shall require the Shareholder to vote or otherwise consent to any amendment to the Merger Agreement that would reasonably be expected to result in any decrease in the amount, or change to the form, of the Per Share Merger Consideration.

(b) At any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, the Shareholder shall, or shall direct the holder(s) of record of all of such Shareholder’s Subject Shares on any applicable record date to appear, in person or by proxy, at each such meeting or otherwise cause all of such Shareholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH SUCH SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(a) AND 1.1(b), THE SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT (AND ANY DESINGEE THEREOF) AS SUCH SHAREHOLDER’s PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL, SUBJECT TO SECTION 10-722(B) OF THE ARS, THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE GRANT OF THIS PROXY. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V.

(d) Nothing in this Agreement, including this Section 1.1 and Section 4.6, shall limit, restrict or otherwise affect any Shareholder or any Affiliate or designee of such Shareholder that serves as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity in acting in such Shareholder’s or Affiliate’s or designee’s capacity as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity and exercising such Shareholder’s or Affiliate’s or designee’s fiduciary duties and responsibilities as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants, with respect to the Subject Shares, to Parent and Merger Sub as to such Shareholder, as follows:

Section 2.1. Organization; Authority. Such Shareholder is either (a) a natural person or (b) a trust, duly organized and validly existing under the Laws of its jurisdiction of organization. Such Shareholder has all

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necessary power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement have been duly and validly authorized by all necessary action on behalf of such Shareholder. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2. Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, its Subject Shares, free and clear of all Liens (including any conditional sale or other title retention agreement and any restriction on the right to vote or dispose of any such Subject Shares), except (a) as provided in this Agreement, (b) pursuant to the Shareholder Agreement, (c) as described in the Company Reports, and (d) pursuant to any applicable restrictions on transfer under U.S. federal or state securities laws. The Subject Shares set forth opposite such Shareholder’s name on Schedule I constitute all of the Class A Shares, Class B Shares and any other equity or voting securities of the Company of any class beneficially owned by such Shareholder as of the date hereof. As of the date hereof, other than the Subject Shares set forth on Schedule I, such Shareholder does not own or hold, beneficially or otherwise, (i) any Shares or other securities of the Company or any interest therein, (ii) any options, warrants or other rights to acquire any additional shares of any class of the Company’s capital stock or securities of the Company or any interest therein, (iii) any security exercisable for or convertible into the Company’s capital stock or securities, or (iv) any voting rights with respect to any securities of the Company.

Section 2.3. Voting Power. The trustee of such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such powers, subject only to applicable securities laws and the terms of this Agreement. Any proxies given prior to the execution of this Agreement in respect of such Shareholder’s Subject Shares are no longer in effect and can no longer become effective.

Section 2.4. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by such Shareholder of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to such Shareholder, other than any filings required under Section 13 or 16 of the Exchange Act, (b) if such Shareholder is not a natural person, breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of such Shareholder or any equivalent organizational or governing document of such Shareholder or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which such Shareholder is entitled under or the creation of a Lien on any of the assets of such Shareholder (i) pursuant to any Contract to which such Shareholder is a party or by which any property or assets of such Shareholder is bound or affected or (ii) under any Law to which such Shareholder is subject or Order binding upon or applicable to such Shareholder.

Section 2.5. Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates or (b) outstanding Orders to which such Shareholder or any of its Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

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Section 2.6. No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to the matters set forth in Section 1.1; or (c) deposited any of its Subject Shares into a separate voting trust or entered into a voting agreement with respect to any of its Subject Shares.

Section 2.7. Broker Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 2.8. Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent and Merger Sub hereby represent and warrant to the Shareholder as follows:

Section 3.1. Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on behalf of Parent and Merger Sub. No other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by Parent or Merger Sub of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to Parent or Merger Sub, other than any filings required under Section 13 or 16 of the Exchange Act, (b) breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any equivalent organizational or governing document of Parent or Merger Sub, or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (i) pursuant to any Contract to which Parent or Merger Sub is a party or by which any property or assets of Parent or Merger Sub is bound or affected or (ii) under any Law to which Parent or Merger Sub is subject or Order binding upon or applicable to Parent or Merger Sub.

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ARTICLE IV

Covenants of the Shareholder

The Shareholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder hereby agrees not to (a) take any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) other than with respect to Transfers (as defined below) to Affiliates of such Shareholder that are, or at or before the time of such Transfer agree to be, bound by this Agreement (and with respect to the Class B Shares, would not result in a conversion into Class A Shares), directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (whether by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation, assignment or similar disposition of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), its Subject Shares (each, a “Transfer”); (c) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to any matter addressed by this Agreement; or (d) deposit any of its Subject Shares into a separate voting trust or enter into a voting agreement with respect to any of its Subject Shares. Notwithstanding the foregoing, (A) any Shareholder that is a trust may Transfer Subject Shares to the beneficiaries of such trust if each transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement, and (B) any Shareholder may Transfer Subject Shares (1) to any member of such Shareholder’s immediate family, (2) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of such Shareholder’s immediate family, or (3) by will or under the laws of intestacy upon the death of such Shareholder; provided, that a Transfer referred to in clause (1) through (4) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Shareholder would be true and correct upon such Transfer and the transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that in no event shall any Shareholder Transfer or attempt to Transfer of any Class B Shares if such Transfer could result in the conversion of such Class B Shares into Class A Shares. If any involuntary Transfer of any of such Shareholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Shareholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Any attempted Transfer of Shares or any interest therein in violation of this Section 4.1 shall be null and void.

Section 4.2. Stop Transfer; Changes in Subject Shares. Such Shareholder hereby agrees with, and covenants to, Parent that (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. Notwithstanding any Transfer, such Shareholder shall remain liable for the performance of all of its obligations under this Agreement.

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Section 4.3. Additional Securities. In the event the Shareholder becomes a beneficial owner of (a) any Class A Shares, Class B Shares or any other equity securities of the Company, (b) any equity securities which may be converted into or exchanged for such Class A Shares, Class B Shares or other equity securities of the Company or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such Class A Shares, Class B Shares or other equity securities of the Company (collectively, “Additional Securities”), such Shareholder hereby agrees (x) to promptly notify Parent of the number and type of any Additional Securities acquired by such Shareholder after the date hereof, and (y) that the terms of this Agreement shall apply to all such Additional Securities as though owned by the Shareholder on the date of this Agreement.

Section 4.4. Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. Such Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Proxy Statement or any other disclosure document or filing with or notice to a Governmental Entity or Educational Agency in connection with the Merger or any of the Transactions, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents (other than any trust agreements, trust deeds, trust documents, trust instruments or similar documentation or information of such Shareholder). Such Shareholder hereby agrees to as promptly as practicable notify Parent of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.6. No Solicitation. Subject to Section 1.1(c), from the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder shall comply with the provisions of Sections 6.2(a), 6.2(b) and 6.2(h) of the Merger Agreement, mutatis mutandis, as if such Shareholder were the Company party thereto. Notwithstanding anything to the contrary in this Agreement, if the Company has received an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.2(c) of the Merger Agreement, such Shareholder may take the actions set forth in clauses (B) and (C) of Section 6.2(c) of the Merger Agreement as if such Shareholder were the Company party thereto.

Section 4.7. No Groups. The Shareholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the Merger or the Transactions.

Section 4.8. Shareholder Liability. Parent shall cause the Surviving Corporation, and each of the Company and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses as incurred) the Shareholder (including trustees, directors, officers, managers, employees or agents of such Shareholder) (each, an “Indemnified Person”), in each case, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding to the extent relating to (i) the adoption and approval of this Agreement, the Merger and the Transactions and (ii) actions to enforce this provision.

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(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.8.

(c) The rights of each Indemnified Person under this Section 4.8 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 4.9. Further Assurances. From time to time and without additional consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the mutual written consent of each of the parties hereto and, at such time, this Agreement shall become null and void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party; provided, however, no such termination shall relieve any party from Liability arising out of or related to any willful or intentional breach of this Agreement prior to such termination; provided further, that the provisions set forth in this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent

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permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1.

(c) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.1(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, in its sole discretion, assign, by written notice to (but without the consent of) the Shareholder, any or all of its rights, interest and obligations under this Agreement to any of its Affiliates; and provided, further, that the Shareholder may assign this Agreement without the prior written consent of Parent to any of such Shareholder’s Affiliates in connection with a Transfer of Subject Shares to such entities as permitted by this Agreement; provided, however, that no such Transfer or assignment will relieve such Shareholder of its obligations under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

Section 6.3. Waivers and Amendments. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement executed and delivered by each party.

Section 6.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

(a) If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.

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2000 Avenue of the Stars, Suite 510 N
Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy, which will not constitute notice for purposes hereof, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	John M. Scott and Brian Finnegan
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com
Facsimile:	(212) 492-0079

(b) if to the Shareholder, to it at:

4835 E. Exeter Boulevard
Phoenix, AZ 85018
Email: peter@dakarinc.com
Facsimile: (602) 954-2112

with a copy, which will not constitute notice for purposes hereof, to:

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street
San Francisco, CA 94104
Attention:	Philip W. Peters
Email:	ppeters@fbm.com

Facsimile: (415) 954-4480

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.5. Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

Section 6.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application

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of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.8. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. When a reference is made in this Agreement to any “Section,” “Article” or “Schedule,” such reference shall be to such Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, such word shall be deemed to be followed by the words “without limitation”. Whenever the word “herein,” “hereof”, “hereunder” or other words of similar import are used in this Agreement, such words shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Whenever the word “or” is used in this Agreement, it shall be deemed to be disjunctive but not exclusive. Any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. All references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

Section 6.9. Shareholder Capacity. Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Class A Shares, Class B Shares or any other equity securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Voting and Support Agreement]

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APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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JOHN SPERLING 1994 IRREVOCABLE TRUST

By:	/s/ Peter V. Sperling
Name:	Peter V. Sperling
Title:	Sole Trustee

[Signature Page to Voting and Support Agreement]

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SCHEDULE I

Shareholder	Class A Shares	Class B Shares
John Sperling 1994 Irrevocable Trust	800,000	0

Schedule I

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VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 7, 2016 (this “Agreement”), by and among AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apollo Education Group, Inc., an Arizona corporation (the “Company”) and Aurora Foundation (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Class A Shares or Class B Shares, as applicable, as set forth opposite such Shareholder’s name on Schedule I (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree to enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the Merger and the Transactions and in furtherance thereof has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Article V, except to the extent waived in writing by Parent in its sole discretion, at any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, or at any adjournment, recess or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the shareholders of the Company with respect to the Merger and the Transactions is sought, the Shareholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted), in person or by proxy, all of such Shareholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger and the Transactions and (B) any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption and approval of the proposals in the preceding clause (i)(A), and (ii) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal; (B) any other merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries or any Company Joint Venture Entity and any other Person; (C) any amendment of the Company’s articles of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other agreement, action, transaction or proposal that (1) would reasonably be expected to

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result in (x) a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or (y) a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement, or (2) is intended, or would reasonably be expected, to prevent, or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the consummation of the Merger or any of the Transactions. Subject to the terms and conditions hereof, the Shareholder shall not enter into any Contract with any Person prior to the termination of this Agreement in accordance with Article V to vote in any manner inconsistent herewith. Such Shareholder shall retain at all times the right to vote the Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally (including, for the avoidance of doubt, regarding operational matters). Notwithstanding the foregoing, nothing in this Agreement shall require the Shareholder to vote or otherwise consent to any amendment to the Merger Agreement that would reasonably be expected to result in any decrease in the amount, or change to the form, of the Per Share Merger Consideration.

(b) At any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, the Shareholder shall, or shall direct the holder(s) of record of all of such Shareholder’s Subject Shares on any applicable record date to appear, in person or by proxy, at each such meeting or otherwise cause all of such Shareholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH SUCH SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(a) AND 1.1(b), THE SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT (AND ANY DESINGEE THEREOF) AS SUCH SHAREHOLDER’s PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL, SUBJECT TO SECTION 10-722(B) OF THE ARS, THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE GRANT OF THIS PROXY. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V.

(d) Nothing in this Agreement, including this Section 1.1 and Section 4.6, shall limit, restrict or otherwise affect any Shareholder or any Affiliate or designee of such Shareholder that serves as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity in acting in such Shareholder’s or Affiliate’s or designee’s capacity as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity and exercising such Shareholder’s or Affiliate’s or designee’s fiduciary duties and responsibilities as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants, with respect to the Subject Shares, to Parent and Merger Sub as to such Shareholder, as follows:

Section 2.1. Organization; Authority. Such Shareholder is either (a) a natural person or (b) a trust, duly organized and validly existing under the Laws of its jurisdiction of organization. Such Shareholder has all

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necessary power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement have been duly and validly authorized by all necessary action on behalf of such Shareholder. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2. Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, its Subject Shares, free and clear of all Liens (including any conditional sale or other title retention agreement and any restriction on the right to vote or dispose of any such Subject Shares), except (a) as provided in this Agreement, (b) pursuant to the Shareholder Agreement, (c) as described in the Company Reports, and (d) pursuant to any applicable restrictions on transfer under U.S. federal or state securities laws. The Subject Shares set forth opposite such Shareholder’s name on Schedule I constitute all of the Class A Shares, Class B Shares and any other equity or voting securities of the Company of any class beneficially owned by such Shareholder as of the date hereof. As of the date hereof, other than the Subject Shares set forth on Schedule I, such Shareholder does not own or hold, beneficially or otherwise, (i) any Shares or other securities of the Company or any interest therein, (ii) any options, warrants or other rights to acquire any additional shares of any class of the Company’s capital stock or securities of the Company or any interest therein, (iii) any security exercisable for or convertible into the Company’s capital stock or securities, or (iv) any voting rights with respect to any securities of the Company.

Section 2.3. Voting Power. The trustees of such Shareholder have sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such powers, subject only to applicable securities laws and the terms of this Agreement. Any proxies given prior to the execution of this Agreement in respect of such Shareholder’s Subject Shares are no longer in effect and can no longer become effective.

Section 2.4. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by such Shareholder of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to such Shareholder, other than any filings required under Section 13 or 16 of the Exchange Act, (b) if such Shareholder is not a natural person, breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of such Shareholder or any equivalent organizational or governing document of such Shareholder or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which such Shareholder is entitled under or the creation of a Lien on any of the assets of such Shareholder (i) pursuant to any Contract to which such Shareholder is a party or by which any property or assets of such Shareholder is bound or affected or (ii) under any Law to which such Shareholder is subject or Order binding upon or applicable to such Shareholder.

Section 2.5. Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates or (b) outstanding Orders to which such Shareholder or any of its Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

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Section 2.6. No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to the matters set forth in Section 1.1; or (c) deposited any of its Subject Shares into a separate voting trust or entered into a voting agreement with respect to any of its Subject Shares.

Section 2.7. Broker Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 2.8. Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent and Merger Sub hereby represent and warrant to the Shareholder as follows:

Section 3.1. Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on behalf of Parent and Merger Sub. No other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by Parent or Merger Sub of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to Parent or Merger Sub, other than any filings required under Section 13 or 16 of the Exchange Act, (b) breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any equivalent organizational or governing document of Parent or Merger Sub, or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (i) pursuant to any Contract to which Parent or Merger Sub is a party or by which any property or assets of Parent or Merger Sub is bound or affected or (ii) under any Law to which Parent or Merger Sub is subject or Order binding upon or applicable to Parent or Merger Sub.

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ARTICLE IV

Covenants of the Shareholder

The Shareholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder hereby agrees not to (a) take any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) other than with respect to Transfers (as defined below) to Affiliates of such Shareholder that are, or at or before the time of such Transfer agree to be, bound by this Agreement (and with respect to the Class B Shares, would not result in a conversion into Class A Shares), directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (whether by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation, assignment or similar disposition of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), its Subject Shares (each, a “Transfer”); (c) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to any matter addressed by this Agreement; or (d) deposit any of its Subject Shares into a separate voting trust or enter into a voting agreement with respect to any of its Subject Shares. Notwithstanding the foregoing, (A) any Shareholder that is a trust may Transfer Subject Shares to the beneficiaries of such trust if each transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement, and (B) any Shareholder may Transfer Subject Shares (1) to any member of such Shareholder’s immediate family, (2) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of such Shareholder’s immediate family, or (3) by will or under the laws of intestacy upon the death of such Shareholder; provided, that a Transfer referred to in clause (1) through (4) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Shareholder would be true and correct upon such Transfer and the transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that in no event shall any Shareholder Transfer or attempt to Transfer of any Class B Shares if such Transfer could result in the conversion of such Class B Shares into Class A Shares. If any involuntary Transfer of any of such Shareholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Shareholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Any attempted Transfer of Shares or any interest therein in violation of this Section 4.1 shall be null and void.

Section 4.2. Stop Transfer; Changes in Subject Shares. Such Shareholder hereby agrees with, and covenants to, Parent that (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. Notwithstanding any Transfer, such Shareholder shall remain liable for the performance of all of its obligations under this Agreement.

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Section 4.3. Additional Securities. In the event the Shareholder becomes a beneficial owner of (a) any Class A Shares, Class B Shares or any other equity securities of the Company, (b) any equity securities which may be converted into or exchanged for such Class A Shares, Class B Shares or other equity securities of the Company or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such Class A Shares, Class B Shares or other equity securities of the Company (collectively, “Additional Securities”), such Shareholder hereby agrees (x) to promptly notify Parent of the number and type of any Additional Securities acquired by such Shareholder after the date hereof, and (y) that the terms of this Agreement shall apply to all such Additional Securities as though owned by the Shareholder on the date of this Agreement.

Section 4.4. Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. Such Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Proxy Statement or any other disclosure document or filing with or notice to a Governmental Entity or Educational Agency in connection with the Merger or any of the Transactions, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents (other than any trust agreements, trust deeds, trust documents, trust instruments or similar documentation or information of such Shareholder). Such Shareholder hereby agrees to as promptly as practicable notify Parent of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.6. No Solicitation. Subject to Section 1.1(c), from the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder shall comply with the provisions of Sections 6.2(a), 6.2(b) and 6.2(h) of the Merger Agreement, mutatis mutandis, as if such Shareholder were the Company party thereto. Notwithstanding anything to the contrary in this Agreement, if the Company has received an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.2(c) of the Merger Agreement, such Shareholder may take the actions set forth in clauses (B) and (C) of Section 6.2(c) of the Merger Agreement as if such Shareholder were the Company party thereto.

Section 4.7. No Groups. The Shareholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the Merger or the Transactions.

Section 4.8. Shareholder Liability. Parent shall cause the Surviving Corporation, and each of the Company and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses as incurred) the Shareholder (including trustees, directors, officers, managers, employees or agents of such Shareholder) (each, an “Indemnified Person”), in each case, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding to the extent relating to (i) the adoption and approval of this Agreement, the Merger and the Transactions and (ii) actions to enforce this provision.

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(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.8.

(c) The rights of each Indemnified Person under this Section 4.8 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 4.9. Further Assurances. From time to time and without additional consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the mutual written consent of each of the parties hereto and, at such time, this Agreement shall become null and void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party; provided, however, no such termination shall relieve any party from Liability arising out of or related to any willful or intentional breach of this Agreement prior to such termination; provided further, that the provisions set forth in this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent

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permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1.

(c) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.1(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, in its sole discretion, assign, by written notice to (but without the consent of) the Shareholder, any or all of its rights, interest and obligations under this Agreement to any of its Affiliates; and provided, further, that the Shareholder may assign this Agreement without the prior written consent of Parent to any of such Shareholder’s Affiliates in connection with a Transfer of Subject Shares to such entities as permitted by this Agreement; provided, however, that no such Transfer or assignment will relieve such Shareholder of its obligations under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

Section 6.3. Waivers and Amendments. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement executed and delivered by each party.

Section 6.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

(a)	If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.

2000 Avenue of the Stars, Suite 510 N

Los Angeles, CA 90067

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Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy, which will not constitute notice for purposes hereof, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	John M. Scott and Brian Finnegan
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com
Facsimile:	(212) 492-0079

(b)	if to the Shareholder, to it at:

4835 E. Exeter Boulevard

Phoenix, AZ 85018

Email: peter@dakarinc.com

Facsimile: (602) 954-2112

with a copy, which will not constitute notice for purposes hereof, to:

Farella Braun + Martel LLP

Russ Building

235 Montgomery Street

San Francisco, CA 94104

Attention:	Philip W. Peters
Email:	ppeters@fbm.com

Facsimile: (415) 954-4480

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.5. Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

Section 6.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

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Section 6.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.8. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. When a reference is made in this Agreement to any “Section,” “Article” or “Schedule,” such reference shall be to such Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, such word shall be deemed to be followed by the words “without limitation”. Whenever the word “herein,” “hereof”, “hereunder” or other words of similar import are used in this Agreement, such words shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Whenever the word “or” is used in this Agreement, it shall be deemed to be disjunctive but not exclusive. Any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. All references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

Section 6.9. Shareholder Capacity. Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Class A Shares, Class B Shares or any other equity securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Voting and Support Agreement]

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APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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AURORA FOUNDATION

By:	/s/ Peter V. Sperling
Name:	Peter V. Sperling
Title:	Investment Trustee

[Signature Page to Voting and Support Agreement]

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SCHEDULE I

Shareholder	Class A Shares	Class B Shares
Aurora Foundation	946,036	0

Schedule I

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VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 7, 2016 (this “Agreement”), by and among AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apollo Education Group, Inc., an Arizona corporation (the “Company”) and San Roque School Charitable Trust (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Class A Shares or Class B Shares, as applicable, as set forth opposite such Shareholder’s name on Schedule I (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree to enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the Merger and the Transactions and in furtherance thereof has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Article V, except to the extent waived in writing by Parent in its sole discretion, at any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, or at any adjournment, recess or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the shareholders of the Company with respect to the Merger and the Transactions is sought, the Shareholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted), in person or by proxy, all of such Shareholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger and the Transactions and (B) any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption and approval of the proposals in the preceding clause (i)(A), and (ii) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal; (B) any other merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries or any Company Joint Venture Entity and any other Person; (C) any amendment of the Company’s articles of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other agreement, action, transaction or proposal that (1) would reasonably be expected to

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result in (x) a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or (y) a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement, or (2) is intended, or would reasonably be expected, to prevent, or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the consummation of the Merger or any of the Transactions. Subject to the terms and conditions hereof, the Shareholder shall not enter into any Contract with any Person prior to the termination of this Agreement in accordance with Article V to vote in any manner inconsistent herewith. Such Shareholder shall retain at all times the right to vote the Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally (including, for the avoidance of doubt, regarding operational matters). Notwithstanding the foregoing, nothing in this Agreement shall require the Shareholder to vote or otherwise consent to any amendment to the Merger Agreement that would reasonably be expected to result in any decrease in the amount, or change to the form, of the Per Share Merger Consideration.

(b) At any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, the Shareholder shall, or shall direct the holder(s) of record of all of such Shareholder’s Subject Shares on any applicable record date to appear, in person or by proxy, at each such meeting or otherwise cause all of such Shareholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH SUCH SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(a) AND 1.1(b), THE SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT (AND ANY DESINGEE THEREOF) AS SUCH SHAREHOLDER’s PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL, SUBJECT TO SECTION 10-722(B) OF THE ARS, THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE GRANT OF THIS PROXY. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V.

(d) Nothing in this Agreement, including this Section 1.1 and Section 4.6, shall limit, restrict or otherwise affect any Shareholder or any Affiliate or designee of such Shareholder that serves as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity in acting in such Shareholder’s or Affiliate’s or designee’s capacity as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity and exercising such Shareholder’s or Affiliate’s or designee’s fiduciary duties and responsibilities as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants, with respect to the Subject Shares, to Parent and Merger Sub as to such Shareholder, as follows:

Section 2.1. Organization; Authority. Such Shareholder is either (a) a natural person or (b) a trust, duly organized and validly existing under the Laws of its jurisdiction of organization. Such Shareholder has all

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necessary power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement have been duly and validly authorized by all necessary action on behalf of such Shareholder. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2. Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, its Subject Shares, free and clear of all Liens (including any conditional sale or other title retention agreement and any restriction on the right to vote or dispose of any such Subject Shares), except (a) as provided in this Agreement, (b) pursuant to the Shareholder Agreement, (c) as described in the Company Reports, and (d) pursuant to any applicable restrictions on transfer under U.S. federal or state securities laws. The Subject Shares set forth opposite such Shareholder’s name on Schedule I constitute all of the Class A Shares, Class B Shares and any other equity or voting securities of the Company of any class beneficially owned by such Shareholder as of the date hereof. As of the date hereof, other than the Subject Shares set forth on Schedule I, such Shareholder does not own or hold, beneficially or otherwise, (i) any Shares or other securities of the Company or any interest therein, (ii) any options, warrants or other rights to acquire any additional shares of any class of the Company’s capital stock or securities of the Company or any interest therein, (iii) any security exercisable for or convertible into the Company’s capital stock or securities, or (iv) any voting rights with respect to any securities of the Company.

Section 2.3. Voting Power. The trustee of such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such powers, subject only to applicable securities laws and the terms of this Agreement. Any proxies given prior to the execution of this Agreement in respect of such Shareholder’s Subject Shares are no longer in effect and can no longer become effective.

Section 2.4. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by such Shareholder of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to such Shareholder, other than any filings required under Section 13 or 16 of the Exchange Act, (b) if such Shareholder is not a natural person, breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of such Shareholder or any equivalent organizational or governing document of such Shareholder or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which such Shareholder is entitled under or the creation of a Lien on any of the assets of such Shareholder (i) pursuant to any Contract to which such Shareholder is a party or by which any property or assets of such Shareholder is bound or affected or (ii) under any Law to which such Shareholder is subject or Order binding upon or applicable to such Shareholder.

Section 2.5. Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates or (b) outstanding Orders to which such Shareholder or any of its Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

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Section 2.6. No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to the matters set forth in Section 1.1; or (c) deposited any of its Subject Shares into a separate voting trust or entered into a voting agreement with respect to any of its Subject Shares.

Section 2.7. Broker Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 2.8. Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent and Merger Sub hereby represent and warrant to the Shareholder as follows:

Section 3.1. Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on behalf of Parent and Merger Sub. No other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by Parent or Merger Sub of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to Parent or Merger Sub, other than any filings required under Section 13 or 16 of the Exchange Act, (b) breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any equivalent organizational or governing document of Parent or Merger Sub, or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (i) pursuant to any Contract to which Parent or Merger Sub is a party or by which any property or assets of Parent or Merger Sub is bound or affected or (ii) under any Law to which Parent or Merger Sub is subject or Order binding upon or applicable to Parent or Merger Sub.

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ARTICLE IV

Covenants of the Shareholder

The Shareholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder hereby agrees not to (a) take any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) other than with respect to Transfers (as defined below) to Affiliates of such Shareholder that are, or at or before the time of such Transfer agree to be, bound by this Agreement (and with respect to the Class B Shares, would not result in a conversion into Class A Shares), directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (whether by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation, assignment or similar disposition of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), its Subject Shares (each, a “Transfer”); (c) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to any matter addressed by this Agreement; or (d) deposit any of its Subject Shares into a separate voting trust or enter into a voting agreement with respect to any of its Subject Shares. Notwithstanding the foregoing, (A) any Shareholder that is a trust may Transfer Subject Shares to the beneficiaries of such trust if each transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement, and (B) any Shareholder may Transfer Subject Shares (1) to any member of such Shareholder’s immediate family, (2) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of such Shareholder’s immediate family, or (3) by will or under the laws of intestacy upon the death of such Shareholder; provided, that a Transfer referred to in clause (1) through (4) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Shareholder would be true and correct upon such Transfer and the transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that in no event shall any Shareholder Transfer or attempt to Transfer of any Class B Shares if such Transfer could result in the conversion of such Class B Shares into Class A Shares. If any involuntary Transfer of any of such Shareholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Shareholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Any attempted Transfer of Shares or any interest therein in violation of this Section 4.1 shall be null and void.

Section 4.2. Stop Transfer; Changes in Subject Shares. Such Shareholder hereby agrees with, and covenants to, Parent that (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. Notwithstanding any Transfer, such Shareholder shall remain liable for the performance of all of its obligations under this Agreement.

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Section 4.3. Additional Securities. In the event the Shareholder becomes a beneficial owner of (a) any Class A Shares, Class B Shares or any other equity securities of the Company, (b) any equity securities which may be converted into or exchanged for such Class A Shares, Class B Shares or other equity securities of the Company or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such Class A Shares, Class B Shares or other equity securities of the Company (collectively, “Additional Securities”), such Shareholder hereby agrees (x) to promptly notify Parent of the number and type of any Additional Securities acquired by such Shareholder after the date hereof, and (y) that the terms of this Agreement shall apply to all such Additional Securities as though owned by the Shareholder on the date of this Agreement.

Section 4.4. Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. Such Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Proxy Statement or any other disclosure document or filing with or notice to a Governmental Entity or Educational Agency in connection with the Merger or any of the Transactions, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents (other than any trust agreements, trust deeds, trust documents, trust instruments or similar documentation or information of such Shareholder). Such Shareholder hereby agrees to as promptly as practicable notify Parent of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.6. No Solicitation. Subject to Section 1.1(c), from the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder shall comply with the provisions of Sections 6.2(a), 6.2(b) and 6.2(h) of the Merger Agreement, mutatis mutandis, as if such Shareholder were the Company party thereto. Notwithstanding anything to the contrary in this Agreement, if the Company has received an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.2(c) of the Merger Agreement, such Shareholder may take the actions set forth in clauses (B) and (C) of Section 6.2(c) of the Merger Agreement as if such Shareholder were the Company party thereto.

Section 4.7. No Groups. The Shareholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the Merger or the Transactions.

Section 4.8. Shareholder Liability. Parent shall cause the Surviving Corporation, and each of the Company and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses as incurred) the Shareholder (including trustees, directors, officers, managers, employees or agents of such Shareholder) (each, an “Indemnified Person”), in each case, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding to the extent relating to (i) the adoption and approval of this Agreement, the Merger and the Transactions and (ii) actions to enforce this provision.

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(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.8.

(c) The rights of each Indemnified Person under this Section 4.8 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 4.9. Further Assurances. From time to time and without additional consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the mutual written consent of each of the parties hereto and, at such time, this Agreement shall become null and void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party; provided, however, no such termination shall relieve any party from Liability arising out of or related to any willful or intentional breach of this Agreement prior to such termination; provided further, that the provisions set forth in this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent

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permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1.

(c) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.1(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, in its sole discretion, assign, by written notice to (but without the consent of) the Shareholder, any or all of its rights, interest and obligations under this Agreement to any of its Affiliates; and provided, further, that the Shareholder may assign this Agreement without the prior written consent of Parent to any of such Shareholder’s Affiliates in connection with a Transfer of Subject Shares to such entities as permitted by this Agreement; provided, however, that no such Transfer or assignment will relieve such Shareholder of its obligations under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

Section 6.3. Waivers and Amendments. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement executed and delivered by each party.

Section 6.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

(a)	If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.
2000 Avenue of the Stars, Suite 510 N

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Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy, which will not constitute notice for purposes hereof, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	John M. Scott and Brian Finnegan
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com
Facsimile:	(212) 492-0079

(b)	if to the Shareholder, to it at:

4835 E. Exeter Boulevard
Phoenix, AZ 85018
Email: peter@dakarinc.com
Facsimile: (602) 954-2112

with a copy, which will not constitute notice for purposes hereof, to:

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street
San Francisco, CA 94104
Attention:	Philip W. Peters
Email:	ppeters@fbm.com
Facsimile: (415) 954-4480

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.5. Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

Section 6.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

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Section 6.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.8. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. When a reference is made in this Agreement to any “Section,” “Article” or “Schedule,” such reference shall be to such Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, such word shall be deemed to be followed by the words “without limitation”. Whenever the word “herein,” “hereof”, “hereunder” or other words of similar import are used in this Agreement, such words shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Whenever the word “or” is used in this Agreement, it shall be deemed to be disjunctive but not exclusive. Any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. All references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

Section 6.9. Shareholder Capacity. Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Class A Shares, Class B Shares or any other equity securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Voting and Support Agreement]

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APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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SAN ROQUE SCHOOL CHARITABLE TRUST

By:	/s/ Stephanie G. Sperling
Name:	Stephanie G. Sperling
Title:	Trustee

[Signature Page to Voting and Support Agreement]

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SCHEDULE I

Shareholder	Class A Shares	Class B Shares
San Roque School Charitable Trust	100,000	0

Schedule I

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VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 7, 2016 (this “Agreement”), by and among AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apollo Education Group, Inc., an Arizona corporation (the “Company”) and the Peter Sperling Voting Stock Trust (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Class A Shares or Class B Shares, as applicable, as set forth opposite such Shareholder’s name on Schedule I (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree to enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the Merger and the Transactions and in furtherance thereof has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Article V, except to the extent waived in writing by Parent in its sole discretion, at any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, or at any adjournment, recess or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the shareholders of the Company with respect to the Merger and the Transactions is sought, the Shareholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted), in person or by proxy, all of such Shareholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger and the Transactions and (B) any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption and approval of the proposals in the preceding clause (i)(A), and (ii) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal; (B) any other merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries or any Company Joint Venture Entity and any other Person; (C) any amendment of the Company’s articles of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other agreement, action, transaction or proposal that (1) would reasonably be expected to

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result in (x) a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or (y) a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement, or (2) is intended, or would reasonably be expected, to prevent, or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the consummation of the Merger or any of the Transactions. Subject to the terms and conditions hereof, the Shareholder shall not enter into any Contract with any Person prior to the termination of this Agreement in accordance with Article V to vote in any manner inconsistent herewith. Such Shareholder shall retain at all times the right to vote the Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally (including, for the avoidance of doubt, regarding operational matters). Notwithstanding the foregoing, nothing in this Agreement shall require the Shareholder to vote or otherwise consent to any amendment to the Merger Agreement that would reasonably be expected to result in any decrease in the amount, or change to the form, of the Per Share Merger Consideration.

(b) At any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, the Shareholder shall, or shall direct the holder(s) of record of all of such Shareholder’s Subject Shares on any applicable record date to appear, in person or by proxy, at each such meeting or otherwise cause all of such Shareholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH SUCH SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(a) AND 1.1(b), THE SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT (AND ANY DESINGEE THEREOF) AS SUCH SHAREHOLDER’s PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL, SUBJECT TO SECTION 10-722(B) OF THE ARS, THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE GRANT OF THIS PROXY. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V.

(d) Nothing in this Agreement, including this Section 1.1 and Section 4.6, shall limit, restrict or otherwise affect any Shareholder or any Affiliate or designee of such Shareholder that serves as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity in acting in such Shareholder’s or Affiliate’s or designee’s capacity as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity and exercising such Shareholder’s or Affiliate’s or designee’s fiduciary duties and responsibilities as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants, with respect to the Subject Shares, to Parent and Merger Sub as to such Shareholder, as follows:

Section 2.1. Organization; Authority. Such Shareholder is either (a) a natural person or (b) a trust, duly organized and validly existing under the Laws of its jurisdiction of organization. Such Shareholder has all

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necessary power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement have been duly and validly authorized by all necessary action on behalf of such Shareholder. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2. Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, its Subject Shares, free and clear of all Liens (including any conditional sale or other title retention agreement and any restriction on the right to vote or dispose of any such Subject Shares), except (a) as provided in this Agreement, (b) pursuant to the Shareholder Agreement, (c) as described in the Company Reports, and (d) pursuant to any applicable restrictions on transfer under U.S. federal or state securities laws. The Subject Shares set forth opposite such Shareholder’s name on Schedule I constitute all of the Class A Shares, Class B Shares and any other equity or voting securities of the Company of any class beneficially owned by such Shareholder as of the date hereof. As of the date hereof, other than the Subject Shares set forth on Schedule I, such Shareholder does not own or hold, beneficially or otherwise, (i) any Shares or other securities of the Company or any interest therein, (ii) any options, warrants or other rights to acquire any additional shares of any class of the Company’s capital stock or securities of the Company or any interest therein, (iii) any security exercisable for or convertible into the Company’s capital stock or securities, or (iv) any voting rights with respect to any securities of the Company.

Section 2.3. Voting Power. The trustee of such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such powers, subject only to applicable securities laws and the terms of this Agreement. Any proxies given prior to the execution of this Agreement in respect of such Shareholder’s Subject Shares are no longer in effect and can no longer become effective.

Section 2.4. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by such Shareholder of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to such Shareholder, other than any filings required under Section 13 or 16 of the Exchange Act, (b) if such Shareholder is not a natural person, breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of such Shareholder or any equivalent organizational or governing document of such Shareholder or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which such Shareholder is entitled under or the creation of a Lien on any of the assets of such Shareholder (i) pursuant to any Contract to which such Shareholder is a party or by which any property or assets of such Shareholder is bound or affected or (ii) under any Law to which such Shareholder is subject or Order binding upon or applicable to such Shareholder.

Section 2.5. Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates or (b) outstanding Orders to which such Shareholder or any of its Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

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Section 2.6. No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to the matters set forth in Section 1.1; or (c) deposited any of its Subject Shares into a separate voting trust or entered into a voting agreement with respect to any of its Subject Shares.

Section 2.7. Broker Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 2.8. Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent and Merger Sub hereby represent and warrant to the Shareholder as follows:

Section 3.1. Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on behalf of Parent and Merger Sub. No other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by Parent or Merger Sub of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to Parent or Merger Sub, other than any filings required under Section 13 or 16 of the Exchange Act, (b) breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any equivalent organizational or governing document of Parent or Merger Sub, or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (i) pursuant to any Contract to which Parent or Merger Sub is a party or by which any property or assets of Parent or Merger Sub is bound or affected or (ii) under any Law to which Parent or Merger Sub is subject or Order binding upon or applicable to Parent or Merger Sub.

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ARTICLE IV

Covenants of the Shareholder

The Shareholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder hereby agrees not to (a) take any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) other than with respect to Transfers (as defined below) to Affiliates of such Shareholder that are, or at or before the time of such Transfer agree to be, bound by this Agreement (and with respect to the Class B Shares, would not result in a conversion into Class A Shares), directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (whether by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation, assignment or similar disposition of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), its Subject Shares (each, a “Transfer”); (c) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to any matter addressed by this Agreement; or (d) deposit any of its Subject Shares into a separate voting trust or enter into a voting agreement with respect to any of its Subject Shares. Notwithstanding the foregoing, (A) any Shareholder that is a trust may Transfer Subject Shares to the beneficiaries of such trust if each transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement, and (B) any Shareholder may Transfer Subject Shares (1) to any member of such Shareholder’s immediate family, (2) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of such Shareholder’s immediate family, or (3) by will or under the laws of intestacy upon the death of such Shareholder; provided, that a Transfer referred to in clause (1) through (4) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Shareholder would be true and correct upon such Transfer and the transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that in no event shall any Shareholder Transfer or attempt to Transfer of any Class B Shares if such Transfer could result in the conversion of such Class B Shares into Class A Shares. If any involuntary Transfer of any of such Shareholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Shareholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Any attempted Transfer of Shares or any interest therein in violation of this Section 4.1 shall be null and void.

Section 4.2. Stop Transfer; Changes in Subject Shares. Such Shareholder hereby agrees with, and covenants to, Parent that (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. Notwithstanding any Transfer, such Shareholder shall remain liable for the performance of all of its obligations under this Agreement.

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Section 4.3. Additional Securities. In the event the Shareholder becomes a beneficial owner of (a) any Class A Shares, Class B Shares or any other equity securities of the Company, (b) any equity securities which may be converted into or exchanged for such Class A Shares, Class B Shares or other equity securities of the Company or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such Class A Shares, Class B Shares or other equity securities of the Company (collectively, “Additional Securities”), such Shareholder hereby agrees (x) to promptly notify Parent of the number and type of any Additional Securities acquired by such Shareholder after the date hereof, and (y) that the terms of this Agreement shall apply to all such Additional Securities as though owned by the Shareholder on the date of this Agreement.

Section 4.4. Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. Such Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Proxy Statement or any other disclosure document or filing with or notice to a Governmental Entity or Educational Agency in connection with the Merger or any of the Transactions, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents (other than any trust agreements, trust deeds, trust documents, trust instruments or similar documentation or information of such Shareholder). Such Shareholder hereby agrees to as promptly as practicable notify Parent of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.6. No Solicitation. Subject to Section 1.1(c), from the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder shall comply with the provisions of Sections 6.2(a), 6.2(b) and 6.2(h) of the Merger Agreement, mutatis mutandis, as if such Shareholder were the Company party thereto. Notwithstanding anything to the contrary in this Agreement, if the Company has received an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.2(c) of the Merger Agreement, such Shareholder may take the actions set forth in clauses (B) and (C) of Section 6.2(c) of the Merger Agreement as if such Shareholder were the Company party thereto.

Section 4.7. Waiver of Appraisal Rights. Until such time as this Agreement is terminated in accordance with Article V, the Shareholder hereby irrevocably and unconditionally agrees not to exercise any rights of appraisal or any dissenters’ rights (including under Section 10-1302 of the ARS) that such Shareholder may have with respect to its Class B Shares (whether under applicable legal requirements or otherwise) or could potentially have or acquire in connection with the Merger or the Transactions.

Section 4.8. No Groups. The Shareholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the Merger or the Transactions.

Section 4.9. Class B Shareholder Liability. Parent shall cause the Surviving Corporation, and each of the Company and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses as incurred) the Shareholder (including the trustee, directors,

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officers, managers, employees or agents of such Shareholder) (each, an “Indemnified Person”), in each case, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding to the extent relating to (i) the adoption and approval of this Agreement, the Merger and the Transactions and (ii) actions to enforce this provision.

(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.9.

(c) The rights of each Indemnified Person under this Section 4.9 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 4.10. Further Assurances. From time to time and without additional consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the mutual written consent of each of the parties hereto and, at such time, this Agreement shall become null and void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party; provided, however, no such termination shall relieve any party from Liability arising out of or related to any willful or intentional breach of this Agreement prior to such termination; provided further, that the provisions set forth in this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the

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Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1.

(c) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.1(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, in its sole discretion, assign, by written notice to (but without the consent of) the Shareholder, any or all of its rights, interest and obligations under this Agreement to any of its Affiliates; and provided, further, that the Shareholder may assign this Agreement without the prior written consent of Parent to any of such Shareholder’s Affiliates in connection with a Transfer of Subject Shares to such entities as permitted by this Agreement; provided, however, that no such Transfer or assignment will relieve such Shareholder of its obligations under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

Section 6.3. Waivers and Amendments. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement executed and delivered by each party.

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Section 6.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

(a)	If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.
2000 Avenue of the Stars, Suite 510 N
Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy, which will not constitute notice for purposes hereof, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	John M. Scott and Brian Finnegan
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com
Facsimile:	(212) 492-0079

(b)	if to the Shareholder, to it at:

4835 E. Exeter Boulevard
Phoenix, AZ 85018
Email: peter@dakarinc.com
Facsimile: (602) 954-2112

with a copy, which will not constitute notice for purposes hereof, to:

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street
San Francisco, CA 94104
Attention:	Philip W. Peters
Email:	ppeters@fbm.com
Facsimile:	(415) 954-4480

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.5. Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

Section 6.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any

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circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.8. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. When a reference is made in this Agreement to any “Section,” “Article” or “Schedule,” such reference shall be to such Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, such word shall be deemed to be followed by the words “without limitation”. Whenever the word “herein,” “hereof”, “hereunder” or other words of similar import are used in this Agreement, such words shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Whenever the word “or” is used in this Agreement, it shall be deemed to be disjunctive but not exclusive. Any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. All references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

Section 6.9. Shareholder Capacity. Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Class A Shares, Class B Shares or any other equity securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Voting and Support Agreement]

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APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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PETER SPERLING VOTING STOCK TRUST NO. 1

By:	/s/ Peter V. Sperling
Name:	Peter V. Sperling
Title:	Trustee

[Signature Page to Voting and Support Agreement]

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SCHEDULE I

Shareholder	Class A Shares	Class B Shares
Peter Sperling Voting Stock Trust	0	232,067

Schedule I

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VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of February 7, 2016 (this “Agreement”), by and among AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apollo Education Group, Inc., an Arizona corporation (the “Company”) and Apollo Class B Voting Stock Trust No. 1 (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Class A Shares or Class B Shares, as applicable, as set forth opposite such Shareholder’s name on Schedule I (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder agree to enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the Merger and the Transactions and in furtherance thereof has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Article V, except to the extent waived in writing by Parent in its sole discretion, at any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, or at any adjournment, recess or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the shareholders of the Company with respect to the Merger and the Transactions is sought, the Shareholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted), in person or by proxy, all of such Shareholder’s Subject Shares: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger and the Transactions and (B) any proposal to adjourn or postpone any meeting of the shareholders of the Company to a later date if there are not sufficient votes for adoption and approval of the proposals in the preceding clause (i)(A), and (ii) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal; (B) any other merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving the Company, any of its Subsidiaries or any Company Joint Venture Entity and any other Person; (C) any amendment of the Company’s articles of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other agreement, action, transaction or proposal that (1) would reasonably be expected to

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result in (x) a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or (y) a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder contained in this Agreement, or (2) is intended, or would reasonably be expected, to prevent, or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the consummation of the Merger or any of the Transactions. Subject to the terms and conditions hereof, the Shareholder shall not enter into any Contract with any Person prior to the termination of this Agreement in accordance with Article V to vote in any manner inconsistent herewith. Such Shareholder shall retain at all times the right to vote the Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally (including, for the avoidance of doubt, regarding operational matters). Notwithstanding the foregoing, nothing in this Agreement shall require the Shareholder to vote or otherwise consent to any amendment to the Merger Agreement that would reasonably be expected to result in any decrease in the amount, or change to the form, of the Per Share Merger Consideration.

(b) At any meeting of the shareholders of the Company (including the Shareholders Meeting), however called, the Shareholder shall, or shall direct the holder(s) of record of all of such Shareholder’s Subject Shares on any applicable record date to appear, in person or by proxy, at each such meeting or otherwise cause all of such Shareholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE SHAREHOLDER TO ACT IN ACCORDANCE WITH SUCH SHAREHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(a) AND 1.1(b), THE SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS PARENT (AND ANY DESINGEE THEREOF) AS SUCH SHAREHOLDER’s PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH SHAREHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL, SUBJECT TO SECTION 10-722(B) OF THE ARS, THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH SHAREHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE SHAREHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE GRANT OF THIS PROXY. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE V.

(d) Nothing in this Agreement, including this Section 1.1 and Section 4.6, shall limit, restrict or otherwise affect any Shareholder or any Affiliate or designee of such Shareholder that serves as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity in acting in such Shareholder’s or Affiliate’s or designee’s capacity as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity and exercising such Shareholder’s or Affiliate’s or designee’s fiduciary duties and responsibilities as an officer or a member of the board of directors of the Company, any of its Subsidiaries or any Company Joint Venture Entity.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants, with respect to the Subject Shares, to Parent and Merger Sub as to such Shareholder, as follows:

Section 2.1. Organization; Authority. Such Shareholder is either (a) a natural person or (b) a trust, duly organized and validly existing under the Laws of its jurisdiction of organization. Such Shareholder has all

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necessary power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Shareholder of this Agreement have been duly and validly authorized by all necessary action on behalf of such Shareholder. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2. Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, its Subject Shares, free and clear of all Liens (including any conditional sale or other title retention agreement and any restriction on the right to vote or dispose of any such Subject Shares), except (a) as provided in this Agreement, (b) pursuant to the Shareholder Agreement, (c) as described in the Company Reports, and (d) pursuant to any applicable restrictions on transfer under U.S. federal or state securities laws. The Subject Shares set forth opposite such Shareholder’s name on Schedule I constitute all of the Class A Shares, Class B Shares and any other equity or voting securities of the Company of any class beneficially owned by such Shareholder as of the date hereof. As of the date hereof, other than the Subject Shares set forth on Schedule I, such Shareholder does not own or hold, beneficially or otherwise, (i) any Shares or other securities of the Company or any interest therein, (ii) any options, warrants or other rights to acquire any additional shares of any class of the Company’s capital stock or securities of the Company or any interest therein, (iii) any security exercisable for or convertible into the Company’s capital stock or securities, or (iv) any voting rights with respect to any securities of the Company.

Section 2.3. Voting Power. The trustees of such Shareholder have sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such powers, subject only to applicable securities laws and the terms of this Agreement. Any proxies given prior to the execution of this Agreement in respect of such Shareholder’s Subject Shares are no longer in effect and can no longer become effective.

Section 2.4. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by such Shareholder of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to such Shareholder, other than any filings required under Section 13 or 16 of the Exchange Act, (b) if such Shareholder is not a natural person, breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of such Shareholder or any equivalent organizational or governing document of such Shareholder or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which such Shareholder is entitled under or the creation of a Lien on any of the assets of such Shareholder (i) pursuant to any Contract to which such Shareholder is a party or by which any property or assets of such Shareholder is bound or affected or (ii) under any Law to which such Shareholder is subject or Order binding upon or applicable to such Shareholder.

Section 2.5. Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates or (b) outstanding Orders to which such Shareholder or any of its Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by such Shareholder of its obligations under this Agreement.

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Section 2.6. No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (a) taken any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in this Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to the matters set forth in Section 1.1; or (c) deposited any of its Subject Shares into a separate voting trust or entered into a voting agreement with respect to any of its Subject Shares.

Section 2.7. Broker Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 2.8. Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent and Merger Sub hereby represent and warrant to the Shareholder as follows:

Section 3.1. Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on behalf of Parent and Merger Sub. No other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2. Government Consents and Approvals; No Conflicts or Violations. The execution, delivery and performance by Parent or Merger Sub of this Agreement will not (with or without notice or lapse of time, or both): (a) require any License or any filing, notice, report, consent, registration, approval, permit or authorization to be made with or obtained from any Governmental Entity with respect to Parent or Merger Sub, other than any filings required under Section 13 or 16 of the Exchange Act, (b) breach, violate or conflict with or result in a default under any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any equivalent organizational or governing document of Parent or Merger Sub, or (c) require any approval or consent under, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, with or without notice or lapse of time or both, would result in a breach, violation, conflict or default under or the creation of any obligations under or accelerate or permit the acceleration of or maturity of any performance required under, or result in the modification, cancellation or termination of, or give any Person the right to modify, cancel or terminate, or result in the loss of any benefit to which Parent or Merger Sub is entitled under or the creation of a Lien on any of the assets of Parent or Merger Sub (i) pursuant to any Contract to which Parent or Merger Sub is a party or by which any property or assets of Parent or Merger Sub is bound or affected or (ii) under any Law to which Parent or Merger Sub is subject or Order binding upon or applicable to Parent or Merger Sub.

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ARTICLE IV

Covenants of the Shareholder

The Shareholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder hereby agrees not to (a) take any action that would or would reasonably be expected to (i) constitute a breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article II untrue or incorrect or (iii) have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; (b) other than with respect to Transfers (as defined below) to Affiliates of such Shareholder that are, or at or before the time of such Transfer agree to be, bound by this Agreement (and with respect to the Class B Shares, would not result in a conversion into Class A Shares), directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (whether by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation, assignment or similar disposition of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), its Subject Shares (each, a “Transfer”); (c) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares with respect to any matter addressed by this Agreement; or (d) deposit any of its Subject Shares into a separate voting trust or enter into a voting agreement with respect to any of its Subject Shares. Notwithstanding the foregoing, (A) any Shareholder that is a trust may Transfer Subject Shares to the beneficiaries of such trust if each transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement, and (B) any Shareholder may Transfer Subject Shares (1) to any member of such Shareholder’s immediate family, (2) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of such Shareholder’s immediate family, or (3) by will or under the laws of intestacy upon the death of such Shareholder; provided, that a Transfer referred to in clause (1) through (4) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Shareholder would be true and correct upon such Transfer and the transferee agrees in advance in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that in no event shall any Shareholder Transfer or attempt to Transfer of any Class B Shares if such Transfer could result in the conversion of such Class B Shares into Class A Shares. If any involuntary Transfer of any of such Shareholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Shareholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Any attempted Transfer of Shares or any interest therein in violation of this Section 4.1 shall be null and void.

Section 4.2. Stop Transfer; Changes in Subject Shares. Such Shareholder hereby agrees with, and covenants to, Parent that (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. Notwithstanding any Transfer, such Shareholder shall remain liable for the performance of all of its obligations under this Agreement.

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Section 4.3. Additional Securities. In the event the Shareholder becomes a beneficial owner of (a) any Class A Shares, Class B Shares or any other equity securities of the Company, (b) any equity securities which may be converted into or exchanged for such Class A Shares, Class B Shares or other equity securities of the Company or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such Class A Shares, Class B Shares or other equity securities of the Company (collectively, “Additional Securities”), such Shareholder hereby agrees (x) to promptly notify Parent of the number and type of any Additional Securities acquired by such Shareholder after the date hereof, and (y) that the terms of this Agreement shall apply to all such Additional Securities as though owned by the Shareholder on the date of this Agreement.

Section 4.4. Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. Such Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Proxy Statement or any other disclosure document or filing with or notice to a Governmental Entity or Educational Agency in connection with the Merger or any of the Transactions, and (b) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents (other than any trust agreements, trust deeds, trust documents, trust instruments or similar documentation or information of such Shareholder). Such Shareholder hereby agrees to as promptly as practicable notify Parent of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.6. No Solicitation. Subject to Section 1.1(c), from the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article V), such Shareholder shall comply with the provisions of Sections 6.2(a), 6.2(b) and 6.2(h) of the Merger Agreement, mutatis mutandis, as if such Shareholder were the Company party thereto. Notwithstanding anything to the contrary in this Agreement, if the Company has received an unsolicited bona fide written Acquisition Proposal in accordance with Section 6.2(c) of the Merger Agreement, such Shareholder may take the actions set forth in clauses (B) and (C) of Section 6.2(c) of the Merger Agreement as if such Shareholder were the Company party thereto.

Section 4.7. Waiver of Appraisal Rights. Until such time as this Agreement is terminated in accordance with Article V, the Shareholder hereby irrevocably and unconditionally agrees not to exercise any rights of appraisal or any dissenters’ rights (including under Section 10-1302 of the ARS) that such Shareholder may have with respect to its Class B Shares (whether under applicable legal requirements or otherwise) or could potentially have or acquire in connection with the Merger or the Transactions.

Section 4.8. No Groups. The Shareholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of the Company for the purpose of opposing or competing with the Merger or the Transactions.

Section 4.9. Cooperation. The Shareholder shall use commercially reasonable efforts to cooperate with the Company, at the Company’s expense, in connection with the Company’s efforts to make any filings, notices, reports, consents, registrations, approvals, permits or authorizations required to be made with, or obtained from, any Governmental Entity in connection with the Merger and the Transactions (including any Educational

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Consent), and shall promptly provide to the Company any information regarding such Shareholder and its trustees and such other matters as may be reasonably necessary or advisable in connection with the Trust Regulatory Filings (as defined in Section 6.1).

Section 4.10. Class B Shareholder Liability. Parent shall cause the Surviving Corporation, and each of the Company and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses as incurred) the Shareholder (including trustees, directors, officers, managers, employees or agents of such Shareholder) (each, an “Indemnified Person”), in each case, to the fullest extent permitted by applicable Law, against any Liabilities (including reasonable attorneys’ fees) incurred in connection with any Proceeding to the extent relating to (i) the adoption and approval of this Agreement, the Merger and the Transactions and (ii) actions to enforce this provision. For the avoidance of doubt, the term “Indemnified Person” includes the Apollo Class B Voting Stock Trust No. 1 and the current trustees of said trusts as of the date of this Agreement (who are Peter Sperling, Terri Bishop and Darby Shupp) and as of the Effective Time.

(b) For not less than six (6) years from and after the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the Apollo Class B Voting Stock Trust No. 1 and its trustees, as of the date of this Agreement and as of the Effective Time, insurance and indemnification policies that provide coverage for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the coverage provided under that certain Primary Management Liability Insurance Policy, No. DOP100005188701, issued by Endurance American Insurance Company for the period September 1, 2015 to September 1, 2016 and that certain Excess Policy, No. ELU140617-15, issued by XL Specialty Insurance Company for the same period (collectively, “Management Liability Insurance”) in favor of the Apollo Class B Voting Stock Trust No. 1 and its trustees or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Surviving Corporation shall not be required to pay an annual premium for Management Liability Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement with respect to the Management Liability Insurance, but in such case shall purchase as much coverage as is available for such amount (the maximum amount of the aggregate annual premium over such six (6) year term, the “Maximum Premium”). In lieu of the foregoing, at or prior to the Effective Time, the Company may, or if requested by Parent, the Company shall, obtain prepaid policies, which policies provide such Indemnified Persons with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement, the Merger and the Transactions; provided, that the Company shall not spend in excess of the Maximum Premium to obtain such prepaid policies. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.10.

(d) The rights of each Indemnified Person under this Section 4.10 shall be in addition to any rights such Person may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under Arizona Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

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Section 4.11. Further Assurances. From time to time and without additional consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the mutual written consent of each of the parties hereto and, at such time, this Agreement shall become null and void and of no further force and effect and there shall be no Liability or obligation hereunder on the part of any party; provided, however, no such termination shall relieve any party from Liability arising out of or related to any willful or intentional breach of this Agreement prior to such termination; provided further, that the provisions set forth in this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Filing Authorization. The Shareholder hereby authorizes and directs the Company, at the Company’s expense, to file on behalf of the Shareholder (i) subject to the terms and conditions set forth in the Merger Agreement, a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), with respect to the Merger and the Transactions; (ii) any filings or submissions in connection with any Educational Consents; and (iii) any filings, notices, reports, consents, registrations, approvals, permits or authorizations required to be made with, or obtained from, any Governmental Entity in connection with the execution, delivery and performance of the Merger Agreement by the Company or the consummation of the Merger and the Transactions (collectively, the “Trust Regulatory Filings”), provided, that prior to making any such Trust Regulatory Filing, the Company shall consult with the Shareholder regarding such Trust Regulatory Filing and give the Shareholder a reasonable opportunity to review and comment thereon and the Company shall consider any such comments.

Section 6.2. Governing Law.

(a) EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York or, if such Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent

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permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.2.

(c) The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York or, if said Supreme Court shall lack subject matter jurisdiction, the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.2(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.3. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, in its sole discretion, assign, by written notice to (but without the consent of) the Shareholder, any or all of its rights, interest and obligations under this Agreement to any of its Affiliates; and provided, further, that the Shareholder may assign this Agreement without the prior written consent of Parent to any of such Shareholder’s Affiliates in connection with a Transfer of Subject Shares to such entities as permitted by this Agreement; provided, however, that no such Transfer or assignment will relieve such Shareholder of its obligations under this Agreement. Any purported assignment in violation of this Agreement shall be null and void.

Section 6.4. Waivers and Amendments. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify, supplement or amend this Agreement, solely by a written agreement executed and delivered by each party.

Section 6.5. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested and postage prepaid), by facsimile, email or overnight courier (with proof of service):

(a)	If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.
2000 Avenue of the Stars, Suite 510 N

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Los Angeles, CA 90067
Attention:	Larry Berg
Fax:	(310) 362-8458
Email:	LBerg@apollolp.com

with a copy, which will not constitute notice for purposes hereof, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	John M. Scott and Brian Finnegan
Email:	jscott@paulweiss.com; bfinnegan@paulweiss.com
Facsimile:	(212) 492-0079

(b)	if to the Shareholder, to it at:

4835 E. Exeter Boulevard
Phoenix, AZ 85018
Email: peter@dakarinc.com; terrixbishop@gmail.com; Darby.Shupp@apollo.edu
Facsimile: (602) 954-2112

with a copy, which will not constitute notice for purposes hereof, to:

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street
San Francisco, CA 94104
Attention:	Philip W. Peters
Email:	ppeters@fbm.com
Facsimile:	(415) 954-4480

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.6. Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants (other than fees and expenses of outside counsel of the Shareholder, which may be paid by the Company).

Section 6.7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, as to that jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application

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of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.8. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.9. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. When a reference is made in this Agreement to any “Section,” “Article” or “Schedule,” such reference shall be to such Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, such word shall be deemed to be followed by the words “without limitation”. Whenever the word “herein,” “hereof”, “hereunder” or other words of similar import are used in this Agreement, such words shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Whenever the word “or” is used in this Agreement, it shall be deemed to be disjunctive but not exclusive. Any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section. All references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

Section 6.10. Shareholder Capacity. Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Class A Shares, Class B Shares or any other equity securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 6.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AP VIII QUESO HOLDINGS, L.P.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Voting and Support Agreement]

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APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli
Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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APOLLO CLASS B VOTING STOCK TRUST NO. 1

By:	/s/ Terri C. Bishop
Name:	Terri C. Bishop
Title:	Trustee

By:	/s/ Peter V. Sperling
Name:	Peter V. Sperling
Title:	Trustee

By:	/s/ Darby E. Shupp
Name:	Darby E. Shupp
Title:	Trustee

[Signature Page to Voting and Support Agreement]

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SCHEDULE I

Shareholder	Class A Shares	Class B Shares
Apollo Class B Voting Stock Trust No. 1	0	243,081

Schedule I

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Annex C

AMENDMENT TO SHAREHOLDER AGREEMENT AND TERMINATION

This Amendment to Shareholder Agreement and Termination (this “Agreement”) is made and entered into as of the 7th day of February, 2016, by and between the Apollo Class B Voting Stock Trust No. 1 (f/k/a the John Sperling Voting Stock Trust), the Peter Sperling Voting Stock Trust, and Peter V. Sperling (each, a “Shareholder,” and collectively, the “Shareholders”), and Apollo Education Group, Inc., an Arizona corporation (the “Company”).

RECITALS

A. The Shareholders are the holders of all of the issued and outstanding shares of Class B Common Stock of the Company and together with the Company are parties to a Shareholder Agreement, dated as of September 7, 1994, as amended as of May 25, 2001, June 23, 2006 and May 19, 2009 (the “Shareholder Agreement”), which restricts the sale, transfer or other disposition of shares of Class B Common Stock by the Shareholders.

B. Concurrently with this Agreement, the Company, AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As a result of the Merger, (i) each share of Class B Common Stock of the Company shall be converted into the right to receive cash in the amount specified in the Merger Agreement, and shall cease to be outstanding, shall be cancelled and shall cease to exist and (ii) the Company shall become a wholly-owned subsidiary of Parent.

D. The parties wish to amend the Shareholder Agreement to provide that none of the execution of the Merger Agreement, the Merger or any of the Transactions (as defined in the Merger Agreement) shall constitute a sale, transfer or other disposition of Class B Common Stock restricted by the Shareholder Agreement, and that the Shareholder Agreement shall not have any effect on the execution of the Merger Agreement, the Merger or any of the other Transactions.

E. The parties wish to terminate the Shareholder Agreement as of the Effective Time (as defined in the Merger Agreement).

AGREEMENTS

In consideration of the Recitals and the mutual agreements that follow and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment of the Shareholder Agreement. The parties hereby amend the Shareholder Agreement to provide that none of the execution of the Merger Agreement, the Merger or any of the Transactions shall constitute a sale, transfer or other disposition of Class B Common Stock restricted by the Shareholder Agreement, and that the Shareholder Agreement shall not have any effect on the execution of the Merger Agreement, the Merger or any of the Transactions.

2. Termination of the Shareholder Agreement. Effective as of the Effective Time, the Shareholder Agreement and all the respective rights and obligations of the parties thereunder shall automatically without any further action of any party terminate in their entirety and shall be of no further force or effect, including any rights or obligations that by their terms purport to survive any termination or expiration thereof.

3. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

4. Miscellaneous. This Agreement may not be modified, amended or supplemented except by mutual written agreement of the parties.

5. Termination of the Merger Agreement. If the Merger Agreement is terminated in accordance with Article VIII thereof or the closing of the Merger fails to occur for any reason whatsoever, the Shareholder Agreement shall remain in full force and effect and this Agreement will be null and void and of no force or effect.

6. Further Assurances. Each party agrees to execute such further documents and take such further action as may be reasonable necessary to effectuate the provisions of this Agreement.

7. Entire Agreement. This Agreement and the Shareholder Agreement represent the entire agreement of the parties with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of this Agreement except by mutual, written consent of the parties.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona (without regard to the application of any conflicts of law principles).

9. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

10. Section Headings. Section headings are solely for the convenience of the reader and are not intended for interpretation or construction of this Agreement.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile, and facsimile signatures shall be binding and constitute an original signature hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to Shareholder Agreement and Termination to be duly executed as of the day and year first written above, in the case of the Apollo Class B Voting Stock Trust No. 1, by each of its three trustees, and in the case of the Peter Sperling Voting Stock Trust, by its sole trustee.

The Company:		Shareholders:

APOLLO EDUCATION GROUP, INC.		APOLLO CLASS B VOTING STOCK TRUST NO. 1

/s/ Gregory W. Cappelli		/s/ Peter V. Sperling
By:	Gregory W. Cappelli	By:	Peter V. Sperling
Title:	Chief Executive Officer	/s/ Terri Bishop
		By:	Terri Bishop

/s/ Darby Shupp
		By:	Darby Shupp

PETER SPERLING VOTING STOCK TRUST

/s/ Peter V. Sperling
		By:	Peter V. Sperling

PETER V. SPERLING

/s/ Peter V. Sperling

[Signature page to Amendment to Shareholder Agreement and Termination]

Annex D

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

February 7, 2016

Board of Directors

Apollo Education Group, Inc.

227 W. Monroe St., Suite 3600

Chicago, IL 60606

Members of the Board of Directors:

We understand that Apollo Education Group, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with AP VIII Queso Holdings, L.P. (“Parent”), pursuant to which (i) Socrates Merger Sub, Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company with the Company surviving the merger (the “Merger”), and (ii) at the effective time of the Merger, each share, without par value, of Class A Common Stock (the “Class A Shares”) and each share, without par value, of Class B Common Stock (the “Class B Shares” and, together with the Class A Shares, the “Shares”) of the Company issued and outstanding (other than Shares owned by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned subsidiaries (the “Excluded Shares”)) will be converted into the right to receive $9.50 in cash, without interest (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the agreement and plan of merger by and among the Company, Parent and Merger Sub dated as of February 7, 2016 (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of the Shares (other than Excluded Shares) of the Consideration to be offered to such holders in the Proposed Transaction, taken in the aggregate. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction, (ii) the likelihood of the consummation of the Proposed Transaction, or (iii) the long term financial viability of the Company. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the holders of the Shares (other than Excluded Shares) in the Proposed Transaction. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be offered to such holders in the Proposed Transaction, taken in the aggregate. We do not express any view on, and our opinion does not address, the allocation of the aggregate consideration payable pursuant to the Agreement among the holders of Class A Shares and Class B Shares.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of February 6, 2016 (the “Draft Agreement”) and the specific terms of the Proposed Transaction; (2) certain publicly available information concerning the Company that we believe to be relevant to our analysis, including certain press releases by the Company, the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2015; (3) financial and operating information and forecasts with respect to the business, operations and prospects of the

Company furnished to us by the Company, including the financial projections of the Company dated December 31, 2015 and prepared by management of the Company (the “Projections”); (4) a trading history of the Company’s common stock from February 5, 2011 to February 5, 2016 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (7) the regulatory environment of the sector in which the Company operates and its impact on the Company’s financial condition and operating performance; (8) the Company’s current and ongoing liquidity position and its impact on the Company’s ability to meet its current and ongoing cash requirements; (9) the financing alternatives available to the Company in the current operating and market environment; and (10) the results of efforts to solicit indications of interest from third parties with respect to an acquisition of the Company or its assets. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections for the 2016 fiscal year, upon the advice of the Company, we have assumed that such Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and, at the direction of the Board of Directors of the Company, have relied upon such Projections for purposes of our analysis and opinion. As we have discussed with the Board of Directors of the Company, we have not relied upon or utilized the Projections for any period beyond the 2016 fiscal year for purposes of our analysis and opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the Draft Agreement reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the holders of the Shares (other than Excluded Shares) in the Proposed Transaction, taken in the aggregate, is fair to such holders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement.

We and our affiliates have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, we and our affiliates have acted as a lender and documentation agent in the Company’s $625 million syndicated revolving credit facility in April 2012. In addition, we and our affiliates have performed in the past, and currently are performing, various investment banking and financial services for Apollo Global Management L.P. (“AGM”) and certain of its affiliates and portfolio companies, and expect to perform such services in the future, and have received and expect to receive, customary fees for such services. Specifically, we and our affiliates have acted and are acting as (i) financial advisor to AGM and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions; (ii) arranger, bookrunnner and/or lender for AGM and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions; and (iii) underwriter, initial purchaser and placement agent for various equity and debt offerings undertaking by AGM and certain of its portfolio companies and affiliates. We and our affiliates have not performed investment banking and financial services for Vistria Fund, L.P., Najafi Companies or AP VIII Queso Holdings, L.P. since 2010, but we expect to perform such services in the future, and expect to receive customary fees for such services.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Apollo Global Management L.P., Vistria Fund, L.P. and Najafi Companies for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

Annex E

February 7, 2016

The Board of Directors of

Apollo Education Group, Inc.

4025 S. Riverpoint Parkway

Phoenix, AZ 85040

Members of the Board of Directors:

We understand that Apollo Education Group, Inc., an Arizona corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”, and together with any of the other transactions contemplated by the Merger Agreement and the Support Agreement, as defined in the Merger Agreement, the “Transactions”). As a result of the Merger, among other things, each share of Class A Common Stock, without par value (the “Class A Shares”), and each share of Class B Common Stock, without par value (the “Class B Shares”), of the Company (each unit of Class A Shares or Class B Shares, a “Share,” or, the Class A Shares and Class B Shares collectively, the “Shares”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive cash, without interest, in the amount of $9.50 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares and each non-certificated Share represented by book entry (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, subject to compliance with the procedures for surrender of such Shares as set forth in the Merger Agreement. Each Excluded Share, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Excluded Share, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist. The terms and conditions of the Transactions are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors of the Company (the “Board of Directors”) has asked us whether, in our opinion, the Per Share Merger Consideration to be offered to the holders of Class A Shares and Class B Shares (other than Excluded Shares) in the Merger, taken in the aggregate, is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(iv)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections and the Company’s record of achieving its projections in the past);

E-1

(v)	reviewed the reported prices and the historical trading activity of the Class A Shares;

(vi)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(viii)	reviewed a draft of the Merger Agreement dated February 6, 2016, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis;

(ix)	discussed the Project Zeus sales process with management and the Company’s financial advisors, Barclays and Credit Suisse; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, and the risks associated with achieving those projections, we have assumed that, as of the time of their preparation, they were reasonably prepared on bases reflecting the best estimates available at such time and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. For purposes of our analysis, with the Company’s permission, we utilized portions of the Company’s projections for FY 2016 and FY 2017 and otherwise assigned little or no weight to the remainder of the Company’s estimates.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transactions will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transactions or materially reduce the benefits to the holders of the Shares of the Transactions.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Shares, from a financial point of view, of the aggregate Per Share Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Transactions to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of

E-2

Letter to The Board of Directors of Apollo Education Group, Inc.

February 7, 2016

such persons, whether relative to the aggregate Per Share Merger Consideration or otherwise. We have assumed that any modification to the structure of the Transactions will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transactions. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Shares or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transactions, including as to how any holder of Shares should vote or act in respect of the Transactions. We express no opinion herein as to the price at which Class A Shares will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates had not provided financial advisory services to the Company. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have maintained an active business relationship with Apollo Global Management, L.L.C. (Parent is a subsidiary of investment funds affiliated with Apollo Investment Fund VIII, L.P., Apollo Overseas Partners VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P. and Apollo Overseas Partners (Delaware) VIII, L.P.) pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates. We may provide financial or other services to the Company, Parent, or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be offered to the holders of Class A Shares and Class B Shares (other than Excluded Shares) in the Merger, taken in the aggregate, is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ William Hiltz
William Hiltz
Senior Managing Director

E-3

Letter to The Board of Directors of Apollo Education Group, Inc.

February 7, 2016

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on XXXXXX XX, 20XX.
Vote by Internet
• Go to www.investorvote.com/apol
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Company’s board of directors recommend voting FOR items 1 and 2.

		For	Against	Abstain	+
1.	To approve the Agreement and Plan of Merger, dated as of February 7, 2016, among Apollo Education Group, Inc., AP VIII Queso Holdings, L.P. and Socrates Merger Sub, Inc.	☐	☐	☐

		For	Against	Abstain
2.	To approve by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Special Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2016 Special Meeting

2016 Special Meeting of

Apollo Education Group, Inc. Shareholders

<Day, Month Date, Year, Time> Local Time

<Location>

<Street, City, State>

Upon arrival, please present photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -

Proxy — Special Meeting Proxy Card

Notice of 2016 Special Meeting of Shareholders

Address

Proxy Solicited by Board of Directors for Special Meeting — (Date)

(Proxies Names), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Apollo Education Group, Inc. to be held on (Date) or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR (To approve the Agreement and Plan of Merger, dated as of February 7, 2016, among Apollo Education Group, Inc., AP VIII Queso Holdings, L.P. and Socrates Merger Sub, Inc.) and FOR (To approve by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)